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Registration Statement No. 333-150763

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

AMENDMENT NO. 1
to
FORM S-4
REGISTRATION STATEMENT
Under
The Securities Act of 1933

Eagle Bancorp, Inc.
(Exact name of registrant as specified in its charter)

Maryland (State or Other Jurisdiction of Incorporation or Organization)	6021 (Primary Standard Industrial Classification Code Number)	52-2061461 (I.R.S. Identification Number)
7815 Woodmont Avenue Bethesda, Maryland 20814 301.986.1800 (Address, including ZIP Code and Telephone Number, including Area Code, of Registrant's Principal Executive Offices)

Ronald D. Paul
President and Chief Executive Officer
Eagle Bancorp, Inc.
7815 Woodmont Avenue
Bethesda, Maryland 20814
301.986.1800
(Name, Address, including ZIP Code and Telephone Number, including Area Code, of Agent for Service)
Copies to:
Noel M. Gruber, Esquire Kennedy & Baris, LLP 4701 Sangamore Road, Suite P-15 Bethesda, Maryland 20816 301.229.3400	Joseph G. Passaic, Jr., Esquire Philip G. Feigen, Esquire Patton Boggs LLP 2550 M Street, NW Washington, DC 20037 202.457.6142

          Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

          If securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐

          If this form is being filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number in the earlier effective registration statement for the same offering. ☐

          If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number in the earlier effective registration statement for the same offering. ☐

          Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of "large accelerated filer," "accelerated filer," and "smaller reporting company" in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☒	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

          THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

Information contained herein is not complete and may be changed. A registration statement relating to these securities has been filed with the U.S. Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This document shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale is not permitted or would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

PRELIMINARY JOINT PROXY STATEMENT/PROSPECTUS

DATED                        , 2008, SUBJECT TO COMPLETION

Eagle Bancorp LOGO	Fidelity Logo

        On December 2, 2007, Eagle Bancorp, Inc. and Fidelity & Trust Financial Corporation entered into an Agreement and Plan of Merger pursuant to which Fidelity will be merged into Woodmont Holdings, Inc., a newly formed wholly owned subsidiary of Eagle, and shares of Fidelity common stock will be converted into shares of Eagle common stock. Shareholders of Fidelity are being asked to approve the merger and the merger agreement at a special meeting of Fidelity shareholders to be held on July 28, 2008. Eagle shareholders are being asked to approve the issuance of shares of Eagle common stock in connection with the merger at a special meeting of Eagle shareholders to be held on                        , 2008.

        As a result of the merger, each share of Fidelity common stock, other than those shares as to which an objecting shareholder's right to demand and receive the payment of fair value have been properly exercised, will be converted into shares of Eagle common stock. The initial conversion ratio set forth in the merger agreement was 0.9202 shares of Eagle common stock for each share of Fidelity common stock, subject to reduction in accordance with the merger agreement. See "The Merger—Merger Consideration at page     for a discussion of factors which could result in a reduction of the conversion ratio. If the merger had been completed as of March 31, 2008, then based on a preliminary, partial and estimated application of the adjustment provisions of the merger agreement, the conversion ratio would have been 0.6867 shares of Eagle common stock for each share of Fidelity common stock. The actual conversion ratio may be higher or lower than the estimated adjusted conversion ratio as of March 31, 2008. Based on the number of shares of Fidelity common stock outstanding as of                        , 2008, and assuming no options to acquire Fidelity common stock are exercised, Eagle will issue approximately 3,871,296 shares of Eagle common stock, or approximately 28% of the outstanding shares of Eagle common stock in connection with the merger, based on the initial conversion ratio of 0.9202, and approximately 2,888,958 shares of Eagle common stock, or approximately 23% of the outstanding shares of Eagle common stock following the merger, based on the estimated adjusted conversion ratio of 0.6867 as of March 31, 2008. Each outstanding and unexercised option to acquire Fidelity common stock will be assumed by Eagle and converted into an option to acquire Eagle common stock. The price at which each converted option will be exercisable will be the current exercise price divided by the conversion ratio, rounded to the next higher whole cent. No fractional shares of Eagle common stock will be issued in connection with the merger. Outstanding shares of Eagle common stock will not be changed as a result of the merger. Eagle and Fidelity are sending you this Joint Proxy Statement/Prospectus to ask you to vote on these matters.

        The board of directors of Fidelity has unanimously approved the merger and the merger agreement and recommends that Fidelity shareholders vote "FOR" the merger and the merger agreement. The board of directors of Eagle has unanimously approved the merger and the merger agreement and recommends that the shareholders of Eagle vote "FOR" the issuance of shares of Eagle common stock in connection with the merger. The merger is subject to the receipt of regulatory approvals and to the receipt of the shareholder approvals being sought at the special meetings of Eagle and Fidelity shareholders, as well as the satisfaction of other conditions set forth in the merger agreement.

        Please carefully review this joint proxy statement/prospectus in its entirety, as it provides detailed information about the merger and the proposals being presented at the meetings, and contains important information about Fidelity and Eagle. In particular, you should review the information under "Risk Factors" at page    .

        Directors and executive officers of Fidelity owning or controlling approximately 31.4% of the outstanding shares of Fidelity common stock as of the record date for the Fidelity special meeting have entered into agreements in which they have agreed to vote all of such shares in favor of the proposal to approve the merger and the merger agreement. Directors of Eagle and its wholly owned subsidiary, EagleBank, owning or controlling approximately 26.1% of the outstanding shares of Eagle common stock as of the record date for the Eagle special meeting have indicated their intention to vote in favor of the proposal approving the issuance of shares of Eagle common stock in connection with the merger.

        Eagle common stock is listed under the symbol "EGBN" on The NASDAQ Capital Market. On November 30, 2007, the last trading day before the public announcement of the merger agreement, Eagle's closing price was $12.51 per share, and on                        , 2008, the last trading day before the date of this joint proxy statement/prospectus, Eagle's closing price was $            per share. You should obtain current market quotations for Eagle common stock. There is no public market for Fidelity common stock.

        YOUR VOTE IS IMPORTANT. The merger cannot be completed unless Eagle's shareholders approve the issuance of shares of Eagle common stock in connection with the merger and Fidelity shareholders approve the merger and the merger agreement. Whether or not you plan to attend your special meeting, please complete, date, sign and return promptly your proxy card in the enclosed postage pre-paid envelope. Abstentions and failures to vote, including by failing to instruct your broker how to vote, will have the same effect as votes against the proposal to approve the merger and the merger agreement at the Fidelity meeting.

        We are very enthusiastic about the merger and thank you for your continued support.

Sincerely,

Ronald D. Paul President, Chief Executive Officer and Chairman Eagle Bancorp, Inc.	Susan B. Hepner Board Chair Fidelity & Trust Financial Corporation

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved the securities to be issued under this joint proxy statement/prospectus, or determined if this joint proxy statement/prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

        Shares of Eagle common stock are not savings or deposit accounts or other obligations of any bank or savings association, and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

        This joint proxy statement/prospectus is dated                        , 2008, and is first being mailed to shareholders of Fidelity on or about                        , 2008, and is first being mailed to shareholders of Eagle on or about                        , 2008.

EAGLE BANCORP, INC.

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
TO BE HELD ON
                        , 2008

To the Shareholders of Eagle Bancorp, Inc.:

        Eagle Bancorp, Inc. will hold a special meeting of shareholders on                        ,                         , 2008 at    :      .M. local time, at                                     , for the following purposes:

  (1)
  To consider and vote upon a proposal to approve the issuance of up to a maximum of 4,338,363 shares of Eagle common stock in connection with a proposed merger pursuant to which Fidelity & Trust Financial Corporation will be merged into a wholly owned subsidiary of Eagle.

  (2)
  To consider and vote upon a proposal, if necessary, to adjourn the special meeting to a later date or dates to permit further solicitation of proxies in the event there are not sufficient votes at the time of the special meeting to approve the issuance of shares in connection with the merger.

  (3)
  To transact any other business that may properly come before the meeting or any adjournment or postponement of the meeting.

        We have fixed the close of business on                        , 2008 as the record date for determining those Eagle shareholders entitled to notice of the special meeting and to vote at the special meeting and any adjournments or postponements of the special meeting. If your shares are not registered in your own name, you will need additional documentation from your recordholder in order to vote in person at the meeting.

        Holders of Eagle common stock do not have the right under Maryland law to demand and receive the fair value of their shares, as a result of the merger or the issuance of shares in connection with the merger.

        We cannot complete the merger unless the proposed issuance of shares of Eagle common stock to Fidelity shareholders on the terms and conditions set out in the merger agreement is approved by the affirmative vote of a majority of the shares of Eagle common stock voting on the issuance. The joint proxy statement/prospectus accompanying this notice explains the merger and the merger agreement, the proposals to be considered at the Eagle special meeting and specific information concerning the Eagle special meeting. Please review this joint proxy statement/prospectus carefully.

        The Eagle board of directors believes that the proposal to issue shares of Eagle common stock to Fidelity shareholders on the terms and conditions set forth in the merger agreement is in the best interests of Eagle and its shareholders, has unanimously approved the proposal and recommends that Eagle shareholders vote "FOR" approval of the issuance of shares.

        The joint proxy statement/prospectus follows this notice, and a proxy card is enclosed. To ensure that your vote is counted, please complete, sign, date and return the proxy card in the enclosed, postage-paid return envelope, whether or not you plan to attend the meeting in person. If you attend the meeting, you may revoke your proxy and vote your shares in person. However, attendance at the meeting will not of itself revoke a proxy.

By Order of the Board of Directors

Ronald D. Paul President, Chief Executive Officer and Chairman
, 2008

Please complete and sign the enclosed proxy and return it promptly in the envelope provided, whether or not you plan to attend the meeting.

FIDELITY & TRUST FINANCIAL CORPORATION

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
TO BE HELD ON
Monday, July 28, 2008

To the Shareholders of Fidelity & Trust Financial Corporation:

        Fidelity & Trust Financial Corporation will hold a special meeting of shareholders on Monday, July 28, 2008 at 10:00 A.M. local time, at 1725 Eye Street, NW, Washington, DC, 20006, for the following purposes:

  (1)
  To consider and vote upon a proposal to approve an Agreement and Plan of Merger, dated as of December 2, 2007, among Eagle Bancorp, Inc., Woodmont Holdings, Inc., Fidelity and Fidelity & Trust Bank, pursuant to which Fidelity will merge with and into Woodmont, with Woodmont as the surviving corporation, upon the terms and subject to the conditions set forth in the merger agreement. As a result of the merger, each share of Fidelity common stock will be automatically converted into and exchangeable for the right to receive 0.9202 shares of Eagle common stock, subject to reduction as provided in the merger agreement. Cash will be paid in lieu of fractional shares. A copy of the merger agreement is attached as Exhibit A to the joint proxy statement/prospectus.

  (2)
  To consider and vote upon a proposal, if necessary, to adjourn the special meeting to a later date or dates to permit further solicitation of proxies in the event there are not sufficient votes at the time of the special meeting to approve the merger and the merger agreement.

  (3)
  To transact any other business that may properly come before the meeting or any adjournment or postponement of the meeting.

        We have fixed the close of business on June 23, 2008 as the record date for determining those Fidelity shareholders entitled to notice of the special meeting and to vote at the special meeting and any adjournments or postponements of the special meeting. If your shares are not registered in your own name, you will need additional documentation from your recordholder in order to vote in person at the meeting.

        Fidelity shareholders have the right to assert rights as an objecting shareholder with respect to the merger and demand in writing that the surviving corporation in the merger pay the fair value of their shares of Fidelity common stock under applicable provisions of Maryland law. In order to exercise and perfect these rights, Fidelity shareholders must give written notice of their intent to demand payment for their shares to Fidelity before voting on the merger at the special meeting and must not vote in favor of or consent to the merger. A copy of the applicable Maryland statutory provisions is included as Appendix D of the attached joint proxy statement/prospectus, and a summary of these provisions can be found under the section entitled "The Merger—Dissenters' Rights" at page     of the attached joint proxy statement/prospectus.

        We cannot complete the merger unless the merger and the merger agreement are approved by the affirmative vote of two-thirds of the outstanding shares of Fidelity common stock entitled to vote at the Fidelity special meeting. The joint proxy statement/prospectus accompanying this notice explains the merger and the merger agreement, the proposals to be considered at the Fidelity special meeting and specific information concerning the Fidelity special meeting. Please review this joint proxy statement/prospectus carefully.

        The Fidelity board of directors has unanimously determined that the merger and the other transactions contemplated by the merger agreement are in the best interests of Fidelity and its shareholders, has adopted the merger agreement and recommends that Fidelity shareholders vote "FOR" approval of the merger and the merger agreement.

        The joint proxy statement/prospectus follows this notice, and a proxy card is enclosed. To ensure that your vote is counted, please complete, sign, date and return the proxy card in the enclosed, postage-paid return envelope, whether or not you plan to attend the meeting in person. If you attend the meeting, you may revoke your proxy and vote your shares in person. However, attendance at the meeting will not of itself revoke a proxy. If you should have any questions about voting, please call our proxy solicitor, Laurel Hill Advisory Group at (888) 742-1305.

By Order of the Board of Directors
J. Mercedes Alvarez, Secretary
, 2008

Please complete and sign the enclosed proxy and return it promptly in the envelope provided, whether or not you plan to attend the meeting.

Page
ADDITIONAL INFORMATION	1
QUESTIONS AND ANSWERS ABOUT THE MEETINGS AND THE MERGER	2
SUMMARY	6
RISK FACTORS	16
SELECTED CONSOLIDATED FINANCIAL DATA	18
FIDELITY & TRUST FINANCIAL CORPORATION	19
COMPARATIVE PER SHARE DATA	20
COMPARATIVE STOCK PRICES AND DIVIDENDS	22
FORWARD-LOOKING STATEMENTS	23
THE MEETINGS	24
THE MERGER	30
UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION	73
UNAUDITED PRO FORMA COMBINED BALANCE SHEET	74
UNAUDITED PRO FORMA COMBINED INCOME STATEMENT	75
NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION	80
INFORMATION ABOUT EAGLE	84
INFORMATION ABOUT FIDELITY	88
COMPARATIVE RIGHTS OF SHAREHOLDERS	140
LEGAL MATTERS	143
EXPERTS	143
WHERE YOU CAN FIND MORE INFORMATION	144
COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES	145
CONSOLIDATED FINANCIAL STATEMENTS AS OF AND FOR THE THREE MONTHS ENDED MARCH 31, 2008 AND 2007 (UNAUDITED) AND THE YEARS ENDED DECEMBER 31, 2007 AND 2006, AND INDEPENDENT AUDITORS' REPORT	F-1
APPENDIX A—AGREEMENT AND PLAN OF MERGER	A-1
APPENDIX B—OPINION OF MILESTONE ADVISORS, LLC	B-1
APPENDIX C—OPINION OF SANDLER O'NEILL & PARTNERS, L.P.	C-1
APPENDIX D—SECTIONS 3-201 to 3-213 OF THE MARYLAND GENERAL CORPORATION LAW	D-1
PART II: INFORMATION NOT REQUIRED IN PROSPECTUS	II-1
EXHIBITS

ADDITIONAL INFORMATION

        This document is the joint proxy statement of Eagle Bancorp, Inc. and Fidelity & Trust Financial Corporation for their respective special meetings of shareholders. This document is also the prospectus of Eagle Bancorp for the shares of Eagle common stock to be issued in connection with the merger. This joint proxy statement/prospectus incorporates important business and financial information about Eagle from documents that are not included in or delivered with this joint proxy statement/prospectus. This information is available to you without charge upon your written or oral request. You can obtain documents incorporated by reference in this joint proxy statement/prospectus by requesting them in writing or by telephone from Eagle at 7815 Woodmont Avenue, Bethesda, Maryland 20814, Attention: Michael T. Flynn, Executive Vice President, 301.986.1800.

        If you would like additional copies of this joint proxy statement/prospectus, please contact Computershare Investor Services, toll-free at 877-282-1168.

        If you would like to request documents, please do so by                        , 2008 in order to receive them before the special meeting.

        See "Where You Can Find More Information" at page        for further information.

QUESTIONS AND ANSWERS ABOUT THE MEETINGS AND THE MERGER

Q: Why am I receiving this joint proxy statement/prospectus?

A: You are receiving this joint proxy statement/prospectus because you are a shareholder of either Eagle or Fidelity as of the respective record dates for the Eagle and Fidelity special meetings of shareholders. This joint proxy statement/prospectus is being used by the boards of directors of Eagle and Fidelity to solicit your proxy for use at the special meetings. This joint proxy statement/prospectus also serves as the prospectus for shares of Eagle common stock to be issued in exchange for shares of Fidelity common stock in connection with the merger.

The Merger and the Special Meetings of Shareholders

Q: What matters will be considered at the Fidelity special meeting of shareholders?

A: At the special meeting of shareholders of Fidelity & Trust Financial Corporation, Fidelity shareholders will be asked to vote on: (1) the Agreement and Plan of Merger among Eagle Bancorp, Inc., Woodmont Holdings, Inc., a wholly owned subsidiary of Eagle, Fidelity and Fidelity & Trust Bank, under which Fidelity will merge with and into Woodmont, with Woodmont surviving the merger, and (2) a proposal, if necessary, to adjourn the special meeting to a later date or dates to permit further solicitation of proxies in the event there are not sufficient votes at the time of the special meeting to approve the agreement and plan of merger and the merger contemplated thereby. The Agreement and Plan of Merger and the merger contemplated thereby are referred to in this joint proxy statement/prospectus as the "merger agreement" and "merger," respectively. The merger agreement is included with this joint proxy statement/prospectus as Appendix A.

Q: What matters will be considered at the Eagle special meeting of shareholders?

A: At the special meeting of shareholders of Eagle, Eagle shareholders will be asked to vote on: (1) the issuance of up to a maximum of 4,338,363 shares of Eagle common stock to Fidelity shareholders in connection with the merger; and (2) a proposal, if necessary, to adjourn the special meeting to a later date or dates to permit further solicitation of proxies in the event there are not sufficient votes at the time of the special meeting to approve the issuance of shares. As Fidelity will be merged into Woodmont, and not into Eagle, Eagle shareholders are not required to vote on or approve the merger. However, because more than 20% of the outstanding shares of Eagle common stock are proposed to be issued in connection with the merger, Eagle shareholders are required to approve the issuance of shares to Fidelity shareholders under the listing requirements of The NASDAQ Capital Market.

Q: What shareholder vote is necessary?

A: At the Fidelity meeting, the affirmative vote of the holders of at least two-thirds of the outstanding shares of Fidelity common stock is required to approve the merger agreement and the merger, and the affirmative vote of a majority of the shares present or represented at the special meeting is required to approve the proposal, if necessary, to adjourn the special meeting to permit further solicitation of proxies. Directors and executive officers of Fidelity and F&T Bank owning or controlling approximately 31.4% of the outstanding shares of Fidelity common stock as of the record date for the Fidelity special meeting have entered into agreements with Eagle under which they have agreed to vote their shares for approval of the merger agreement and the merger.

At the Eagle special meeting, the affirmative vote of a majority of the votes cast on the proposal is necessary to approve the issuance of shares of Eagle common stock to Fidelity shareholders in connection with the merger, and the affirmative vote of a majority of the shares present or represented at the special meeting is required to approve the proposal, if necessary, to adjourn the special meeting to permit further solicitation of proxies. Directors of Eagle and EagleBank owning or controlling approximately 26.1% of the outstanding shares of Eagle common stock as of the record date for the Eagle special meeting have indicated their intention to vote such shares for approval of the proposed issuance of shares of Eagle common stock in connection with the merger.

Q: What vote does the Fidelity board of directors recommend?

A: Fidelity's board of directors unanimously recommends that Fidelity shareholders vote "FOR" approval of the merger agreement and the merger and "FOR" the proposal to approve, if necessary, an adjournment of the special meeting to permit further solicitation of proxies in the event there are not sufficient votes at the time of the special meeting to approve the merger agreement and the merger.

Q: What vote does the Eagle board of directors recommend?

A: Eagle's board of directors unanimously recommends that Eagle shareholders vote "FOR" approval of the issuance of shares of Eagle common stock to Fidelity shareholders in connection with the merger and "FOR" the proposal to approve, if necessary, an adjournment of the special meeting to permit further solicitation of proxies in the event there are not sufficient votes at the time of the special meeting to approve the issuance of shares.

Q: What do I need to do now?

A: After you have carefully read this joint proxy statement/prospectus, indicate on your proxy card how you want to vote with respect to the proposal to approve the merger agreement and the merger, if you are a Fidelity shareholder, or the issuance of shares in connection with the merger, if you are an Eagle shareholder, and the proposal, if necessary, to adjourn the special meeting to a later date to permit the further solicitation of proxies. Complete, sign, date and mail the proxy card in the enclosed postage-paid return envelope as soon as possible so that your shares will be represented and voted at the special meeting. The proxy card should be mailed in accordance with the instructions provided thereon. Do not send your Fidelity stock certificates with your proxy card.

Q. How do I change my vote after I have mailed my signed proxy card?

A: You may change your vote at any time before your proxy is voted by revoking your proxy in any of the following three ways:

  •
  by delivering a written notice to the secretary of the company in which you currently own shares stating that you would like to revoke your proxy;

  •
  by submitting another duly executed proxy with a later date; or

  •
  by attending your special meeting and voting in person at the special meeting. Your attendance at the special meeting will not by itself revoke your proxy. If you hold your shares in "street name," you will need additional documentation from your bank or broker in order to vote in person at the special meeting.

Q: If my shares are held in "street name" by my broker, will my broker vote my shares for me?

A: No. If you do not provide your broker with instructions on how to vote your shares held in "street name," your broker will not be permitted to vote your shares on the proposal to approve the merger agreement and the merger at the Fidelity meeting, or the proposal to approve the issuance of shares of Eagle common stock at the Eagle special meeting, without your instructions. You should therefore instruct your broker how to vote your shares. Your failure to instruct your broker to vote your shares of Fidelity common stock will be the equivalent of voting against the approval of the merger agreement and the merger. Your failure to instruct your broker to vote your shares of Eagle common stock will have no effect on either proposal being presented at the Eagle special meeting, unless it prevents the presence of a quorum at the Eagle special meeting.

Q: What if I abstain from voting?

A: If a Fidelity shareholder abstains from voting it will have the same effect as a vote against the merger agreement and the merger but will have no effect on the proposal, if necessary, to adjourn the special meeting to permit further solicitation of proxies. An abstention by an Eagle shareholder will have no effect on either proposal being presented.

Q: Am I entitled to dissenters' rights or similar rights?

A: Yes, if you are a Fidelity shareholder. Under Maryland law, Fidelity shareholders may exercise their rights as objecting shareholders to demand the payment of the fair value of their shares of Fidelity common stock in connection with the merger. These rights are occasionally referred to as "dissenters' rights" in this joint proxy statement/prospectus. The provisions of Maryland law governing dissenters' rights are complex, and you should study them carefully if you wish to exercise these rights. Multiple steps must be taken to properly exercise and perfect such rights. A copy of Sections 3-201 through 3-213 of the Maryland General Corporation Law (the "MGCL") is included with this joint proxy statement/prospectus as Appendix D.

If you are an Eagle shareholder, you are not entitled to dissenters' rights in connection with the merger.

For a more complete description of dissenters' rights, please refer to the section of this joint proxy statement/prospectus entitled "Dissenters' Rights" in the Summary and the section "The Merger—Dissenters' Rights" at page            .

Q: When do you expect to complete the merger?

A: We presently expect to complete the merger in the third quarter, or early in the fourth quarter, of 2008. However, we cannot assure you when or if the merger will occur. Shareholders of Fidelity holding at least two-thirds of the outstanding shares of Fidelity common stock must first approve the merger agreement and the merger at the Fidelity special meeting, Eagle shareholders must approve the issuance of shares of Eagle common stock to holders of Fidelity common stock in connection with the merger, we must obtain the necessary regulatory approvals, and other conditions specified in the merger agreement must be satisfied.

Q: Is consummation of the merger subject to any conditions?

A: Yes. In addition to the shareholder approvals being sought at the special meetings, consummation of the merger requires the receipt of the necessary regulatory approvals, and the satisfaction of other conditions specified in the merger agreement. See "The Merger—Regulatory Approvals Required for the Merger" and "The Merger—Conditions to the Completion of the Merger" at pages            and            of this joint proxy statement/prospectus, respectively.

Merger Consideration

Q: What will Fidelity shareholders receive in the merger?

A: As a result of the merger, each share of Fidelity common stock (other than shares with respect to which dissenters' rights have been properly exercised and perfected) will be converted into the right to receive 0.9202 of a share of Eagle common stock, subject to reduction as provided in the merger agreement. Please refer to The Merger—Merger Consideration—Potential Reduction of the Conversion Ratio" at page            , for a discussion of factors which may result in a reduction in the number of shares of Eagle common stock into which each share of Fidelity common stock may be converted.

The merger will not result in any change to the outstanding shares of Eagle common stock.

Q: What are the tax consequences of the merger to me?

A: We expect that for United States federal income tax purposes, in general, the merger will not be a taxable event to those Fidelity shareholders who receive solely Eagle common stock in exchange for their Fidelity common stock. However, Fidelity shareholders generally will recognize gain or loss with respect to cash received in lieu of fractional shares of Eagle common stock that they would otherwise be entitled to receive. See "Material United States Federal Income Tax Consequences" at page            .

Eagle and Fidelity will have no obligation to complete the merger until they have received an opinion of counsel to the effect that the merger will be a reorganization within the meaning of Section 368 of the Internal Revenue Code and that the merger will have certain United States federal income tax results. However, this opinion will not bind the Internal Revenue Service, which could take a different view of the transaction.

We urge you to consult your personal tax advisor to gain a full understanding of the tax consequences of the merger to you. Tax matters are very complicated, and in many cases, the tax consequences of the merger will depend on your particular facts and circumstances.

Q: When should I send in my stock certificates?

A: Do not send in your certificates representing shares of Fidelity common stock with your proxy card. After the merger is completed, holders of Fidelity common stock will be sent a letter of transmittal and instructions regarding on how to exchange Fidelity common stock certificates for shares of Eagle common stock.

Q: Is there other information about Eagle I should consider that is not included in this joint proxy statement/prospectus?

A: Yes. Much of the business and financial information about Eagle that may be important to you is not included in this joint proxy statement/prospectus. Instead, that information is "incorporated by reference" to documents separately filed by Eagle with the Securities and Exchange Commission. This means that Eagle may satisfy its disclosure obligations to you by referring you to one or more documents separately filed by it with the SEC. See "Where You Can Find More Information" at page            for a list of documents that Eagle has incorporated by reference into this joint proxy statement/prospectus and for instructions on how to obtain copies of those documents. The documents are available to you without charge.

Q: What will happen to my Fidelity stock options?

A: Each option to acquire shares of Fidelity common stock under Fidelity's stock option plans that is outstanding at the effective time of the merger will be converted into an option to purchase shares of Eagle common stock. The number of shares of Eagle common stock that may be acquired pursuant to Fidelity options will be the number of shares of Fidelity common stock underlying such option multiplied by the conversion ratio. The exercise price of the option will be ratably adjusted in accordance with such conversion. See "The Merger—Treatment of Fidelity Options" at page       .

Q: Who can answer my questions about the merger?

A: If you need additional copies of this proxy statement or have questions about voting your shares, call:

If you are an Eagle shareholder	If you are a Fidelity shareholder
Computershare Investor Services 877-282-1168	[ ]

If you have other questions about the merger, call:

If you are an Eagle shareholder Michael T. Flynn Executive Vice President 301-986-1800	If you are a Fidelity shareholder

SUMMARY

This summary highlights material information from this joint proxy statement/prospectus. It does not contain all of the information that may be important to you. We urge you to read the entire joint proxy statement/prospectus carefully and the other documents to which we refer to understand fully the merger. See "Where You Can Find More Information" at page       .

Information about Eagle and Fidelity (See page       and page       )

  Eagle Bancorp, Inc.
  7815 Woodmont Avenue
  Bethesda, Maryland 20814
  301.986.1800

        Eagle Bancorp, Inc., organized in 1997 under Maryland law, is the registered bank holding company for EagleBank, Bethesda, Maryland, a Maryland chartered commercial bank which is a member of the Federal Reserve System. Eagle is a growth oriented institution, providing general commercial and consumer banking services through EagleBank, and subordinated financing for real estate projects through a direct subsidiary, where the primary financing would be provided by EagleBank. EagleBank was organized as an independent, community oriented, and full-service alternative to the super regional financial institutions, which dominate its primary market area. EagleBank's philosophy is to provide superior, personalized service to our customers. EagleBank focuses on relationship banking, providing each customer with a number of services, becoming familiar with and addressing customer needs in a proactive, personalized fashion. EagleBank currently has six offices serving Montgomery County and three offices in the District of Columbia.

        Eagle's common stock is listed for trading on The NASDAQ Capital Market under the symbol "EGBN." As of                                  there were [9,839,164] shares of Eagle common stock outstanding.

        At March 31, 2008, Eagle had totals assets of approximately $899 million, total loans of approximately $760 million, total deposits of approximately $686 million, and total shareholders' equity of approximately $84 million. At March 31, 2008, its nonperforming assets (consisting of nonaccrual loans, loans past due 90 or more days and other real estate owned) were approximately $11.7 million, or 1.30% of total assets. For the year ended December 31, 2007 and the three months ended March 31, 2008, Eagle had earnings of $0.78 and $0.17 per diluted share, respectively. Eagle paid a dividend of $0.06 per share with respect to each quarter of 2007 and the first quarter of 2008.

  Fidelity & Trust Financial Corporation
  4831 Cordell Avenue
  Bethesda, Maryland 20814
  301.657.7800

        Fidelity & Trust Financial Corporation, organized in 2003 under Maryland law, is the registered bank holding company for Fidelity & Trust Bank, Bethesda, Maryland, a Maryland chartered commercial bank which is a member of the Federal Reserve System. F&T Bank was organized to provide general commercial and consumer banking services, and to acquire and provide a source of funding for residential mortgage loans originated for sale by Fidelity & Trust Mortgage, Inc., a mortgage brokerage company organized in 2000, and a wholly owned subsidiary of F&T Bank. Since September 11, 2007, F&T Mortgage has ceased all origination activities, and is in the process of liquidating its remaining assets and liabilities.

        At March 31, 2008, Fidelity had total assets of approximately $459 million; total portfolio loans of approximately $337 million; total deposits of approximately $369 million; and total shareholders' equity of approximately $25 million. At March 31, 2008, its nonperforming assets (consisting of nonaccrual loans and loans which were 90 days past due and still accruing) were approximately $6.3 million, or 1.37% of total assets. For the year ended December 31, 2007 and the three months ended March 31, 2008, Fidelity had a loss of $3.18 and $0.19 per share, respectively, primarily as a result of losses incurred by F&T Mortgage.

Fidelity Special Meeting of Shareholders (See page       )

        The special meeting of Fidelity shareholders will be held at 10:00 a.m., local time, on July 28, 2008, at 1725 Eye Street NW, Washington, DC, 20006. At the Fidelity meeting, Fidelity shareholders will be asked to vote to approve:

  •
  the merger and the merger agreement; and

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  a proposal, if necessary, to adjourn the special meeting to a later date or dates to permit the further solicitation of proxies in the event there are not sufficient votes at the special meeting to approve the merger agreement and the merger.

        You can vote at the special meeting if you were a record holder of Fidelity common stock at the close of business on June 23, 2008, the record date for the special meeting. As of that date, there were 4,207,016 shares of Fidelity common stock outstanding and entitled to be voted at the special meeting. Approval of the merger and the merger agreement requires the affirmative vote of the holders of two-thirds of the shares of Fidelity common stock outstanding at the record date. Approval of the proposal to adjourn the special meeting requires a majority vote of the shareholders present or represented at the special meeting. Directors and executive officers of Fidelity and F&T Bank owning or controlling approximately 31.4% of the outstanding shares of Fidelity common stock as of the record date have agreed to vote their shares to approve the merger and the merger agreement.

Eagle Special Meeting of Shareholders (See page       )

        The special meeting of Eagle shareholders will be held at      :      .m., local time, on                    , 2008, at                    . At the Eagle special meeting, Eagle shareholders will be asked to vote to approve:

  •
  the issuance of up to a maximum of 4,338,363 shares of Eagle common stock in connection with the merger; and

  •
  a proposal, if necessary, to adjourn the special meeting to a later date or dates to permit the further solicitation of proxies in the event there are not sufficient votes at the special meeting to approve the issuance of shares.

        You can vote at the special meeting if you were a record holder of Eagle common stock at the close of business on                    , 2008, the record date for the special meeting. As of that date, there were [9,839,164] shares of Eagle common stock outstanding and entitled to be voted at the special meeting. Approval of the issuance of shares requires the affirmative vote of a majority of the votes cast on the proposal. Approval of the proposal to adjourn the special meeting requires a majority vote of the shareholders present or represented at the special meeting. Directors of Eagle and EagleBank owning or controlling approximately 26.1% of the outstanding shares of Eagle common stock as of the record date have indicated their intention to vote their shares to approve the issuance of shares.

The Merger (See page       )

        Eagle, its wholly owned subsidiary Woodmont Holdings, Inc., Fidelity and F&T Bank have entered into an Agreement and Plan of Merger that provides for the merger of Fidelity with Woodmont, with Woodmont continuing as the surviving corporation. The Agreement and Plan of Merger is attached as Appendix A to this joint proxy statement/prospectus. In addition, promptly following the merger of Fidelity with and into Woodmont, F&T Bank will merge with and into EagleBank, with EagleBank continuing as the surviving bank. Woodmont will then be merged with and into Eagle, with Eagle continuing as the surviving corporation.

        Upon effectiveness of the merger, Robert P. Pincus and one other member of the Fidelity board of directors, to be selected by Fidelity, will be appointed to the Eagle board of directors. Upon the effectiveness of the merger of F&T Bank and EagleBank, Mr. Pincus and three other members of the F&T Bank board of directors designated by F&T Bank will be appointed to the EagleBank board of directors. Mr. Pincus will serve as Vice Chairman of both boards of directors. In the event that the merger is effective prior to Eagle's 2008 annual meeting of shareholders at which directors are elected, but too late for inclusion of the F&T designated directors in Eagle's proxy materials for the meeting, Eagle will appoint the designated directors to the Eagle and EagleBank boards of directors following the annual meeting. You should read the Agreement and Plan of Merger because it is the legal document that governs the merger. In this joint proxy statement/prospectus, we sometimes refer to the Agreement and Plan of Merger as the merger agreement.

        The merger of Fidelity with and into Woodmont will occur shortly after all of the conditions to its completion have been satisfied or waived. Currently, we anticipate that the merger will occur in the third quarter or early in the fourth quarter of 2008. However, we cannot assure you when or if the merger will occur.

What Fidelity Shareholders Will Receive in the Merger (See page       )

        The merger agreement provides that at the effective time of the merger each outstanding share of Fidelity common stock, other than shares with respect to which dissenters' rights have properly been exercised and perfected, will be converted into the right to receive 0.9202 of a share of Eagle common stock, subject to reduction in accordance with the merger agreement. If the merger had been completed as of March 31, 2008, then based on a preliminary, partial and estimated application of the adjustment provisions of the merger agreement, the conversion ratio would have been 0.6867 shares of Eagle common stock for each share of Fidelity common stock. The actual conversion ratio may be higher or lower than the estimated adjusted conversion ratio as of March 31, 2008. See "The Merger—Merger Consideration—Potential Reduction of the Conversion Ratio" at page       .

        Eagle will not issue any fractional shares of Eagle common stock in the merger. Fidelity shareholders will receive cash for any fractional shares of Eagle common stock owed to them in an amount, without interest, based on the average closing price of Eagle common stock during a five day period ending immediately before the date which is two business days prior to the effective time of the merger.

        On                    , 2008, the most recent practicable trading date prior to the filing of this joint proxy statement/prospectus, the closing price of Eagle common stock was $                per share. No assurance can be given that the current market price of Eagle common stock will be equal to the market price of Eagle common stock on the date that stock is received by a Fidelity shareholder or at any other time. The market price of Eagle common stock when received by a Fidelity shareholder may be higher or lower than the current market price of Eagle common stock.

        Fidelity's Board of Directors Unanimously Recommends Shareholder Approval of the Merger (See page       )

        Fidelity's board of directors unanimously determined that the merger agreement and the transactions contemplated by the merger agreement are fair to and in the best interests of Fidelity and its shareholders and unanimously adopted the merger agreement and the transactions contemplated by the merger agreement. Fidelity's board of directors unanimously recommends that Fidelity shareholders vote "FOR" approval of the merger and the merger agreement.

        The affirmative vote of the holders of at least two-thirds of the outstanding shares of Fidelity common stock is required to approve the merger and the merger agreement.

        As of the record date, the directors and executive officers of Fidelity and F&T Bank owned and were entitled to vote 1,319,179 shares of Fidelity common stock, which represents approximately 31.4% of the outstanding shares of Fidelity common stock. These persons have entered into agreements with Eagle under which they have agreed to vote all of their shares in favor of the merger agreement.

        As of the record date, directors of Eagle and EagleBank owned 9,000 shares of Fidelity common stock, all of which were acquired from Fidelity in its 2005 private offering. These directors have indicated that they intend to vote "FOR" approval of the merger and the merger agreement.

Fidelity's Reasons for the Merger (See page       )

        In reaching its determination to approve and adopt the merger agreement and the transactions contemplated by the merger agreement, Fidelity's board consulted with Fidelity's management and its financial and legal advisors, and considered a number of factors, including.

        The positive factors included, but were not limited to:

  •
  the consideration to be paid to Fidelity's shareholders relative to the market value, book value and earnings per share of Fidelity common stock;

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  the greater liquidity of Eagle common stock compared to Fidelity common stock;

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  the terms and conditions of the merger agreement, including the stock consideration, the agreement of certain directors and executive officers of Fidelity and F&T Bank to vote in favor of the merger agreement, the limitations on the interim business operations of Fidelity, the conditions to consummation of the merger, the circumstances under which the merger agreement could be terminated and the advice of Fidelity's financial and legal advisors;

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  information regarding the business, operations, earnings, financial condition, management and prospects of Fidelity and Eagle;

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  the belief that the terms of the merger are fair to and in the best interest of the Fidelity shareholders;

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  that the current consideration to be received in the merger would deliver more value to Fidelity shareholders than the value that could be expected if Fidelity were to continue as an independent company;

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  the financial condition, results of operations and businesses of Eagle and Fidelity before and after giving effect to the merger based on due diligence and publicly available earnings estimates for Eagle;

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  the strategic fit of Eagle and Fidelity, including the belief that the merger has the potential to enhance shareholder value through growth opportunities and synergies resulting from combining the companies' complementary strengths and assets;

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  the combined capital strength resulting from the merger will provide expanded lending opportunities to meet the needs of the resulting institution's market;

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  the expansion of the branch network resulting from the merger will provide an expanded market for the delivery of banking products and services;

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  the combination of human and technological resources resulting from the merger will enhance the delivery of services to our customers;

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  the importance of maintaining local access to decision makers who know and can deliver to our customers' business needs is satisfied by the merger;

  •
  the opinion of Milestone Advisors, LLC that the consideration is fair, from a financial point of view, to Fidelity's shareholders.

        The Fidelity board of directors also considered certain potential adverse consequences of the proposed merger that included but were not limited to:

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  the challenges of combining the businesses, assets and workforces of the two companies;

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  the risk of not achieving expected operating efficiencies or growth;

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  the possibility that the consideration payable to shareholders could decrease if the conversion ratio is reduced or the price of Eagle common stock declines prior to the closing date (see "The Merger—Merger Consideration—Potential Reduction of the Conversion Ratio at page     );

  •
  the risk of diverting management focus and resources from other strategic opportunities and from operational matters while working to implement the merger;

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  the risk that the merger will not be consummated.

Opinion of Fidelity's Financial Advisor (See page       )

        Milestone Advisors, LLC has served as financial advisor to Fidelity in connection with the merger and has given its opinion to Fidelity's board of directors that the merger was fair to Fidelity shareholders from a financial point of view. A copy of the opinion delivered by Milestone is included with this joint proxy statement/prospectus as Appendix B. Milestone's opinion is summarized under the caption "The Merger—Opinion of Fidelity's Financial Advisor", at page       of this joint proxy statement/prospectus. Fidelity shareholders should read the opinion carefully and completely. The opinion outlines the assumptions made, matters considered and limitations of the review undertaken by Milestone in providing its opinion, and the relationships between Milestone, Fidelity and members of the board of directors of Fidelity. Milestone's opinion is directed to the Fidelity board of directors and does not constitute a recommendation to any shareholder as to any matters relating to the merger. Fidelity has agreed to pay Milestone a success fee of $350,000, contingent upon the completion of the merger.

Eagle's Reasons for the Merger (See page       )

        In reaching its decision to approve and adopt the merger agreement and the transactions contemplated thereby, the Eagle board of directors, in consultation with management and its financial and legal advisors, considered numerous factors. In determining that the merger was in the best interest of Eagle and its shareholders, the board considered that the merger will, in a cost effective manner, substantially increase EagleBank's assets and capital base, allowing it to provide customers with larger loans, and a wider variety of loan, deposit and other products, and expand its human and financial resources; the addition of Fidelity's six offices will provide EagleBank with greater presence in the District of Columbia and Montgomery County, and provide it with the opportunity to enter the northern Virginia market for the first time; provide the combined company with opportunities for cross selling of products and for substantial cost savings through reduction of administrative and overhead expenses, as well as possible branch consolidation in the future, resulting in a transaction which should produce increased income and benefits for Eagle shareholders. The board of directors also considered the risks related to the proposed merger, including those related to F&T Mortgage.

Opinion of Eagle's Financial Advisor (See page       )

        Sandler O'Neill and Partners, L.P. has served as financial advisor to Eagle in connection with the merger and has given its opinion to Eagle's board of directors that the merger was fair to Eagle shareholders from a financial point of view. A copy of the opinion delivered by Sandler O'Neill is included with this joint proxy statement/prospectus as Appendix C. Sandler O'Neill's opinion is summarized under the caption "The Merger—Opinion of Eagle's Financial Advisor", at page       of this joint proxy statement/prospectus. Eagle shareholders should read the opinion carefully and completely. The opinion outlines the assumptions made, matters considered and limitations of the review undertaken by Sandler

O'Neill in providing its opinion. Sandler O'Neill's opinion is directed to the Eagle board of directors and does not constitute a recommendation to any shareholder as to any matters relating to the merger. Eagle has paid Sandler O'Neill a fee of $100,000 and has agreed to pay Sandler O'Neill a transaction fee of 0.50% of the aggregate purchase price (subject to a minimum fee of $250,000), which will be due and payable upon the closing of the merger and against which the amount already paid will be credited.

Fidelity Officers and Directors Have Some Interests in the Merger That Are Different than or in Addition to Their Interests as Shareholders (See page       )

        In addition to their interests as shareholders, certain directors, executive officers or employees of Fidelity may have interests in the merger that are different from or in addition to your interests. These interests relate to or arise from, among other things:

  •
  the retention of certain directors of Fidelity and F&T Bank as directors of Eagle and/or EagleBank and the directors' receipt of compensation for their service;

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  Robert P. Pincus, a director of Fidelity and Chairman of F&T Bank, has entered into an agreement with EagleBank providing for compensation for his service as Vice Chairman of the Eagle and EagleBank boards of directors;

  •
  Robert P. Pincus is the Chairman of Milestone Merchant Partners, LLC, the parent company of Milestone Advisors, LLC. While he is not receiving any compensation related to this transaction, he does receive compensation for other transactions from Milestone Merchant Partners, LLC. Mr. Pincus' relationship with Milestone Merchant Partners, LLC was fully disclosed to the Fidelity board of directors prior to receiving the opinion of Milestone Advisors, LLC;

  •
  Barry C. Watkins, President of F&T Bank, has entered into an employment agreement with EagleBank pursuant to which he will become President of EagleBank's District of Columbia/Northern Virginia region;

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  EagleBank and Eagle will assume the employment agreements of the other executive officers of F&T Bank. As employees of EagleBank, they will be eligible for employee benefits under Eagle's plans;

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  the potential receipt by certain executive officers and employees of Fidelity of change in control, severance or retention payments; and

  •
  as of March 31, 2008, an aggregate of 504,770 shares of Fidelity common stock were subject to outstanding options. Upon the merger, all such options will be fully vested and exercisable. Unless such options are exercised prior to the effective time, they will be converted into options to acquire Eagle common stock at an exercise price equal to the current exercise price divided by the conversion ratio at the effective time of the merger.

        Please see the section entitled "Security Ownership of Directors, Executive Officers and Certain Beneficial Owners of Fidelity" on page     for more information regarding options held by specific individuals.

        Fidelity's board of directors was aware of these interests and took them into account in its decision to approve and adopt the merger agreement and the transactions contemplated by the merger agreement. For information concerning these interests, please see the discussion under the caption "Interests of Certain Persons in the Merger."

Material United States Federal Income Tax Consequences (See page       )

        The merger has been structured as a "reorganization" for United States federal income tax purposes. Accordingly, holders of shares of Fidelity common stock will generally not recognize any gain or loss for

United States federal income tax purposes on the exchange of their shares of Fidelity common stock for Eagle common stock in the merger, except for any gain or (in certain cases) loss recognized in connection with any cash received as part of the merger consideration for fractional share interests. The companies themselves will not recognize gain or loss as a result of the merger. It is a condition to the obligations of Fidelity and Eagle to complete the merger that they receive a legal opinion from Eagle's counsel that the merger will be a reorganization for United States federal income tax purposes.

        The United States federal income tax consequences described above may not apply to all holders of Fidelity common stock, including certain holders specifically referred to at page       . Your tax consequences will depend on your own situation. You should consult your tax advisor to determine the particular tax consequences of the merger to you.

Dissenters' Rights (See page       )

        Fidelity shareholders are entitled to exercise dissenters' rights with respect to the merger and, if the merger is completed and they perfect their dissenters' rights, to receive payment in cash for the fair value of their shares of Fidelity common stock. In general, to preserve their dissenters' rights, Fidelity shareholders who wish to exercise these rights must:

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  deliver a notice of intent to demand payment for their shares to Fidelity at or before the time the vote is taken at the Fidelity special meeting;

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  not vote their shares for approval of the merger and the merger agreement;

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  continuously hold their shares of Fidelity stock from the date they make the notice of intent to demand payment through the closing of the merger; and

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  comply with the other procedures set forth in Sections 3-201 through 3-213 of the MGCL.

        The text of Sections 3-201 through 3-213 of the MGCL governing dissenters' rights is included with this joint proxy statement/prospectus as Appendix D. Failure to comply with the procedures described in Appendix D will result in the loss of dissenters' rights under the MGCL. We urge you to carefully read the text of Sections 3-201 through 3-213 of the MGCL governing dissenters' rights.

The Merger Will Be Accounted for under the Purchase Method of Accounting (See page       )

        The merger will be accounted for under the purchase method of accounting, as such term is used under accounting principles generally accepted in the United States of America.

Completion of the Merger Is Subject to Certain Conditions (See page       )

        Completion of the merger is subject to a number of conditions, including the approval of the merger and the merger agreement by Fidelity shareholders, approval of the issuance of shares of Eagle common stock to Fidelity shareholders in connection with the merger by Eagle shareholders and the receipt of necessary regulatory approvals. Certain conditions to the merger may be waived by Eagle or Fidelity, as applicable.

We May Not Complete the Merger Without All Required Regulatory Approvals (See page       )

        The merger requires the receipt of certain regulatory approvals, including the approval of the Board of Governors of the Federal Reserve System, and the Maryland Commissioner of Financial Regulation. We have made filings and notifications for these purposes. We expect to obtain all necessary regulatory approvals, although we cannot be certain if or when we will obtain them.

Termination of the Merger Agreement (See page       ).

        Eagle, Woodmont, Fidelity and F&T Bank can mutually agree to abandon the merger and terminate the merger agreement at any time prior to the time the merger is completed, even after shareholder approval. Also, either Fidelity and F&T Bank or Eagle and Woodmont can decide, without the consent of the other, to abandon the merger in a number of situations, including if:

  •
  the merger has not been completed by November 30, 2008, or such later date to which this date has been extended in writing by all the parties to the merger agreement; provided, however, that this right is not available to any party whose failure to observe any covenant or agreement in the merger agreement results in the merger not being completed, and Fidelity and F&T Bank cannot terminate the merger agreement under this provision if either of them engages in activities with respect to other acquisition proposals in violation of the terms of the merger agreement;

  •
  the other parties materially breach a material representation, warranty, covenant or agreement in the merger agreement and, except for specified breaches for which no cure period is available, the breach is not, or cannot be, cured within 30 days of delivery of written notice of breach;

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  by Fidelity and F&T Bank, on 45 days written notice, if the aggregate amount of charges, charge-offs, provisions for loan losses, valuation adjustments on loans held for sale, and litigation reserves (collectively for purposes of this subsection, "charges") impacting Eagle after the date of the merger agreement through the date of notice, exceeds 15% of Eagle's adjusted book value as of September 30, 2007, subject to the opportunity to cure within the 45 day notice period; or by Eagle on 45 days written notice, if the aggregate amount of charges impacting Fidelity or F&T Bank after the date of the merger agreement through the date of notice, exceeds 15% of Fidelity's book value as of September 30, 2007, subject to the opportunity to cure within the 45 day notice period;

  •
  if the increase in reserves for the resolution of identified litigation of Fidelity or its subsidiaries equals or exceeds $7,500,000, or a third party law firm determines that it cannot determine the appropriate reserves on a reasonable basis, or cannot make such determination within 45 days;

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  a law, judgment, injunction, order or decree of a court or governmental body prohibits the merger;

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  any governmental or regulatory approval required for consummation of the merger has been denied by final, non-appealable order, or any such denial shall not have been appealed within the time available;

  •
  the necessary shareholder approvals are not obtained at the special meetings;

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  if any of the conditions precedent to the obligation of such party to consummate the merger cannot be satisfied or fulfilled by November 30, 2008, or such later date to which this date has been extended in writing by all the parties to the merger agreement, provided that the terminating party is not in breach of a material representation, warranty or covenant of the merger agreement at the time of termination; and

  •
  if there is asserted against Fidelity or any Fidelity subsidiary any claim or claims relating to any issue arising out of the operations of F&T Mortgage, that individually or in the aggregate are material in nature or material in amount, but for which a reserve cannot be determined in accordance with the provisions of the merger agreement, then such claim or claims will be deemed to have a material adverse affect on Fidelity, resulting in Eagle's right to terminate the merger agreement.

The merger agreement will be deemed to be terminated if:

  •
  Fidelity's board of directors approves entering into an agreement for, or Fidelity or F&T Bank consummates, an unsolicited acquisition proposal.

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  Fidelity's board of directors recommends an unsolicited acquisition proposal to the shareholders of Fidelity, fails to recommend the merger, withdraws or modifies in a manner adverse to Eagle, or fails upon request of Eagle to reconfirm its recommendation of the merger agreement to Fidelity's shareholders, while an unrejected unsolicited acquisition proposal exists.

  •
  Fidelity's board of directors fails to call and hold a shareholder meeting or breaches the covenant restricting Fidelity's ability to solicit or negotiate with a third party concerning an alternative transaction.

        Additionally, if Fidelity's board makes a good faith determination that the fiduciary duty of the directors under Maryland law requires that the board of directors consider, negotiate, communicate, or provide information (collectively "communications") with respect to an unsolicited acquisition proposal, because such proposal is more favorable from a financial point of view to the shareholders of Fidelity than the merger, which determination is made after receiving the advice of counsel to Fidelity regarding the requirements of the fiduciary duty of the directors under Maryland law, and the advice of Fidelity's financial advisor as to whether the proposal is more favorable from a financial point of view to its shareholders than the merger, resulting in Fidelity engaging in communications with respect to an unsolicited acquisition proposal, and such communications extend for 60 days from the date on which Fidelity provided notice of such proposal to Eagle, and Fidelity has not rejected such unsolicited acquisition proposal by the end of the 60 day period, then Eagle shall have the right to terminate the agreement immediately upon notice to Fidelity.

Fidelity Must Pay Eagle a Termination Fee under Certain Circumstances (See page       )

        Fidelity must pay Eagle a termination fee of $2 million within three days of termination of the merger agreement in the following circumstances:

  •
  If the merger agreement is deemed to be terminated because:

  •
  Fidelity's board of directors approves entering into an agreement for, or Fidelity or F&T Bank consummates, an unsolicited acquisition proposal;

  •
  Fidelity's board of directors recommends an unsolicited acquisition proposal to Fidelity's shareholders, or fails to recommend the merger to Fidelity's shareholders or withdraws or modifies in a manner adverse to Eagle, or fails upon request of Eagle to reconfirm its recommendation of the merger to Fidelity's shareholders, while an unrejected unsolicited acquisition proposal exists;

  •
  Fidelity's board of directors fails to call and hold a shareholder meeting or breaches the covenant restricting Fidelity's ability to solicit or negotiate with a third party concerning an alternative transaction.

  •
  If Eagle terminates the merger agreement because:

  •
  Fidelity has not rejected an unsolicited acquisition proposal with respect to which it is entitled to engage in communications under the provisions of the merger agreement by the end of the 60 day period following notice to Eagle of such proposal;

  •
  of a material breach by Fidelity of its covenants in the merger agreement prohibiting the solicitation of alternative transactions.

  •
  If the merger agreement is terminated because the merger has not been completed by November 30, 2008, or such later date to which this date has been extended in writing by all the parties to the merger agreement, or because the approval of Fidelity shareholders is not obtained at the Fidelity shareholder meeting, and in either case, prior to such termination, Fidelity breached its covenants in the merger agreement prohibiting the solicitation of alternative transactions, whether or not such breach resulted in the failure to obtain shareholder approval.

  •
  If the merger agreement is terminated because of failure to complete the merger by November 30, 2008, or such later date to which this date has been extended in writing by all the parties to the merger agreement; or because shareholder approval is not obtained at the Fidelity special meeting and, prior to such termination, an acquisition proposal with respect to Fidelity has been publicly proposed by any third party, or such acquisition proposal or intention has otherwise become widely known, and within 12 months of termination (i) Fidelity or F&T Bank merges with or into, or is acquired by any third party; (ii) any third party acquires more than 50% of the consolidated total assets of Fidelity and its subsidiaries; (iii) any third party acquires more than 50% of the outstanding shares of Fidelity common stock; (iv) Fidelity adopts or implements a plan of liquidation, recapitalization or share repurchase relating to more than 50% of the outstanding shares of Fidelity common stock or an extraordinary dividend relating to more than 50% of such outstanding shares or 50% of the assets of Fidelity; or (v) Fidelity enters into a definitive agreement providing for such actions.

        Fidelity agreed to this termination fee arrangement in order to induce Eagle to enter into the merger agreement. This arrangement could have the effect of discouraging other companies from trying to acquire Fidelity.

Effect of Merger on Rights of Fidelity Shareholders (See page       )

        The rights of Fidelity shareholders are governed by Maryland law, as well as Fidelity's articles of incorporation and bylaws. After completion of the merger, the rights of the former Fidelity shareholders receiving Eagle common stock in the merger will continue to be governed by Maryland law, and will be governed by Eagle's articles of incorporation and bylaws. There are substantive and procedural differences between Fidelity's and Eagle's articles of incorporation and bylaws that will affect the rights of Fidelity shareholders.

Market Price Information

        The following table sets forth the closing sale price per share of Eagle common stock, as reported on The Nasdaq Capital Market, and Fidelity common stock, based upon the last recorded trade, as of November 30, 2007 (the last full trading day before the public announcement of the merger agreement) and as of                    , 2008, the most recent practicable trading day prior to the date of this joint proxy statement/prospectus.

	Eagle Common Stock		Fidelity Common Stock	Pro Forma Equivalent for Fidelity Common Stock(1)
November 30, 2007		$12.51	$11.50		$11.51
, 2008	$		$11.50	$

(1)
Pro forma equivalent for Fidelity common stock determined by multiplying the price of Eagle common stock by the conversion ratio of 0.9202. The actual conversion ratio may be lower. Based on the estimated adjusted conversion ratio as of March 31, 2008 of 0.6867, the pro forma equivalent for Fidelity common stock would be $8.59.

        The market price of Eagle common stock will fluctuate prior to the merger. You should obtain current market quotations for Eagle common stock.

 RISK FACTORS

        In addition to the other information contained or incorporated by reference in this joint proxy statement/prospectus, the following factors should be considered carefully when evaluating this transaction and the proposal to approve the merger agreement at the Fidelity special meeting and the issuance of shares at the Eagle special meeting. You should read these risk factors together with the risk factors contained in Eagle's Annual Report on Form 10-K for the year ended December 31, 2007, and any changes to those risk factors included in Eagle's Quarterly Reports on Form 10-Q, or other documents filed with the SEC after the date of the Annual Report.

The conversion ratio is subject to change as a result of adverse changes affecting Fidelity through the effective date of the merger. Additionally, because the market price of Eagle common stock will fluctuate between now and the time Fidelity shareholders receive their shares of Eagle common stock, Fidelity shareholders cannot be sure of the number, or the value, of the shares of Eagle common stock they will receive in the merger.

        Upon completion of the merger, each share of Fidelity common stock will be converted into the right to receive 0.9202 shares of Eagle common stock per share of Fidelity common stock, subject to reduction pursuant to the terms of the merger agreement. The adjustment to the conversion ratio is automatic, and the circumstances under which Fidelity can terminate the merger agreement as a result of adverse changes to the conversion ratio are extremely limited. Please refer to "The Merger—Merger Consideration—Potential Reduction of the Conversion Ratio" at page        for a discussion of the factors which may result in a reduction in the conversion ratio. If the adverse changes to Fidelity are of a sufficient magnitude, then either Fidelity or Eagle may have the right to terminate the merger. If the merger were effective as of March 31, 2008, we estimate the conversion ratio would be approximately 0.6867 shares of Eagle common stock for each share of Fidelity common stock. See "The Merger—Termination, Termination Payments" at page        .

        Because Eagle is issuing its shares at a fixed exchange ratio, subject to reduction in accordance with the merger agreement, any change in the price of Eagle common stock prior to completion of the merger will affect the value of the shares of Eagle common stock that Fidelity shareholders will receive upon completion of the merger. Stock price changes may result from a variety of factors, including general market and economic conditions, changes in our respective businesses, operations and prospects, and regulatory considerations. Many of these factors are beyond our control.

        Accordingly, at the time of the Fidelity special meeting, Fidelity shareholders will not be able to determine the exact number of, or the value of, shares of Eagle common stock, they may receive upon completion of the merger.

The market price of the shares of Eagle common stock may be affected by factors different from those affecting the shares of Fidelity common stock.

        Upon completion of the merger, holders of Fidelity common stock will become holders of Eagle common stock. Some of Eagle's current businesses and markets differ from those of Fidelity and, accordingly, the results of operations of Eagle after the merger may be affected by factors different from those currently affecting the results of operations of Fidelity. For further information on the businesses of Eagle and Fidelity and the factors to consider in connection with those businesses, see the documents incorporated by reference into this joint proxy statement/prospectus and referred to under "Where You Can Find More Information" at page         and the information contained under "Information about Fidelity" at page         .

We may fail to realize the cost savings we estimate for the merger.

        The success of the merger will depend, in part, on our ability to realize the estimated cost savings and revenue enhancements from combining the businesses of Eagle and Fidelity. While we believe, as of the date of this joint proxy statement/prospectus, that these cost savings and revenue enhancement estimates are achievable, it is possible that the potential cost savings and revenue enhancements could turn out to be more difficult to achieve than we anticipated. Our estimates also depend on our ability to combine the businesses of Eagle and Fidelity in a manner that permits those cost savings and revenue enhancements to be realized. Our ability to realize increases in revenue will depend, in part, on out ability to retain customers and employees, and to capitalize on existing relationships for the provision of additional products and services. If our estimates turn out to be incorrect or we are not able to successfully combine our two companies, the anticipated cost savings and increased revenues may not be realized fully or at all, or may take longer to realize than expected.

The costs and effects related to the terminated mortgage operations of F&T Mortgage may be greater or more expensive than we anticipated, which could have an adverse impact on the results of operations, shareholder returns and financial condition of Eagle following the merger, and on the market price for Eagle common stock.

        Until September 2007, F&T Mortgage, a wholly owned subsidiary of F&T Bank, originated mortgages for sale into the secondary market. While many of these mortgages were conforming mortgages sold to quasi-governmental mortgage agencies, or guaranteed under Federal programs, others were nonconforming or "exotic" loans, including no documentation and low documentation loans, negative amortization and subprime loans. Under the terms of the agreements under which substantially all of these loans were sold, F&T Mortgage, and in certain cases, F&T Bank, is required to repurchase loans which are paid off early, default early, or which breached the representations and warranties in the loan sale agreements. While we expect that any request to repurchase loans for early payment default or early payoff will have been presented prior to the effective time of the merger, or will be time-barred, there is no express limit on the time frame in which a representations and warranties claim can be made. Although F&T Mortgage has had extremely limited requests to repurchase loans for representations and warranties breaches, it is not possible to predict with accuracy the extent to which it may receive such requests in the future. Although Fidelity and Eagle believe that there are significant arguments that F&T Bank, and EagleBank following the merger, would not be legally obligated to effect most such repurchases on behalf of F&T Mortgage, these arguments may not be successful, and the expense and effort of defending against, or settling litigation relating to, these requests could be much greater than anticipated, which would adversely affect the results of operations and financial condition of the combined company.

Combining our two companies may be more difficult, costly or time-consuming than we expect, or could result in the loss of customers.

        Eagle and Fidelity have operated, and, until the completion of the merger, will continue to operate, independently. It is possible that the integration process could result in the loss of key employees, the disruption of each company's ongoing business or inconsistencies in standards, controls, procedures and policies that adversely affect our ability to maintain relationships with clients and employees or to achieve the anticipated benefits of the merger. As with any merger of banking institutions, there also may be disruptions that cause us to lose customers or cause customers to withdraw their deposits from our banks. Although we do not plan to close any branches immediately upon consummation of the merger, we may consolidate branches in the future, including as leases expire. Certain customers' branches may be consolidated with other branches in the market area resulting in new office locations and new banking associates serving such customers. Customers may not readily accept changes to their banking arrangements after the merger and may obtain banking services elsewhere, which could adversely affect the results of operations of the combined company.

Certain officers and directors of Fidelity have potential conflicts of interest in the merger.

        Fidelity shareholders should be aware of potential conflicts of interest and the benefits available to Fidelity officers and directors when considering Fidelity's board of directors' recommendation to approve the merger. Certain officers, directors and employees of Fidelity will become officers, directors or employees of Eagle and/or EagleBank and will be subject to employment or other service agreements with EagleBank after completion of the merger.

SELECTED CONSOLIDATED FINANCIAL DATA

        The following tables show summarized historical financial data for Eagle and Fidelity. The information presented is based on historical financial statements for each company. The financial and other data set forth below is not complete and should be read together with, and is qualified in its entirety by, the more detailed information, including the consolidated financial statements of Eagle and related notes, appearing in its 2007 Annual Report on Form 10-K, incorporated by reference herein, and the consolidated financial statements of Fidelity included elsewhere in this joint proxy statement/prospectus.

EAGLE BANCORP, INC.

	Three months ended March 31,		Year ended December 31,
(dollars in thousands except per share data)	2008	2007	2007	2006	2005	2004	2003

Selected Balances—Period End
Total assets	$899,467	$776,188	$846,400	$773,451	$672,252	$553,453	$442,997
Total shareholders' equity	83,537	74,460	81,166	72,916	64,964	58,534	53,012
Total loans	759,547	637,356	716,677	625,773	549,212	415,509	317,533
Total deposits	685,740	632,111	630,936	628,515	568,893	462,287	335,514
Selected Balances—Averages
Total assets	$860,030	$770,880	$800,437	$712,297	$610,245	$487,853	$375,802
Total shareholders' equity	83,200	73,890	76,760	68,973	61,563	55,507	34,028
Total loans	731,501	636,225	659,204	575,854	479,311	353,537	266,811
Total deposits	655,106	616,492	634,332	585,621	512,416	397,788	292,953
Results of Operations
Interest income	$14,014	$13,736	$57,077	$50,318	$36,726	$24,195	$18,403
Interest expense	5,414	5,767	23,729	17,880	8,008	4,328	3,953
Net interest income	8,600	7,969	33,348	32,438	28,718	19,867	14,450
Provision for credit losses	720	303	1,643	1,745	1,843	675	1,175
Net interest income after provision for credit losses	7,880	7,666	31,705	30,693	26,875	19,192	13,275
Noninterest income	940	998	5,186	3,846	3,998	3,753	2,850
Noninterest expense	6,208	6,049	24,921	21,824	18,960	14,952	11,007
Income before taxes	2,612	2,615	11,970	12,715	11,913	7,993	5,118
Income tax expense	961	933	4,269	4,690	4,369	2,906	1,903
Net income	1,651	1,682	7,701	8,025	7,544	5,087	3,215
Dividends declared	588	570	2,302	2,147	1,994	—	—
Per Share Data(1)
Net income, basic	$0.17	$0.18	$0.80	$0.85	$0.82	$0.56	$0.49
Net income, diluted	0.17	0.17	0.78	0.81	0.77	0.53	0.46
Book value	8.53	7.83	8.35	7.69	6.95	6.38	5.85
Dividends declared per share	0.06	0.06	0.24	0.23	0.22	—	—
Dividend payout ratio(2)	35.61%	33.33%	29.89%	27.06%	26.42%	—	—
Financial Ratios
Return on average assets	0.77%	0.88%	0.96%	1.13%	1.24%	1.04%	0.86%
Return on average equity	7.98%	9.23%	10.03%	11.63%	12.25%	9.16%	9.45%
Average equity to average assets	9.67%	9.59%	9.59%	9.68%	10.09%	11.38%	9.05%
Net interest margin	4.19%	4.41%	4.37%	4.81%	4.99%	4.35%	4.14%
Efficiency ratio(3)	65.07%	67.44%	66.54%	60.15%	57.95%	63.30%	63.62%

(1)
Adjusted for all years presented giving retroactive effect to stock splits in the form of 30% stock dividends paid on July 5, 2006 and February 28, 2005.

(2)
Computed by dividing dividends declared per share by net income per share.

(3)
Computed by dividing noninterest expense by the sum of net interest income and noninterest income.

FIDELITY & TRUST FINANCIAL CORPORATION(1)

	Three Months ended March 31,		Year ended December 31,
(dollars in thousands except per share data)	2008	2007	2007	2006	2005	2004	2003

Selected Balances—Period End
Total assets	$459,208	$460,278	$446,529	$481,564	$367,527	$205,365	$52,155
Total shareholders' equity	25,025	37,772	25,306	37,888	37,697	16,014	8,360
Total portfolio loans	336,874	226,591	319,402	195,103	125,584	59,046	316
Total mortgage loans held for sale(2)	10,153	96,825	11,898	139,338	128,479	117,025	33,317
Total deposits	368,980	322,648	365,698	334,481	255,942	109,776	9,816
Selected Balances—Averages(3)
Total assets	$460,873	$448,308	$455,896	$377,993	$290,183	$134,137	N/A
Total shareholders' equity	25,250	37,781	34,616	38,221	31,332	14,456	N/A
Total portfolio loans	330,356	215,075	259,072	158,171	91,278	20,675	N/A
Total mortgage loans held for sale(2)	15,350	113,509	73,725	106,264	130,317	66,557	N/A
Total deposits	381,988	311,905	335,392	268,394	165,638	52,526	N/A
Results of Operations
Interest income	$7,224	$6,905	$30,623	$21,885	$11,143	$2,338	$13
Interest expense	3,723	3,380	15,029	9,693	4,319	1,142	7
Net interest income	3,501	3,525	15,594	12,192	6,824	1,196	6
Provision for credit losses	311	343	1,861	671	828	677	3
Net interest income after provision for credit losses	3,190	3,182	13,733	11,521	5,996	519	3
Noninterest income	180	117	565	314	195	55	—
Noninterest expense	3,659	2,609	12,837	9,333	5,960	3,606	528
Income (loss) from continuing operations before taxes	(289)	690	1,461	2,502	231	(3,032)	(525)
Income tax expense (benefit)	(114)	276	541	792	42	(1,031)	(198)
Income (loss) from continuing operations	(175)	414	920	1,710	189	(2,001)	(327)
Income (loss) from discontinued operations, net of tax(1)	(610)	(649)	(14,298)	(1,489)	1,574	289	(177)
Net income (loss)	(785)	(235)	(13,378)	221	1,763	(1,712)	(504)
Dividends declared	—	—	—	—	—	—	—
Per Share Data From continuing operations
Net income (loss), basic	$(0.04)	$0.10	$0.22	$0.40	$0.05	$(0.94)	$(1.69)
Net income (loss), diluted	(0.04)	0.10	0.22	0.40	0.05	(0.94)	(1.69)
From discontinued operations
Net income (loss), basic	(0.15)	(0.16)	(3.40)	(0.35)	0.44	0.14	(1.23)
Net income (loss), diluted	(0.15)	(0.16)	(3.38)	(0.35)	0.44	0.14	(1.23)
Per Share Data
Net income, basic	(0.19)	(0.06)	(3.18)	0.05	0.49	(0.80)	(2.92)
Net income, diluted	(0.19)	(0.06)	(3.16)	0.05	0.49	(0.80)	(2.92)
Book value	5.95	8.98	6.02	9.01	8.95	6.66	5.70
Dividends declared per share	—	—	—	—	—	—	—
Dividend payout ratio	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%
Financial Ratios
Return on average assets	(0.69%)	(0.21%)	(2.93)%	0.06%	0.61%	(1.28)%	N/A
Return on average equity	(12.50%)	(2.52%)	(38.65)%	0.58%	5.63%	(11.84)%	N/A
Average equity to average assets	5.48%	8.43%	7.59%	10.11%	10.80%	10.78%	N/A
Net interest margin from continuing operations	3.24%	3.78%	3.87%	3.93%	3.59%	1.95%	N/A

(1)
The numbers in the table above reflect the discontinued operations of F&T Mortgage for all periods presented.

(2)
Discontinued operations relate to Fidelity & Trust Mortgage, Inc., the mortgage origination subsidiary, which sold some of its assets and discontinued mortgage origination activities on August 20, 2007.

(3)
F&T Mortgage in conducting its business as a mortgage banking company did not compile daily and/or monthly balances, and as a result, we will not be able to provide you with certain averages and ratios for the fiscal year 2003. These unavailable averages and ratios for the year ended December 31, 2003 will be indicated in the Selected Financial Data by "N/A."

COMPARATIVE PER SHARE DATA

        The following table shows certain historical per share data for Eagle and Fidelity for the periods indicated, and pro forma combined information for Eagle and pro forma equivalent per share data for Fidelity, assuming the effectiveness of the merger and the estimated adjusted conversion ratio if the merger had been completed at March 31, 2008 of 0.6867 ("comparative pro forma information"). In presenting the comparative pro forma information for the periods shown, we assumed that we had been combined throughout those periods. The merger will be accounted for under the "purchase" method of accounting. Under the purchase method of accounting, the assets and liabilities of the company not surviving a merger are, as of the completion date of the merger, recorded at their respective fair values and added to those of the surviving company. Financial statements of the surviving company issued after consummation of the merger reflect such values and are not restated retroactively to reflect the historical financial position or results of operations of the company not surviving. The operating results of Fidelity will be reflected in Eagle's consolidated financial statements from and after the date the merger is consummated.

        We expect that we will incur reorganization and restructuring expenses as a result of combining our companies. While we hope that the merger also will provide the combined company with financial benefits that include reduced operating expenses and the opportunity to earn more revenue, the pro forma combined information does not reflect these expenses or benefits and does not attempt to predict or suggest future results.

        The final allocation of the purchase price will be determined after the merger is completed and after completion of thorough analyses to determine the fair values of Fidelity's tangible and identifiable intangible assets and liabilities as of the date the merger is completed. In addition, estimates of merger-related charges are subject to final decisions related to combining the companies. Any change in the fair value of the net assets of Fidelity will change the amount of the purchase price allocable to goodwill. Additionally, changes to Fidelity's shareholders' equity, including net income, and changes in the market value of Eagle's common stock through the date the merger is completed, will also change the amount of goodwill recorded. As a result, the final adjustments may be materially different from the unaudited pro forma adjustments used in preparing the pro forma information presented herein. The pro forma information should not be relied upon as being indicative of the historical results of the companies that would have achieved had the merger been effective before the periods presented, or the results of operations which the combined company may expect to achieve after the merger.

        The information in the following table is based on, and should be read together with, the historical financial information that we have included in this joint proxy statement/prospectus or presented in Eagle's prior filings with the Securities and Exchange Commission (the "SEC"), which are incorporated into this joint proxy statement/prospectus by reference. See "Where You Can Find More Information" at page            . The pro forma combined income per share have been computed based on the number of shares of Eagle common stock adjusted for the additional shares to be issued in connection with the merger. The pro forma equivalent per share data for Fidelity was obtained by multiplying the pro forma combined amounts by the estimated adjusted exchange ratio of 0.6867 shares of Eagle common stock for each share of Fidelity common stock. The resulting products were rounded to the nearest cent. The actual exchange ratio could be lower than the initial conversation ratio and higher or lower than the estimated adjusted conversion ratio, but not in excess of 0.9202.

	Three months ended March 31, 2008	Year ended December 31, 2007
Earnings (Loss) Per Common Share:
Basic
Eagle	$0.17	$0.80
Fidelity	$(0.19)	$(3.18)
Pro forma combined	$0.07	$(0.38)
Pro forma equivalent for one share of Fidelity at 0.6867 estimated adjusted conversion ratio	$0.05	$(0.26)
Diluted
Eagle	$0.17	$0.78
Fidelity	$(0.19)	$(3.16)
Pro forma combined	$0.07	$(0.37)
Pro forma equivalent for one share of Fidelity at 0.6867 estimated adjusted conversion ratio	$0.05	$(0.25)
Cash Dividends Per Common Share
Eagle	$0.06	$0.24
Fidelity	—	—
Pro forma combined	$0.05	$0.18
Pro forma equivalent for one share of Fidelity at 0.6867 estimated adjusted conversion ratio	$0.03	$0.12
Book Value Per Common Share
Eagle	$8.53	$8.35
Fidelity	$5.95	$6.02
Pro forma combined	$8.97	$8.83
Pro forma equivalent for one share of Fidelity at 0.6867 estimated adjusted conversion ratio	$6.16	$6.06

COMPARATIVE STOCK PRICES AND DIVIDENDS

        Eagle's common stock is listed on The NASDAQ Capital Market under the symbol "EGBN." Fidelity's common stock is not listed on any exchange or traded in the over the counter market or on the pink sheets. The following table sets forth, for the periods indicated, the high and low sales prices per share for Eagle common stock as reported on The NASDAQ Capital Market, the cash dividends declared per share for Eagle, and the high and low sales prices of the Fidelity common stock known to Fidelity.

	Eagle(1)			Fidelity
	High	Low	Cash Dividend	High	Low	Cash Dividend
Quarter Ended:
March 31, 2008	$14.49	$11.25	$0.06	$11.50	$11.50	—
December 31, 2007	$13.95	$11.26	$0.06	$11.50	$11.50	—
September 30, 2007	$16.99	$12.75	$0.06	$11.50	$11.50	—
June 30, 2007	$17.00	$16.25	$0.06	$11.50	$11.50	—
March 31, 2007	$17.43	$15.75	$0.06	$11.50	$11.50	—
December 31, 2006	$19.14	$16.78	$0.06	$11.50	$11.50	—
September 30, 2006	$21.19	$18.49	$0.06	$11.50	$11.50	—
June 30, 2006	$19.92	$16.95	$0.06	$11.50	$11.50	—
March 31, 2006	$18.58	$16.46	$0.05	$11.50	$11.50	—

(1)
Sales prices and dividends were adjusted, as needed, to reflect the stock splits paid in the form of 30% stock dividends on February 28, 2005 and July 5, 2006.

FORWARD-LOOKING STATEMENTS

        Eagle and Fidelity make forward-looking statements in this joint proxy statement/prospectus and their public documents within the meaning of and pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. A forward-looking statement encompasses any estimate, prediction, opinion or statement of belief in this joint proxy statement/prospectus and the underlying management assumptions. These "forward-looking statements" can be identified by words such as "believes," "expects," "anticipates," "intends" and similar expressions. Forward-looking statements appear in the discussions of matters such as the benefits of the merger between Fidelity and Eagle, including future financial and operating results and cost saving enhancements to revenue that may be realized from the merger, and Eagle's and Fidelity's plans, objectives, expectations and intentions and other statements contained in this joint proxy statement/prospectus that are not historical facts. These statements are based upon the current reasonable expectations and assessments of the respective managements of Eagle and Fidelity and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond our control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change.

        In addition to factors that we have previously disclosed in Eagle's reports filed with the SEC and those that we discuss elsewhere in this joint proxy statement/prospectus, the following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements:

  •
  the businesses of Eagle and Fidelity may not be combined successfully, or such combination, including the conversion of Fidelity's systems, controls and procedures, may take longer, be more difficult, time-consuming or costly to accomplish than expected;

  •
  the expected cost savings from the merger may not be fully realized or may take longer to realize than expected;

  •
  customer relationship losses, increases in operating costs and business disruption following the merger may be greater than expected;

  •
  adverse effects on relationships with employees may be greater than expected;

  •
  the regulatory approvals required for the merger may not be obtained on the expected terms or on the anticipated schedule;

  •
  adverse governmental or regulatory policies may be enacted;

  •
  the interest rate environment may compress margins and adversely affect net interest income;

  •
  adverse effects may be caused by continued diversification of assets and adverse changes to credit quality; competition from other financial services companies in Eagle's and Fidelity's markets could adversely affect operations;

  •
  our concentrations of loans in commercial, commercial real estate and construction loans, and loans to borrowers in the Washington, D.C. metropolitan area, may adversely affect our earnings and results of operations;

  •
  the effect and costs of Fidelity's legacy mortgage brokerage operations conducted through F&T Mortgage may be greater than anticipated;

  •
  an economic slowdown could adversely affect credit quality and loan originations; and

  •
  social and political conditions such as war, political unrest and terrorism or natural disasters could have unpredictable negative effects on our businesses and the economy.

        The forward-looking statements are made as of the date of the applicable document and, except as required by applicable law, Eagle and Fidelity assume no obligation to update these forward-looking statements or to update the reasons why actual results could differ from those projected in the forward-looking statements. You should consider these risks and uncertainties in evaluating forward-looking statements and you should not place undue reliance on these statements.

THE MEETINGS

The Fidelity Special Meeting of Shareholders

        This joint proxy statement/prospectus is being provided by Fidelity to holders of Fidelity common stock as Fidelity's proxy statement in connection with the solicitation of proxies by its board of directors to be voted at the special meeting of Fidelity shareholders to be held on July 28, 2008, and at any adjournments or postponements of the special meeting. This joint proxy statement/prospectus is also being provided to you as Eagle's prospectus in connection with the offer and sale by Eagle of its shares of common stock as a result of the proposed merger.

Date, Time and Place of Meeting

        The special meeting of Fidelity shareholders is scheduled to be held as follows:

    Date: July 28, 2008
    Time: 10:00 a.m., local time
    Place: 1725 Eye Street NW, Washington, DC, 20006

Purpose of the Special Meeting

        At the Fidelity special meeting, Fidelity shareholders will be asked to:

  •
  Approve the merger and the merger agreement, pursuant to which Fidelity will merge with and into Woodmont, with Woodmont surviving the merger, and each outstanding share of Fidelity common stock will be converted into the right to receive 0.9202 shares of Eagle common stock, subject to reduction in accordance with the merger agreement. See "The Merger—Merger Consideration—Potential Reduction of the Conversion Ratio" at page    .

  •
  Approve a proposal, if necessary, to adjourn the special meeting to permit the further solicitation of proxies if and to the extent there are not sufficient votes at the time of the special meeting to approve the merger agreement and the merger.

  •
  Transact any other business that may properly come before the special meeting or any postponements or adjournments of the Fidelity special meeting.

Record Date and Outstanding Shares

        Fidelity's board of directors has fixed the close of business on June 23, 2008 as the record date for the Fidelity special meeting. Only shareholders of record of Fidelity common stock at the close of business on the record date are entitled to notice of, and to vote at, the Fidelity special meeting. Each holder of record of Fidelity common stock at the close of business on the Fidelity record date is entitled to one vote for each share of Fidelity common stock then held on each matter voted on by shareholders at the special meeting. At the close of business on the record date, there were 4,207,016 shares of Fidelity common stock issued and outstanding and entitled to vote.

Vote Required to Approve the Merger Agreement and the Merger

        The approval of the merger agreement and the merger requires the affirmative vote of holders of at least two-thirds of the outstanding shares of Fidelity common stock as of the record date.

Vote Required to Approve the Proposal, If Necessary, to Adjourn the Special Meeting

        The approval of the proposal to adjourn the special meeting if and to the extent necessary to permit the further solicitation of proxies in the event there are not sufficient votes at the Fidelity special meeting to approve the merger agreement and the merger requires a majority vote of the shares present or represented at the special meeting and entitled to vote on the matter.

Quorum; Abstentions and Broker Non-Votes

        Holders of a majority of the issued and outstanding shares of Fidelity common stock entitled to vote at the special meeting must be present in person or represented by proxy to constitute a quorum for the transaction of business at the Fidelity special meeting. If a share is represented for any purpose at the Fidelity special meeting, it is deemed to be present for the transaction of all business. Abstentions are counted for purposes of determining whether a quorum exists. Notwithstanding the foregoing, pursuant to Fidelity's bylaws, the special meeting may be adjourned by a majority of the shares present or represented at the special meeting.

        If you hold your shares of Fidelity common stock in "street name" through a broker, bank or other nominee, generally the nominee may only vote your Fidelity common stock in accordance with your instructions. However, if your nominee has not timely received your instructions, such nominee may vote on matters for which it has discretionary voting authority. Brokers will not have discretionary voting authority to vote on the proposal to approve the merger agreement and the merger. If a nominee cannot vote on a matter because it does not have discretionary voting authority, this is a "broker non-vote" with respect to that matter. Broker shares that are not voted on any matter at the Fidelity special meeting will, however, be counted as shares present or represented at the special meeting for purposes of determining whether a quorum exists. In the event that a quorum is not present at the Fidelity special meeting, it is expected that the special meeting will be adjourned or postponed to permit further solicitation of proxies.

        For purposes of the vote with respect to the merger agreement and the merger, a failure to vote, a vote to abstain and a broker non-vote will each have the same legal effect under Maryland law as a vote against approval of the merger agreement and the merger.

Voting by Directors and Executive Officers

        As of the record date, Fidelity's and F&T Bank's directors and executive officers beneficially owned 1,319,179 outstanding shares of Fidelity common stock, or approximately 31.4% of the shares entitled to vote at the Fidelity special meeting. The directors and executive officers, in their capacity as shareholders, have entered into support agreements with Eagle under which they have agreed, among other things, to vote their respective shares for approval of the merger agreement and the merger at the meeting. The directors and executive officers were not paid any additional consideration in connection with the support agreements. The support agreements terminate upon any termination of the merger agreement. See "The Merger—Support Agreement" at page    .

Voting and Revocation of Proxies

        After carefully reading and considering the information presented in this joint proxy statement/prospectus, you should complete, date, sign and promptly return the enclosed proxy card in the enclosed postage-prepaid envelope so that your shares are represented at the Fidelity special meeting. You can also vote at the special meeting, but we encourage you to submit your proxy now in any event.

        All shares of Fidelity common stock represented by each properly executed and valid proxy received before the special meeting will be voted in accordance with the instructions given on the proxy. If a Fidelity shareholder executes a proxy card without giving instructions, the shares of Fidelity common stock represented by that proxy card will be voted "FOR" approval of the merger agreement and the merger and "FOR" the approval of the proposal, if necessary, to adjourn the special meeting to permit the further solicitation of proxies. Fidelity's board of directors has not proposed any other matters to be voted on at the Fidelity special meeting, and only matters proposed specified in the notice of meeting may be conducted at the special meeting. If any other matter properly comes before the special meeting, which would generally be limited to matters related to the conduct of the meeting, the persons named on the proxy card will vote the shares represented by all properly executed proxies on those matters in their discretion.

        You may revoke your proxy at any time before the proxy is voted by one of the following means:

  •
  by delivering a written notice to the secretary of Fidelity stating that you would like to revoke your proxy;

  •
  by submitting another duly executed proxy with a later date; or

  •
  by attending the special meeting and voting in person at the special meeting (your attendance at the special meeting will not by itself revoke your proxy). If you hold your shares in "street name," you will need additional documentation from your bank or broker to vote your shares in person at the meeting.

Solicitation of Proxies and Expenses

        The accompanying proxy for the Fidelity special meeting is being solicited by Fidelity's board of directors, and Fidelity will pay for the entire cost of the solicitation, other than certain costs of preparing and filing this joint proxy statement/prospectus with the SEC, which are being borne by Eagle. Arrangements will also be made with brokerage houses and other custodians, nominees and fiduciaries for forwarding the solicitation material to the beneficial owners of Fidelity common stock held of record by those persons, and Fidelity may reimburse the brokerage houses, custodians, nominees and fiduciaries for reasonable transaction and clerical expenses. In addition to the use of the mail, proxies may be solicited personally or by telephone, facsimile or other means of communication by Fidelity's directors, officers and regular employees. These people will receive no additional compensation for these services, but will be reimbursed for any expenses incurred by them in connection with these services.

        Fidelity has engaged Laurel Hill Advisory Group to solicit proxies for a fee of $4,500.00 and reasonable out of pocket expenses, to assist it in obtaining proxies from shareholders on a timely basis. The cost of any proxy solicitation firm engaged by Fidelity will be paid solely by Fidelity.

Board Recommendation

        Fidelity's board of directors unanimously determined that the merger agreement and the transactions contemplated by the merger agreement are in the best interests of Fidelity and its shareholders. Accordingly, Fidelity's board of directors unanimously approved and adopted the merger agreement and the transactions contemplated by the merger agreement, including the merger, and unanimously recommends that Fidelity's shareholders vote "FOR" the proposal to approve the merger agreement and the merger and "FOR" the proposal, if necessary, to approve an adjournment of the special meeting to permit the further solicitation of proxies.

        The proposed merger is of great importance to the shareholders of Fidelity. You are urged to read and carefully consider the information presented in this joint proxy statement/prospectus and to complete, date, sign and promptly return the enclosed proxy card in the enclosed postage-prepaid envelope.

Dissenters' Rights

        Under Maryland law, Fidelity shareholders may exercise dissenters' rights in connection with the merger. The provisions of Maryland law governing dissenters' rights are complex and you should review them carefully. Multiple steps must be taken to properly exercise and perfect these rights. A copy of Sections 3-201 through 3-213 of the MGCL (the provisions of the MGCL governing dissenters' rights) is included with this joint proxy statement/prospectus as Appendix D.

        For a more complete description of dissenters' rights, please refer to the section of this joint proxy statement/prospectus entitled "The Merger—Dissenters' Rights" at page     .

The Eagle Special Meeting of Shareholders

        This joint proxy statement/prospectus is being provided by Eagle to holders of Eagle common stock as Eagle's proxy statement in connection with the solicitation of proxies by its board of directors to be voted at the special meeting of Eagle shareholders to be held on                        , 2008, and at any adjournments or postponements of the special meeting.

Date, Time and Place of Meeting

        The special meeting of Eagle shareholders is scheduled to be held as follows:

    Date:                        , 2008
    Time:    :      .m., local time
    Place:

Purpose of the Special Meeting

        At the Eagle special meeting, Eagle shareholders will be asked to:

  •
  Approve the issuance of up to a maximum of 4,338,363 shares of Eagle common stock in connection with the proposed merger pursuant to which Fidelity will be merged with and into Woodmont, with Woodmont surviving the merger, and each outstanding share of Fidelity common stock will be converted into the right to receive 0.9202 shares of Eagle common stock, subject to reduction in accordance with the merger agreement. See "The Merger Agreement—Merger Consideration" at page            . The number of shares to be issued includes shares of Eagle common stock which may be issued upon the exercise of options to acquire Fidelity common stock. Eagle shareholders are not required to vote on or approve the merger. However, because more than 20% of the outstanding shares of Eagle common stock are proposed to be issued to Fidelity shareholders in connection with the merger, approval of the issuance of shares by Eagle shareholders is required under the listing requirements of The NASDAQ Capital Market.

  •
  Approve a proposal, if necessary, to adjourn the special meeting to permit the further solicitation of proxies if and to the extent there are not sufficient votes at the time of the special meeting to approve the issuance of shares in connection with the merger.

  •
  Transact any other business that may properly come before the special meeting or any postponements or adjournments of the Eagle special meeting.

Record Date and Outstanding Shares

        Eagle's board of directors has fixed the close of business on                        , 2008 as the record date for the Eagle special meeting. Only shareholders of record of Eagle common stock at the close of business on the record date are entitled to notice of, and to vote at, the Eagle special meeting. Each holder of record of Eagle common stock at the close of business on the Eagle record date is entitled to one vote for each share of Eagle common stock then held on each matter voted on by shareholders at the special meeting. At the close of business on the record date, there were [9,839,164] shares of Eagle common stock issued and outstanding and entitled to vote.

Vote Required to Approve the Share Issuance

        The approval of the issuance of shares of Eagle common stock to Fidelity shareholders in connection with the merger requires the affirmative vote of a majority of the votes cast on the proposal.

Vote Required to Approve the Proposal, If Necessary, to Adjourn the Special Meeting

        The approval of the proposal to adjourn the special meeting if and to the extent necessary to permit the further solicitation of proxies in the event there are not sufficient votes at the Eagle special meeting to approve the share issuance requires a majority vote of the shares present or represented at the special meeting and entitled to vote on the matter.

Quorum; Abstentions and Broker Non-Votes

        Holders of a majority of the issued and outstanding shares of Eagle common stock entitled to vote at the special meeting must be present in person or represented by proxy to constitute a quorum for the transaction of business at the Eagle special meeting. If a share is represented for any purpose at the Eagle special meeting, it is deemed to be present for the transaction of all business. Abstentions are counted for purposes of determining whether a quorum exists. Notwithstanding the foregoing, pursuant to Eagle's bylaws, the special meeting may be adjourned by a majority of the shares present or represented at the special meeting.

        If you hold your shares of Eagle common stock in "street name" through a broker, bank or other nominee, generally the nominee may only vote your Eagle common stock in accordance with your instructions. However, if your nominee has not timely received your instructions, such nominee may vote on matters for which it has discretionary voting authority. Brokers will not have discretionary voting authority to vote on the proposal to approve the issuance of shares of Eagle common stock in connection with the merger agreement. If a nominee cannot vote on a matter because it does not have discretionary voting authority, this is a "broker non-vote" with respect to that matter. Broker shares that are not voted on any matter at the Eagle special meeting will, however, be counted as shares present or represented at the special meeting for purposes of determining whether a quorum exists. In the event that a quorum is not present at the Eagle special meeting, it is expected that the special meeting will be adjourned or postponed to permit further solicitation of proxies.

Voting by Directors and Executive Officers

        As of the record date, Eagle's and EagleBank's directors beneficially owned approximately 2,562,743 outstanding shares of Eagle common stock, or approximately 26.1% of the shares entitled to vote at the Eagle special meeting. The directors of Eagle and EagleBank have indicated their intention to vote in favor of the share issuance.

Voting and Revocation of Proxies

        After carefully reading and considering the information presented in this joint proxy statement/prospectus, you should complete, date, sign and promptly return the enclosed proxy card in the enclosed postage-prepaid envelope so that your shares are represented at the Eagle special meeting. You can also vote at the special meeting, but we encourage you to submit your proxy now in any event.

        All shares of Eagle common stock represented by each properly executed and valid proxy received before the special meeting will be voted in accordance with the instructions given on the proxy. If an Eagle shareholder executes a proxy card without giving instructions, the shares of Eagle common stock represented by that proxy card will be voted "FOR" approval of the issuance of shares in connection with the merger and "FOR" the approval of the proposal, if necessary, to adjourn the special meeting to permit the further solicitation of proxies. Eagle's board of directors is not aware of any other matters to be voted on at the Eagle special meeting. If any other matter properly comes before the special meeting, the persons named on the proxy card will vote the shares represented by all properly executed proxies on those matters in their discretion.

        You may revoke your proxy at any time before the proxy is voted by one of the following means:

  •
  by delivering a written notice to the secretary of Eagle of stating that you would like to revoke your proxy;

  •
  by submitting another duly executed proxy with a later date; or

  •
  by attending the special meeting and voting in person at the special meeting (your attendance at the special meeting will not by itself revoke your proxy). If you hold your shares in "street name," you will need additional documentation from your bank or broker to vote your shares in person at the meeting.

Solicitation of Proxies and Expenses

        The accompanying proxy for the Eagle special meeting is being solicited by Eagle board of directors, and Eagle will pay for the entire cost of the solicitation. Arrangements will also be made with brokerage houses and other custodians, nominees and fiduciaries for forwarding the solicitation material to the beneficial owners of Eagle common stock held of record by those persons, and Eagle may reimburse the brokerage houses, custodians, nominees and fiduciaries for reasonable transaction and clerical expenses. In addition to the use of the mail, proxies may be solicited personally or by telephone, facsimile or other means of communication by Eagle's directors, officers and regular employees. These people will receive no additional compensation for these services, but will be reimbursed for any expenses incurred by them in connection with these services.

        Eagle may engage a proxy solicitation firm to assist it in obtaining proxies from shareholders on a timely basis. As of the date of this joint proxy statement/prospectus, Eagle has not engaged a firm for the purpose of soliciting proxies. The cost of any proxy solicitation firm engaged by Eagle will be paid solely by Eagle.

Board Recommendation

        Eagle's board of directors unanimously determined that the merger agreement and the transactions contemplated by the merger agreement are in the best interests of Eagle and its shareholders. Accordingly, Eagle's board of directors unanimously approved and adopted the merger agreement and the transactions contemplated by the merger agreement, including the merger, and unanimously recommends that Eagle's shareholders vote "FOR" the issuance of shares of Eagle common stock in connection with the merger and "FOR" the proposal, if necessary, to approve an adjournment of the special meeting to permit the further solicitation of proxies.

        The proposed merger is of great importance to the shareholders of Eagle. You are urged to read and carefully consider the information presented in this joint proxy statement/prospectus and to complete, date, sign and promptly return the enclosed proxy card in the enclosed postage-prepaid envelope.

Dissenters' Rights

        Under Maryland law, Eagle's shareholders do not have the right to object to the merger or exercise dissenters' rights in connection with the merger.

THE MERGER

        Set forth on the following pages is a summary of the material terms and conditions of the merger agreement. This summary may not contain all the information about the merger agreement that is important to you. We encourage you to read the merger agreement, which is included as Appendix A to this joint proxy statement/prospectus, in its entirety.

Structure of the Merger

        The merger agreement provides for Eagle's acquisition of Fidelity through a merger of Fidelity with and into Woodmont, a wholly owned subsidiary of Eagle formed for the purpose of effecting the merger, with Woodmont being the surviving corporation in the merger. As a result of the merger, each share of Fidelity common stock will be converted into the right to receive 0.9202 shares of Eagle common stock, subject to reduction as described below under "Merger Consideration." Promptly following the effectiveness of the merger of Fidelity with and into Woodmont, F&T Bank will be merged with and into EagleBank, with EagleBank being the surviving bank, and Woodmont will then be merged with and into Eagle, with Eagle being the surviving corporation. After completion of the mergers, Eagle will be the direct holder of all of the outstanding shares of EagleBank, which will have the assets and liabilities of the combined banks.

        The articles of incorporation of Eagle will be the articles of incorporation of the surviving corporation after completion of the mergers, and the Eagle bylaws will be the bylaws of the surviving corporation.

        Upon completion of merger of Fidelity with and into Woodmont, Robert P. Pincus and one other member of Fidelity's current board of directors selected by Fidelity will be appointed to the board of directors of Eagle. Upon completion of the merger, Ronald D. Paul, President and Chief Executive Officer of Eagle, and Chairman and Chief Executive Officer of EagleBank, will also become Chairman of Eagle, and Mr. Pincus will become Vice Chairman of Eagle. In the event that the merger is effective prior to Eagle's 2008 annual meeting of shareholders, but not in time for the inclusion of the Fidelity designated directors as nominees for election as directors in Eagle's proxy materials, Eagle will appoint the Fidelity designated directors to newly created vacancies on the Eagle board of directors following the annual meeting. Upon completion of the merger of F&T Bank with and into EagleBank, Mr. Pincus and three other members of F&T Bank's current board of directors designated by F&T Bank will be appointed to the board of directors of EagleBank. Mr. Paul will continue to serve as Chairman of EagleBank, and Mr. Pincus will become Vice Chairman of EagleBank. See "Interests of Certain Persons in the Merger" at page            .

        The executive officers of Eagle and EagleBank following the mergers will be the those persons who are currently the executive officers of Eagle and EagleBank, except that Barry C. Watkins, President of F&T Bank, will become President of EagleBank's District of Columbia and Virginia regions, and Michael T. Flynn, Chief Operating Officer of Eagle and President of the District of Columbia region of EagleBank, will serve only as Chief Operating Officer of Eagle. Certain of the other executive officers of Fidelity and F&T Bank are expected to join EagleBank, as discussed under "Interests of Certain Persons in the Merger" at page            .

Merger Consideration

        At the effective time of the merger, each issued and outstanding share of Fidelity common stock will be converted into the right to receive 0.9202 of a share of Eagle common stock, subject to reduction as described below, together with cash in lieu of any fractional share of Eagle common stock to which a shareholder would be entitled.

        Potential Reduction of the Conversion Ratio.    If, at the effective time of the merger, the pro forma consolidated book value of Fidelity as of September 30, 2007, adjusted for the items set forth below, would be below $7.50 per share, then the conversion ratio will be reduced to the number of shares determined by dividing Fidelity's September 30, 2007 pro forma book value per share, as agreed upon for purposes of the merger agreement by $8.15, calculated to four decimal places.

        Fidelity's September 30, 2007 pro forma book value per share shall be determined by adjusting Fidelity's adjusted September 30, 2007 book value of $31,552,620 by the net amount of following items only:

  (i)
  operating losses of F&T Mortgage;

  (ii)
  expenses incurred by Fidelity or any Fidelity subsidiary in connection with the winding down of F&T Mortgage (including but not limited to lease and contract termination fees, severance obligations, salary and benefit expense, legal, accounting and consulting fees);

  (iii)
  deficiencies on inter-company payments or liabilities due from F&T Mortgage to F&T Bank;

  (iv)
  losses on the sale of loans held for sale;

  (v)
  net charge-offs;

  (vi)
  increases to the allowance for loan losses necessary to conform to Eagle's policies for such items, to the extent such increases are in the aggregate in excess of $750,000;

  (vii)
  increases to valuation adjustments for loans held for sale as may be determined pursuant to the merger agreement;

  (viii)
  reserves for litigation, litigation expenses and amounts paid or payable upon judgment or in settlement relating to litigation as may be determined pursuant to the merger agreement;

  (ix)
  any other agreed upon adjustments to Fidelity's book value; and

  (x)
  dividing such adjusted book value by the number of shares of Fidelity Common Stock outstanding as of September 30, 2007.

        An adjustment relating to items (ii) through (viii) will be made, however, only to the extent such the aggregate of such amounts exceeds the amount reserved or provided for such items at September 30, 2007, and any adjustment shall be made only by the amount by which the net amount of the adjustments in (i) through (viii) above exceeds $400,000. In no event will the adjustments result in an increase in the conversion ratio. The procedures for adjustment of the conversion ratio do not increase Fidelity's book value above the September 30, 2007 agreed upon levels for earnings, option exercises or other accretions.

        There can be no assurance that the conversion ratio will not adjust downward. If the conversion ratio is adjusted, the number of shares of Eagle common stock which holders of Fidelity common stock will receive will be lower than 0.9202. If the merger were completed as of March 31, 2008, we preliminarily estimate that the conversion ratio would be 0.6867 shares of Eagle common stock for each share of Fidelity common stock. In making this estimate, we considered changes in items (i) though (v) above which are reflected in or derivable from Fidelity's consolidated financial statements for the three months ended March 31, 2008. We did not include any adjustment pursuant to any other items as such amounts would either adjust for the same item more than once, or are not readily determinable at this time. The actual conversion ratio may be higher or lower than the estimated adjusted conversion ratio as of March 31, 2008.

        The Conversion Ratio will be proportionately adjusted for dividends on Eagle common stock payable in shares of Eagle common stock or any combination or subdivision of the Eagle common stock the record date for which is after the date of the merger agreement but prior to the completion of the merger.

        No Cash Option; Fluctuating Value of Transaction.    Holders of Fidelity common stock do not have the option to elect to receive cash in the merger. Other than those holders of Fidelity common stock who elect to exercise, perfect and fully implement their dissenter's rights, all holders of Fidelity common stock will receive shares of Eagle common stock as a result of the merger. Eagle will not issue any fractional shares of Eagle common stock in the merger. Fidelity shareholders will receive cash for any fractional shares of Eagle common stock owed to them in an amount, without interest, based on the average closing price of Eagle common stock during a five day period ending immediately before the date which is two business days prior to the effective time of the merger.

        The value of shares of Eagle common stock will fluctuate based on factors relating to Eagle's performance, market conditions and perceptions and other factors, many of which are beyond the control of Eagle and Fidelity. There can be no assurance as to the value of the shares of Eagle common stock which will be issued to holders of Fidelity common stock upon completion of the merger. The value of the Eagle shares into which Fidelity common stock is converted may be higher or lower than the $11.51 value of 0.9202 shares of Eagle common stock as of the date of the merger agreement, may be higher or lower than the $            value of 0.9202 shares of Eagle common stock as of                        , 2008 and may be higher or lower than the $            value of 0.6867 shares of Eagle common stock as of                        , 2008.

Surrender of Certificates Representing Fidelity Common Stock

        Upon effectiveness of the merger, certificates which formerly represented shares of Fidelity common stock will represent the number of shares of Eagle common stock into which such shares have been converted, except that until exchanged for Eagle common stock, the holders of Fidelity common stock certificates will not be entitled to receive payment of dividends or other distributions or payments on Eagle common stock.

        Eagle has appointed its transfer agent, Computershare Investor Services, as the exchange agent with respect to the merger. Within 10 days following effectiveness of the merger, the exchange agent will mail to each holder of Fidelity common stock a letter of transmittal and instructions for use in the exchange of shares of Fidelity common stock for shares of Eagle common stock and cash in lieu of fractional shares, including procedures, including the posting of a bond, to be followed in the event that certificates representing Fidelity common stock have been lost or destroyed. Holders of Fidelity common stock should not deliver their certificates until they have received transmittal forms, and should not return certificates with the enclosed form of proxy.

        Upon surrender of certificates representing shares of Fidelity common stock, the exchange agent will issue uncertificated, or book entry, shares, registered in the name of the former Fidelity shareholder, representing the number of whole shares of Eagle common stock into which such holder's shares have been converted. Each former Fidelity shareholder will receive a statement evidencing the issuance of uncertificated shares of Eagle common stock for the benefit of such shareholder, together with a check representing payment, without interest, of cash in lieu of any fractional share of Eagle common stock to which such holder may be entitled, and, if appropriate, a check representing payment, without interest, of any dividend or other cash payment or distribution on such holder's shares of Eagle common stock which may have been withheld as a result of such holder's failure to earlier surrender his or her Fidelity certificates for exchange. Each shareholder will have the ability to request a physical share certificate representing his/her shares of Eagle common stock at any time after he/she completes the exchange of his/her Fidelity certificates. Notwithstanding the foregoing, any shares of Eagle common stock which are required to carry a legend, such as shares of Eagle common stock to be issued to affiliates of Fidelity, will be represented by physical share certificates.

        If any holder of Fidelity common stock has not surrendered his or her certificates for exchange within twelve months of the effectiveness of the merger, the shares to which he or she would be entitled may, at Eagle's option, be sold and the proceeds of sale, together with any cash in lieu of fractional shares and previously accrued dividends, held in a non-interest bearing account for the former shareholder's benefit. In such event, the shareholder will only have the right to receive any shares of Eagle common stock which have not been sold, if any, and to collect, without interest, and subject to applicable laws of escheat, the cash in the account representing the net proceeds of the sale, cash in lieu and accumulated dividends, upon proper surrender of his or her Fidelity certificates.

Treatment of Fidelity Options

        As of the effective time of the merger, each outstanding option to acquire a share of Fidelity common stock under Fidelity's stock option plans will be converted into an option to purchase shares of Eagle common stock. Eagle will assume each Fidelity option in accordance with the terms and conditions of the Fidelity stock option plan pursuant to which such option was issued, the agreement evidencing the grant of such option, and any other agreement between Fidelity and the holder of the option, except that

  •
  from and after the effective time of the merger, each Fidelity option will be exercisable only for Eagle common stock;

  •
  the number of shares of Eagle common stock that may be acquired pursuant to such Fidelity option will be the number of shares of Fidelity common stock subject to such option multiplied by the conversion ratio, rounded down to the nearest whole share; and

  •
  the exercise price per share will be equal to the exercise price per share of Fidelity common stock divided by the conversion ratio, rounded up to the nearest cent.

        Eagle has agreed to file one or more registration statements on Form S-8 registering shares of Eagle common stock issuable upon exercise of the Fidelity options that are assumed by Eagle under the merger agreement.

Support Agreement

        As a condition to the obligation of Eagle to consummate the merger, each of the directors and executive officers of Fidelity and F&T Bank has entered into an agreement with respect to the voting of shares of Fidelity common stock which they own or control (the "Support Agreement"). Pursuant to the Support Agreement, the directors and executive officers of Fidelity and F&T Bank have agreed, in their capacities as shareholders, that they will vote an aggregate of 1,319,179 shares of Fidelity common stock which they possess the power to vote or direct the voting of, or approximately 31.4% of the total number of shares of Fidelity common stock outstanding, in favor of the merger agreement and the transactions contemplated by the merger agreement. Under the Support Agreement, the directors and executive officers also agreed not to tender into any tender or exchange offer, or sell, transfer, hypothecate, grant a security interest in, or otherwise dispose of or encumber any of his or her shares of Fidelity common stock, or any options to acquire Fidelity common stock, not to exercise any option to purchase Fidelity common stock prior to the effective time, unless it would otherwise expire, and, except with the prior written consent of Eagle, not to purchase or submit a bid to purchase or an offer to sell any shares of Eagle common stock during the period during which the value of Eagle common stock for purposes of establishing the cash in lieu rate is determined. The officers and directors also agreed, in their capacity as such, that they will not authorize, direct, encourage or induce any person to solicit any alternative acquisition proposal in violation of Fidelity's covenant not to solicit such proposals.

Non-Competition Agreements

        As a condition of the obligation of Eagle to consummate the merger, each director of Fidelity and F&T Bank, other than Mr. Pincus and Mr. Watkins, has entered into an agreement restricting such director's ability to engage in activities in competition with Eagle and EagleBank following the effective time of the merger. The directors did not receive any separate or additional compensation for entering into the non-compete agreements.

        Under the non-compete agreements, each director has agreed that for a period of one year following the effectiveness of the merger, he or she shall not, directly or indirectly, engage or (i) participate in the ownership, management, operation, control or financing of; or (ii) provide any service, advice or assistance regarding the management, operation, formation or acquisition of; (iii) have any financial interest in, whether as organizer, director, advisory director, officer, employee, consultant, partner, contractor, shareholder (other than as a holder of less than 5% of the capital stock of a financial institution); of any federal or state commercial bank, credit union, industrial loan bank, savings institution, thrift or non-bank commercial or commercial real estate lending business, or any person or entity seeking to acquire or form such a institution or company (a "financial institution"), competitive with Eagle or EagleBank's business as it exists on the date of the non-compete agreements, which has a branch or loan production office located in the Maryland counties of Montgomery, Prince Georges, Frederick, Howard, and the District of Columbia, and the Virginia counties of Arlington, Fairfax, Fauquier, Loudoun and Prince William and the cities of Alexandria, Fairfax, Falls Church, Manassas and Manassas Park, including but not limited to a financial institution engaged in, or which controls any entity engaged in, retail banking services, commercial banking services, consumer savings accounts, deposit production, commercial loan production or commercial or commercial real estate lending services in the designated area. Such restrictions do not apply to any relationship preexisting the non-compete agreements, and do not apply to advisory relationships with a financial institution which the director may have solely in the capacity as legal counsel, investment banker or independent public accountant or to activities that are not in the designated area.

        The non-compete agreements also contain specified exclusions for Robert Tyson, Robert Fiallo and Christopher Miller, directors of Fidelity and/or F&T Bank who are currently engaged in certain mortgage brokerage business activities set forth in the agreements, and provide that such activities may continue to the extent that they are not with customers of Eagle, EagleBank, Fidelity or F&T Bank, and that brokered commercial and commercial real estate loans originated by Messrs. Tyson and Fiallo must be first offered to Eagle and EagleBank. The non-compete agreements provide that Mr. Miller may change his employment during the term of the agreement to work for a financial institution which has an office within the area covered by the agreement. The non-compete agreements also provide that Jay Weinstein, a director of F&T Bank, will not in any way be restricted from the sale of his financial advisor business to another financial institution or affiliation of his business with another financial institution in the area covered by the non-compete agreement.

        Additionally, for a period of two years following the effectiveness of the merger, the Fidelity and F&T Bank directors may not directly or indirectly, for or on behalf of such director or any other person or entity, accept banking business from, solicit the banking business of, or induce to discontinue, terminate or reduce the extent of their relationship with Eagle or EagleBank, any person or entity who was a customer of Fidelity, F&T Bank, Eagle or EagleBank; or initiate any offer of employment to or hiring process with respect to, or in any manner solicit the services, or hire any person who was an employee of Fidelity or F&T Bank. Further, the Fidelity and F&T Bank directors have agreed that for a period of two years following the effectiveness of the merger, they shall not disclose or use, or authorize any person or entity to disclose or use, any confidential or nonpublic information relating to Eagle, EagleBank, Fidelity or F&T Bank of which such director is aware or to which such director has access, as a result of service on the board of directors or as an officer of Eagle, EagleBank, Fidelity or F&T Bank.

Effectiveness of the Merger

        The closing of the merger will take place within 30 days of the receipt of all required approvals and authorizations of government and regulatory authorities, the expiration of all applicable waiting periods, and the satisfaction or waiver of all conditions to the merger. The merger will become effective upon the later of the filing of Articles of Merger with the Maryland Department of Assessments and Taxation or the date indicated in the Articles of Merger. It is expected that the merger will become effective on the same day of the closing, unless otherwise agreed in writing by the parties to the merger agreement.

Material United States Federal Income Tax Consequences

        General.    The following discusses the material U.S. federal income tax consequences of the merger. This discussion is based on the Internal Revenue Code of 1986 (the "Code"), as amended, applicable Treasury regulations, administrative interpretations and court decisions as in effect as of the date of this joint proxy statement/prospectus, all of which may change, possibly with retroactive effect. This discussion assumes that Fidelity shareholders hold their Fidelity common stock, and will hold their Eagle common stock, as capital assets. This discussion does not address all aspects of federal income taxation that may be important to a Fidelity shareholder in light of that shareholder's particular circumstances or to a Fidelity shareholder subject to special rules, such as:

  •
  a person who is not a citizen or resident of the United States;

  •
  a financial institution or insurance company;

  •
  a tax-exempt organization;

  •
  a dealer or broker in securities;

  •
  a person who holds Fidelity common stock as part of a hedge, appreciated financial position, straddle, conversion or other integrated transaction;

  •
  a partnership or other entity classified as a partnership for U.S. federal income tax purposes;

  •
  a person liable for the alternative minimum tax; or

  •
  a person who acquired Fidelity common stock pursuant to the exercise of compensatory options or otherwise as compensation.

        This discussion is not a complete analysis or description of all potential federal income tax consequences to the merger. It does not address tax consequences that may vary with, or are contingent on, individual circumstances. In addition, it does not address any non-income tax or any foreign, state or local tax consequences of the merger. Accordingly, shareholders are strongly encouraged to consult their own tax advisors to determine their particular tax consequences.

        Tax Opinion.    Eagle and Fidelity have received an opinion of Kennedy & Baris, LLP, which has been filed with the SEC as an exhibit to the registration statement of which this joint proxy statement/prospectus is a part, to the effect that the merger will be a reorganization within the meaning of Section 368 of the Code, and will have the tax consequences described below. The opinion of Kennedy & Baris, LLP relies on (1) representations made by Eagle and Fidelity, including those contained in certificates of officers of Eagle and Fidelity, and (2) certain assumptions, including an assumption regarding the completion of the merger in the manner contemplated by the merger agreement. In addition, the opinion assumes the absence of changes in existing facts or in law between the date of this joint proxy statement/prospectus and the closing date of the merger. If any of those representations, covenants or assumptions is inaccurate the tax consequences of the merger could differ from those described herein.

        The following is a description of the expected federal income tax consequences of the merger to Eagle, Fidelity and the shareholders of Fidelity:

  •
  no gain or loss will be recognized by Eagle, Woodmont, EagleBank, Fidelity or F&T Bank upon consummation of the transactions contemplated by the merger agreement;

  •
  the basis of the assets of F&T Bank in the hands of Eagle, Woodmont or EagleBank will be the same as the basis of such assets in the hands of Fidelity or F&T Bank immediately prior to the effective time;

  •
  the holding period of the assets of F&T Bank transferred to Eagle, Woodmont and EagleBank will include the period during which such assets were held by Fidelity or F&T Bank prior to the effective time;

  •
  no gain or loss will be recognized by the shareholders of Fidelity upon the receipt of Eagle common stock in exchange for their shares of Fidelity common stock (except in respect of cash received in lieu of the issuance of fractional shares of Eagle common stock);

  •
  the basis of the Eagle common stock received by a Fidelity shareholder who exchanges Fidelity common stock for Eagle common stock will be the same as the basis of the Fidelity common stock surrendered in exchange therefore (subject to adjustments required as the result of receipt of cash in lieu of a fractional share of Eagle common stock);

  •
  cash received by a Fidelity shareholder in lieu of a fractional share of Eagle common stock will be treated as having been received as a distribution in redemption of the fractional share interest of Eagle common stock which he would otherwise be entitled to receive, subject to the provisions and limitations of Section 302 of the Code;

  •
  the holding period of the Eagle common stock received by the shareholders of Fidelity will include the holding period of the shares of Fidelity common stock surrendered in exchange, provided that such shares of Eagle common stock are held as a capital asset as of the effective time.

        The opinion of Kennedy & Baris, LLP is not binding on the Internal Revenue Service (the "IRS") and does not preclude the IRS or the courts from disagreeing with the opinion of Kennedy & Baris, LLP or otherwise adopting a contrary position. In the event of such disagreement, there is no assurance that the IRS would not prevail in a judicial or administrative proceeding. Eagle and Fidelity do not intend to obtain a ruling from the IRS on the tax consequences of the merger.

        As a result of the complexity of the tax laws and the impact of each shareholder's particular circumstances upon the tax consequences of the merger, the information set forth above regarding the federal income tax consequences of the merger is not intended to be individualized tax or legal advice to the shareholders of Fidelity. Each shareholder should consult his or her own tax or financial counsel as to the specific federal, state, and local tax consequences of the merger, if any, to such shareholder.

        For federal income tax purposes, holders of Eagle common stock will not recognize gain or loss as a result of the merger.

        Backup Withholding and Information Reporting.    Information returns will be filed with the IRS in connection with cash payments for shares of Fidelity common stock pursuant to the merger. Backup withholding at a rate of 28% may apply to cash paid to a Fidelity shareholder, unless such shareholder furnishes a correct taxpayer identification number and certifies that he or she is not subject to backup withholding on the substitute Form W-9 included in the letter of transmittal to be delivered to the shareholder following the completion of the merger. Any amount withheld under the backup withholding rules will be allowable as a refund or credit against a holder's U.S. federal income tax liability, provided required information is furnished to the IRS. The IRS may impose a penalty upon any taxpayer that fails to provide the correct taxpayer identification number.

        Reporting Requirements.    Holders of Fidelity common stock receiving Eagle common stock as a result of the merger will be required to retain records pertaining to the merger and will be required to file with their United States federal income tax return for the year in which the merger takes place a statement setting forth facts relating to the merger. The facts to be disclosed by such holder include the holder's basis in the shares of Fidelity common stock transferred in the merger, and the fair market value of the Eagle common stock and the amount of cash received in the merger.

Interests of Certain Persons in the Merger

        In considering the recommendation of Fidelity board of directors that Fidelity shareholders vote in favor of the proposal to approve the merger agreement and the merger, Fidelity shareholders should be aware that Fidelity's directors and officers may have interests in the transactions contemplated by the merger agreement, including the merger, that may be different from, or in addition to, their interests as shareholders of Fidelity. Fidelity's board of directors was aware of these interests and took them into account in its decision to approve and adopt the merger agreement and the transactions contemplated by the merger agreement, including the merger.

        Options to Acquire Fidelity Common Stock.    As of the record date for the Fidelity special meeting, Fidelity's and F&T Bank's directors and executive officers owned, in the aggregate, options to purchase 507,070 shares of Fidelity common stock under Fidelity's equity compensation plans. Each issued and outstanding option to purchase shares of Fidelity common stock as of the effective time which has not previously vested, will become vested in full and exercisable at the effective time of the merger, in accordance with the terms of the Fidelity option plans, and will be converted into an option to purchase shares of Eagle common stock, as set forth under "The Merger—Treatment of Fidelity Options" at page         . Under the terms of its option plans, Fidelity may also accelerate the vesting of any option prior to the effective time, provided, however that under the merger agreement, the consent of Eagle would be required to effect such an acceleration.

        Compensation and Termination Agreements.    EagleBank has entered into an agreement with each of Messrs. Pincus and Watkins regarding the termination of their existing agreements with Fidelity and/or F&T Bank. Under the termination agreements, Mr. Pincus and Mr. Watkins agree that they will not receive any severance or change in control payments in connection with the merger. EagleBank has also entered into new agreements, effective as of the effective time, pursuant to which Mr. Pincus will serve as Vice Chairman of the board of directors of EagleBank, and Mr. Watkins will serve as President of the District of Columbia and Virginia regions of EagleBank.

        Under his agreement, Mr. Pincus will be retained to serve as Vice Chairman of the board of directors of EagleBank, and receive an annual payment of $220,000, subject to annual increase to reflect, at a minimum, the increase in the consumer price index, in lieu of all other fees for service on the board of directors. Mr. Pincus will also be eligible to receive incentive bonuses pursuant to board approved plans, and to a car allowance of $1,250 per month. The agreement has a term of three years. In the event of early termination of the agreement by EagleBank without cause, or as a result of Mr. Pincus' death or disability, Mr. Pincus would be entitled to receive continued payment of retainer compensation and car allowance for the remainder of the term, subject to his continued compliance with the confidentiality, noncompete and nonsolicitation provisions of the agreement. The agreement provides that during the term and for a period of eighteen months after termination, Mr. Pincus will not in any capacity (i) render any services to a bank or financial services business, including but not limited to any consumer savings, commercial banking, insurance or trust business, or a savings and loan or mortgage business, or other business in which EagleBank has invested significant resources in anticipation of commencing, or to any person or entity that is attempting to form such a business if it operates any office, branch or other facility that is (or is proposed to be) located within a thirty-five mile radius of the location of any branch of Eagle, EagleBank, Fidelity or F&T Bank or their affiliates, or (ii) induce or attempt to induce any customers, suppliers, officers, employees, contractors, consultants, agents or representatives of, or any other person that has a business relationship with, Eagle, EagleBank, Fidelity or F&T Bank or their affiliates, to discontinue, terminate or reduce the extent of their relationship with such entity or to solicit any such customer for any competitive product or service, or otherwise solicit any customer or employee of Eagle, EagleBank, Fidelity or F&T Bank or their affiliates.

        Under the agreement, in the event that (i) Mr. Pincus is terminated without cause after a change in control, (ii) his title, duties or position are materially reduced within twelve months after a change in control, without his consent, such that he would not have materially comparable compensation benefits and responsibilities, and not have his primary worksite moved more than twenty five miles, and such change is not cured within thirty days of notice of termination, or (iii) he voluntary terminates the agreement within the thirty day period following twelve months after a change in control, Mr. Pincus would be entitled to receive a lump sum payment equal to 2.99 times his highest rate of base compensation in effect within the twelve months prior to termination, subject to adjustment to avoid adverse tax consequences resulting from characterization of such payment for tax purposes as a "parachute payment."

        Under his agreement, Mr. Watkins will serve as President of the District of Columbia and Virginia regions of EagleBank. Pursuant to this agreement, which has a term of three years from the effective date of the merger, Mr. Watkins will be entitled to base compensation at an initial rate of $250,000 per year, a car allowance of $1,500 per month, bank paid life insurance, up to an annual premium of $5,000, paid parking and participation in all other health, welfare, benefit, retirement, stock, option and bonus plans, if any, generally available to officers of EagleBank. If Mr. Watkins is terminated without cause, then subject to his continued compliance with the confidentiality, noncompetition and nonsolicit provision of the agreement, he will be entitled to receive continued base salary and COBRA payments for a period of one year following termination. The confidentiality, noncompete and nonsolicit provisions of Mr. Watkins' agreement are identical to those in Mr. Pincus' agreement, except that they extend for a period of twelve months following termination.

        Under the agreement, in the event that (i) Mr. Watkins is terminated without cause after a change in control, (ii) his title, duties or position are materially reduced within twelve months after a change in control, without his consent, such that he would not have materially comparable compensation benefits and responsibilities, and not have his primary worksite moved more than twenty five miles, and such change is not cured within thirty days of notice of termination or (iii) he voluntary terminates the agreement within the thirty day period following twelve months after a change in control, Mr. Watkins would be entitled to receive a lump sum payment equal to 2.99 times his highest rate of base compensation in effect within the twelve months prior to termination, subject to adjustment to avoid adverse tax consequences resulting from characterization of such payment for tax purposes as a "parachute payment."

        Bonus Payments.    Under his current compensation agreement, Mr. Pincus would be entitled to receive a bonus of $100,000, payable at June 30, 2008 if F&T Bank's portfolio loans and its deposits were at or exceeded specified levels at that date. Also, under an agreement with a limited liability company through which Albert A. D'Alessandro, the Chairman of F&T Bank's advisory board serves, bonuses of up to $50,000 is payable by F&T Bank if the loans and deposits generated by members of the advisory board, exceed designated levels. As the levels of loans and deposits necessary to pay bonuses to each of Mr. Pincus and Mr. D'Alessandro have already been reached, it is a condition to closing that Mr. Pincus and Mr. D'Alessandro's company shall have been paid these bonuses prior to closing.

        Change in Control and Severance Payments    F&T Bank currently has employment agreements with each of the officers set forth in the table below, which expire on October 1, 2008, subject to automatic renewal unless either party gives notice of an intent not to renew. Eagle will assume these contracts at the effective time. Under these employment agreements, if there is a change in control of Fidelity (the merger will result in a change in control), and if within one year of the change in control, without the consent of the employee, the officer's responsibilities are reduced in a manner inconsistent with his/her position; the officer's base compensation is reduced; or his/her office is relocated more than fifty miles, then the officer has thirty days to resign. If the officer elects to resign (a "Change in Control Resignation"), he/she will be entitled to receive a lump sum payment equal to two times the amount of the officer's current base salary and the cost of two years of continued health insurance benefits under COBRA (a "Change in Control Resignation Payment"). If any officer does not become entitled to receive a Change in Control Resignation

Payment, but Eagle, as the successor to F&T Bank, elects not to extend such officer's employment agreement or terminates the officer's employment without cause, then such officer will be entitled to receive continued payments of base salary and COBRA payments for a period of twelve months (a "Severance Payment").

Name	Title	Change in Control Resignation Payment(1)	Severance Payment(1)
Diane M. Begg	Chief Financial Officer	$351,233	$175,616
Gloria M. Reyes	Chief Credit Officer	$278,250	$139,125
J. Mercedes Alvarez	Chief Corporate Officer	$306,198	$153,099
Cynthia A. Pehl	Chief Risk Officer	$274,096	$137,048
Kim Ray	Chief Operating Officer	$306,454	$153,227
Susan J. Schumacher	Commercial Deposit Services Manager	$267,120	$133,560

(1)
Based on base salary as in effect on December 31, 2007 and estimated COBRA expense. Amounts rounded to the nearest whole dollar.

        It is currently anticipated that all executive officers of Fidelity will be offered continued employment with EagleBank. It is expected that each of these officers will be eligible to receive a Change in Control Resignation payment or a Severance Payment.

        Mr. Pincus' relationship with Milestone Advisors, LLC.    Robert P. Pincus is the Chairman of Milestone Merchant Partners, LLC, the parent company of Milestone Advisors, LLC ("Milestone Advisors"). While he is not receiving any compensation related to this transaction, he does receive compensation for other transactions from Milestone Merchant Partners, LLC. Mr. Pincus's relationship with Milestone Merchant Partners, LLC was fully disclosed to the Fidelity board of directors prior to receiving the opinion of Milestone Advisors.

        Line of Credit.    Independent of the obligations of Eagle and Fidelity under the merger agreement, EagleBank has provided Fidelity with a revolving line of credit, secured by a first lien security interest in all of the stock of F&T Bank, pursuant to which EagleBank may lend up to $12.9 million to Fidelity for the purpose of contributing additional capital to F&T Bank, in the form of subordinated debt and equity. The line of credit will be repaid upon effectiveness of the merger and bank merger. The obligation of Fidelity under the line of credit will exist regardless of whether the merger and bank merger are completed.

Accounting Treatment

        Eagle will account for the merger as a purchase, as that term is used under United States generally accepted accounting principles ("GAAP"), for accounting and financial reporting purposes. Under purchase accounting, the assets and liabilities of Fidelity as of the effective time will be recorded at their respective fair values and combined with those of Eagle. The amount by which the purchase price paid by Eagle exceeds the fair value of the net tangible and identifiable intangible assets acquired by Eagle through the merger will be recorded as goodwill. Financial statements of Eagle issued after the effective time will reflect these values and will not be restated retroactively to reflect the historical financial position or results of operations of Fidelity.

Regulatory Approvals Required for the Merger

        Eagle and Fidelity have agreed to use their reasonable efforts to obtain all regulatory approvals required to consummate the transactions contemplated by the merger agreement, which include the approvals of the Board of Governors of the Federal Reserve System and the Maryland Commissioner of Financial Regulation. We have filed applications in order to obtain these approvals. The merger cannot proceed without these regulatory approvals. It is presently contemplated that if any additional governmental approvals or actions are required (including any approvals necessary to acquire the inactive business of F&T Mortgage), such approvals or actions will be sought. Although Eagle and Fidelity expect to obtain all necessary regulatory approvals, there can be no assurance as to if and when these regulatory approvals will be obtained. There can also be no assurance that the United States Department of Justice or any state attorney general will not attempt to challenge the merger on antitrust grounds, or, if such a challenge is made, there can be no assurance as to its result.

        A regulatory body's approval may contain terms or impose conditions or restrictions relating or applying to, or requiring changes in or limitations on, the operation or ownership of any asset or business of Eagle, Fidelity or any of their respective subsidiaries, or Eagle's ownership of Fidelity, or requiring asset divestitures. The merger agreement permits Eagle to decline to consummate the merger if any approval imposes any condition that, in the reasonable judgment of Eagle, would have a material adverse effect on the value of the merger to Eagle (excluding conditions that are ordinarily imposed in connection with transactions like the merger). There can be no assurance that the required regulatory approvals will be obtained on terms that satisfy the conditions to closing of the merger or within the time frame contemplated by Eagle and Fidelity. See "The Merger—Conditions to the Merger" at page         .

Background of the Merger

        On October 10, 2007, Fidelity board member and F&T Bank Chair, Robert P. Pincus and Eagle's President and Chief Executive Officer, Ronald D. Paul, met over breakfast and discussed the overall banking environment. The discussion led to talks of a possible business combination of the two financial institutions, Fidelity and Eagle, and all its positive opportunities. Mr. Pincus and Mr. Paul agreed to explore the merger option and to each seek input from an investment banking firm.

        On October 18, 2007, Diane M. Begg, CFO of Fidelity met with William L. Boyan, III of Sandler O'Neill, Eagle's financial advisor, to discuss Fidelity's historical financial and operating results and discuss certain preliminary due diligence questions.

        On October 23, 2007, Mr. Pincus met with Norman R. Pozez, Director of Fidelity, and John J. Nelligan and Eugene S. Weil of Milestone Advisors and discussed the rendering of financial advisory services to Fidelity in connection with a possible merger with Eagle.

        On October 24, 2007, Susan B. Hepner, Chair of Fidelity's board of directors, executed an engagement letter between Fidelity and Milestone Advisors to retain its services for the purpose of assisting Fidelity in structuring, negotiating, and ultimately issuing a fairness opinion with respect to the merger with Eagle.

        On October 31, 2007, Mr. Pincus met with Mr. Paul, Leland M. Weinstein, a director of Eagle, Messrs. Nelligan and Weil of Milestone Advisors, and Mr. Boyan, of Sandler O'Neill, to discuss all the business opportunities associated with a potential merger between Eagle and Fidelity, the compatibilities between the two institutions and benefits for the current clients and shareholders. The group agreed to pursue a letter of intent and definitive merger agreement.

        On November 7, 2007, Fidelity's board of directors met and affirmed the retention of Milestone Advisors. The board requested that Milestone Advisors also render a fairness opinion on the sale transaction. The board of directors discussed and considered the terms and conditions of the preliminary merger agreement.

        Between November 7 and November 29, 2007, the parties and the financial and legal advisors conducted due diligence and negotiated the material terms of the merger agreement and the related agreement.

        On November 30, 2007, Fidelity's board of directors met with its financial advisor, Mr. Nelligan of Milestone Advisors, and legal advisors, Philip Feigen and Jonathan Pavony of Patton Boggs LLP, to discuss and consider the financial, business, strategic and legal aspects relating to the merger agreement, the merger, and related transactions contemplated by the merger agreement. Fidelity's board determined that it was in the best interest of Fidelity and its shareholders and approved entering into the agreement and plan of merger with Eagle.

        Eagle and Fidelity executed the definitive merger agreement and issued a press release publicly announcing the transaction on December 2, 2007.

Fidelity's Reasons for the Merger; Recommendation of Fidelity's Board of Directors

        The terms of the merger agreement, including the consideration to be paid to Fidelity's shareholders, were the result of arms-length negotiations. While evaluating the merger proposal the Fidelity board of directors considered a number of factors, including informal discussions with other local banking institutions. None of the informal discussions with other local banking institutions materialized. After considering its options, including continuing to operate on a stand alone basis, the board concluded that the merger presented a more favorable opportunity for maximizing shareholder value than Fidelity's other alternatives. Positive features included, but were not limited to:

  •
  the consideration to be paid to Fidelity's shareholders relative to the market value, book value and earnings per share of Fidelity common stock;

  •
  the greater liquidity of Eagle common stock compared to Fidelity common stock;

  •
  the terms and conditions of the merger agreement, including the stock consideration, the agreement of certain directors and executive officers of Fidelity and F&T Bank to vote in favor of the merger agreement, the limitations on the interim business operations of Fidelity, the conditions to consummation of the merger, the circumstances under which the merger agreement could be terminated and the advice of Fidelity's financial and legal advisors;

  •
  information regarding the business, operations, earnings, financial condition, management and prospects of Fidelity and Eagle;

  •
  the belief that the terms of the merger are fair to and in the best interest of the Fidelity shareholders;

  •
  that the current consideration to be received in the merger would deliver more value to Fidelity shareholders than the value that could be expected if Fidelity were to continue as an independent company;

  •
  the financial condition, results of operations and businesses of Eagle and Fidelity before and after giving effect to the merger based on due diligence and publicly available earnings estimates for Eagle;

  •
  the strategic fit of Eagle and Fidelity, including the belief that the merger has the potential to enhance shareholder value through growth opportunities and synergies resulting from combining the companies' complementary strengths and assets;

  •
  the combined capital strength resulting from the merger will provide expanded lending opportunities to meet the needs of the resulting institution's market;

  •
  the expansion of the branch network resulting from the merger will provide an expanded market for the delivery of banking products and services;

  •
  the combination of human and technological resources resulting from the merger will enhance the delivery of services to our customers;

  •
  the importance of maintaining local access to decision makers who know and can deliver to our customers' business needs is satisfied by the merger;

  •
  the opinion of Milestone Advisors that the consideration is fair, from a financial point of view, to Fidelity's shareholders.

        The Fidelity board of directors also considered the potential adverse consequences of the proposed merger, including:

  •
  the challenges of combining the businesses, assets and workforces of the two companies;

  •
  the risk of not achieving expected operating efficiencies or growth;

  •
  the possibility that the consideration payable to shareholders could decrease if the conversion ratio is reduced or the price of Eagle common stock declines prior to the closing date (see "The Merger—Merger Consideration—Potential Reduction of the Conversion Ratio at page            );

  •
  the risk of diverting management focus and resources from other strategic opportunities and from operational matters while working to implement the merger;

  •
  the risk that the merger will not be consummated.

        The above discussion of the information and factors considered by the Fidelity board of directors is not intended to be exhaustive, but includes the material factors the Fidelity board of directors considered. In reaching its determination to approve and recommend the merger, the Fidelity board of directors did not assign any relative or specific weights to the foregoing factors, and individual directors may have given differing weights to different factors.

        The Fidelity board of directors believes that the merger is in the best interests of Fidelity and its shareholders. Accordingly the Fidelity board of directors has approved the merger agreement unanimously and recommends unanimously that you vote "FOR" approval of the merger and the merger agreement.

Eagle's Background and Reasons for the Merger

        In reaching its decision to approve and adopt the merger agreement and the transactions contemplated thereby, Eagle's board of directors, in consultation with management and its financial and legal advisors, considered numerous factors. In determining that the merger was in the best interests of Eagle and its shareholders, the board considered the positive aspects of engaging in the merger, which included but were not limited to the expectation that:

  •
  the merger will, in a cost effective manner:

  •
  substantially increase EagleBank's assets and capital base, allowing it to provide customers with larger loans, and a wider variety of loan, deposit and other products;

  •
  expand its human and financial resources;

  •
  the addition of Fidelity's six offices will provide EagleBank with greater presence in the District of Columbia and Montgomery County, and provide it with the opportunity to enter the Northern Virginia market for the first time; and

  •
  the merger will provide the combined company with opportunities for cross selling of products and for substantial cost savings through reduction of administrative and overhead expenses, as well as possible branch consolidation in the future, resulting in a transaction which should produce increased income, increased income per share and other financial benefits for Eagle shareholders.

        The board of directors also considered the potential negative aspects of to the proposed merger, including but not limited to the risks that:

  •
  the potential liabilities relating to F&T Mortgage, including liability relating to litigation related to F&T Mortgage's mortgage repurchase obligations, could be greater than anticipated;

  •
  Fidelity's allowance for loan losses would not be adequate to absorb losses inherent in its portfolio, and that the quality of its portfolio would be lower than it was perceived to be;

  •
  the adjustment provisions built into the merger agreement would not fully compensate Eagle for the foregoing risks;

  •
  integration of Fidelity would take longer, and be more expensive, than anticipated; and

  •
  Eagle would be unable to successfully retain and provide additional services to Fidelity's customers.

        After the initial meeting between Mr. Paul and Mr. Pincus discussed in "Background of the Merger" above, Eagle consulted with its legal counsel and financial advisor, to assist it in conducting due diligence on Fidelity, and to commence preparing a draft definitive agreement. During the period of November 8 through November 17, 2007, Eagle's senior management, legal counsel, financial advisor and independent loan review consultants retained for the purpose, conducted an in depth review of Fidelity's business, financial condition, assets, liabilities and contingent liabilities, including those related to F&T Mortgage. This review, and discussion of the findings, continued after the main portion of the due diligence investigation was completed.

        On November 22, 2007, the Eagle board of directors met with representatives of legal counsel and Sandler O'Neill to discuss the proposed terms of the merger and the findings of the due diligence examination. Following an extensive discussion of the prospects for Eagle and its shareholders as a result of the merger, the condition and prospects of Fidelity and its subsidiaries, and the risks relating to an acquisition of Fidelity, the board approved continued discussions relating to the proposed merger. On November 28, 2007, the board of directors again met with Eagle's legal and financial advisors to discuss the merger. In anticipation of the meeting, the latest iteration of the merger agreement had been distributed to the directors. Following a presentation by management and counsel of the status of the discussions regarding the proposed merger, changes to the merger agreement since the draft distributed, a presentation by Sandler O'Neill of the financial impact of the proposed merger, a discussion of due diligence issues, and a presentation by counsel on issues relating to F&T Mortgage, the board approved continued discussions toward a definitive agreement.

        On November 30, 2007, a joint meeting of the boards of directors of Eagle and EagleBank was held. The directors had previously been provided with the latest version of the proposed merger agreement. At this meeting, the boards reviewed the structure of the transaction, heard presentations from management and counsel on the status of the negotiations, changes to the agreement since the November 28, 2007 meeting and unresolved issues, and discussed the potential risks of the transaction and the potential impact of the merger on Eagle and its shareholders. The boards received and discussed a presentation by legal counsel regarding their fiduciary obligations under Maryland law. The boards received and discussed a presentation from Sandler O'Neill as to the financial impact of the transaction, pricing issues, and as to the fairness of the transaction from a financial point of view to the shareholders of Eagle. After extensive discussion, the boards of directors of Eagle and EagleBank unanimously approved the merger (with one member of the EagleBank board absent), subject to satisfactory resolution of open items, and authorized Mr. Paul to execute the merger agreement and related documents in the form presented, with such changes as he deemed appropriate, provided that such changes did not result in an increase in the substantive risk to Eagle and EagleBank of the proposed transaction.

        The above discussion of the information and factors considered by Eagle's board of directors is not meant to be exhaustive, but indicates the material matters considered by the board. In reaching its determination to approve the merger agreement and the transactions which it contemplates, the board did not quantify, rank or assign any relative or specific weight to any of the foregoing factors, and individual directors may have considered various factors differently. The Eagle board did not undertake to make any specific determination as to whether any factor, or any particular aspect of any factor, supported or did not support its ultimate determination. There can be no assurance that the merger will be effected and the integration of the two companies consummated in the manner expected by the Eagle board, or that the expected benefits to Eagle and its shareholders will be realized.

        The Eagle board of directors has unanimously approved the merger and unanimously recommends that holders of Eagle common stock vote "FOR" the approval of the issuance of up to a maximum of 4,338,363 shares of Eagle common stock in connection with the merger.

Opinion of Fidelity's Financial Advisor

        At the request of Fidelity, Milestone Advisors has provided to the Fidelity board of directors a written opinion to the effect that, subject to the qualifications, limitations and assumptions set forth in the opinion, as of the date Fidelity entered into the merger agreement the consideration to be paid by Eagle as provided in the merger agreement was fair to the holders of Fidelity common stock from a financial point of view.

        Milestone Advisors was retained by Fidelity as its financial advisor and to provide a fairness opinion to Fidelity. Milestone Advisors is an investment banking firm that provides a broad range of financial services, and, as part of its investment banking activities, is regularly engaged in the valuation of businesses and securities in connection with merger transactions and other types of acquisitions, private placements, secondary distributions and valuations for corporate, estate and other purposes. No limitations were imposed by the board of directors of Fidelity upon Milestone Advisors with respect to the investigation made or procedures followed by it in rendering its opinion. On March 16, 2005, options representing 10,500 shares were granted to Milestone Merchant Partners, LLC, the parent company of Milestone Advisors, at the exercise price of $10.00 per share. In addition, Milestone Merchant Partners, LLC owns 14,221 shares of Fidelity common stock. Milestone Advisors was paid $377,992 in 2007 in connection with the F&T Mortgage asset sale. Milestone Advisors did not receive any compensation in 2006 from Fidelity.

        The full text of Milestone Advisors' written opinion to Fidelity & Trust's board of directors, which sets forth the procedures followed, assumptions made, matters considered, and qualifications and limitations of the review undertaken by Milestone Advisors, is attached as Appendix B to this joint proxy statement/prospectus and is incorporated herein by reference. Shareholders of Fidelity are urged to read the opinion, which is attached as Appendix B to this joint proxy statement/prospectus, in its entirety in connection with their consideration of the proposed merger.

        For purposes of Milestone Advisors' opinion and in connection with its review of the merger and the merger agreement, Milestone Advisors, among other things:

  •
  reviewed the merger agreement;

  •
  reviewed certain publicly available business and financial information relating to Fidelity and Eagle that Milestone Advisors deemed to be relevant;

  •
  reviewed certain internal information, primarily financial in nature, including financial and operating data relating to the strategic implications and operational benefits anticipated to result from the merger, furnished to Milestone Advisors by Fidelity and Eagle;

  •
  reviewed certain publicly available and other information concerning the reported prices and trading history of, and the trading market for, the common stock of Eagle;

  •
  reviewed certain publicly available information with respect to other companies that Milestone Advisors believed to be comparable in certain respects to Fidelity and Eagle;

  •
  considered the financial terms, to the extent publicly available, of selected recent business combinations of companies in the banking industry which Milestone Advisors deemed to be comparable, in whole or in part, to the merger;

  •
  made inquiries regarding and discussed the merger and the merger agreement and other related matters with Fidelity and Fidelity's counsel.

        In addition, Milestone Advisors held discussions with the managements of Fidelity and Eagle concerning their views as to the financial and other information described above and the potential cost savings, operating synergies, revenue enhancements and strategic benefits expected to result from the merger. Milestone Advisors also conducted such other analyses and examinations and considered such other financial, economic and market criteria as it deemed appropriate to arrive at its opinion. It did not, however, make or review any independent evaluations or appraisals of any of the assets, properties, liabilities or securities, or make any physical inspection of the properties or assets of Fidelity. Milestone Advisors assumed the adequacy of allowances for losses in loan portfolios, and did not undertake to review any individual credit files, for Fidelity or Eagle.

        In delivering its opinion to the board of directors of Fidelity, Milestone Advisors prepared and delivered to the board written materials containing various analyses and other information. Subject to the provisions of the merger agreement, each share of Fidelity common stock issued and outstanding immediately prior to the effective time of the merger shall be converted into the right to receive consideration equal to 0.9202 shares of Eagle common stock. The aggregate number of Eagle shares to be issued in exchange for all of Fidelity's currently outstanding common stock is approximately 3.9 million. All issued and outstanding options to purchase Fidelity's common stock at the time of transaction close will be converted into options to purchase Eagle shares per customary conversion methodology as described in the merger agreement. The fully diluted per share purchase price as of the date of the fairness opinion was $11.50 and as of the date of the merger agreement was $11.51. For purposes of the fairness opinion, Milestone Advisors assumed 4,207,016 shares of Fidelity common stock outstanding and 507,070 options to purchase Fidelity common stock outstanding at a weighted average exercise price of $10.75 per share.

        The following are summaries of the analyses contained in the materials delivered to Fidelity board of directors:

        Market Trading Analysis of Eagle Bancorp(1).    Milestone Advisors reviewed the stock trading history of Eagle. As of November 29th, 2007, the market value of Eagle was $12.50 per share and ranged from $11.55 to $18.01 over the preceding 52-week period. The 30-, 60-, 90- day trading average stock prices were $12.57, $12.84, and $13.12, and the average daily trading volume was approximately 5,500 shares.

(1)
Fidelity is not a publicly traded company.

        Public Comparable Company Analysis.    This method applies the comparative public market information of comparable companies to Fidelity and Eagle. The methodology assumes companies in the same industry share similar markets, and the potential for revenue and earnings growth is usually dependent upon the characteristics of the growth rates of these markets, and companies that operate within the same industry or line of business experience similar operating characteristics and business opportunities and risks. The underlying component in the comparable company analysis assumes the companies are going concerns.

        Using publicly available information, Milestone Advisors compared selected financial data of Fidelity with similar data of selected publicly-traded companies engaged in commercial banking considered by Milestone Advisors to be comparable to those of Fidelity. In this regard, Milestone Advisors noted that although such companies were considered similar, none of the companies has the same management, makeup, size or combination of businesses as Fidelity, as the case may be. Milestone Advisors reviewed and analyzed the following publicly-traded companies, which Milestone Advisors deemed to be comparable companies (collectively, the "Fidelity & Trust Comparison Companies"): This group was selected from companies that are (i) 16 commercial banks or bank holding companies which were established after 2002 and have assets between $250 million and $750 million (the "De Novo Comparison Companies"), (ii) 61 commercial banks or bank holding companies located in the Mid-Atlantic region and have assets between $250 million and $750 million (the "Mid-Atlantic Comparison Companies"), and (iii) 32 commercial banks or bank holding companies which have a return on average assets of less than 0.8% and have assets between $250 million and $750 million (the "Nationwide Comparison Companies").

        Milestone Advisors analyzed the following financial data for each of the Fidelity & Trust Comparison Companies and then applied the mean and median trading metrics of the Fidelity & Trust Comparison Companies to Fidelity as a multiple or percent, as the case may be, of (i) total assets (ii) tangible book value, and (iii) earnings(2) for the latest twelve months.

Applied Median Comparables, De Novo Comparison Companies

	Median Comparable Multiple	F&T Multiplier		Implied Price
Price to Assets (%)	11.5	452,046		51,985
Price to Tangible Book Value (%)	143.5	32,321		46,390
Price to LTM Earnings (x)	15.6	1,765	(1)	27,571

Implied Average Total Market Capitalization ($000)				41,982
Implied Fully Diluted Market Value per Share ($)				$9.98

Applied Median Comparables, Mid-Atlantic Comparison Companies

	Median Comparable Multiple	F&T Multiplier		Implied Price
Price to Assets (%)	12.1	452,046		54,472
Price to Tangible Book Value (%)	141.2	32,321		45,647
Price to LTM Earnings (x)	14.7	1,765	(1)	25,975

Implied Average Total Market Capitalization ($000)				42,031
Implied Fully Diluted Market Value per Share ($)				$9.99

Applied Median Comparables, Nationwide Comparison Companies

	Median Comparable Multiple	Cordell Multiplier		Implied Price
Price to Assets (%)	10.0	452,046		45,024
Price to Tangible Book Value (%)	122.5	32,321		39,577
Price to LTM Earnings (x)	19.0	1,765	(1)	33,545

Implied Average Total Market Capitalization ($000)				39,382
Implied Fully Diluted Market Value per Share ($)				$9.36

(1)
LTM earnings are for the F &T Bank only. Consolidated LTM earnings were $(6,740,000)

        The median range of values for this analysis was from $9.36 to $9.99 per share compared to the value of Eagle's stock offer equal to an exchange ratio of 0.9202, or $11.51 per share as of the date of the merger agreement.

        Merger and Acquisition Transaction Analysis.    Milestone Advisors reviewed certain publicly available information regarding 55 selected merger and acquisition transactions (the "Comparable Transactions") from January 1, 2005 to October 31, 2007 involving commercial banks and bank holding companies, in which the sellers (i) were commercial banks or bank holding companies formed after January 1, 2001 and had total assets at the time of transaction announcement less than $500 million (the 18 "De Novo Transactions"), (ii) were commercial banks or bank holding companies located in the Mid-Atlantic region and had total assets at the time of transaction announcement between $250 million and $750 million (the 12 "Mid-Atlantic Transactions"), and (iii) were commercial banks or bank holding companies which had a return on average assets less than 0.8% and had total assets at the time of transaction announcement between $250 million and $750 million (the 25 "Nationwide Transactions").

        For each transaction, Milestone Advisors analyzed data illustrating, among other things, the multiple of purchase price to last twelve month ("LTM") earnings per share ("EPS"), the multiple of purchase price to tangible book value ("TBV"), and the ratio of the premium (i.e., purchase price in excess of tangible book value) to core deposits.

        A summary of the mean and median multiples and ratios for the Comparable Transactions Group in the analysis follows:

M&A Metrics, De Novo Transactions

			Price /
	Total Assets ($000)	Deal Value ($M)	TBV (%)	LTM EPS (x)		Premium/ Core Deposits (%)
High	354,486	69.5	409.1	47.9		35.5

Low	37,935	6.4	99.1	20.4		8.1

Mean	110,850	23.1	223.5	32.8		22.6

Median	73,788	16.4	206.5	29.3		22.4

F&T / Eagle	452,046	48.8	143.8	27.6	(1)	5.8

M&A Metrics, Mid-Atlantic Transactions

			Current Price /
	Total Assets ($000)	Deal Value ($M)	TBV (%)	LTM EPS (x)		Premium/ Core Deposits (%)
High	644,693	166.1	359.8	52.3		44.1
Low	320,510	69.8	195.9	19.5		10.2
Mean	484,158	109.7	280.3	32.6		22.3
Median	474,902	100.9	288.3	29.1		19.3
F&T / Eagle	452,046	48.8	143.8	27.6	(1)	5.8

M&A Metrics, Nationwide Transactions

			Current Price /
	Total Assets ($000)	Deal Value ($M)	TBV (%)	LTM EPS (x)		Premium / Core Deposits (%)
High	749,055	135.2	332.7	56.1		39.7
Low	252,956	26.6	74.3	11.5		(42.1)
Mean	477,661	76.1	236.1	29.7		13.7
Median	477,391	75.3	231.5	27.6		15.4
F&T / Eagle	452,046	48.8	143.8	27.6	(1)	5.8

(1)
LTM earnings are for the F&T Bank only. Consolidated LTM earnings were $(6,740,000)

        An analysis of the results of the foregoing necessarily involves complex considerations and judgments concerning differences in the financial and operating characteristics of Fidelity & Trust and the companies included in the selected merger transactions and other factors that could affect the acquisition value of the companies to which it is being compared. Mathematical analyses such as determining the median or average is not in itself a meaningful method of using comparable transaction data.

        Present Value Analysis.    In performing the Present Value analysis, Milestone Advisors estimated the future cash earnings of Fidelity & Trust on both a stand-alone and pro forma basis (including the operational benefits that are expected to result from the transaction), and then discounted those values back to the present using discount rates ranging from 11.0% to 15.0%. Free cash flow in this analysis is equal to the cash earnings of Fidelity & Trust less the amount of retained earnings necessary to maintain an equity-to-assets ratio of 7.0%. The two valuation methodologies used were (i) a 12.0x to 20.0x price-to-earnings multiple range to Fidelity & Trust's projected future earnings per share and book value per share and (ii) a price-to-book value ratio ranging from 150% to 250% to Fidelity & Trust's projected future earnings per share and book value per share.

12.0x–20.0x Price / Earnings Multiple

	Low	High	Average
Stand-alone	$7.57	$14.58	$10.86
Pro-forma	$8.87	$17.09	$12.73
F&T / Eagle			$11.51

150%–250% Price / Book Value Ratio

	Low	High	Average
Stand-alone	$9.35	$18.01	$13.41
Pro-forma	$9.79	$18.85	$14.04
F&T / Eagle			$11.51

        Accretion Analysis.    Milestone Advisors analyzed the projected 2007 through 2011 earnings per share for one original share of Fidelity common stock, adjusted for the exchange ratio assuming 100% stock conversion. Milestone Advisors compared the projected earnings per share for the holders of Fidelity common stock on a stand-alone basis and on a combined pro forma basis for Fidelity and Eagle. This analysis assumes, among other things, that the transaction is completed in the second quarter of 2008, and expense savings are partially realized in 2008 and fully realized in 2009 and all periods thereafter. This analysis results in positive earnings accretion to Fidelity shareholders ranging from 20% to 30% in 2009 through 2011.

        This analysis suggests that there are higher potential earnings per share and therefore higher potential value per share for the holders of Fidelity common stock if the merger is completed.

        This analysis relies on financial projections for Fidelity and Eagle, which projections may be significantly different from actual results. Therefore, the accretion experienced by Fidelity and/or Eagle may be significantly different than projected.

        While the foregoing summaries describe several analyses and examinations that Milestone Advisors deemed material in its opinion, it is not a comprehensive description of all analyses and examinations actually conducted by Milestone Advisors. The preparation of a fairness opinion necessarily involves various determinations of the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances, and, therefore, is not susceptible to partial analysis or summary description. Each of the analyses conducted by Milestone Advisors was carried out in order to provide a different perspective on the transaction and to add to the total mix of information available. Milestone Advisors did not form a conclusion as to whether any individual analysis, considered alone, supported or failed to support an opinion as to fairness from a financial point of view. Rather, in reaching its conclusion, Milestone Advisors considered the results of the analyses as a whole and did not place particular reliance or weight on any individual factor. Therefore, selecting portions of the analyses and factors considered, without considering all such analyses and factors, would create an incomplete or misleading view of the process underlying the analysis. The range of valuations resulting from any particular analysis should not be taken to be Milestone Advisors' view of the actual value or predicted future value of Fidelity's common stock.

        In performing its analyses, Milestone Advisors made numerous assumptions with respect to industry performance and general business and economic conditions such as industry growth, inflation, interest rates and many other matters, many of which are beyond the control of Fidelity, Eagle and Milestone Advisors. Any estimates contained in Milestone Advisors' analyses are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by the analyses. Additionally, estimates of the values of the business and securities do not purport to be appraisals of the assets or market value of Fidelity and Eagle or their securities, nor do they necessarily reflect the prices at which transactions may actually be consummated.

        In arriving at its opinion, Milestone Advisors assumed and relied upon the accuracy and completeness of all financial and other information provided to or reviewed by Milestone Advisors, including publicly available information, and Milestone Advisors did not assume any responsibility for independent verification of any such information. With respect to financial projections and other information provided to or reviewed by Milestone Advisors, Milestone Advisors was advised by the managements of Fidelity and Eagle that such projections and other information were reasonably prepared on bases reflecting the best currently available estimates and judgments of the respective managements of Fidelity and Eagle as to the expected future financial performance of Fidelity and Eagle, and Milestone Advisors assumed that, after the merger, Fidelity and Eagle and its subsidiaries will perform substantially in accordance with such projections. Milestone Advisors' opinion does not address the underlying business decision of Fidelity to enter into the Agreement or complete the merger.

        Pursuant to the terms of an engagement letter with Fidelity, Milestone Advisors will receive a fee from Fidelity. In the ordinary course of Milestone Advisors' business, the principals of Milestone Advisors and its affiliates own common shares and options to acquire common shares of Fidelity and may actively trade the common stock of Eagle for their own account and for the accounts of Milestone Advisors' customers and, accordingly, Milestone Advisors may at any time hold a long or short position in the common stock of Eagle. In addition: (1) Milestone Advisors and its affiliates have provided investment banking services to Fidelity over the last two years and have received fees for such services, (2) a board member of Fidelity provides advisory services to Milestone Advisors and its affiliates and receives compensation for such services, and (3) Milestone Advisors maintains banking relationships with Fidelity, all of which are on commercial terms. Fidelity has also agreed to reimburse Milestone Advisors for its expenses incurred in connection with its engagement and to indemnify Milestone Advisors against certain liabilities.

        Milestone Advisors' opinion is for the benefit and use of the members of the board of directors of Fidelity in connection with their evaluation of the merger and does not constitute a recommendation to any holder of Fidelity common stock as to how such holder should vote with respect to the merger.

Opinion of Eagle's Financial Advisor

        Opinion of Sandler O'Neill & Partners, L.P.    By letter dated November 21, 2007, Eagle Bancorp Inc. ("Eagle") retained Sandler O'Neill to act as its financial advisor in connection with a possible business combination with Fidelity & Trust Financial Corporation ("Fidelity"). Sandler O'Neill is a nationally recognized investment banking firm whose principal business specialty is financial institutions. In the ordinary course of its investment banking business, Sandler O'Neill is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions.

        Sandler O'Neill acted as financial advisor to Eagle in connection with the proposed transaction and participated in certain of the negotiations leading to the execution of a definitive merger agreement on December 2, 2007. At the November 30, 2007 meeting at which Eagle's board considered and approved the merger agreement, Sandler O'Neill delivered to the board its oral opinion, which was later confirmed in writing that, as of such date, the merger consideration was fair to Eagle from a financial point of view. The full text of Sandler O'Neill's written opinion is attached as Appendix C to this joint proxy statement/prospectus. The opinion outlines the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Sandler O'Neill in rendering its opinion. Shareholders of Eagle are urged to carefully read the entire opinion, which is attached as Appendix C to this joint proxy statement/prospectus, in connection with their consideration of the proposed merger.

        Sandler O'Neill's opinion speaks only as of the date of the opinion. The opinion was directed to the Eagle board and is directed only to the fairness of the merger consideration to Eagle from a financial point of view. It does not address the underlying business decision of Eagle to engage in the merger or any other aspect of the merger and is not a recommendation to any Eagle shareholder as to how such shareholder should vote at the special meeting with respect to the merger or any other matter.

        In connection with rendering its November 30, 2007 opinion, Sandler O'Neill reviewed and considered, among other things:

  (1)
  the merger agreement;

  (2)
  certain publicly available financial statements and other historical financial information of Eagle that Sandler O'Neill deemed relevant;

  (3)
  certain audited financial statements and other historical financial information of Fidelity that Sandler O'Neill deemed relevant;

  (4)
  an internal budget for Eagle for the years ending December 31, 2007 and 2008 prepared by and reviewed with management of Eagle and management guidance on an assumed asset growth rate for the years ending December 31, 2009 and 2010;

  (5)
  an internal budget for Fidelity for the years ending December 31, 2007 and 2008 as provided by senior management of Fidelity and management guidance, based on discussions with the senior management of Eagle and Fidelity on an assumed asset growth rate for the years ending December 31, 2009 and 2010 for the years ending December 31, 2009 and 2010;

  (6)
  the pro forma financial impact of the merger on Eagle based on assumptions relating to transaction expenses, purchase accounting adjustments and cost savings determined by the senior managements of Eagle and Fidelity;

  (7)
  the publicly reported historical price and trading activity for Eagle's common stock, including a comparison of certain financial and stock market information for Eagle with similar publicly available information for certain other companies the securities of which are publicly traded;

  (8)
  the financial terms of certain recent business combinations in the commercial banking industry, to the extent publicly available;

  (9)
  the current market environment generally and the banking environment in particular; and

  (10)
  such other information, financial studies, analyses and investigations and financial, economic and market criteria as we considered relevant

        Sandler O'Neill also discussed with certain members of senior management of Eagle, the business, financial condition, results of operations and prospects of Eagle and held similar discussions with certain members of senior management of Fidelity regarding the business, financial condition, results of operations and prospects of Fidelity.

        In performing its reviews and analyses and in rendering its opinion, Sandler O'Neill relied upon the accuracy and completeness of all the financial and other information that was available to it from public sources, that was provided to Sandler O'Neill by Eagle or Fidelity or their respective representatives, or that was otherwise reviewed by Sandler O'Neill and have assumed such accuracy and completeness for purposes of rendering its opinion. Sandler O'Neill further relied on the assurances of the management of each of Eagle and Fidelity that they were not aware of any facts or circumstances that would make any of such information inaccurate or misleading. Sandler O'Neill has not been asked to undertake, and has not undertaken, an independent verification of any of such information and Sandler O'Neill does not assume any responsibility or liability for the accuracy or completeness thereof. Sandler O'Neill did not make an independent evaluation or appraisal of the specific assets, the collateral securing the assets or the liabilities (contingent or otherwise) of Eagle or Fidelity or any of their subsidiaries, or the collectibility of any such assets, nor has Sandler O'Neill been furnished with any such evaluations or appraisals. Sandler O'Neill did not make an independent evaluation of the adequacy of the allowance for loan losses of Eagle or Fidelity nor has Sandler O'Neill reviewed any individual credit files relating to Eagle or Fidelity. Sandler O'Neill assumed, with Eagle's consent, that the respective allowances for loan losses for both Eagle and Fidelity were adequate to cover such losses.

        With respect to the internal budget and management guidance for Eagle as provided by the senior management of Eagle and the internal budget and management guidance for Fidelity as discussed with the managements of Fidelity and Eagle and the projections of transaction costs, purchase accounting adjustments and expected cost savings prepared by and/or reviewed with the managements of Eagle and Fidelity and used by Sandler O'Neill in its analyses, Eagle's and Fidelity's management confirmed to Sandler O'Neill that they reflected the best currently available estimates and judgments of management of the future financial performance of Eagle and Fidelity and Sandler O'Neill assumed that such performance would be achieved. Sandler O'Neill expressed no opinion as to the budget it received or the guidance provided by management and estimates or the assumptions on which they are based. Sandler O'Neill has also assumed that there has been no material change in Eagle's and Fidelity's assets, financial condition, results of operations, business or prospects since the date of the most recent financial statements made available to it. Sandler O'Neill assumed in all respects material to its analysis that Eagle and Fidelity will remain as going concerns for all periods relevant to its analyses, that all of the representations and warranties contained in the merger agreement and all related agreements are true and correct, that each party to the agreements will perform all of the covenants required to be performed by such party under the agreements, that the conditions precedent in the agreements are not waived and that the merger will qualify as a tax-free reorganization for federal income tax purposes. Finally, with Eagle's consent, we have relied upon the advice Eagle has received from its legal, accounting and tax advisors as to all legal, accounting and tax matters relating to the merger and the other transactions contemplated by the Agreement.

        Sandler O'Neill's opinion was necessarily based upon market, economic and other conditions as they existed on, and could be evaluated as of, the date of its opinion. Events occurring after the date of the opinion could materially affect the opinion. Sandler O'Neill has not undertaken to update, revise, reaffirm or withdraw its opinion or otherwise comment upon events occurring after the date hereof. Sandler O'Neill expressed no opinion as to what the value of Eagle's common stock will be when issued to Fidelity's shareholders pursuant to the merger agreement or the prices at which the common stock of Eagle may trade at any time.

        In rendering its November 30, 2007 opinion, Sandler O'Neill performed a variety of financial analyses. The following is a summary of the material analyses performed by Sandler O'Neill, but is not a complete description of all the analyses underlying Sandler O'Neill's opinion. The summary includes information presented in tabular format. In order to fully understand the financial analyses, these tables must be read together with the accompanying text. The tables alone do not constitute a complete description of the financial analyses. The preparation of a fairness opinion is a complex process involving subjective judgments as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. The process, therefore, is not necessarily susceptible to a partial analysis or summary description. Sandler O'Neill believes that its analyses must be considered as a whole and that selecting portions of the factors and analyses to be considered without considering all factors and analyses, or attempting to ascribe relative weights to some or all such factors and analyses, could create an incomplete view of the evaluation process underlying its opinion. Also, no company included in Sandler O'Neill's comparative analyses described below is identical to Eagle or Fidelity and no transaction is identical to the merger. Accordingly, an analysis of comparable companies or transactions involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading values or merger transaction values, as the case may be, of Eagle and Fidelity and the companies to which they are being compared.

        In performing its analyses, Sandler O'Neill also made numerous assumptions with respect to industry performance, business and economic conditions and various other matters, many of which cannot be predicted and are beyond the control of Eagle, Fidelity and Sandler O'Neill. The analysis performed by Sandler O'Neill is not necessarily indicative of actual values or future results, both of which may be significantly more or less favorable than suggested by such analyses. Sandler O'Neill prepared its analyses solely for purposes of rendering its opinion and provided such analyses to Eagle board at the board's November 30, 2007 meeting. Estimates on the values of companies do not purport to be appraisals or necessarily reflect the prices at which companies or their securities may actually be sold. Such estimates are inherently subject to uncertainty and actual values may be materially different. Accordingly, Sandler O'Neill's analyses do not necessarily reflect the value of Eagle's common stock or the prices at which Eagle's common stock may be sold at any time. The combined analysis of Sandler O'Neill and the opinions provided by each were among a number of factors taken into consideration by Eagle's board in making its determination to adopt the plan of merger contained in the merger agreement and the analyses described below should not be viewed as determinative of the decision of Eagle's board or management with respect to the fairness of the merger.

        At the November 30, 2007 meeting of Eagle's board of directors, Sandler O'Neill presented certain financial analyses of the merger. The summary below is not a complete description of the analyses underlying the opinions of Sandler O'Neill or the presentation made by Sandler O'Neill to Eagle's board, but is instead a summary of the material analyses performed and presented in connection with the opinion.

        In arriving at our opinion Sandler O'Neill did not attribute any particular weight to any analysis or factor that we considered. Rather we made qualitative judgments as to the significance and relevance of each analysis and factor. The financial analyses summarized below include information presented in tabular format. Sandler O'Neill did not form an opinion as to whether any individual analysis or factor (positive or negative) considered in isolation supported or failed to support their respective opinions; rather Sandler O'Neill made our determination as to the fairness of the per share consideration on the basis of their experience and professional judgment after considering the results of all their analyses taken as a whole. Accordingly, we believe that the analysis and the summary of the analysis must be considered as a whole and that selecting portions of the analysis and factors or focusing on the information presented below in tabular format, without considering all analyses and factors or the full narrative description of the financial analyses, including methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the process underlying their analyses and opinions. The tables alone do not constitute complete descriptions of the financial analyses presented in such tables.

        Summary of Proposal.    Sandler O'Neill reviewed the financial terms of the proposed transaction. Using the fixed exchange ratio of 0.9202 shares of Eagle common stock for each share of Fidelity common stock, based upon Eagle's closing stock price as of November 29, 2007 of $12.50, Sandler O'Neill calculated a transaction value of $11.50 per share, or an aggregate transaction value of approximately $48.8 million. Based upon financial information for Fidelity as of or for the twelve month period ended September 30, 2007, Sandler O'Neill calculated the following transaction ratios:

Transaction Ratios
Transaction value/2007 Budgeted earnings per share	44.2x
Transaction value/2008 Budgeted earnings per share	18.9x
Transaction value/Book value per share	150%
Transaction value/Tangible book value per share	150%
Tangible book premium/ Core deposits(1)	7.17%

    (1)
    Core deposits exclude time deposits with account balances greater than $100,000. Tangible book premium/core deposits calculated by dividing the excess of the aggregate transaction value of $48.8 million over tangible book value by core deposits.

        The aggregate transaction value was approximately $48.8 million, based upon the offer price per share of $11.50 and 4,207,016 Fidelity common shares outstanding.

        Comparable Company Analysis.    Sandler O'Neill used publicly available information to perform a comparison of selected financial and market trading information for Eagle and selected financial information for Fidelity.

        Sandler O'Neill also used publicly available information to compare selected financial and market trading information for Fidelity and a group of financial institutions selected by Sandler O'Neill. The Fidelity peer group consisted of the following publicly traded commercial banks headquartered in D.C., Maryland, or Virginia with total assets between $350 million and $550 million:

Hampton Roads Bankshares Inc.	Monarch Financial Holdings
First National Corp.	Abigail Adams National Bancorp
Eagle Financial Services Inc.	Calvin B. Taylor Bankshares
Fauquier Bankshares Inc.	F & M Bank Corp.
Bank of Southside Virginia Corp.	Cecil Bancorp Inc.
Chesapeake Financial Shares	Village Bank & Trust Financial Corp
Central Virginia Bankshares	Annapolis Bancorp Inc.

        The analysis compared publicly available financial and market trading information for Fidelity and the high, low, mean, and median data for Fidelity peer group as of and for the twelve months ended September 30, 2007. The table below sets forth the data for Fidelity and the median data for Fidelity peer group as of and for the twelve months ended September 30, 2007, with pricing data as of November 28, 2007.

Comparable Group Analysis

	Fidelity	Comparable Group Median Result
Total Assets (in millions)	$452	$464
Tangible Equity / Tangible Assets	6.61%	7.69%
Return on Average Assets	(1.51)%	1.04%
Return on Average Equity	(19.73)%	11.43%
Price / Tangible Book Value	—	152%
Price / LTM Earnings per Share	—	12.8x
Price / 2007 Estimated Earnings per Share	—	16.3x
Price / 2008 Estimated Earnings per Share	—	13.3x
Core Deposit Premium	—	6.3%
Market Capitalization (in millions)	—	$56.9

        Eagle's peer group consisted of the following publicly traded commercial banks headquartered in D.C., Maryland, or Virginia with total assets between $500 million and $1.0 billion:

Shore Bancshares Inc.	Eastern Virginia Bankshares	First Bancorp Inc.
National Bankshares Inc.	Middleburg Financial Corp.	Old Point Financial Corp.
Commonwealth Bankshares Inc.	C&F Financial Corp.	American National Bankshares
Highland Bankshares Inc.	Access National Corp.	Valley Financial Corp.
Tri-County Financial Corp.	Alliance Bankshares Corp.	Hampton Roads Bankshares Inc.
First National Corp.	Eagle Financial Services Inc.

        The analysis compared publicly available financial and market trading information for Eagle and the high, low, mean, and median data for Eagle peer group as of and for the twelve months ended September 30, 2007. The table below sets forth the data for Eagle and the median data for Eagle peer group as of and for the twelve months ended September 30, 2007, with pricing data as of November 28, 2007.

Comparable Group Analysis

	Eagle	Comparable Group Median Result
Total Assets (in millions)	$802	$768
Tangible Equity / Tangible Assets	9.73%	9.01%
Return on Average Assets	0.97%	1.07%
Return on Average Equity	10.13%	11.08%
Price / Tangible Book Value	152%	154%
Price / Last Twelve Months' Earnings per Share	16.1x	13.2x
Price / 2007 Estimated Earnings per Share(1)	14.8x	13.7x
Price / 2008 Estimated Earnings per Share(1)	13.2x	12.6x
Core Deposit Premium	8.0%	7.2%
Market Capitalization (in millions)	$118.8	$101.2

    (1)
    Based on Eagle management's estimates

        Stock Trading History.    Sandler O'Neill also reviewed the history of the publicly reported trading prices of Eagle's common stock for the one-year period ended November 28, 2007 and the three-year period ended November 28, 2007. Sandler O'Neill then compared the relationship between the movements in the price of Eagle's common stock against the movements in the prices of the Standard & Poor's 500 Index, the NASDAQ Bank Index, the Standard & Poor's Bank Index and the median performance of a composite peer group of publicly traded commercial banks selected by Sandler O'Neill for Eagle. The composition of that respective peer group for Eagle is discussed under the relevant section under "Comparable Group Analysis" above.

        During the one-year period ended November 28, 2007, Eagle's common stock underperformed the indices to which it was compared.

Eagle's One-Year Stock Performance

	Beginning Index Value November 28, 2006	Ending Index Value November 28, 2007
Eagle	100.00%	69.5%
Selected Peer Group(1)	100.00%	92.7
NASDAQ Bank Index	100.00%	84.4
S&P Bank Index	100.00%	83.0
S&P 500 Index	100.00%	105.9

        During the three-year period ended November 28, 2007, Eagle's common stock outperformed the peer group to which it was compared and the various indices, less the Standard & Poor's 500 Index.

Eagle's Three-Year Stock Performance

	Beginning Index Value November 28, 2004	Ending Index Value November 28, 2007
Eagle	100.00%	102.9%
Selected Peer Group(1)	100.00%	95.1
NASDAQ Bank Index	100.00%	84.0
S&P Bank Index	100.00%	83.6
S&P 500 Index	100.00%	120.8

    (1)
    Refers to the peer group outlined in the Comparable Group Analysis section above.

        Analysis of Selected Merger Transactions.    Sandler O'Neill reviewed the following eight (8) merger transactions announced from January 1, 2005 through November 28, 2007 involving Washington, D.C., Maryland, or Virginia-based commercial banks as the acquired institution with a transaction value greater than $15 million and less than $100 million.

Acquirer	Acquiree
Community Bnkrs Acq Corp	TransCommunity Financial Corp.
Bradford Bancorp Inc.	Patapsco Bancorp Inc.
Gateway Financial Holdings	Bank of Richmond NA
Sandy Spring Bancorp Inc.	CN Bancorp Inc.
Sandy Spring Bancorp Inc.	Potomac Bank of Virginia
Premier Community Bankshares	Albemarle First Bank
Union Bankshares Corp.	Prosperity B&TC
American National Bankshares	Community First Financial Corp

        Sandler O'Neill reviewed the following 14 merger transactions announced from January 1, 2005 through November 30, 2007 involving banks and thrifts that reported negative last twelve month net income prior to the announcement of the transaction (the "Nationwide Transactions"):

Acquirer	Acquiree
Integra Bank Corp.	Peoples Community Bancorp Inc.
Community Bnkrs Acq Corp	TransCommunity Financial Corp.
FBOP Corp.	Cardunal SB FSB
Florida Bank Group Inc.	Cygnet Financial Corp
United Security Bancshares	Legacy Bank
Conestoga Bancorp Inc.	PSB Bancorp Inc.
Emprise Financial Corporation	Prairie Capital Inc.
Bancshares of Florida Inc.	Bristol Bank
Franklin Financial Services	Fulton Bancshares Corp.
Stark Bk Group LTD.	Pelican Financial Inc.
Wilshire Bancorp Inc.	Liberty Bank of New York
F.N.B. Corp.	North East Bancshares Inc.
MainSource Financial Group	Madison Bank & Trust Company
Security Bank Corp.	SouthBank

        Sandler O'Neill reviewed the following multiples: transaction price at announcement to last twelve months' net income, transaction value to book value, transaction value to tangible book value, tangible book premium to core deposits, and transaction value to seller stock price one (1) month prior to announcement, and then computed high, low, mean, median multiples and premiums for the transactions. The median multiples were applied to Fidelity financial information as of and for the twelve months ended September 30, 2007. As illustrated in the following tables, Sandler O'Neill derived an imputed range of aggregate values for Fidelity stock of $33.1 million to $79.5 million based upon the median multiples for the Washington D.C., Maryland and Virginia commercial bank transactions and an imputed range of values for the aggregate of Fidelity stock of $57.7 million to $64.4 million based upon the median multiples for the Nationwide Transactions. Sandler O'Neill calculated a transaction value of $11.50 per share.

Transaction Multiples

	D.C., MD, VA		Nationwide
	Median Multiple	Implied Value	Median Multiple	Implied Value
Price Per Share / Last twelve months Net Income	30.1x	$33,053	NM	NM
Price Per Share / Book Value	232%	$75,027	183%	$59,004
Price Per Share / Tangible Book Value	246%	$79,547	179%	$57,725
Core Deposit Premium(1)	20.2%	$79,270	13.8%	$64,382

(1)
Core deposits are defined as total deposits less time deposits over $100,000. The core deposit premium is calculated by taking transaction value, less tangible book value, divided by core deposits.

        Net Present Value Analysis.    Sandler O'Neill performed an analysis that estimated the net present value per share of Fidelity common stock under various circumstances. In the analysis we used an internal budget for Fidelity for the years ending December 31, 2007 and 2008 as provided by senior management of Fidelity as adjusted by management of Eagle and management guidance, based on discussions with the senior management of Eagle and Fidelity on an assumed asset growth rate for the years ending December 31, 2009 and 2010. To approximate the terminal value of Fidelity common stock at December 31, 2010, Sandler O'Neill applied price to last twelve months earnings multiples of 10.0x to 18.0x and multiples of tangible book value ranging from 100% to 200%. The terminal values were then discounted to present values using different discount rates ranging from 11.0% to 17.0% chosen to reflect different assumptions regarding required rates of return of holders or prospective buyers of Fidelity stock. In addition, the net present value of Fidelity common stock at December 31, 2010 was calculated using the same range of price to last twelve months earnings multiples (10.0x to 18.0x) applied to a range of discounts and premiums to budget projections. The range applied to the budgeted net income was 25% under budget to 25% over budget, using a discount rate of 13.0% for the analysis.

        As illustrated in the following tables, the analysis indicated an imputed range of values per share for Fidelity's common stock of $7.05 to $15.06 when applying the price/earnings multiples to the matched budget, $6.13 to $14.55 when applying multiples of tangible book value to the matched budget, and $5.92 to $17.76 when applying the price/earnings multiples to the -25% to +25% budget range.

  Earnings Per Share Multiples

Discount Rate	10.0x	12.0x	14.0x	16.0x	18.0x
11.00%	$8.37	$10.04	$11.71	$13.39	$15.06
12.00%	8.13	9.75	11.38	13.00	14.63
13.00%	7.89	9.47	11.05	12.63	14.21
14.00%	7.67	9.21	10.74	12.28	13.81
15.00%	7.46	8.95	10.44	11.93	13.42
16.00%	7.25	8.70	10.15	11.60	13.05
17.00%	7.05	8.46	9.87	11.28	12.69

  Earnings Per Share Multiples

Budget Variance	10.0x	12.0x	14.0x	16.0x	18.0x
-25.0%	$5.92	$7.10	$8.29	$9.47	$10.66
-20.0%	6.31	7.58	8.84	10.10	11.37
-15.0%	6.71	8.05	9.39	10.73	12.08
-10.0%	7.10	8.52	9.94	11.37	12.79
-5.0%	7.50	9.00	10.50	12.00	13.50
0.0%	7.89	9.47	11.05	12.63	14.21
5.0%	8.29	9.94	11.60	13.26	14.92
10.0%	8.68	10.42	12.15	13.89	15.63
15.0%	9.08	10.89	12.71	14.52	16.34
20.0%	9.47	11.37	13.26	15.15	17.05
25.0%	9.87	11.84	13.81	15.79	17.76

  Tangible Book Value Per Share Multiples

Discount Rate	100%	125%	150%	175%	200%
11.0%	$7.28	$9.10	$10.91	$12.73	$14.55
12.0%	7.07	8.83	10.60	12.37	14.13
13.0%	6.87	8.58	10.30	12.02	13.73
14.0%	6.67	8.34	10.01	11.68	13.34
15.0%	6.49	8.11	9.73	11.35	12.97
16.0%	6.31	7.88	9.46	11.03	12.61
17.0%	6.13	7.67	9.20	10.73	12.26

        Sandler O'Neill performed an analysis that estimated the net present value per share of Eagle's common stock under various circumstances, using an internal budget for Eagle for the years ending December 31, 2007 and 2008 prepared by and reviewed with management of Eagle and management guidance on an assumed asset growth rate for the years ending December 31, 2009 and 2010. To approximate the net present value of Eagle's common stock at December 31, 2010, Sandler O'Neill applied price to last twelve months earnings multiples of 10.0x to 18.0x and multiples of tangible book value ranging from 100% to 200%. The dividend income streams and terminal values were then discounted to present values using different discount rates ranging from 11% to 17% chosen to reflect different assumptions regarding required rates of return of holders or prospective buyers of Eagle common stock. In addition, the net present value of Eagle's common stock at December 31, 2010 was calculated using the same range of price to last twelve months earnings multiples (10.0x–18.0x) applied to a range of discounts and premiums to management's budget projections. The range applied to the budgeted net income was 25.0% under budget to 25.0% over budget, using a discount rate of 13.0% for the tabular analysis. As illustrated in the following tables, this analysis indicated an imputed range of values per share for Eagle's common stock of $7.62 to $15.72 when applying the price to earnings multiples to the matched budget, $6.85 to $15.57 when applying multiples of tangible book value to the matched budget, and $6.53 to $22.37 when applying the price/earnings multiples to the -25.0% / +25.0% budget range.

  Earnings Per Share Multiples

Discount Rate	10.0x	12.0x	14.0x	16.0x	18.0x
11.0%	$9.00	$10.68	$12.36	$14.04	$15.72
12.0%	8.75	10.38	12.02	13.65	15.28
13.0%	8.51	10.09	11.68	13.26	14.85
14.0%	8.28	9.82	11.36	12.90	14.44
15.0%	8.05	9.55	11.04	12.54	14.04
16.0%	7.83	9.29	10.74	12.20	13.66
17.0%	7.62	9.04	10.45	11.87	13.29

  Earnings Per Share Multiples

Budget Variance	10.0x	13.0x	16.0x	19.0x	22.0x
-25.0%	$6.53	$8.31	$10.09	$11.87	$13.66
-20.0%	6.92	8.82	10.73	12.63	14.53
-15.0%	7.32	9.34	11.36	13.38	15.40
-10.0%	7.72	9.85	11.99	14.13	16.27
-5.0%	8.11	10.37	12.63	14.88	17.14
0.0%	8.51	10.88	13.26	15.64	18.01
5.0%	8.90	11.40	13.89	16.39	18.88
10.0%	9.30	11.91	14.53	17.14	19.76
15.0%	9.70	12.43	15.16	17.89	20.63
20.0%	10.09	12.94	15.80	18.65	21.50
25.0%	10.49	13.46	16.43	19.40	22.37

  Tangible Book Value Per Share Multiples

Discount Rate	100%	125%	150%	175%	200%
11.0%	$8.09	$9.96	$11.83	$13.70	$15.57
12.0%	7.86	9.68	11.50	13.31	15.13
13.0%	7.65	9.41	11.18	12.94	14.71
14.0%	7.44	9.15	10.87	12.58	14.30
15.0%	7.24	8.90	10.57	12.24	13.90
16.0%	7.04	8.66	10.28	11.90	13.52
17.0%	6.85	8.43	10.01	11.58	13.16

        Pro Forma Merger Analysis.    Sandler O'Neill analyzed certain potential pro forma effects of the merger, assuming the following: (1) the merger closes on June 30, 2008; (2) 100.0% of Fidelity shares are exchanged for Eagle common stock at a fixed exchange ratio of 0.9202x; (3) options of Fidelity's stock will be converted into options for Eagle's stock; (4) Fidelity performs in accordance with an internal budget provided by Fidelity for the years ending December 31, 2007 and 2008 as provided by senior management of Fidelity, and as adjusted by senior management of Eagle, and management guidance, based on discussions with the senior management of Eagle and Fidelity on an assumed asset growth rate of 15% for the years ending December 31, 2009 and 2010; (5) an internal budget for Eagle for the years ending December 31, 2007 and 2008 prepared by and reviewed with management of Eagle and management guidance on an assumed asset growth rate for the years ending December 31, 2009 and 2010; (6) purchase accounting adjustments, charges and transaction costs associated with the merger and cost savings determined by the senior management of Eagle and; (7) issuance of $10 million of Trust Preferred Securities to finance a portion of the transaction.

        For each of the years 2008 and 2009, Sandler O'Neill compared the EPS of Eagle common stock to the EPS, on a GAAP basis, of the combined company common stock using the foregoing assumptions.

        The analyses indicated that the merger would be dilutive to Eagle's projected 2008 EPS, and accretive to Eagle's projected 2009 EPS. The actual results achieved by the combined company may vary from projected results and the variations may be material.

        Miscellaneous.    Eagle has agreed to pay Sandler O'Neill a fairness opinion fee of $100,000, all of which has been paid. Eagle has also agreed to pay Sandler O'Neill a transaction fee of 0.50% of the aggregate purchase price (subject to a minimum fee of $250,000), which will be due and payable upon the closing of the merger and against which the fairness opinion fee will be credited. Eagle has also agreed to reimburse certain of Sandler O'Neill reasonable out-of-pocket expenses incurred in connection with its engagement and to indemnify Sandler O'Neill and its affiliates and their respective partners, directors, officers, employees, agents, and controlling persons against certain expenses and liabilities, including liabilities under the securities laws. Sandler O'Neill has not received any compensation from Eagle in the past three years.

        In the ordinary course of their respective broker and dealer businesses, Sandler O'Neill may purchase securities from and sell securities to Eagle and Fidelity and their affiliates. Sandler O'Neill may also actively trade the debt and/or equity securities of Eagle or their affiliates for their own accounts and for the accounts of their customers and, accordingly, may at any time hold a long or short position in such securities.

Conditions to the Merger

        Mutual Conditions.    The obligations of each of Eagle and Fidelity to consummate the merger are subject to the fulfillment or waiver at or prior to the effective time of various conditions, including:

  •
  approval of the merger and merger agreement by the shareholders of Fidelity;

  •
  approval of the issuance of shares of Eagle common stock in connection with merger by the shareholders of Eagle;

  •
  the receipt by Eagle and Fidelity of the opinion of Kennedy & Baris, LLP with respect to certain federal income tax consequences of the merger;

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  the receipt of regulatory approval of the merger of Fidelity into Woodmont, the merger of F&T Bank into EagleBank and the merger of Woodmont into Eagle from the Federal Reserve, the Maryland Commission of Financial Regulation and any other federal or state regulatory agencies whose approval is required for consummation of the transactions contemplated by the merger agreement (including those relating to mortgage banking, brokerage or lending activities), and the expiration of all notice and waiting periods;

  •
  the continued effectiveness of the registration statement of which this joint proxy statement/prospectus is a part, the absence of any threatened or initiated stop order suspending the effectiveness of the registration statement, and the receipt of all state securities and blue sky permits and approvals required to carry out the transactions contemplated by the merger agreement; and

  •
  the shares of Eagle common stock to be issued in connection with the merger shall have been approved for listing, upon notice of issuance, on NASDAQ.

        Additional Conditions to the Obligation of Fidelity to Close.    The obligation of Fidelity and F&T Bank to consummate the merger is subject to the fulfillment or waiver at or prior to the effective time of the merger of additional conditions, including:

  •
  the representations and warranties made by Eagle and Woodmont in the merger agreement being true and correct to the extent and as of the dates specified in the merger agreement;

  •
  the performance by Eagle and Woodmont, in all material respects, of their obligations under the merger agreement;

  •
  the receipt of an officer's certificate from Eagle and Woodmont with respect to the foregoing conditions;

  •
  the absence of any injunction, restraining order, stop order or other order or action of any federal or state court or agency in the United States which prohibits, restricts or makes illegal the consummation of the merger and other transactions contemplated by the merger agreement, shall be in effect, and no action, suit or other proceeding seeking such shall have been instituted or threatened, and no statute, rule or regulation shall have been enacted, issued or promulgated, by any state or federal government or government agency, which prohibits, restricts or makes illegal the consummation of the merger and other transactions contemplated by the merger agreement;

  •
  the receipt of an fairness opinion from Milestone Advisors, updated to a date not later than the effective date of the registration statement of which this joint proxy statement/prospectus is a part;

  •
  the execution by Eagle of the employment and services agreements with Messrs. Pincus and Watkins;

  •
  the assumption by Eagle of the Fidelity option plans; and

  •
  Eagle depositing with, or authorizing and directing the exchange agent to issue, the merger consideration.

        Additional Conditions to the Obligation of Eagle to Close.    The obligations of Eagle and Woodmont to consummate the merger are subject to the fulfillment or waiver at or prior to the effective time of the merger of additional conditions, including:

  •
  the representations and warranties made by Fidelity and F&T Bank in the merger agreement being true and correct to the extent and as of the dates specified in the merger agreement;

  •
  the performance by Fidelity and F&T Bank, in all material respects, of their obligations under the merger agreement;

  •
  the receipt of an officer's certificate from Fidelity and F&T Bank with respect to the foregoing conditions;

  •
  the absence of any injunction, restraining order, stop order or other order or action of any federal or state court or agency in the United States which prohibits, restricts or makes illegal the consummation of the merger and other transactions contemplated by the merger agreement, shall be in effect, and no action, suit or other proceeding seeking such shall have been instituted or threatened, and no statute, rule or regulation shall have been enacted, issued or promulgated, by any state or federal government or government agency, which prohibits, restricts or makes illegal the consummation of the merger and other transactions contemplated by the merger agreement;

  •
  the receipt of all requisite regulatory approvals without the imposition of any condition or conditions that in the reasonable judgment of Eagle would have a material adverse effect on the value of the merger to Eagle (other than conditions that are ordinarily imposed in similar transactions), and the expiration of all notice and waiting periods after such approvals;

  •
  the absence of any material adverse change in the business, operations, assets, financial condition, prospects or results of operations of Fidelity and F&T Bank, taken as a whole;

  •
  the absence of pending or threatened litigation against Fidelity or F&T Bank, or their directors, officers or employees which, if successful, would in the reasonable judgment of Eagle, have a material adverse effect on the financial condition, operations, business or prospects of Fidelity and F&T Bank;

  •
  Eagle shall be satisfied that the merger will not trigger any excess parachute payments;

  •
  the receipt of documentation regarding the termination of the employment/retainer agreements of Mr. Watkins and Mr. Pincus, as of the effective time of the merger without any cost, expense or penalty to Eagle, EagleBank, Fidelity or F&T Bank; the payment by F&T Bank prior to the effective time of certain bonuses to Mr. Pincus and Mr. D'Allesandro, and the execution by Mr. Watkins and Pincus of employment agreements with EagleBank;

  •
  the receipt of necessary third party consents;

  •
  the receipt of any material permits, authorizations, consents, waivers, clearances or approvals required for the lawful consummation of the merger and bank merger in accordance with applicable law and without violation of any material contract;

  •
  the receipt of a tax certificate from Fidelity;

  •
  the execution of the support agreement by each of the directors and executive officers of Fidelity and F&T Bank;

  •
  the execution of affiliate letters by each of the directors, executive officers or shareholders of Fidelity who may be deemed to be an "affiliate;"

  •
  the execution by each director of Fidelity and F&T Bank of a non-compete agreement;

  •
  the receipt of an fairness opinion from Sandler O'Neill, updated to a date not later than the effective date of the registration statement of which this joint proxy statement/prospectus is a part;

  •
  holders of 9.9% or fewer shares of the Fidelity common stock shall have validly exercised and perfected dissenters' rights; and

  •
  the receipt of a satisfactory letter from Fidelity's outside accountants.

Representations and Warranties

        The representations and warranties of the parties contained in the merger agreement have been made solely for the benefit of the other party to the merger agreement, and are not intended to, and do not, modify the statements and information about Eagle contained in its periodic reports on Forms 10-K, 10-Q and 8-K, or the information contained in other documents filed by Eagle with the SEC or by Eagle, Fidelity and their subsidiaries with the banking regulators, or otherwise. Representations and warranties in agreements such as the merger agreement are not intended as statements of fact, but rather are negotiated provisions which allocate risks related to the subject matter of the statements between the parties to the agreement. Additionally, the representations and warranties are modified in the merger agreement by materiality standards and conditions, and clarifications, exclusions and exceptions set forth on schedules and exhibits which are not included as part of this joint proxy statement/prospectus. Such representations and warranties have not been modified to reflect any changes which may have occurred since the date of the merger agreement. As such, readers should not place reliance on the representations and warranties as accurate statements of the current condition of any party to the agreement, their respective subsidiaries, operations, assets or liabilities.

        The merger agreement contains a number of representations and warranties made by the parties as to, among other things: corporate existence, good standing and qualification to conduct business; due and valid authorization, execution and delivery of the merger agreement; capitalization; governmental authorization; the absence of any conflict of the merger agreement and the merger with organizational documents and the absence of any violation of material agreements, laws or regulations as a result of the consummation of the merger; the absence of undisclosed material liabilities; financial statements; the absence of material misstatements or omissions from information provided for inclusion in this joint proxy statement/prospectus; the absence of material adverse changes since October 31, 2007; compliance with laws and court orders; loan portfolio, reserves and other loan matters and litigation and tax matters.

        Certain of the representations and warranties are qualified as to "materiality," "material adverse effect" or "material adverse change." For purposes of the merger agreement, the following factors will not be considered in determining whether a material adverse effect or change has occurred:

  •
  changes, after the date of the merger agreement, in laws of general applicability or interpretations thereof by courts or governmental authorities but only to the extent the effect on such person and its subsidiaries, taken as a whole, is not materially worse than the effect on similarly situated banks and their holding companies;

  •
  changes, after the date of the merger agreement, in generally accepted accounting principles or regulatory principles generally applicable to banks but only to the extent the effect on such person and its subsidiaries, taken as a whole, is not materially worse than the effect on similarly situated banks and their holding companies;

  •
  changes, after the date of the merger agreement, resulting from expenses (such as customary legal, accounting and investment advisor fees) incurred in connection with the merger agreement;

  •
  changes, after the date of the merger agreement, resulting from, acts of terrorism or war, but only to the extent the effect on such person and its subsidiaries, taken as a whole, is not materially worse than the effect on similarly situated banks and their holding companies;

  •
  changes, after the date of the merger agreement, resulting from payments of any amounts due, or the provision of any benefits to, any officer or employee under employment, change-in-control or severance agreements in effect as of the date of the merger agreement and disclosed to Eagle in Fidelity's disclosure schedule; and

  •
  actions and omissions of Eagle or Fidelity and F&T Bank taken at the request of, or with the prior written consent, of the other party in contemplation of the transactions contemplated by the merger agreement.

        The assertion of any claim or claims against Fidelity or any Fidelity subsidiary related to any issue arising out of the operations of F&T Mortgage, that individually or in the aggregate is material in nature or material in amount, but for which a reserve cannot be agreed upon by the parties or cannot be determined by a third party law firm within 45 days, will be deemed to have had a material adverse effect on, and caused a material adverse change to, Fidelity, resulting in Eagle's right to terminate the agreement.

        The representations and warranties in the merger agreement do not survive after the effective time of the merger or the termination of the merger agreement.

Conduct of Business Pending the Effective Time

        Negative Covenants of Fidelity.    Pending effectiveness of the merger, and except as consented to by Eagle, Fidelity is required to conduct its business in the ordinary course, consistent with past practice and applicable legal and regulatory requirements. Additionally, Fidelity has agreed not to take certain actions without the prior consent of Eagle, including, but not limited to:

  •
  declaring, setting aside or paying any dividends or other distributions on any class of its capital stock;

  •
  amending its Articles or Articles of Incorporation or Bylaws, or similar charter documents;

  •
  effecting any capital reclassification, stock dividend, stock split, consolidation of shares or similar change in capitalization;

  •
  entering into any new line of business, or changing its lending, investment, assets liability management, risk management, deposit pricing, or other material banking or operating policies and procedures in any material manner;

  •
  adopting, entering into or amending any employment, consulting, change in control, or severance agreement, arrangement or policy with or with respect to any officer, employee or director;

  •
  making or renewing any loan or other extension of credit to any person (including, in the case of an individual, his or her immediate family) that (directly or indirectly through a related interest or otherwise) owes, or would as a result of such loan or extension of credit or renewal owe, Fidelity or any Fidelity subsidiary more than an aggregate of three million dollars;

  •
  taking, causing or permitting the occurrence of any change or event that would make any representation and warranty of Fidelity or F&T Bank under the merger agreement untrue in any material respect at, or any time prior to, the effective time of the merger;

  •
  accepting or renewing any brokered deposits, or accepting or renewing any time deposits or certificates of deposit at a rate in excess of the rate for comparable products shown in Eagle's most recently published rate sheet, plus 50 basis points;

  •
  purchasing or otherwise acquiring any investment securities for its own account having an average remaining life to maturity greater than one year, or any asset-backed security;

  •
  making any capital expenditures individually in excess of $50,000, or in the aggregate in excess of $300,000;

  •
  making any material change in any accounting methods or systems of internal accounting controls, except as may be appropriate to conform to changes in regulatory accounting requirements or GAAP;

  •
  redeeming, repurchasing and otherwise acquiring any shares of its capital stock or any securities or obligations convertible into or exchangeable for any shares of its capital stock (other than pursuant to the tender of shares of Fidelity common stock in payment of the exercise price of Fidelity options, or the withholding obligations related to the exercise of Fidelity options);

  •
  issuing any shares of its capital stock except in connection with the exercise of Fidelity options properly granted prior to the date of the merger agreement and except as provided in the merger agreement, permitting any share of its capital stock held in its treasury to become outstanding; issuing or granting, or extending or modifying the terms of any option, warrant, or other right to acquire Fidelity common stock;

  •
  incurring any material obligations or liabilities except in the ordinary course of business;

  •
  granting any increase in compensation to its employees or officers or directors, or paying any bonus, or effecting any increase in retirement benefits, except for (i) annualized increases in base salary for officers and employees not in excess of 5% of Fidelity's aggregate payroll, and not in excess of 5% for any employee, (with increases of up to 10% for any individual employee being permitted with the prior written consent of Eagle) and (ii) bonuses with respect to 2007 to employees and officers in an aggregate amount of not more than $650,000;

  •
  opening, or filing an application with any federal or other regulatory agency with respect to the opening, closing or relocation of any office, branch or banking facility, or the acquisition, establishment or divestiture of any banking or nonbanking facility;

  •
  merging into any other corporation or bank or permitting any other corporation or bank to merge into it, or consolidating with any other corporation or bank; liquidating, selling or disposing of any assets or acquiring any assets, other than in the ordinary course of its business consistent with past practice or as expressly required by the merger agreement; or agreeing to do any of the foregoing;

  •
  entering into any transaction with a related party except for transactions relating to deposit relationships or the extension of credit in the ordinary course of business, on substantially the same terms, including interest rate and collateral, as those prevailing for comparable transactions with unaffiliated parties, and which do not present more than the normal risk of collectibility or other unfavorable features, and in respect of which disclosure has been made to Eagle prior to disbursement;

  •
  cancelling without payment in full, or modifying in any material respect any contract relating to, any loan or other obligation receivable from any 5% shareholder, director or officer of Fidelity or any Fidelity subsidiary, or any member of the immediate family of the foregoing, or any related interest of any of the foregoing;

  •
  making or originating any mortgage loan for the purposes of secondary market sale, other than certain conforming loans, and modifications of existing loans originated by F&T Mortgage;

  •
  settling any material litigation without prior notice to Eagle; or

  •
  knowingly taking any action which would (i) adversely affect the ability to obtain the necessary approvals of governmental authorities required for the merger and related transactions; (ii) adversely affect the ability of the merger and related transactions to constitute a reorganization under Section 368 of the Code, or (iii) adversely affect the ability to perform the covenants and agreements under the merger agreement.

        Nonsolicitation of Acquisition Proposals.    Fidelity has also agreed that it will not solicit, encourage, or authorize any person, including but not limited to directors, officers, shareholders, or employees, to solicit from, or communicate with, any third party, or facilitate inquiries or the making of proposals relating to any Acquisition Proposal (as defined below), or except as specifically permitted, provide any third party with information or assistance or negotiate or conduct any discussions with any third party to facilitate inquiries or to obtain an Acquisition Proposal, or continue any such activities in progress as of the date of the merger agreement.

        Notwithstanding the above restrictions on solicitation, if Fidelity receives, prior to the effective time of the merger, an Unsolicited Acquisition Proposal (as defined below) which, in the good faith determination of the Fidelity board of directors, the fiduciary duty of the directors under Maryland law requires that the board of directors consider, negotiate, communicate, or provide information with respect to (collectively "communications"), because the Unsolicited Acquisition Proposal is more favorable from a financial point of view to the shareholders of Fidelity than the merger, which determination is made after receiving the advice of counsel regarding the requirements of the fiduciary duty of the directors under Maryland law, and the advice of Fidelity's financial advisor as to whether the Unsolicited Acquisition Proposal is more favorable from a financial point of view to its shareholders than the merger, then Fidelity will be entitled to engage in such communications.

        An "Acquisition Proposal" is any offer or proposal, other than the merger of Fidelity into Woodmont or the merger of F&T Bank into EagleBank, received by Fidelity or any Fidelity subsidiary from any person or entity other than Eagle, Woodmont or an affiliate of Eagle (including deemed receipt as a result of the public announcement of such proposal by the proponent) regarding: (1) any merger, consolidation, reorganization, business combination, share purchase or exchange, purchase and assumption or similar transaction involving Fidelity or F&T Bank; or (2) any sale, lease, transfer, pledge, encumbrance or other disposition, directly or indirectly, of all, or any substantial portion of, the assets of Fidelity or F&T Bank. An "Unsolicited Acquisition Proposal" is an Acquisition Proposal received by Fidelity or F&T Bank without a violation of the nonsolicitation covenant described above, including where it is received from a party contacted prior to the date of the merger agreement, but without any contact subsequent to the date of the merger agreement.

        Other Covenants by Fidelity.    In addition to the covenants set forth above, Fidelity and F&T Bank have agreed that, except as otherwise consented to by Eagle in writing, they will, and will cause other Fidelity subsidiaries to among other things:

  •
  carry on its business in the ordinary course, consistent with past practice and applicable legal and regulatory requirements;

  •
  to the extent consistent with prudent business judgment, use all reasonable efforts to preserve its present business organization, to retain the services of its officers and employees, and maintain customer and other business relationships;

  •
  perform in all material respects its obligations under material contracts, except where it will not have a material adverse effect;

  •
  comply in all material respects with all applicable with all statutes, laws, regulations, rules, ordinances, orders, decrees, consent agreements, examination reports and other federal, state and local governmental or regulatory directives;

  •
  at all times maintain the allowance for loan losses and the reserve for representations and warranties at levels which are adequate, respectively, to absorb reasonably anticipated losses in the loan portfolio and recourse obligations in respect of mortgage loans sold in the secondary market, in accordance with GAAP and regulatory requirements;

  •
  advise Eagle of any request to repurchase or reacquire any mortgage loans sold in the secondary market, or to make any payment in respect of any such loan, or to indemnify any person in respect of any such loan, promptly following receipt, and prior to taking any action in respect of such request;

  •
  terminate, on or before the closing date, Fidelity's 401(k) plan;

  •
  use the proceeds of the sale of mortgage loans held for sale by F&T Mortgage to pay down the warehouse line of credit extended by F&T Bank;

  •
  no later than immediately prior to the effective time of the merger, establish and take such charge-offs, reserves, lower of cost or market allowances or adjustments, and accruals as Eagle may reasonably request to conform Fidelity's and its subsidiaries' loan, accrual, reserve and other accounting policies to those of Eagle; and

  •
  use its best efforts to wind-down the operations of F&T Mortgage.

        Fidelity has also agreed to use its best efforts in good faith: (i) to settle, or have dismissed by final nonappealable order ("resolve"), certain identified material litigations, and to sell identified loans held for sale. In the event that Fidelity is unable to resolve any litigation, Eagle and Fidelity will jointly review the status of such litigation and the reserves maintained with respect for potential liability and litigation and settlement costs, and agree upon the amount, if any, of any increase to such reserves within fifteen business days. If Eagle and Fidelity cannot jointly determine such amount within fifteen business days, then the amount of such reserves shall be determined by an independent law firm which is experienced in the conduct of litigation of the type, scope and complexity of the applicable litigation. The determination of the third party law firm will be binding on the parties. In the event that any loan has not been sold prior to closing, Eagle and Fidelity will jointly review the related allowance for loan losses, market adjustment or other reserves maintained by Fidelity for such loans and agree upon the amount, of any increase within fifteen business days. If Eagle and Fidelity cannot jointly determine such amount within fifteen business days, then the amount of such reserves will be determined by an independent investment banking, loan valuation, banking or financial advisory firm experienced in the valuation of such loans. The determination of the third party investment firm will be binding on the parties. Any increase in reserves for unresolved litigation or with respect to unsold loans may result in a reduction to the conversion ratio. See "The Merger—Merger Consideration—Potential Reduction of the Conversion Ratio" at page            . Increases in the litigation reserve by $7.5 million or more, or the inability of the third party law firm to determine the reserve, could result in termination of the merger and the merger agreement. See "Termination and Termination Payments" at page            .

        Eagle Covenants.    Pending effectiveness of the merger, Eagle and Woodmont are each required to use its best efforts to:

  •
  preserve its business organization intact in all material respects;

  •
  maintain good relationships with its employees;

  •
  conduct its business in the ordinary course, consistent with past practice; and

  •
  preserve for itself the goodwill of its and its subsidiaries' customer and other business relationships.

        Eagle and Woodmont have agreed that they will not, without the prior written consent of Fidelity, knowingly take any action which would:

  •
  adversely affect the ability to obtain the necessary approvals of governmental authorities required for the merger and related transactions;

  •
  adversely affect the status of the merger and the related transactions a reorganization; or

  •
  adversely affect the ability to perform the covenants and agreements under the merger agreement.

        Eagle and Woodmont have agreed that pending the effective time:

  •
  they will comply in all material respects with all applicable statutes, laws, regulations, rules, ordinances, orders, decrees, consent agreements, examination reports and other federal, state and local governmental or regulatory directives; and

  •
  they will at all times maintain allowance for loan losses at a level which is adequate, respectively, to absorb reasonably anticipated losses in the loan portfolio and recourse obligations in respect of its loans, in accordance with GAAP and regulatory requirements.

        Eagle has agreed that it will not, without the prior written consent of Fidelity:

  •
  amend, repeal or modify any provision of its Articles of Incorporation or bylaws in a manner which would adversely affect Fidelity, Fidelity shareholders or the merger; or

  •
  make or pay any extraordinary one-time dividend or distribution on shares of Eagle common stock, other than any distribution or dividend payable in shares of Eagle Common Stock which would result in the adjustment of the conversion ratio, provided that Eagle may its regular quarterly dividend.

        Eagle has also agreed that except for the purchase of loans and/or securities in the ordinary course of business consistent with its past practice, it will not acquire (other than by foreclosures or acquisitions in a fiduciary capacity or in satisfaction of debts previously contracted in good faith and, in each case, in the ordinary and usual course of business consistent with past practice) all or any portion of the assets, business or properties of any other entity.

        The merger agreement provides that as promptly as practicable after the date of the merger agreement and Fidelity furnishing any information regarding Fidelity required to be included, Eagle will file the registration statement with the SEC and applications or notices with the Federal Reserve Board, the Maryland Commissioner of Financial Regulation, and any other appropriate state or federal regulatory agency for approval of the merger of Fidelity with and into Woodmont, the merger of F&T Bank with and into EagleBank, and the transactions contemplated by the merger agreement. As of the date of this joint proxy statement/prospectus, applications have been filed with the Federal Reserve and the Maryland Commissioner of Financial Regulation, and appropriate notices have been filed with the Virginia State Corporation Commission and the District of Columbia Department of Banking, but approvals have not yet been received.

Termination and Termination Payments

        Termination Events.    The merger agreement may be terminated, and the merger abandoned, at any time prior to the effectiveness of the merger, even after shareholder approvals have been obtained at the Fidelity and Eagle special meetings, in the following circumstances:

  (i)
  by mutual consent of all parties;

  (ii)
  by either Eagle and Woodmont or Fidelity and F&T Bank, at any time after November 30, 2008, if the merger has not been consummated, unless (1) the failure of the closing to occur by that date is due to the failure of the party seeking to terminate the merger agreement to perform or observe the covenants or agreements of that party set forth in the merger agreement or; (2) the above date is extended in writing by all of the parties, provided, that if Fidelity or F&T Bank engages in communications in violation their covenant not to solicit or communicate with respect to Acquisition Proposals, they will not be entitled to terminate the merger pursuant to this provision;

  (iii)
  by Fidelity and F&T Bank, on 45 days written notice, if the aggregate amount of charges, charge-offs, provisions for loan losses, valuation adjustments on loans held for sale, and litigation reserves (collectively "charges") impacting Eagle after the date of the merger agreement and through the date of notice, exceeds 15% of Eagle's adjusted book value as of September 30, 2007, provided that the termination notice will be of no effect if the aggregate amount of charges is reduced (other than as a result of earnings) to below 15% of Eagle's book value during the notice period;

  (iv)
  by Eagle, on 45 days written notice, if the aggregate amount of charges impacting Fidelity or F&T Bank after the date of the merger agreement and through the date of notice, exceeds 15% of Fidelity's book value as of September 30, 2007, provided that the termination notice will be of no effect if the aggregate amount of charges is reduced (other than as a result of earnings) to below 15% of Fidelity's book value during the notice period;

  (v)
  by Fidelity and F&T Bank, in the event of the material breach by Eagle of any material representation, warranty, covenant or agreement in the merger agreement, if such breach has not been, or cannot be, cured within 30 days of delivery of written notice of breach, provided that no cure period is available for a breach of Eagle's covenant regarding the acquisition of the assets, business or properties of other entities;

  (vi)
  by Eagle, in the event of the material breach by Fidelity or F&T Bank of any material representation, warranty, covenant or agreement in the merger agreement, if such breach has not been, or cannot be, cured within of 30 days of delivery of written notice of breach, provided that no cure period is available for a breach involving communications by Fidelity or F&T Bank in violation of their covenant not to solicit or communicate with respect to Acquisition Proposals;

  (vii)
  by either Fidelity and F&T Bank, or Eagle and Woodmont, if any governmental or regulatory approval required for consummation of the merger and the other transactions contemplated by the merger agreement has been denied by final, non-appealable order, or any denial is not appealed within the time available;

  (viii)
  by either Fidelity and F&T Bank, or Eagle and Woodmont, if any of the conditions precedent to the obligation of such party to consummate the merger cannot be satisfied or fulfilled by November 30, 2008, or such later date to which this date has been extended in writing by all the parties to the merger agreement, provided that the terminating party(ies) is not in breach of a material representation, warranty or covenant of the merger agreement at the time of termination;

  (ix)
  by either Fidelity and F&T Bank, or Eagle and Woodmont, if: (1) the merger and the merger agreement are not approved by the requisite vote of the shareholders of Fidelity at the Fidelity special meeting; or (2) the issuance of shares of Eagle common stock pursuant to the merger agreement is not approved by the requisite vote of the shareholders of Eagle at the Eagle special meeting;

  (x)
  by either Fidelity and F&T Bank, or Eagle and Woodmont, if the additional reserves agreed upon by the parties or determined by the third party law firm in accordance with the merger agreement for potential liability and litigation and settlement costs with respect to claims against Fidelity or its subsidiaries which have not been resolved equals or exceeds $7.5 million, or the third party law firm cannot determine the appropriate reserves on a reasonable basis within 45 days;

  (xi)
  by Eagle, if any claim or claims are asserted against Fidelity or any Fidelity subsidiary relating to any issue arising out of the operations of F&T Mortgage that individually, or in the aggregate, are material in amount or material in nature, but for which a reserve cannot be agreed upon by the parties, or determined by a third party law firm within 45 days in accordance with the merger agreement;

  (xii)
  automatically, if the board of directors of Fidelity (a) approves entering into an agreement for an Unsolicited Acquisition Proposal, or Fidelity or F&T Bank consummate any Unsolicited Acquisition Proposal;

  (xiii)
  automatically, if the board of directors of Fidelity (1) recommends any Unsolicited Acquisition Proposal to the shareholders of Fidelity; (2) fails to recommend the merger to the shareholders of Fidelity in accordance with the merger agreement; or (3) withdraws, or adversely modifies, or fails upon request of Eagle to reconfirm its recommendation of the merger to the Fidelity shareholders, in each case while any unrejected Unsolicited Acquisition Proposal exists; and

  (xiv)
  by Eagle, upon notice to Fidelity, if Fidelity's board makes the good faith determination that the fiduciary duty of the directors under Maryland law requires that the board of directors engage in communications with respect to an Unsolicited Acquisition Proposal as permitted by the merger agreement, resulting in such communications by Fidelity, and such communications extend for 60 days from the date on which Fidelity provided notice of such Unsolicited Acquisition Proposal to Eagle, and Fidelity has not rejected such Unsolicited Acquisition Proposal by the end of the sixty day period.

        Effect of Termination; Termination Payments.    In the event of termination of the merger agreement by either Eagle, Woodmont, Fidelity or F&T Bank, then the merger agreement becomes void and there will be no liability on the part of either Eagle, Woodmont, Fidelity or F&T Bank or their respective officers or directors, except that:

  (i)
  certain provisions regarding confidentiality, return of documents and payment of expenses survive any such termination and abandonment;

  (ii)
  termination will not relieve the breaching party from liability or action being taken in law or in equity by the non breaching party for any fraud, for any willful misconduct or breach of a material provision of the merger agreement giving rise to such termination, except where Eagle has received the payments described in (iii) and (iv) below;

  (iii)
  in the event of termination of the merger agreement (a) under the termination event described at items (xii), (xiii) or by Eagle under the termination event described at (xiv) above; or (b) by Eagle and Woodmont under the termination event described at item (vi) above based on a breach of Fidelity's covenant not to solicit or communicate with respect to other Acquisition Proposals; then Fidelity shall pay $2,000,000 to Eagle within three days of termination;

  (iv)
  if the merger agreement is terminated because the shareholders of Fidelity do not approve the merger agreement and merger at the Fidelity special meeting, or pursuant to the termination event at item (ii) above, and if prior to such termination Fidelity shall have breached its covenant not to solicit or communicate with respect to another Acquisition Proposal (whether or not such breach results in the failure to obtain shareholder approval), then Fidelity shall pay $2,000,000 to Eagle within three days of termination; and

  (v)
  if the merger agreement is terminated because the shareholders of Fidelity do not approve the merger agreement and merger at the Fidelity special meeting, or pursuant to the termination event at item (ii) above and if: (1) prior to such termination, an Acquisition Proposal shall have been publicly proposed (other than by Eagle or any Eagle subsidiary) or any person or entity other than Eagle or any Eagle subsidiary has publicly announced its intention to make an Acquisition Proposal, or such Acquisition Proposal or intention has otherwise become widely known to Fidelity's shareholders and (2) within 12 months following the date of such termination: (A) Fidelity or F&T Bank merges with or into, or is acquired, directly or indirectly, by merger or otherwise by, any person or entity other than Eagle or any Eagle subsidiary; (B) any person or entity other than Eagle or any Eagle subsidiary, directly or indirectly, acquires more than 50% of the total assets of Fidelity and the Fidelity subsidiaries, taken as a whole; (C) any person or entity other than Eagle or any Eagle subsidiary, directly or indirectly, acquires more than 50% of the outstanding shares of Fidelity common stock; or (D) Fidelity adopts or implements a plan of liquidation, recapitalization or share repurchase relating to more than 50% of the outstanding shares of Fidelity common stock or an extraordinary dividend relating to more than 50% of such outstanding shares or 50% of the assets of Fidelity and the Fidelity subsidiaries, taken as a whole (or in any of clauses (A) through (D) Fidelity or any Fidelity subsidiary shall have entered into a definitive agreement providing for such action), Fidelity shall pay $2,000,000 to Eagle within three days of the occurrence of such event.

        Fidelity and F&T Bank have agreed that they will cause the acquiror in respect of any Acquisition Proposal to expressly assume the obligation of Fidelity and F&T Bank to make such termination payment to Eagle, to the extent such payment has not been previously been made. The obligations of Fidelity and F&T Bank to make the termination payments and to cause the assumption of such obligation will survive the termination of the merger agreement and is binding upon Fidelity and F&T Bank and any successor or assign of Fidelity or F&T Bank.

        Eagle and Fidelity have agreed that if the merger is not consummated as a result of the refusal, without cause of the other party to consummate the merger, the other party is entitled, in addition to the rights provided by under the merger agreement and its other remedies at law, to specific performance of the merger agreement, except where Eagle receives the termination payments described above. Eagle and Woodmont are entitled to receive only one termination payment.

Amendment and Waiver

        Any of the terms and conditions of the merger agreement may be amended by the parties in writing, at any time before or after approval of the merger agreement by the Fidelity shareholders, except that no amendment after approval by the shareholders of Fidelity may reduce the value or change the form of consideration to be received by shareholders of Fidelity as contemplated by the merger agreement, unless such amendment is subject to the approval of Fidelity's shareholders and such approval is obtained. The parties, by action in writing, taken or authorized by their respective boards of directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained in the merger agreement, at any time.

Restrictions on Resale of Eagle Common Stock by Controlling Persons of Fidelity

        Shares of Eagle common stock to be issued to Fidelity shareholders in the merger have been registered under the Securities Act of 1933 (the "Securities Act") and may be traded freely and without restriction by those holders not deemed to be affiliates of Fidelity. Any subsequent transfer of shares, however, by any person who is an affiliate of Fidelity at the time the merger is submitted for a vote of Fidelity shareholders will, under existing law, require either:

  •
  the further registration under the Securities Act of the Eagle common stock to be transferred;

  •
  compliance with Rule 145 promulgated under the Securities Act, which permits limited sales under certain circumstances; or

  •
  the availability of another exemption from registration.

        An "affiliate" of Fidelity is a person who directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, Fidelity. These restrictions generally are expected to apply to the directors and executive officers of Fidelity and the holders of 10% or more of Fidelity common stock, if any. The same restrictions apply to certain relatives or the spouse of those persons and any trusts, estates, corporations or other entities in which those persons have a 10% or greater beneficial or equity interest. Eagle will issue stop transfer instructions to its transfer agent with respect to the shares of Eagle common stock to be received by persons subject to these restrictions, and the certificates for their shares will be appropriately legended.

        If any person who is an affiliate of Fidelity becomes an affiliate of Eagle, such person may only transfer shares in a manner permitted by Rule 144 promulgated under the Securities Act.

        The directors and executive officers of Fidelity and F&T Bank have executed written agreements under which they have agreed to the forgoing restrictions; and Fidelity has agreed to cause any person who becomes an affiliate of Fidelity after the date of the merger agreement to provide a similar letter to Eagle.

Dissenters' Rights

        Under Sections 3-201 through 3-213 of the MGCL, Fidelity shareholders have the right to object to the merger and to demand and receive "fair value" of their Fidelity common stock, determined as of the date of the meeting at which the merger is approved, without reference to any appreciation or depreciation in value resulting from the merger or its proposal. These rights are also known as dissenters' rights.

        Holders of Eagle common stock do not have the right to exercise dissenters' rights in connection with the merger or the issuance of shares in connection with the merger.

        Sections 3-201 through 3-213 of the MGCL, which set forth the procedures a shareholder requesting payment for his or her shares must follow, is reprinted in its entirety as Appendix D to this joint proxy statement/prospectus. The following discussion is not a complete statement of the law relating to dissenters' rights under Sections 3-201 through 3-213 of the MGCL. This discussion and Appendix D should be reviewed carefully by any Fidelity shareholder who wishes to exercise dissenters' rights or who wishes to preserve the right to do so, as failure to strictly comply with the procedures set forth in Sections 3-201 through 3-213 of the MGCL will result in the loss of dissenters' rights.

        General requirements.    Sections 3-201 through 3-213 of the MGCL generally require the following:

  •
  Written Objection to the Proposed Transaction.  Fidelity shareholders who desire to exercise their dissenters' rights must file with Fidelity, before the vote on the merger is taken at the special meeting, a written objection to the proposed transaction. A vote against the merger agreement or the merger will not satisfy such objection requirement. The written objection should be delivered or addressed to Fidelity & Trust Financial Corporation, 4831 Cordell Avenue, Bethesda, Maryland 20814, Attention: J. Mercedes Alvarez.

  •
  Refrain from voting for or consenting to the merger proposal.  If you wish to exercise your dissenters' rights, you must not vote in favor of the merger agreement or the merger. If you return a properly executed proxy that does not instruct the proxy holder to vote against or to abstain on the merger, or otherwise vote in favor of the merger agreement or the merger, your dissenters' rights will terminate, even if you previously filed a written notice of intent to demand payment. You do not have to vote against the merger in order to preserve your dissenters' rights.

  •
  Continuous ownership of Fidelity shares.  You must continuously hold your shares of Fidelity common stock from the date you provide notice of your intent to demand payment for your shares through the closing of the merger. You will lose your right to demand fair value of your Fidelity common stock if you transfer your Fidelity common stock prior to the date the merger is completed. A demand for payment of the fair value must be executed by or on behalf of the holder of record, fully and correctly, as the holder's name appears on the holder's stock certificates. Therefore, if your Fidelity common stock is owned of record in a fiduciary capacity, such as by a broker, trustee, guardian or custodian, execution of the demand should be made in that capacity.

        Eagle Written Notice.    Under Section 3-207 of the MGCL, Eagle, as the successor to Fidelity, will promptly notify each objecting shareholder in writing of the date the articles of merger were accepted for record by the Maryland Department of Assessments and Taxation. Eagle may also send a written offer to pay the objecting holders of Fidelity common stock what it considers to be the fair value of the stock. If Eagle chooses to do this, it will provide each objecting shareholder of Fidelity with: (i) a balance sheet as of a date not more than 6 months before the date of the offer; (ii) a profit and loss statement for the

12 months ending on the date of that balance sheet; and (iii) any other information Eagle considers important.

        Written Demand for Payment.    Within 20 days after acceptance of the articles of merger by the Maryland Department of Assessments and Taxation, you must make a written demand on Eagle for payment of your stock that states the number and class of shares for which payment is demanded. A demand for payment of the fair value must be executed by or on behalf of the holder of record, fully and correctly, as the holder's name appears on the holder's stock certificates. Therefore, if your Fidelity common stock is owned of record in a fiduciary capacity, such as by a broker, trustee, guardian or custodian, execution of the demand should be made in that capacity. All written demands for payment of the fair value of Fidelity common stock should be delivered or addressed to Eagle Bancorp, Inc., 7815 Woodmont Avenue, Bethesda, Maryland 20814, Attention: Ronald D. Paul.

        Petition for Appraisal.    Within 50 days after the date the articles of merger are accepted by the Maryland State Department of Assessments and Taxation, Eagle or any holder of Fidelity common stock who has complied with the statutory requirements summarized above may file a petition with a court of equity in Montgomery County, Maryland demanding a determination of the fair value of Fidelity common stock (an "appraisal"). Eagle is not obligated to, and has no present intention to, file a petition with respect to an appraisal of the fair value of Fidelity common stock. Accordingly, it is the obligation of objecting holders of Fidelity common stock to initiate all necessary action to perfect their dissenters' rights within the time period prescribed by Section 3-208 of the MGCL.

        If a petition for an appraisal is timely filed, after a hearing on the petition, the court will determine the holders of Fidelity common stock that are entitled to dissenters' rights and will appoint three disinterested appraisers to determine the fair value of the Fidelity common stock on terms and conditions the court considers proper. Within 60 days after appointment (or such longer period as the court may direct), the appraisers will file with the court and mail to each party to the proceeding their report stating their conclusion as to the fair value of the stock. Within 15 days after the filing of this report, any party may object to such report and request a hearing. The court shall, upon motion of any party, enter an order either confirming, modifying, or rejecting such report and, if confirmed or modified, enter judgment directing the time within which payment shall be made. If the appraisers' report is rejected, the court may determine the fair value of the stock of the objecting shareholders or may remit the proceeding to the same or other appraisers. Any judgment entered pursuant to a court proceeding shall include interest from the date of the Fidelity shareholders' vote on the merger. Costs of the proceeding shall be determined by the court and may be assessed against Eagle or, under certain circumstances, the objecting shareholder(s), or both. The court's judgment is final and conclusive on all parties and has the same force and effect as other decrees in equity.

        Fair Value.    You should be aware that the fair value of your Fidelity common stock as determined under Section 3-202 of the MGCL could be more than, the same as or less than the value of the Eagle stock you would receive in the merger if you did not seek appraisal of your Fidelity common stock. You should further be aware that, if you have duly demanded the payment of the fair value of your Fidelity common stock in compliance with Section 3-203 of the MGCL, you will not, after making such demand, be entitled to vote the Fidelity common stock subject to the demand for any purpose or be entitled to, with respect to such shares of stock, the payment of dividends or other distributions payable to holders of record on a record date occurring after the close of business on the date the shareholders approved the merger and the merger agreement. Fair value may not include any appreciation or depreciation which directly or indirectly results from the transaction objected to or from its proposal.

        If you fail to comply strictly with these procedures you will lose your dissenters' rights. Consequently, if you wish to exercise your dissenters' rights, we strongly urge you to consult a legal advisor before attempting to exercise your dissenters' rights.

UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

        The following unaudited pro forma combined financial information and explanatory notes present how the combined financial statements of Eagle and Fidelity may have appeared had the businesses actually been combined as of the dates indicated. We provide an unaudited pro forma combined balance sheet at March 31, 2008, based upon both the initial conversion ratio of 0.9202, and the preliminary, partial, estimated adjusted conversion ratio as of March 31, 2008 of 0.6867. The actual conversion ratio may be higher or lower than 0.6867, but not in excess of 0.9202 shares of Eagle common stock for each share of Fidelity common stock. We also provide unaudited pro forma income statements for the year ended December 31, 2007 and the three months ended March 31, 2008 based on both the initial conversion ratio and the estimated conversion ratio as of March 31, 2008. The unaudited pro forma combined income statement for the year ended December 31, 2007 gives effect to the merger as if the merger had been completed on January 1, 2007, and the unaudited pro forma combined income statement for the three months ended March 31, 2008 gives effect to the merger as if the merger had been completed on January 1, 2008.

        The unaudited pro forma combined financial information shows the impact of the merger on the combined financial position and results of operations of Eagle and Fidelity under the purchase method of accounting with Eagle treated as the acquiror. Under this method of accounting, Eagle will record the assets and liabilities of Fidelity at their estimated fair values as of the date the merger is completed.

        The unaudited pro forma combined financial information has been derived from and should be read in conjunction with the historical consolidated financial statements and the related notes of both Eagle and Fidelity that are included or incorporated by reference in this joint proxy statement/prospectus. See "Where You Can Find More Information" at page            .

        The unaudited pro forma combined financial information is presented for illustrative purposes only and does not indicate the financial results of the combined company had the companies actually been combined at the beginning of the periods presented and had the impact of possible revenue enhancements and expense efficiencies, among other factors, been considered. In addition, as explained in more detail in the accompanying notes to unaudited pro forma combined financial information, the allocation of the purchase price reflected in the unaudited pro forma combined financial information is subject to adjustment and will vary from the actual purchase price allocation that will be recorded upon completion of the merger based upon changes in the balance sheet including fair value estimates. Moreover, the application of the initial conversion ratio at and for the periods ended December 31, 2007 and March 31, 2008 results in pro forma presentations which we believe are potentially misleading in light of the losses incurred by Fidelity which have resulted in reduction in the conversion ratio and the minimal likelihood that the initial conversion ratio could be applicable where the assets and capital of Fidelity have undergone the deterioration they have experienced since September 30, 2007. As a result, we believe the application of the initial conversion ratio overstates the pro forma goodwill and stockholders' equity of the combined company and understates pro forma income per share. The reader should not place undue reliance on the pro forma presentations.

 UNAUDITED PRO FORMA COMBINED BALANCE SHEET
For the Three Months Ended March 31, 2008
(Assuming a conversion ratio of 0.6867)
(dollars in thousands)

	Eagle	Fidelity	Pro Forma Adjustments		Pro Forma Combined
ASSETS
Cash and due from banks	$18,117	$11,891	$(2,436)	Note 3	$27,572
Federal funds sold	16,013	6,572	—		22,585
Interest bearing deposits with banks and other short-term investments	2,230	—	—		2,230
Investment securities available for sale, at fair value	82,932	85,770	—		168,702
Loans held for sale	1,945	10,153	—		12,098
Loans	759,547	336,874	(7,383)	Notes 3, 4	1,089,038
Less allowance for credit losses	(8,733)	(3,470)	—		(12,203)

Loans, net	750,814	333,404	(7,383)		1,076,835
Premises and equipment, net	6,445	3,699	—		10,144
Deferred income taxes	3,218	963	691	Note 3	4,872
Core deposit intangibles, net	—	—	790	Notes 1, 3	790
Goodwill	—	—	7,830	Notes 1, 3	7,830
Other assets	17,753	6,756	—		24,509

TOTAL ASSETS	$899,467	$459,208	$(508)		$1,358,167

LIABILITIES AND STOCKHOLDERS' EQUITY
LIABILITIES
Deposits:
Noninterest bearing demand	$143,508	$59,246	$—		$202,754
Interest bearing transaction	47,822	4,589	—		52,411
Savings and money market	193,348	94,454	—		287,802
Time, $100,000 or more	177,003	137,065	2,166	Note 3	316,234
Other time	124,059	73,626	1,163	Note 3	198,848

Total deposits	685,740	368,980	3,329	Note 3	1,058,049
Customer repurchase agreements and federal funds purchased	61,727	53,439	—		115,166
Other short-term borrowings	22,000	9,000	(9,000)	Note 4	22,000
Long-term borrowings	40,000	—	—		40,000
Other liabilities	6,463	2,764	—	Note 3	9,227

Total liabilities	815,930	434,183	(5,671)		1,244,442
STOCKHOLDERS' EQUITY
Common stock, $.01 par value; shares authorized 20,000,000, shares issued and outstanding 9,790,252 issued and outstanding pro forma combined 12,679,210 (Note 2)	98	—	29	Note 2	127
Common stock, $.01 par value; shares authorized 20,000,000, shares issued and outstanding 4,207,016	—	42	(42)	Note 2	—
Additional paid in capital	52,878	37,726	(7,567)		83,037
Retained earnings (deficit)	29,258	(13,592)	13,592		29,258
Accumulated other comprehensive income	1,303	849	(849)		1,303

Total stockholders' equity	83,537	25,025	5,163		113,725

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$899,467	$459,208	$(508)		$1,358,167

 UNAUDITED PRO FORMA COMBINED INCOME STATEMENT
For the Three Months Ended March 31,2008

(Assuming a conversion ratio of 0.6867)
(dollars in thousands)

	Eagle	Fidelity	Pro Forma Adjustments		Pro Forma Combined
Interest Income
Interest and fees on loans	$12,880	$5,980	$(970)	Note 3	$17,890
Taxable interest and dividends on investment securities	1,095	1,133			2,228
Interest on balances with other banks and short term investments	—	—			—
Interest on federal funds sold	39	111			150

Total interest income	14,014	7,224	(970)		20,268

Interest Expense
Interest on deposits	4,428	3,407	(1,110)	Note 3	6,725
Interest on customer repurchase agreements and federal funds purchased	394	248			642
Interest on other short-term borrowings	190	68			258
Interest on long-term borrowings	402	—			402

Total interest expense	5,414	3,723	(1,110)		8,027

Net Interest Income	8,600	3,501	140		12,241
Provision for Credit Losses	720	311			1,031

Net Interest Income After Provision For Credit Losses	7,880	3,190	140		11,210

Noninterest Income
Service charges on deposits	429	71			500
Gain on sale of loans	127	—			127
Gain (loss) on sale of investment securities	10	—			10
Gain on increase in surrender value of bank owned life insurance	116	—			116
Other income	258	109			367

Total noninterest income	940	180			1,120

Noninterest Expense
Salaries and employee benefits	3,640	1,765			5,405
Premises and equipment expenses	1,080	781			1,861
Advertising	81	25			106
Legal, accounting and professional fees	170	439			609
Other expenses	1,237	649			1,886
Amortization of intangible	—	—	28	Note 3	28

Total noninterest expense	6,208	3,659	28		9,895

Income (Loss) From Continuing Operations Before Income Tax Expense	2,612	(289)	112		2,435
Income Tax Expense (Benefit)	961	(114)	56	Note 3	903

Income (Loss) From Continuing Operations	1,651	(175)	56		1,532
Loss From Discontinued Operations	—	(610)			(610)
Income Tax Benefit	—	—			—

Net Income (Loss)	$1,651	$(785)	$56		$922

Earnings Per Share
Basic	$0.17	$(0.19)			$0.07
Diluted	$0.17	$(0.19)			$0.07
Dividends Declared Per Share	$0.06	$—			$0.05
Weighted Average Shares Outstanding—Basic	9,781,237	4,206,017	(1,317,059)		12,670,195
Weighted Average Shares Outstanding—Diluted	9,933,993	4,206,017	(1,317,059)		12,822,951

 UNAUDITED PRO FORMA COMBINED INCOME STATEMENT
For the Year Ended December 31, 2007
(Assuming a conversion ratio of 0.6867)
(dollars in thousands)

	Eagle	Fidelity	Pro Forma Adjustments		Pro Forma Combined
Interest Income
Interest and fees on loans	$51,931	$25,248	$(1,533)	Note 3	$75,646
Taxable interest and dividends on investment securities	4,177	4,622			8,799
Interest on balances with other banks and short term investments	293	—			293
Interest on federal funds sold	676	753			1,429

Total interest income	57,077	30,623	(1,533)		86,167

Interest Expense
Interest on deposits	19,810	13,299	(3,285)	Note 3	29,824
Interest on customer repurchase agreements and federal funds purchased	1,887	1,710			3,597
Interest on other short-term borrowings	611	20			631
Interest on long-term borrowings	1,421	—			1,421

Total interest expense	23,729	15,029	(3,285)		35,473

Net Interest Income	33,348	15,594	1,752		50,694
Provision for Credit Losses	1,643	1,861			3,504

Net Interest Income After Provision For Credit Losses	31,705	13,733	1,752		47,190

Noninterest Income
Service charges on deposits	1,491	231			1,722
Gain on sale of loans	1,036	—			1,036
Gain (loss) on sale of investment securities	6	—			6
Gain on increase in surrender value of bank owned life insurance	455	—			455
Income from subordinated financing	1,252	—			1,252
Other income	946	334			1,280

Total noninterest income	5,186	565			5,751

Noninterest Expense
Salaries and employee benefits	14,167	6,851			21,018
Premises and equipment expenses	4,829	2,666			7,495
Advertising	465	175			640
Outside data processing	793	504			1,297
Legal, accounting and professional fees	611	1,440			2,051
Other expenses	4,056	1,201			5,257
Amortization of intangible	—	—	113	Note 3	113

Total noninterest expense	24,921	12,837	113		37,871

Income From Continuing Operations Before Income Tax Expense	11,970	1,461	1,639		15,070
Income Tax Expense	4,269	541	707	Note 3	5,517

Income From Continuing Operations	7,701	920	932		9,553
Loss From Discontinued Operations	—	(15,855)			(15,855)
Income Tax Benefit	—	(1,557)			(1,557)

Net Income (Loss)	$7,701	$(13,378)	$932		$(4,745)

Earnings Per Share
Basic	$0.80	$(3.18)			$(0.38)
Diluted	$0.78	$(3.16)			$(0.37)
Dividends Declared Per Share	$0.24	$—			$0.18
Weighted Average Shares Outstanding—Basic	9,574,000	4,206,000	(1,317,042)		12,462,958
Weighted Average Shares Outstanding—Diluted	9,864,000	4,231,000	(1,342,042)		12,752,958

 UNAUDITED PRO FORMA COMBINED BALANCE SHEET
For the Three Months Ended March 31, 2008
(Assuming a conversion ratio of 0.9202)
(dollars in thousands)

	Eagle	Fidelity	Pro Forma Adjustments		Pro Forma Combined
ASSETS
Cash and due from banks	$18,117	$11,891	$(2,436)	Note 3	$27,572
Federal funds sold	16,013	6,572	—		22,585
Interest bearing deposits with banks and other short-term investments	2,230	—	—		2,230
Investment securities available for sale, at fair value	82,932	85,770	—		168,702
Loans held for sale	1,945	10,153	—		12,098
Loans	759,547	336,874	(7,383)	Notes 3, 4	1,089,038
Less allowance for credit losses	(8,733)	(3,470)	—		(12,203)

Loans, net	750,814	333,404	(7,383)		1,076,835
Premises and equipment, net	6,445	3,699	—		10,144
Deferred income taxes	3,218	963	691	Note 3	4,872
Core deposit intangibles, net (Note 3)	—	—	789	Notes 1, 3	789
Goodwill (Note 3)	—	—	18,096	Notes 1, 3	18,096
Other assets	17,753	6,756	—		24,509

TOTAL ASSETS	$899,467	$459,208	$9,757		$1,368,432

LIABILITIES AND SHAREHOLDERS' EQUITY
LIABILITIES
Deposits:
Noninterest bearing demand	$143,508	$59,246			$202,754
Interest bearing transaction	47,822	4,589			52,411
Savings and money market	193,348	94,454			287,802
Time, $100,000 or more	177,003	137,065	2,166	Note 3	316,284
Other time	124,059	73,626	1,163	Note 3	198,848

Total deposits	685,740	368,980	3,329	Note 3	1,058,049
Customer repurchase agreements and federal funds purchased	61,727	53,439			115,166
Other short-term borrowings	22,000	9,000	(9,000)	Note 4	22,000
Long-term borrowings	40,000	—			40,000
Other liabilities	6,463	2,764	—	Note 3	9,227

Total liabilities	815,930	434,183	(5,671)		1,244,442
SHAREHOLDERS' EQUITY
Common stock, $.01 par value; shares authorized 20,000,000, shares issued and outstanding 9,790,252, issued and outstanding pro forma combined 13,661,548 (Note 2)	98	—	39	Note 2	137
Common stock, $.01 par value; shares authorized 20,000,000, shares issued and outstanding 4,207,016 (Note 2)	—	42	(42)	Note 2	—
Additional paid in capital	52,878	37,726	2,688		93,292
Retained earnings (deficit)	29,258	(13,592)	13,592		29,258
Accumulated other comprehensive income	1,303	849	(849)		1,303

Total shareholders' equity	83,537	25,025	15,428		123,990

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$899,467	$459,208	$9,757		$1,368,432

 UNAUDITED PRO FORMA COMBINED INCOME STATEMENT
For the Three Months Ended March 31, 2008
(Assuming a conversion ratio of 0.9202)
(dollars in thousands)

	Eagle	Fidelity	Pro Forma Adjustments		Pro Forma Combined
Interest Income
Interest and fees on loans	$12,880	$5,980	$(970)	Note 3	$17,890
Taxable interest and dividends on investment securities	1,095	1,133			2,228
Interest on balances with other banks and short term investments	—	—			—
Interest on federal funds sold	39	111			150

Total interest income	14,014	7,224	(970)		20,268

Interest Expense
Interest on deposits	4,428	3,407	(1,110)	Note 3	6,725
Interest on customer repurchase agreements and federal funds purchased	394	248			642
Interest on other short-term borrowings	190	68			258
Interest on long-term borrowings	402	—			402

Total interest expense	5,414	3,723	(1,110)		8,027

Net Interest Income	8,600	3,501	140		12,240
Provision for Credit Losses	720	311			1,031

Net Interest Income After Provision For Credit Losses	7,880	3,190	140		11,210

Noninterest Income
Service charges on deposits	429	71			500
Gain on sale of loans	127				127
Gain (loss) on sale of investment securities	10	—			10
Gain on increase in surrender value of bank owned life insurance	116	—			116
Income from subordinated financing	—	—			—
Other income	258	109			367

Total noninterest income	940	180			1,120

Noninterest Expense
Salaries and employee benefits	3,640	1,765			5,405
Premises and equipment expenses	1,080	781			1,861
Advertising	81	25			106
Legal, accounting and professional fees	170	439			609
Other expenses	1,237	649			1,886
Amortization of intangible	—	—	28	Note 3	28

Total noninterest expense	6,208	3,659	28		9,895

Income (Loss) From Continuing Operations Before Income Tax Expense	2,612	(289)	112		2,434
Income Tax Expense (Benefit)	961	(114)	56	Note 3	903

Income (Loss) From Continuing Operations	1,651	(175)	56		1,532
Loss From Discontinued Operations		(610)			(610)
Income Tax Benefit					—

Net Income (Loss)	$1,651	$(785)	$56		$922

Earnings Per Share
Basic	$0.17	$(0.19)			$0.07
Diluted	$0.17	$(0.19)			$0.07
Dividends Declared Per Share	$0.06	$—			$0.05
Weighted Average Shares Outstanding—Basic	9,781,237	4,206,017	(334,721)		13,652,533
Weighted Average Shares Outstanding—Diluted	9,933,993	4,206,017	(309,721)		13,830,289

 UNAUDITED PRO FORMA COMBINED INCOME STATEMENT
For the Year Ended December 31, 2007
(Assuming a conversion ratio of 0.9202)
(dollars in thousands)

	Eagle	Fidelity	Pro Forma Adjustments		Pro Forma Combined
Interest Income
Interest and fees on loans	$51,931	$25,248	$(1,533)	Note 3	$75,646
Taxable interest and dividends on investment securities	4,177	4,622			8,799
Interest on balances with other banks and short term investments	293	—			293
Interest on federal funds sold	676	753			1,429

Total interest income	57,077	30,623	(1,533)		86,167

Interest Expense
Interest on deposits	19,810	13,299	(3,285)	Note 3	29,824
Interest on customer repurchase agreements and federal funds purchased	1,887	1,710			3,597
Interest on other short-term borrowings	611	20			631
Interest on long-term borrowings	1,421	—			1,421

Total interest expense	23,729	15,029	(3,285)		35,473

Net Interest Income	33,348	15,594	1,752		50,694
Provision for Credit Losses	1,643	1,861			3,504

Net Interest Income After Provision For Credit Losses	31,705	13,733	1,752		47,190

Noninterest Income
Service charges on deposits	1,491	231			1,722
Gain on sale of loans	1,036				1,036
Gain (loss) on sale of investment securities	6				6
Gain on increase in surrender value of bank owned life insurance	455				455
Income from subordinated financing	1,252				1,252
Other income	946	334			1,280

Total noninterest income	5,186	565			5,751

Noninterest Expense
Salaries and employee benefits	14,167	6,851			21,018
Premises and equipment expenses	4,829	2,666			7,495
Advertising	465	175			640
Outside data processing	793	504			1,297
Legal, accounting and professional fees	611	1,440			2,051
Other expenses	4,056	1,201			5,257
Amortization of intangible			113	Note 3	113

Total noninterest expense	24,921	12,837	113		37,871

Income From Continuing Operations Before Income Tax Expense	11,970	1,461	1,639		15,070
Income Tax Expense	4,269	541	707	Note 3	5,517

Income From Continuing Operations	7,701	920	932		9,553
Loss From Discontinued Operations		(15,855)			(15,855)
Income Tax Benefit		(1,557)			(1,557)

Net Income (Loss)	$7,701	$(13,378)	$932		$(4,745)

Earnings Per Share
Basic	$0.80	$(3.18)			$(0.35)
Diluted	$0.78	$(3.16)			$(0.35)
Dividends Declared Per Share	$0.24	$0.00			$0.17
Weighted Average Shares Outstanding—Basic	9,574,000	4,206,000	(334,704)		13,455,296
Weighted Average Shares Outstanding—Diluted	9,864,000	4,231,000	(359,704)		13,735,296

 NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

Note 1—Basis of Pro Forma Presentation

        The merger will be accounted for as an acquisition by Eagle of Fidelity using the purchase method of accounting and, accordingly, the assets and liabilities of Fidelity will be recorded at their respective fair values on the date the merger is completed.

        The merger will be effected by the issuance of shares of Eagle stock ($.01 par value) to Fidelity shareholders. Each share of Fidelity common stock will be exchanged for an amount of Eagle common stock which is subject to adjustment based on various events detailed in the definitive agreement under section 2.1. At the date of announcement (December 2, 2007), the conversion ratio was 0.9202 shares of Eagle for each Fidelity share subject to reduction in accordance with the definitive agreement. This pro-forma analysis uses both an the conversion ratio at the date of announcement and a conversion ratio of 0.6867 shares computed based on adjustments permitted in the definitive agreement through March 31, 2008. See Note 5 below for a description of this adjustment. The final exchange ratio could be higher or lower than 0.6867, but not in excess of 0.9202 shares of Eagle for each outstanding share of Fidelity. The shares of Eagle common stock issued to effect the merger are assumed in this pro-forma analysis to be equal to $10.45 per share. This is the average closing sale price of Eagle common stock for the thirty trading day period ending June 11, 2008, and is deemed representative of the Eagle stock price. The final purchase price will be based on the Eagle average closing price for the five business days immediately preceding the date which is two business days before the closing date.

        The pro forma financial statements include estimated adjustments to record assets and liabilities of Fidelity at their respective fair values. The pro forma adjustments included herein are subject to change as additional information becomes available and as additional analyses are performed. The final allocation of the purchase price will be determined after the merger is completed and additional analyses are performed to determine the fair values of Fidelity's tangible and identifiable intangible assets and liabilities as of the date the merger is completed. Changes in the fair value of the net assets of Fidelity as of the date of the merger will likely change the amount of purchase price allocable to goodwill. The further refinement of transaction costs, changes in Fidelity's shareholders' equity, including net income, asset valuations and other items identified in the definitive agreement, between March 31, 2008 and the date of the merger will further impact the amount of the purchase price and any excess purchase price recorded, as compared to this pro-forma analysis. Also impacting the final amounts will be changes to the stock price of Eagle, as noted above. The final adjustments may be materially different from the unaudited pro forma adjustments presented herein.

        The pro forma financial statements for the merger included for balance sheet purposes at March 31, 2008 and assumes the transaction occurred on that date. The pro forma financial statements for the merger included for income statement purposes for the twelve months ended December 31, 2007 and the three months ended March 31, 2008, and assume the transaction occurred at the beginning of each of those periods, respectively.

        The unaudited pro forma information is not necessarily indicative of the results of operations or the combined financial position that would have resulted had the merger been completed at the beginning of the applicable periods presented, nor is it necessarily indicative of the results of operations in future periods or the future financial position of the combined company.

Note 2—Adjustments to Equity

        The table below provides the calculation of the number of shares issued and pro forma adjustment to shareholders' equity at March 31, 2008 at the 0.6867 conversion ratio updated through March 31, 2008 and the 0.9202 initial conversion ratio.

        The pro forma financial statements at March 31, 2008 include adjustments to shareholders' equity for the elimination of Fidelity's accumulated other comprehensive gain of $849 thousand and the elimination of Fidelity's undivided deficit of $13.6 million. All of these amounts have been reclassified into surplus. No value has been attributed to the outstanding Fidelity stock options to be assumed upon the merger as they are all out of the money at the estimated 0.6867 conversion ratio as of March 31, 2008.

	March 31, 2008 at 0.6867 conversion ratio	March 31, 2008 at 0.9202 conversion ratio
Fidelity stock outstanding	4,207,016	4,207,016
Conversion ratio	0.6867	0.9202

Eagle stock issued	2,888,958	3,871,296

Pro Forma Adjustments to Stockholders' Equity
Purchase Price:
Shares of Eagle common stock issued	2,888,958	3,871,296
Eagle par value	$0.01	$0.01

	28,890	38,713
Less Fidelity's common stock	(42,000)	(42,000)

Common stock adjustment	(13,110)	(3,287)

Additional paid-in capital adjustment
Purchase price—Fidelity's common stock (Note 3)	30,189,610	40,455,044
Purchase price—estimated fair value of
Fidelity's stock options	—	—
Fidelity's retained earnings (deficit)	(13,592,000)	(13,592,000)
Fidelity's accumulated other comprehensive gain	849,000	849,000
Fidelity's common stock adjustment	13,110	3,287
Fidelity's shareholders' equity	(25,025,000)	(25,025,000)

Additional paid-in capital adjustment	(7,566,280)	2,689,332

Retained earnings (deficit) adjustment—Fidelity	13,592,000	13,592,000
Elimination of Fidelity's accumulated other comprehensive income	(849,000)	(849,000)

Total shareholders' equity adjustment	$5,163,610	$15,429,044

Note 3—Purchase Accounting Adjustments

        The purchase accounting adjustments included in the pro forma balance sheets at March 31, 2008 include the following:

March 31, 2008
Loan premiums (average life 5 months)	$1,617,000
Deferred income taxes	$691,000
Core deposit intangible (life of 7 years)	$790,000
Time deposit premium (average life of 9 months)	$3,329,000
Cash (estimated direct transactions costs, net of tax)	$2,436,000

        The adjustments recorded for these assets and liabilities on the merger date could vary significantly from the pro forma adjustments included herein depending on changes in interest rates and the components of the assets and liabilities. Fidelity had no previous unamortized purchase adjustments.

        An analysis to determine the purchase accounting adjustment (if any) to Fidelity's property and equipment has not yet been completed. Upon completion of this analysis, adjustments may be recorded, but they are not expected to be material.

        The table below identifies all pro-forma purchase accounting adjustments as well as the unidentified intangible recorded as Goodwill, computed at both the 0.6867 and 0.9202 conversion ratios at March 31, 2008.

	March 31, 2008 at 0.6867 conversion ratio	March 31, 2008 at 0.9202 conversion ratio
Purchase Price:
Fidelity common shares outstanding	4,207,016	4,207,016
Conversion Ratio	0.6867	0.9202

	2,888,958	3,871,296
Eagle 30 day closing price average June 11, 2008	$10.45	$10.45
Purchase Price of Fidelity common shares	30,189,610	40,455,044
Estimated fair value of Fidelity stock options	—	—

Purchase Price (excluding direct transaction costs)	30,189,610	40,455,044
Direct Transaction Costs	2,436,000	2,436,000

Purchase Price (including direct transaction costs)	32,625,610	42,891,044
Net Assets Acquired:
Fidelity shareholders' equity	25,025,000	25,025,000

Excess of purchase price over carrying value of net assets acquired	7,600,610	17,866,044
Estimated adjustments to reflect fair value of assets acquired and liabilities assumed:
Estimated core deposit intangible
Fidelity's core deposits	$158,289,000	$158,289,000
Premium rate	0.50%	0.50%

	(791,445)	(791,445)
Fair Value Adjustment on Loans	(1,616,995)	(1,616,995)
Fair Value Adjustment on Time Deposits	3,328,918	3,328,918
Deferred Taxes on Fair Value Adjustments (Loans and Deposits)	(690,932)	(690,932)

Goodwill	$7,830,156	$18,095,590

Note 4.—Intercompany Transactions:

        Elimination of intercompany loan which was settled in December 2007 of $3,000,000, and increased to $9,000,000 at March 31, 2008.

Note 5.—Conversion Ratio Update:

        The following table reflects certain adjustments to the originally announced conversion ratio through March 31, 2008. These adjustments are required, as of the closing date under Section 2.1(b)(i) of the Agreement and Plan of Merger. The following table does not reflect any adjustments under any clause of Section 2.1(b)(i) other than clauses (i), (ii) and (iii), although adjustments under other clauses may be required, as such other adjustments are not readily determinable at this time. Final adjustments will reflect items through the closing date. The final adjusted conversion price may be higher or lower than 0.6867

Eagle Shareholders' Equity (September 30, 2007)	$78,065,932	$8.15

Fidelity Adjusted Shareholders' Equity (September 30, 2007)	$31,552,620	$7.50	0.9202
Pro Forma Adjustments under Section 2.1
1. Losses of Mortgage Subsidiary
a. for full year 2007 (audited statements) minus nine month internals	$(7,519,000)	$(1.79)
b. for three months ended March 31, 2008	$(610,000)	$(0.15)
2. Net Credit Losses—six months ended March 31, 2008	$(292,000)	$(0.07)
3. Section 2.1 General Credit	$400,000	$0.10

Fidelity Adjusted Shareholders Equity (March, 31, 2007)	$23,531,620	$5.59	0.6867

Note 7. Direct Transaction Costs:

        In connection with the merger, Eagle and Fidelity have begun to further develop their preliminary plans to consolidate the operations of Eagle and Fidelity. Over the next several months, specific details of these plans will be refined. Eagle and Fidelity are currently in the process of assessing the two companies' personnel, benefits plans, premises, equipment, computer systems and service contracts to determine where they may take advantage of redundancies or where it will be beneficial or necessary to convert to one system. Certain decisions arising from these assessments may involve canceling contracts between Fidelity and certain service providers. The costs associated with such decisions will be recorded as purchase accounting adjustments, which would have the effect of increasing the amount of the purchase price allocable to goodwill. It is expected that all such costs be identified and recorded within six months of completion of the merger and all such actions required to effect these decisions would be taken within one year after finalization of these plans. The pro forma combined balance sheets includes a preliminary estimate of such after tax cost $2.4 million. See note 3 above for additional discussion.

        The following table identifies the material non-recurring after-tax direct transaction costs and the periods in which they are expected to be incurred:

Type of Cost	Amount	Charged to Fidelity's Beginning Equity Position 12/31/07	Deducted From Additional Paid in Capital 12/31/07	Capitalized as Goodwill 12/31/07	Depreciation or Amortization Expense for the Period Ended 12/31/07	Depreciation or Amortization Expense for the Period Ended 1/1/08 - 3/31/08	Depreciation or Amortization Expense for Subsequent Periods
Professional Services	$1,297,137	$510,035	$45,290	$741,812	$—	$—	$—
Change of Control	438,336	438,336	—	—	—	—	—
Cost of Combining Institutions	290,600	—	—	290,600	—	—	—
Investment in New Hardware	20,000	—	—	—	6,667	1,667	11,667
Investment in New Software	342,000	—	—	—	114,000	28,500	199,500
Charge-offs—Obsolescence	48,000	12,000		36,000	—	—	—

Total	$2,436,073	$960,371	$45,290	$1,068,412	$120,667	$30,167	$211,167

INFORMATION ABOUT EAGLE

        Eagle Bancorp, Inc. ("Eagle"), organized in 1997 under Maryland law, is the registered bank holding company for EagleBank, Bethesda, Maryland ("EagleBank"), a Maryland chartered commercial bank which is a member of the Federal Reserve System. Eagle is a growth oriented institution, providing general commercial and consumer banking services through EagleBank, and subordinated financing for real estate projects through a direct subsidiary, where the primary financing would be provided by EagleBank. EagleBank was organized as an independent, community oriented, and full-service alternative to the super regional financial institutions, which dominate its primary market area. EagleBank's philosophy is to provide superior, personalized service to our customers. EagleBank relies on relationship banking, providing each customer with a number of services, becoming familiar with and addressing customer needs in a proactive, personalized fashion. EagleBank currently has six offices serving Montgomery County and three offices in the District of Columbia.

        Eagle offers a broad range of commercial banking services to our business and professional clients as well as full service consumer banking services to individuals living or working in the service area. Eagle emphasizes providing commercial banking services to sole proprietors, small- and medium-sized businesses, partnerships, corporations, non-profit organizations and associations, and investors living and working in and near EagleBank's primary service area. A full range of retail banking services are offered to accommodate the individual needs of both business customers as well as the community Eagle serves. EagleBank has developed significant expertise and commitment as an SBA lender, has been designated a Preferred Lender by the Small Business Administration ("SBA"), and is the largest community bank SBA lender in the Washington metropolitan area.

        Eagle's common stock is listed for trading on The NASDAQ Capital Market under the symbol "EGBN." As of                , there were [9,839,164] shares of Eagle common stock outstanding.

        At March 31, 2008, Eagle had totals assets of approximately $899 million, total loans of approximately $760 million, total deposits of approximately $686 million, and total shareholders' equity of approximately $84 million. At March 31, 2008, its nonperforming assets (consisting of nonaccrual loans, loans past due 90 or more days and other real estate owned) were approximately $11.7 million, or 1.30% of total assets. For the three months ended March 31, 2008, Eagle had earnings of $0.17 per diluted share. Eagle paid a dividend of $0.06 per share with respect to the first quarter of 2008.

Description of Eagle's Capital Stock

        Eagle's authorized capital consists of 20,000,000 shares of common stock, $.01 par value, and 1,000,000 shares of undesignated preferred stock, $.01 par value. As of                , 2008, there were [9,839,164] shares of Eagle common stock outstanding and no shares of preferred stock outstanding. There were also options, SAR's and performance based restricted stock relating to an aggregate of approximately 854,034 shares of common stock outstanding under Eagle's 1998 Stock Option Plan and 2006 Stock Plan.

        Common Stock.    Holders of Eagle common stock are entitled to cast one vote for each share held of record, to receive such dividends as may be declared by the board of directors out of legally available funds, and, subject to the rights of any class of stock having preference to the common stock, to share ratably in any distribution of Eagle's assets after payment of all debts and other liabilities, upon liquidation, dissolution or winding up. Shareholders do not have cumulative voting rights or preemptive rights or other rights to subscribe for additional shares, and the common stock is not subject to conversion or redemption. The shares of common stock to be issued in connection with the merger will be, when issued, fully paid and non-assessable.

        Preferred Stock.    Eagle's board of directors may, from time to time, by action of a majority, issue shares of the authorized, undesignated preferred stock, in one or more classes or series. In connection with any such issuance, the board may by resolution determine the designation, voting rights, preferences as to dividends, in liquidation or otherwise, participation, redemption, sinking fund, conversion, dividend or other special rights or powers, and the limitations, qualifications and restrictions of such shares of preferred stock. As of the date hereof, no shares of preferred stock are outstanding.

        The existence of shares of authorized undesignated preferred stock enables us to meet possible contingencies or opportunities in which the issuance of shares of preferred stock may be advisable, such as in the case of acquisition or financing transactions. Having shares of preferred stock available for issuance gives Eagle flexibility in that it would allow us to avoid the expense and delay of calling a meeting of shareholders at the time the contingency or opportunity arises. Any issuance of preferred stock with voting rights or which is convertible into voting shares could adversely affect the voting power of the holders of common stock.

        The existence of authorized shares of preferred stock could have the effect of rendering more difficult or discouraging hostile takeover attempts or of facilitating a negotiated acquisition. Such shares, which may be convertible into shares of common stock, could be issued to shareholders or to a third party in an attempt to frustrate or render a hostile acquisition more expensive.

        Limitations on Payment of Dividends.    The payment of dividends by Eagle will depend largely upon the ability of EagleBank to declare and pay dividends to Eagle, as the principal source of Eagle's revenue is from dividends or interest payments on capital debt securities paid by EagleBank. Dividends will depend primarily upon the bank's earnings, financial condition, and need for funds, as well as applicable governmental policies and regulations. Even where we have earnings in an amount sufficient to pay dividends, the board of directors may determine to retain earnings for the purpose of funding growth.

        Regulations of the Federal Reserve and Maryland law place limits on the amount of dividends EagleBank may pay without prior approval. Prior regulatory approval is required to pay dividends which exceed the bank's net profits for the current year plus its retained net profits for the preceding two calendar years, less required transfers to surplus. Federal bank regulatory agencies also have authority to prohibit a bank from paying dividends if such payment is deemed to be an unsafe or unsound practice, and the Federal Reserve Board has the same authority over bank holding companies.

        The Federal Reserve Board has established guidelines with respect to the maintenance of appropriate levels of capital by registered bank holding companies. Compliance with such standards, as currently in effect, or as they may be amended from time to time, could possibly limit the amount of dividends that we may pay in the future. In 1985, the Federal Reserve Board issued a policy statement on the payment of cash dividends by bank holding companies. In the statement, the Federal Reserve Board expressed its view that a holding company experiencing earnings weaknesses should not pay cash dividends exceeding its net income, or which could only be funded in ways that weaken the holding company's financial health, such as by borrowing. As a depository institution, the deposits of which are insured by the FDIC, EagleBank may not pay dividends or distribute any of its capital assets while it remains in default on any assessment due the FDIC.

Security Ownership of Directors, Executive Officers and Certain Beneficial Owners of Eagle

        The following table sets forth certain information concerning the number and percentage of whole shares of Eagle common stock beneficially owned by Eagle's directors, executive officers whose compensation is required to be disclosed in its proxy statement for the 2008 annual meeting of shareholders, and by its directors and all executive officers as a group, as of                , 2008, as well as information regarding each other person known by Eagle to own in excess of five percent of the outstanding Eagle common stock. Except as otherwise indicated, all shares are owned directly, the named person possesses sole voting and sole investment power with respect to all such shares, and none of such shares are pledged as security. Except as set forth below, Eagle knows of no other person or persons who beneficially own in excess of five percent of the Eagle common stock. Further, Eagle is not aware of any arrangement which at a subsequent date may result in a change of control of the Company. Also shown is the pro forma effect of the merger and issuance of shares of Eagle common stock to Fidelity shareholders on the ownership of each of these persons, based upon the initial conversion ratio of 0.9202 and the estimated conversion ratio as of March 31, 2008 of 0.6867.

					Proforma Percentage
Name	Position	Number of Shares		Percentage(1)	0.9202 Conversion Ratio	0.6867 Conversion Ratio
Leonard L. Abel	Director of Company and Bank	299,719	(2)	3.04%	2.18%	2.35%
Leslie M. Alperstein, Ph.D.	Director of Company	64,674	(3)	0.66%	0.47%	0.51%
Dudley C. Dworken	Director of Company and Bank	185,591	(4)	1.90%	1.35%	1.46%
Harvey M. Goodman	Director of Company and Bank	98,837	(5)	1.00%	0.72%	0.78%
Philip N. Margolius	Director of Company and Bank	208,773	(6)	2.13%	1.52%	1.64%
Ronald D. Paul	President, Chief Executive Officer and Director of Company; Chairman of Board and Chief Executive Officer of Bank	718,659	(7)	7.25%	5.24%	5.65%
Donald R. Rogers	Director of Company and Bank	46,052	(8)	0.47%	0.34%	0.36%
Leland M. Weinstein	Director of Company and Bank	107,641	(9)	1.10%	0.79%	0.85%
Michael T. Flynn	Executive Vice President, Chief Operating Officer; President—District of Columbia Division of Bank	26,664	(10)	0.27%	0.19%	0.21%
James H. Langmead	Senior Vice President, Chief Financial Officer of Company and Executive Vice President, Chief Financial Officer of Bank	11,385	(11)	0.12%	0.08%	0.09%
Thomas D. Murphy	Executive Vice President, President—Montgomery County Division of Bank	63,100	(12)	0.64%	0.46%	0.49%
Susan G. Riel	Executive Vice President, Chief Operating Officer of Bank	62,435	(13)	0.64%	0.45%	0.49%
Martha Foulon-Tonat	Executive Vice President, Chief Lending Officer of Bank	84,732	(14)	0.86%	0.62%	0.65%
All directors and executive officers of Company as a group (13 persons)		1,978,262	(15)	19.51%	14.43%	15.54%
Other 5% Shareholders
Neal R. Gross		607,988	(16)	6.18%	4.43%	4.78%

(1)
Represents percentage of [9,839,164] shares issued and outstanding as of                    , 2008, except with respect to individuals holding options exercisable within 60 days of that date, in which event, represents percentage of shares issued and outstanding plus the number of shares for which that person holds options exercisable within 60 days of                    , 2008, and except with respect to all directors and executive officers of the Company as a group, in which case represents percentage of shares issued and outstanding plus the number of shares for which those persons hold such options. Certain shares beneficially owned by the Company's directors and executive officers may be held in accounts with third party firms, where such shares may from time to time be subject to a security interest for margin credit provided in accordance with such firm's policies.

(2)
Includes options and warrants to purchase 10,140 shares of common stock, 202,039 shares of common stock held jointly and 13,308 shares held by his spouse.

(3)
Includes 53,742 shares of common stock held jointly and options to purchase 1,342 shares of common stock.

(4)
Includes options to purchase 1,083 shares of common stock, 63,420 shares held in a trust of which Mr. Dworken is beneficiary, 28,178 shares held jointly and 23,335 shares held by his spouse and 68,840 shares held in trusts for the benefit of members of his family.

(5)
Includes options and warrants to purchase 5,315 shares of common stock, 64,906 shares held jointly with Mr. Goodman's spouse and 12,823 shares held by or in trust for members of his family.

(6)
Includes options to purchase 3,737 shares of common stock, 163,871 shares in trust accounts for which Mr. Margolius has voting rights, 6,760 shares held by his spouse and 23,444 held in a profit sharing account for which Mr. Margolius is the beneficiary.

(7)
Includes options to purchase 77,184 shares of common stock and 263,766 shares held in trust for his children. Includes 73,028 shares held by a third party trustee in a trust for the benefit of family members of Mr. Paul, as to which he disclaims beneficial ownership. Mr. Paul's business address is c/o Ronald D. Paul Companies, 4416 East West Highway, Bethesda, Maryland 20814.

(8)
Includes options and warrants to purchase 1,759 shares of common stock, 14,167 shares held by his spouse and 20,280 shares held for the benefit of his children.

(9)
Includes 50,500 shares held jointly and options to purchase 18,037 shares of common stock.

(10)
Includes options to purchase 26,300 shares of common stock and 234 shares held in an IRA for his spouse. Mr. Flynn is not being nominated for reelection as director.

(11)
Includes options to purchase 10,116 shares of common stock and 1,269 shares held jointly with Mr. Langmead's spouse.

(12)
Includes options to purchase 51,863 shares of common stock and 773 shares held by his spouse for their minor child.

(13)
Includes options to purchase 41,634 shares of common stock and 11,928 shares held jointly with her spouse.

(14)
Includes options to purchase 41,468 shares of common stock, and 2,756 shares held in trust for minor children. Also includes 25,493 shares held by Ms. Foulon-Tonat's spouse, as to which she disclaims beneficial ownership.

(15)
Includes options and warrants to purchase 289,979 shares of common stock.

(16)
Includes options to purchase 1,790 shares of common stock. Mr. Gross is a member of the board of directors of EagleBank. Mr. Gross' business address is c/o Neal R. Gross & Co., Inc., 1323 Rhode Island Avenue, NW, Washington, D.C. 20005.

Additional Information

        Information relating to the background and experience of the directors and executive officers of Eagle, executive compensation, transactions and relationships with related persons, director independence and compensation committee interlocks is incorporated by reference or set forth in Eagle's Annual Report on Form 10-K for the year ended December 31, 2007, as amended, which is incorporated by reference in this joint proxy statement/prospectus. See "Where you Can Find More Information" at page            . Comparable information for directors and executive officers of Fidelity who will become directors or executive officers of Eagle is provided in this joint proxy statement/prospectus under the caption "Information About Fidelity—Management."

INFORMATION ABOUT FIDELITY

General

        Fidelity is a Maryland corporation and registered bank holding company that was formed on July 29, 2003 for the purpose of becoming the bank holding company for F&T Bank. F&T Bank is a Maryland-chartered commercial bank, a member of the Federal Reserve System, and commenced operations on November 17, 2003. F&T Bank is the parent company of F&T Mortgage, a residential mortgage banking company, which has been operating since August 1, 2001. F&T Mortgage was acquired and became the wholly owned subsidiary of F&T Bank following a reorganization transaction, which was completed on November 13, 2003. In the reorganization transaction, the shareholders of F&T Mortgage received shares of common stock in Fidelity in exchange for their ownership interest in F&T Mortgage.

        Fidelity conducts commercial banking business through F&T Bank and conducted residential mortgage loan origination business through F&T Mortgage until August 20, 2007. On that date, F&T Mortgage discontinued origination activities, sold certain assets and transferred the F&T Mortgage sales force and lending offices to a third-party purchaser. F&T Mortgage retains certain residential mortgage loans and continues to wind down its activities.

        F&T Bank is a full service, community oriented-financial institution, providing general commercial and consumer banking services to small- and medium-sized businesses, professionals and consumers in our market area. F&T Bank currently has three offices in Montgomery County, Maryland, two offices in the District of Columbia and one office in Tysons Corner, Virginia. Management emphasizes local decision-making and personal relationship service to our customers. By combining the technological support and products and services that F&T Bank's customers demand with direct access to senior management and responsive customer service, we seek to foster a business and consumer banking environment that allows us to effectively compete in our particular market with other financial institutions of all sizes. We seek to provide our customers with the technological support that banking in today's market requires, including 24 hours a day, seven days a week Internet banking services. These services allow individuals and businesses to view accounts, make transfers, submit wire transfer requests, pay bills and place stop payments on checks at any time of the day.

        F&T Bank offers a broad range of commercial banking services to our business and professional clients as well as full-service consumer banking services to individuals living or working in our service area. F&T Bank focuses on providing commercial banking services to sole proprietors, small and mid-sized businesses, partnerships, corporations and investors living and working in and near F&T Bank's primary service area. Our principal business consists of the acceptance of retail and business deposits from the greater Washington, D.C. metropolitan area and investing primarily in commercial loans, commercial real estate loans and secured and unsecured consumer loans. F&T Bank also invests in certain government and government sponsored securities. F&T Bank is funded primarily by a combination of deposits, principal payments and repayments on loans and Federal funds purchase lines.

Banking Services

        F&T Bank provides a wide variety of commercial banking services to its customers. In the commercial lending area, F&T Bank offers short and medium term loans, including lines of credit, inventory and accounts receivable financing and real estate loans. In the commercial depository area, F&T Bank offers business checking accounts, money market accounts and certificates of deposit. Cash management services are offered, which include sweep accounts, balance reporting, account reconciliation, wire transfers, credit cards and Automated Clearing House transfers.

        F&T Bank also offers a range of consumer banking services to its customers, including checking accounts, savings and certificates of deposit programs, Individual Retirement Accounts, lending services including auto and other installment and term loans, overdraft lines of credit, sales of travelers' checks, safe deposit box rentals, night depository and ATM services. Deposits with F&T Bank are insured by the FDIC up to prescribed limits.

Lending Activities

        General.    Our lending activities occur primarily in the areas of commercial, commercial real estate and consumer loans. F&T Bank's lending activities are primarily commercial loans, which are held to maturity with varying maturities and structures.

        F&T Bank Lending Activities.    F&T Bank's lending activities include commercial real estate loans, commercial non-real estate loans, construction loans, one-to-four family mortgage loans, and to a lesser extent, consumer loans. All of the loans originated by F&T Bank are held to maturity.

        Commercial Real Estate Lending.    Commercial real estate loans are generally secured by retail business locations, retail shopping centers, multi-family properties and industrial facilities. This category also includes commercial purpose loans secured by real estate, including one-to-four family real estate (e.g., a loan to a retail business secured by deed of trust against the business owner's residence). Commercial real estate loans have a maximum amortization of 25 years; however, they generally mature in five years. Rates on these loans can be either fixed or adjustable. The rates on adjustable-rate commercial real estate loans reset on a regular basis to a stated margin over an independent index. Loans in this category are generally written in amounts up to 80% of the lesser of the appraised value or purchase price of the underlying collateral. Commercial real estate loans (including commercial purpose loans secured by real estate) totaled $134.5 million, or 39.9% of total loans at March 31, 2008 and $133.4 million, or 41.7% of total loans at December 31, 2007.

        Loans secured by commercial real estate generally present a higher level of risk than loans secured by one-to-four family residences. The increased risk is due to several factors, including: the concentration of principal over a limited number of loans and borrowers; the effects of general economic conditions on income producing properties; and, the increased complexity of evaluating and monitoring these types of loans. Furthermore, the repayment of loans secured by commercial real estate is typically dependent upon the successful management of the property or the underlying business (for owner-occupied real estate). If the cash flow from the property is reduced, the borrower's ability to repay the loan may be impaired. In most instances, the risk level is mitigated by individual guarantees of the loan and/or additional collateral pledged to secure the loan. These loans generally offer a higher interest rate, which management believes justifies the increased credit risk.

        Commercial Non-Real Estate Lending.    Commercial loans are of higher risk and typically are made on the basis of the borrower's ability to make repayment from the cash flow of the borrower's business. As a result, the availability of funds for the repayment of commercial loans may be substantially dependent on the success of the business itself. Further, the collateral that generally secures commercial loans has the potential to depreciate over time, may be difficult to appraise and may fluctuate in value based on the success of the business. Generally, commercial loans are made to closely held businesses and additional security is provided through personal guarantees from the business owner(s). Commercial loans normally have adjustable interest rates and may be interest-only lines of credit, time notes or amortizing term loans. F&T Bank's management believes that the credit and underwriting policies currently in place provide a reasonable basis upon which to evaluate these risks and to continue to extend credit of this type. Commercial loans totaled $101.0 million, or 30.0% of total loans at March 31, 2008 and $95.9 million, or 30.0% of total loans at December 31, 2007.

        Construction Lending.    F&T Bank makes loans to builders and developers for the construction of one-to-four and multi- family residences and the development of one-to-four and multi- family lots, as well as making loans to individuals for the construction of their residences. Construction loans totaled $75.6 million, or 22.4% of total loans at March 31, 2008 and $68.8 million or 21.5% of total loans at December 31, 2007.

        Construction loans to builders of one-to-four family residences and multi-family residences require the payment of interest only, generally for up to 12 months, and normally have terms of up to 12 months. These loans may provide for the payment of loan fees from loan proceeds and have an adjustable rate of interest. F&T Bank also makes loans to builders for the purpose of developing one-to-four family home sites. These loans typically have terms of one to two years and also have an adjustable rate of interest. These loans may provide for the payment of interest and loan fees from loan proceeds. The principal on these loans is typically paid down as home sites are sold.

        Construction loans on commercial real estate projects may be secured by strip shopping centers, office buildings, industrial or other property and may be converted to permanent loans at the end of the construction phase, which generally lasts up to 12 months. These construction loans have rates and terms matching other permanent commercial real estate loans then offered by F&T Bank, except that during the construction phase, the borrower pays interest only. These loans may provide for the payment of interest and loan fees from loan proceeds.

        Construction and development loans are made principally through continued business with developers and builders who have established relationships, as well as new referrals from existing customers and walk-in customers. F&T Bank's application process includes a submission of accurate plans, specifications and costs of the project to be constructed or developed. Loan amounts are based on the lesser of current appraised value and/or the cost of construction (land plus building).

        Construction loans to individuals for their residences are normally structured to be paid off by permanent loans at the end of the construction phase, which typically lasts 12 months. These construction loans have rates and terms that match other one-to-four family mortgage loans then offered by F&T Bank, except that for loans that extend beyond the construction phase, the borrower pays interest only during the construction period.

        Because of the uncertainties inherent in estimating development and construction costs and the market for the project upon completion, it is relatively difficult to ascertain accurately the total loan funds required to complete a project, the related loan-to-value ratios and the likelihood of ultimate success of the project. To help mitigate these risks, F&T Bank requires pro-forma rental cash flow and debt service coverage ratio analyses, and verification of construction progress prior to authorizing a construction draw and generally requires mechanics' lien waivers and other documents to protect and verify its lien position. Construction and development loans to borrowers other than owner-occupants also involve many of the same risks discussed above regarding multi-family and commercial real estate loans and tend to be more sensitive to general economic conditions than many other types of loans. Also, the funding of loan fees and interest during the construction phase makes monitoring a project's progress particularly important, as early warning signals of project difficulties may not be present.

        One-to-Four Family Residential Lending.    F&T Bank also offers loans secured by one-to-four family residential properties. These residential mortgage loans are primarily originated in the greater Washington, D.C. metropolitan area.

        F&T Bank originates one-to-four family revolving open-ended loans secured by the residence with up to 90% loan-to-value of the appraised value. In addition, F&T Bank originates one-to-four family mortgage loans for second homes and investment properties with up to 80% loan-to-value of the appraised value. F&T Bank evaluates both the borrower's ability to make principal and interest payments and the value of the property that will secure the loan. F&T Bank requires title opinions, title insurance, fire, casualty, and in certain cases flood insurance on all properties securing real estate loans originated.

        F&T Bank holds to maturity both the fixed and adjustable rate mortgage ("ARM") loans it originates. However, ARM loans we hold to maturity generally can pose credit risks not inherent in fixed-rate loans, primarily because if interest rates rise, the underlying payments required of the borrower rise, thereby increasing the risk of default. One-to-four family revolving open-ended and other mortgage loans held to maturity totaled $24.1 million, or 7.2% of total loans at March 31, 2008 and $20.0 million, or 6.3% of total loans at December 31, 2007.

        Consumer Lending.    F&T Bank offers various secured and unsecured consumer loans, including unsecured personal loans and lines of credit, automobile loans, deposit account loans, installment and demand loans, letters of credit, and home equity lines. Such loans are generally made to customers with existing relationships with F&T Bank. Consumer loans totaled $1.7 million, or 0.5% of total loans at March 31, 2008 and $1.6 million, or 0.5% of total loans at December 31, 2007.

        Consumer loans may entail greater risk than do residential mortgage loans, particularly in the case of unsecured consumer loans, such as lines of credit, or loans secured by rapidly depreciable assets such as automobiles. In such cases, any collateral that is repossessed for a defaulted loan may not provide adequate funds to repay the outstanding loan balance due to the greater likelihood of damage, loss or depreciation of the collateral. The underwriting standards employed by F&T Bank for consumer loans include a review of the applicant's payment history on other debts and an assessment of the applicant's ability to meet existing obligations and payments on the proposed loan. The stability of the applicant's monthly income may be determined by verification of gross monthly income from primary employment, combined with funds available from verifiable secondary income sources. Although creditworthiness of the applicant is of primary consideration, the underwriting process also includes an analysis of the value of the collateral in relation to the proposed loan amount.

        Unfunded Commitments.    In the normal course of business, F&T Bank makes various commitments and incurs certain contingent liabilities, which are disclosed in the footnotes of its financial statements, including commitments to extend credit. Unfunded commitments to extend credit totaled $98.1 million at March 31, 2008 and $104.0 million at December 31, 2007.

Loan Approval Procedures

        F&T Bank.    The board of directors establishes the lending policies and loan approval limits of F&T Bank. In accordance with those policies, the board of directors has designated certain officers to consider and approve loans within their designated authority.

        Loan authorities are determined by the loan policy adopted by the board of directors. Currently, lending authorities for one-to-four family loans are assigned to individuals with varying amounts based on the level of responsibility of the individual within the organization. The maximum loan that may be approved by any one individual is $500,000. For loans in excess of $500,000 but less than $800,000, approval is required from the Officer Loan Committee, comprised of management representatives. Loans in excess of $800,000 must be approved by the Director's Loan Committee, which includes board and management representatives. F&T Bank's loan policy considers the potential borrower's aggregate credit exposure in determining the authorization required for loan approvals. In addition, F&T Bank has established a general guideline for a maximum credit exposure equal to 80% of the legal lending limit.

Asset Quality

        Delinquent Loans.    Reports listing all delinquent accounts are generated and reviewed by management daily and the Directors Loan Committee bi-weekly, and overall delinquencies are reviewed by the board of directors monthly. The procedures applied by F&T Bank with respect to delinquencies vary depending on the nature of the loan, period and cause of delinquency and whether the borrower is habitually delinquent. When a borrower fails to make a required payment on a loan, a written notice of non-payment is generally sent to the borrower. Telephone, written correspondence and/or face-to-face contact is attempted to ascertain the reasons for delinquency and the prospects of repayment upon a loan becoming 30 days past due. When contact is made with the borrower at any time prior to foreclosure, attempts are made to obtain full payment, to offer to structure a repayment schedule with the borrower to avoid foreclosure, or in some instances, to accept a deed in lieu of foreclosure or other legal action. Management will ascertain the borrower's capacity to pay the loan, any secondary source of repayment and determine whether the loan should be placed in nonaccrual status. In the event a loan becomes 90 days past due, the loan will be placed in nonaccrual status unless it is well secured and in the process of collection.

        Classified Assets.    Federal regulations and our internal policies require that an internal asset classification system be used as a means of reporting problem and potential problem assets. In accordance with regulations we currently classify problem and potential problem assets as "Substandard," "Doubtful" or "Loss" assets. An asset is considered Substandard if it is inadequately protected by the current net worth and paying capacity of the obligor or of the collateral pledged, if any. Substandard assets include those characterized by the distinct possibility that some loss will be sustained if the deficiencies are not corrected. Assets classified as Doubtful have all of the weaknesses inherent in those classified Substandard with the added characteristic that the weaknesses present, on the basis of currently existing facts, conditions and values, make the collection or liquidation in full highly questionable. Assets classified as Loss are those considered uncollectible and of such little value that their continuance as assets, without the establishment of a specific loss allowance, is not warranted. Assets that do not currently possess a sufficient degree of risk to warrant classification in one of the aforementioned categories but possess weaknesses are designated "Special Mention."

        When we classify one or more assets, or portions thereof, as Substandard or Doubtful, it is required that we establish an allowance for probable loan losses in an amount deemed prudent by management as long as the loss of principal is probable and estimable. When one or more assets, or portions thereof, are classified as Loss we are required to charge off such amount. A specific allowance may be established prior to the loan being charged off where circumstances exist that make determining the amount of the loss difficult.

        Our determination as to the classification of assets and the amount of valuation allowances is subject to review by the State of Maryland Commissioner of Financial Regulation (the "Commissioner") and the Federal Reserve Bank of Richmond, who can order the establishment of additional general or specific loss allowances. The Board of Governors of the Federal Reserve System ("Federal Reserve") has adopted an interagency policy statement on the Allowance for Loan and Lease Losses ("ALLL"). The policy statement provides guidance for financial institutions on both the responsibilities of management for the assessment and establishment of prudent, conservative, but not excessive ALLL in accordance with Generally Accepted Accounting Principles and guidance for banking agency examiners to use in determining the adequacy of general valuation allowances. Generally, the policy statement recommends that institutions have effective systems and controls in place to identify, monitor and address the ALLL; that management has analyzed and documented all significant factors that affect the collectibility of the portfolio in a reasonable manner; and that management has established acceptable ALLL evaluation and disclosure processes that meet the objectives set forth in the policy statement. While management believes that it has established an adequate allowance for probable loan losses, there can be no assurance that regulators, in reviewing our loan portfolio, will not request a material increase in the allowance for probable loan losses, thereby negatively affecting our financial condition and earnings at that time. Although management believes that adequate specific and general loan loss allowances have been established, future provisions are dependent upon future events such as loan growth, portfolio diversification, and general economic trends, and as such, further additions to the level of specific and general loan loss allowances may become necessary.

        Management reviews and classifies assets, in accordance with the guidelines described above, on a monthly basis and the Credit Quality Committee, comprised of board and management representatives, reviews the results of the reports on a quarterly basis. At March 31, 2008 and December 31, 2007, we had $7 million and $10.3 million, respectively, in assets designated as Special Mention, consisting primarily of commercial and commercial real estate loans. At March 31, 2008 and December 31, 2007, we had $10.4 million and $5.6 million, respectively, in assets designated as Substandard, consisting primarily of commercial real estate loans. Assets classified as Doubtful at March 31, 2008 and December 31, 2007,

totaled $472,000 and $222,000, respectively. At March 31, 2008 and December 31, 2007, we did not have loans classified as Loss that had not been charged off.

        Allowance for Loan Losses.    The provision for loan losses represents the charge to income necessary to adjust the allowance for loan losses to an amount that represents management's assessment of the estimated probable credit losses inherent in the loan portfolio that have been incurred at each balance sheet date. All lending activity contains associated risks of loan losses. At March 31, 2008, the allowance for loan losses totaled 1.03% of gross loans outstanding as compared to 1.00% at December 31, 2007. The increase in the percentage was primarily related to the softening of the real estate market. At March 31, 2008 total net charge-offs were $36,000 as compared to net charge offs of $37,000 at March 31, 2007. The provision for loan losses for the three months ended March 31, 2008 was $311,000 as compared to $343,000 at March 31, 2007.

        At December 31, 2007, the allowance for loan losses totaled 1.00% of gross loans outstanding as compared to 1.10% at December 31, 2006. The decrease in the percentage was primarily related to the recognition during 2007 of losses that were identified and allocated for during 2006. Total net charge-offs for fiscal 2007 were $816,000 as compared to net charge-offs of $29,000 for the fiscal 2006 year. The provision for loan losses for fiscal 2007 was $1.9 million as compared to $671,000 for the fiscal 2006 year.

        Management analyzes the adequacy of the allowance for loan losses regularly through reviews of the performance of the loan portfolio considering economic conditions, changes in interest rates and the effect of such changes on real estate values and changes in the amount and composition of the loan portfolio. The allowance for loan losses is a material estimate that is particularly susceptible to significant changes in the near term and is established through a provision for loan losses based on management's evaluation of the risk inherent in our loan portfolio and the general economy. Such evaluation, which includes a review of all loans for which full collectibility may not be reasonably assured, considers among other matters, the estimated fair value of the underlying collateral, economic conditions, historical loan loss experience and other factors that management believes warrants recognition in providing for an appropriate allowance for loan losses. Additionally, we utilize an outside party to conduct an independent review of non-real estate commercial and commercial real estate loans. Future additions to the allowance for loan losses will depend on these factors among others. Management believes that the allowance for loan losses was adequate at March 31, 2008 and December 31, 2007. Based on the variables involved and the fact that management must make judgments about outcomes that are uncertain, the determination of the allowance for loan losses is considered to be a critical accounting policy.

        Other Real Estate Owned.    At March 31, 2008, we owned no Other Real Estate Owned (OREO) property. At December 31, 2007, we owned one OREO property with a net book value of $395,000. When property is acquired through foreclosure or deed in lieu of foreclosure, it is initially recorded at the lower of the fair value of the related assets at the date of foreclosure or the carrying value of the loan, less estimated costs to sell the property. Any initial loss is recorded as a charge to the allowance for loan losses before being transferred to OREO. Thereafter, if there is a further deterioration in value, a specific valuation allowance is established and charged to operations. We reflect actual costs to carry OREO as period costs in operations when incurred.

        Loans Held for Sale.    Fidelity operated a mortgage company and originated residential loans until August 20, 2007 when its mortgage company ceased operations. Loans originated and intended for sale into the secondary market are carried at the lower of cost or estimated fair value, determined on an aggregate loan basis. Estimated fair value is determined by outstanding commitments from investors and/or bids obtained on the secondary market. Net unrealized losses, if any, are recognized through a valuation allowance by charges to operations. The carrying amount of loans held for sale includes principal balances, valuation allowances, origination premiums or discounts and fees and direct costs that are deferred at the time of origination.

        At March 31, 2008, Fidelity reported total loans held for sale of $10.2 million, net of lower of cost or market adjustment of $4.9 million, as compared to total loans held for sale of $11.9 million, net of lower cost or market adjustment of $4.5 million as of December 31, 2007. At December 31, 2007 Fidelity reported total loans held for sale of $11.9 million, net of lower of cost or market adjustment of $4.5 million as compared to total loans held for sale of $139.3 million, net of lower cost or market adjustment of $161,000 at December 31, 2006. The loans held for sale are ALT-A category loans. At origination, the borrowers had good credit scores, however, the underwriting included higher loan-to-value and debt to income ratios than conforming loans or have inadequate documentation of the borrowers' income. At December 31, 2007 first trust mortgage loans held for sale are $9.0 million or 75.8% of the total loans held for sale. The remaining loans were second trust loans in the amount of $2.9 million and are typically 20% financing. The loans held for sale portfolio did not have any loans classified as non-performing as of December 31, 2007. Fidelity accounts for the costs and fees of mortgage loans held for sale pursuant to SFAS No. 91, Accounting for Nonrefundable Fees and Costs Associated with Originating or Acquiring Loans and Initial Direct Costs of Leases, which requires the deferral of loan origination fees and direct loan costs over the estimated life of the loans for loans originated and not sold as of the end of the year. Fidelity has deferred the fees and costs attributed to these loans and will recognize them at the time of the sale of the loans.

        On August 20, 2007, Fidelity ceased operating its mortgage company with the sale of certain assets and leases related to its branch origination system. Subsequent to that transaction, Fidelity has been in the process of selling the remaining loans held for sale portfolio. Loans held for sale at August 20, 2007 were $75 million, net of adjustments, compared to $10.2 million, net, as of March 31, 2008. At March 31, 2008, loans held for sale classified as non-performing were $1.1 million.

Investment Activities

        The board of directors and its Asset Liability Committee ("ALCO") approve the investment policies and procedures and monitor all securities-related activity. The policies generally provide that investment decisions will be made based on the safety of the investment and its ability to provide liquidity, collateral for pledging purposes and reasonable after-tax income. In pursuing these policy objectives, management considers the ability of an investment to provide earnings consistent with factors of quality, maturity, marketability and risk diversification. Management evaluates all investment activities for safety and soundness and adherence to policies. In accordance with these investment policies, we do not purchase mortgage-related securities that are deemed to be "high risk," and we do not purchase bonds that are not rated investment grade.

        Mortgage-backed securities are created by the pooling of mortgages and issuance of a security. Mortgage-backed securities typically represent a participation interest in a pool of single-family or multifamily mortgages. Investments in mortgage-backed securities involve a risk that actual principal prepayments will be greater or less than estimated prepayments over the life of the security. Prepayment estimates for mortgage-backed securities are prepared at purchase to ensure that prepayment assumptions are reasonable considering the underlying collateral for the mortgage-backed securities at issue and current mortgage interest rates and to determine the yield and estimated maturity of the mortgage-backed security portfolio. Prepayments that are faster than anticipated may shorten the life of the security and may result in faster amortization of any premiums paid and thereby reduce the net yield on such securities. During periods of declining mortgage interest rates, refinancing generally increases and accelerates the prepayment of the underlying mortgages and the related security.

        As F&T Bank's assets increased through the collection of customer deposits, its investment securities portfolio was established with excess funds beyond those invested in loans and overnight funds. The investment portfolio is comprised primarily of U.S. government agency securities and mortgage-backed securities, including government agency and government sponsored enterprises (FHLMC, FLHB, FNMA or GNMA) issues. F&T Bank's investment strategy has been to purchase short term investments or investments with amortizing principal payments with excess customer deposits as deposit growth exceeded loan growth in 2005 and 2006. This strategy allowed F&T Bank to increase earnings beyond the overnight funds rate and provide liquidity for loan growth as it occurred in 2006 and 2007. F&T Bank also invests in callable agency securities, which in the current declining interest rate environment, provides liquidity as securities are called to reinvest in portfolio loan growth. The growth in the investment portfolio slowed as loan growth exceeded deposit growth in 2007.

        During the first quarter of 2008, the investment portfolio decreased $5.0 million, or 5%, to $85.7 million, as proceeds of maturities and calls of government agency securities were reinvested in portfolio loans. In 2007, the investment portfolio increased $7.1 million or 9%, from $83.6 million at December 31, 2006 to $90.7 million at December 31, 2007. The increase was primarily in mortgage-backed securities as some agency securities were called and reinvested in mortgage-backed securities to bring the asset mix closer to an even mix between agency and mortgage-backed securities. The investment portfolio increased $27.2 million or 48%, from $56.4 million at December 31, 2005 to $83.6 million at December 31, 2006 as deposit growth exceeded loan growth. The investment growth was in both agency and mortgage-backed securities to mitigate some of the call risk in the portfolio.

        The current investment portfolio is comprised of U.S. government agency securities (41%) and agency mortgage-backed securities (57%) with a combined average life of 3.5 years. The remaining securities are equity investments, some of which are required by regulatory mandates (Federal Reserve and Federal Home Loan Bank stocks), and the balance representing equities of a few community based bankers banks.

        The following table sets forth information concerning the investment portfolio at the dates indicated. The information in the table is derived from the financial statements and notes thereto included elsewhere herein. All of F&T Bank's investment securities are designated as available for sale and therefore are carried at their fair values. Additional information concerning the investment portfolio is contained in Note 3 to the Consolidated Financial Statements.

	At March 31,		At December 31,
(dollars in thousands)	2008 Amount	Percent of Total	2007 Amount	Percent of Total	2006 Amount	Percent of Total	2005 Amount	Percent of Total
Securities available for sale
U.S. government agencies	$35,516	41.4%	$41,663	45.9%	$54,677	65.4%	$43,976	78.0%
Federal Reserve and Federal
Home Loan Bank stock	1,710	2.0%	1,763	1.9%	1,867	2.2%	1,454	2.6%
Other equity investments	118	0.1%	118	0.1%	65	0.1%	65	0.1%

Total debt and equity securities	37,344	43.5%	43,544	48.0%	56,609	67.7%	45,495	80.7%
Mortgage-backed securities	48,426	56.5%	47,202	52.0%	27,001	32.3%	10,869	19.3%

Total securities available for sale	$85,770	100.0%	$90,746	100.0%	$83,610	100.0%	$56,364	100.0%

        The tables below set forth certain information regarding the amortized cost, weighted average yields and contractual maturities of the debt securities in the available for sale portfolio as of the dates indicated.

	At March 31, 2008
	One Year or Less		More than One Year to Five Years		More than Five Years to Ten Years		More than 10 Years		Total
(dollars in thousands)	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield
Debt securities available for sale
U.S. government agencies	$8,000	4.48%	$2,000	5.25%	$18,001	5.41%	$—	—	$28,001	5.13%
Mortgage-backed securities	—	—	11,075	4.74%	1,129	4.00%	42,333	5.54%	54,537	5.35%

Total debt securities
available for sale	$8,000	4.48%	$13,075	4.82%	$19,131	5.33%	$42,333	5.54%	$82,538	5.28%

	At December 31, 2007
	One Year or Less		More than One Year to Five Years		More than Five Years to Ten Years		More than 10 Years		Total
(dollars in thousands)	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield
Debt securities available for sale
U.S. government agencies	$9,999	4.49%	$17,383	4.97%	$14,002	5.63%	$—	—	$41,384	5.08%
Mortgage-backed securities	—	—	4,298	4.38%	1,201	4.01%	41,418	5.55%	46,917	5.40%

Total debt securities available for sale	$9,999	4.49%	$21,681	4.86%	$15,203	5.50%	$41,418	5.55%	$88,301	5.25%

Sources of Funds

        General.    The primary sources of funds are customer deposits and repurchase agreements, principal and interest payments on loans and securities, borrowings, and funds generated from operations of F&T Bank. F&T Bank also has access to advances from federal fund purchase lines. Contractual loan payments are a relatively stable source of funds, while deposit inflows and outflows, loan prepayments and security calls and principal payments on mortgage-backed securities are significantly influenced by general market interest rates and economic conditions. Borrowings may be used on a short-term basis for liquidity purposes or on a long-term basis to fund asset growth.

        Deposits.    F&T Bank offers a variety of deposit accounts with a range of interest rates and terms consisting of non-interest and interest checking accounts, savings accounts, money market accounts and certificate of deposit accounts.

        F&T Bank has a significant portion of its deposits in core deposits. Management monitors activity on its core deposits, and based on historical experience and the current pricing strategy, believes it will continue to retain a large portion of such accounts. F&T Bank is not limited with respect to the rates it may offer on deposit products. Management believes F&T Bank is competitive in the types of accounts and interest rates it offers on its deposit products. Management regularly evaluates the internal cost of funds, surveys rates offered by competitors, reviews cash flow requirements for lending and liquidity and executes rate changes when necessary as part of its asset/liability management, profitability and growth objectives.

        As an enhancement to the basic non-interest-bearing demand deposit account, F&T Bank offers a sweep account, or "customer repurchase agreement", allowing qualifying businesses to earn interest on short-term excess funds which are not suited for either a certificate of deposit or a money market account. Customer repurchase agreements are not deposits and are not insured but are collateralized by U.S. government agency or mortgage-backed securities. These accounts are particularly suitable to businesses with significant fluctuation in the levels of cash flows. Attorney and title company escrow accounts are examples of accounts which can benefit from this product, as are customers who may require collateral for deposits in excess of $100,000 but do not qualify for other pledging arrangements. This program requires F&T Bank to maintain a sufficient investment securities level to accommodate the fluctuations in balances which may occur in these accounts.

        The flow of deposits is influenced significantly by general economic conditions, changes in money market rates, prevailing interest rates and competition. F&T Bank's deposits are obtained predominantly from the greater Washington, D.C. metropolitan area. F&T Bank relies primarily on customer service, its relationships and other banking services, including loans, to attract and retain these deposits. However, market interest rates and rates offered by competing financial institutions affect F&T Bank's ability to attract and retain deposits. F&T Bank uses traditional means of advertising its deposit products, including print media.

        The table below sets forth the average balance of deposit accounts and the average rate paid by type.

	Three months ended March 31,		Year ended December 31,
	2008		2007		2006		2005
(dollars in thousands)	Average Balance	Average Rate Paid	Average Balance	Average Rate Paid	Average Balance	Average Rate Paid	Average Balance	Average Rate Paid
Deposits
Non-interest-bearing deposits	$56,603	0.00%	$51,172	0.00%	$37,131	0.00%	$18,639	0.00%
NOW accounts	5,009	0.19%	4,657	0.62%	5,919	0.30%	3,775	0.21%
Money market accounts	107,579	2.83%	95,711	4.24%	84,076	3.40%	65,144	2.23%
Savings accounts	216	0.21%	169	0.59%	78	0.70%	49	0.35%
Certificates of deposit	212,580	5.01%	183,683	5.02%	141,190	4.46%	78,031	3.67%

Total deposits	$381,987	3.59%	$335,392	3.97%	$268,394	3.42%	$165,638	2.61%

        The following table sets forth the amount outstanding of certificates of deposit that are $100,000 or greater by time remaining until maturity as of the dates indicated.

(dollars in thousands) Maturity Period	Amount Outstanding of Certificates of $100,000 or more	Amount Outstanding of Certificates of $100,000 or more
	March 31, 2008	December 31, 2007
Three months or less	$48,071	$28,205
Over three through six months	19,705	49,420
Over six through 12 months	43,568	24,466
Over 12 months	25,721	30,092

Total	$137,065	$132,183

        Borrowings.    F&T Bank has access to additional funds by borrowing federal funds from its correspondent banks. These borrowings are short-term in nature. Average federal fund borrowings for 2007 the first quarter of 2008 totaled $1.9 million, as compared to $267,000 for the first quarter of 2007 with no borrowings outstanding as of March 31, 2008 or 2007. Average federal fund borrowings for the year ended December 31, totaled $386,000 with no borrowings outstanding as of December 31, 2007. F&T Bank may use borrowings in the future to fund asset growth, and as a result, may experience an increase in funding costs.

        At March 31, 2008, Fidelity maintained a $9 million revolving line of credit with EagleBank which is secured by Fidelity's stock in F&T Bank. Fidelity had $3 million outstanding under this line at December 31, 2007. The line was increased $2 million during the first quarter of 2008. The interest rate on the line is prime minus 0.25% and the line expires on September 29, 2008. At March 31, 2008 and December 31, 2007, the interest rate on the line was 5% and 7%, respectively. The line is expected to be paid in full at the time of the merger with Eagle Bancorp, Inc.

        F&T Mortgage maintained a warehouse facility with RFC, at various commitment levels, to fund mortgage loan originations. The warehouse facility agreement was a committed facility with a term of one year (expiring October 31, 2007), and was renewable annually. The warehouse facility was secured by the mortgage loans owned by F&T Mortgage, mortgage loans in the custody, possession or control of the lender for purposes of a pledge for advances made to F&T Mortgage by the lender including all related rights thereto, the amounts advanced to F&T Mortgage to fund mortgage loans, and certain of F&T Mortgage's other assets. Fidelity and F&T Bank were guarantors of the obligations of F&T Mortgage under the RFC warehouse facility. Advances drawn under these warehouse facilities bear interest at a rate that varied depending on the type of mortgage loans securing the advances.

        The warehouse facility was subject to, among other requirements, sub-limits, advance rates and certain terms that varied depending on the type of mortgage loans securing the financing and the ratio of F&T Mortgage's liabilities to total tangible net worth. There were several covenants under the warehouse facilities, including requiring F&T Mortgage to meet amounts of modified tangible net worth and liquid assets and leverage ratios.

        On August 20, 2007, at the time of the sale of certain assets of F&T Mortgage and the transfer of the F&T Mortgage sales force and branch locations to the third-party purchaser, there was a balance of $47 million on the RFC warehouse line. As mortgage loans were sold to investors, the line was paid down until October 4, 2007, when F&T Bank purchased the line of credit from RFC, including the security interest in the remaining underlying loans held for sale.

Competition

        F&T Bank's main office and the headquarters of Fidelity and F&T Bank is located at 4831 Cordell Avenue, Bethesda, Maryland 20814. F&T Bank has two additional Maryland offices, located at 130 Rollins Avenue, Rockville and 8301 Fenton Street, Silver Spring. There are two offices in Washington D.C., located at 1725 Eye Street, NW and 1044 Wisconsin Avenue, NW. There is one office in Virginia, located at 8601 Westwood Center Drive, Vienna.

        The primary service area of F&T Bank is the Washington D.C. metropolitan statistical area. The Washington, D.C. metropolitan statistical area attracts a substantial federal workforce, as well as supporting a variety of support industries such as attorneys, lobbyists, government contractors, real estate developers and investors, non-profit organizations, tourism and consultants.

        Montgomery County, Maryland with a total population of approximately 962,000 and occupying an area of about 500 square miles is located roughly 30 miles southwest of Baltimore and is a diverse and healthy segment of Maryland's economy. Montgomery County is a thriving business center and is Maryland's most populous jurisdiction. While the State of Maryland boasts a demographic profile superior to the U.S. economy at large, the economy in and around Montgomery County is among the very best in Maryland. According to data from the Maryland National Capital Parks and Planning Commission, the number of jobs in the County has increased about 1-2% per year in the recent past to approximately 509,000 (2006), with the public sector contributing about 25% of this total (2005 census update). According to the 2007 Economic Forces Report for Montgomery County, job growth slowed due mainly to declines in consumer related industries such as hotels and merchandise stores. The unemployment rate in Montgomery County is among the lowest in the state at 2.5% (December 2007). A very educated population has contributed to favorable median household income of $91,641 (2006) and average single family new and used home sales prices of $485,000 (2006). According to the 2005 census update, approximately 64% of the County's residents hold college or advanced degrees, placing Montgomery County among the most educated in the nation. The area boosts a diverse business climate with a strong federal government presence, a substantial technology sector, a housing construction and renovation sector, and a legal, financial services and professional services sector. According to the 2007 Economic Forces Report for Montgomery County, the market for commercial office space improved from March 2006 to March 2007, increasing to 26.9 million square feet from 26.6 million, and the overall Class A office vacancy rate was about 6.62%. There was about 1.6 million square feet of office space under construction in mid 2006 for delivery in 2007. Developers and leasing agents have proposed 890,000 square feet of space for completion in 2008. Class A office rents in Montgomery County have been much less volatile than in some other markets in the region. The county is also an incubator for firms engaged in bio-technology and the area is attracting significant venture capital. Transportation congestion remains the biggest threat to future economic development and the quality of life in the area.

        Washington D.C. in addition to being the seat of the Federal government is a vibrant city with a well educated, diverse population. Over the last eight years the total population has grown to approximately 580,000. Median household income, at $49,549, is above the national median level. The growth of residents in the city is due partially to improvements in the city' services and also to the many housing options available, ranging from grand old apartment buildings to Federal era town homes to the most modern condominiums. Over the last few years the housing market has grown to over 275,000 units. While the Federal government and its employees are a major factor in the economy, over 100 million square feet of commercial office space supports a dynamic business community of more than 20,000 companies. These include law and accounting firms, trade and professional associations, information technology companies, international financial institutions, health and education organizations and research and management companies. Employment in the city has been growing at an annual rate of 5.4% and currently stands at 775,000. This is a well educated and highly paid work force. Over 51% of the jobs in the city are in managerial or professional positions. The Federal Government provides just about 25% of the employment and there is another 18% in professional services firms. Other large employers include the many local universities and hospitals. Another significant factor in the economy is the leisure and hospitality industry.

        Montgomery County is home to many major federal and private sector research and development and regulatory agencies, including the National Institute of Standards and Technology, the National Institutes of Health, National Oceanic and Atmospheric Administration, Naval Research and Development Center, Naval Surface Warfare Center, Nuclear Regulatory Commission, the Food and Drug Administration and the National Naval Medical Center in Bethesda.

        Deregulation of financial institutions and holding company acquisitions of banks across state lines has resulted in widespread, fundamental changes in the financial services industry. This transformation, although occurring nationwide, is particularly intense in the greater Washington, D.C. metropolitan area because of the changes in the area's economic base in recent years and changing state laws authorizing interstate mergers and acquisitions of banks, and the interstate establishment or acquisition of branches.

        Throughout the Washington D.C. metropolitan area, competition is exceptionally keen from large banking institutions headquartered outside of Maryland. In addition, F&T Bank competes with other community banks, savings and loan associations, credit unions, mortgage companies, finance companies and others providing financial services. Among the advantages that many of these large institutions have over F&T Bank are their abilities to finance extensive advertising campaigns, maintain extensive branch networks and technology investments, and to directly offer certain services, such as international banking and trust services, which are not offered directly by F&T Bank. Further, the greater capitalization of the larger institutions allows for substantially higher lending limits than F&T Bank. Certain of these competitors have other advantages, such as tax exemption in the case of credit unions, and lesser regulation in the case of mortgage companies and finance companies.

Personnel

        At March 31, 2008, Fidelity and its subsidiaries had 88 full-time equivalent employees, seven of whom are executive officers of F&T Bank, as compared to 92 full-time equivalent employees at December 31, 2007. There were no employees who worked on a part-time basis.

        The employees are not represented by a collective bargaining unit and management considers the relationship with the employees to be good. F&T Bank provides a comprehensive employee benefits program that includes medical and dental insurance, life insurance, and short- and long-term disability insurance.

        Fidelity maintains a defined contribution 401(k) plan. Under the Plan, employees may contribute a percentage or dollar amount of their annual salary, subject to statutory limitations. Fidelity may make discretionary contributions to the Plan.

Subsidiary

        Fidelity has one wholly owned subsidiary, F&T Bank. F&T Bank has one wholly owned subsidiary, F&T Mortgage. On August 20, 2007, some of the assets of F&T Mortgage were sold to a third party and the operations of the subsidiary were shortly thereafter discontinued. On September 11, 2007, the last residential mortgage loan was originated and funded. Through the remainder of the third quarter of 2007 and during the fourth quarter of 2007 and first quarter of 2008, loans held for sale were systematically sold and as of March 31, 2008, the unpaid principal balance of loans held for sale totaled $14,990,552. The consolidated financial statements include the accounts of Fidelity, F&T Bank and F&T Mortgage. All intercompany accounts and transactions have been eliminated in consolidation.

Depository Institution Regulation.

        General.    F&T Bank is a Maryland commercial bank and its deposit accounts are insured by the Deposit Insurance Fund ("DIF") administered by the Federal Deposit Insurance Corporation ("FDIC"). F&T Bank also is a member of the Federal Reserve System. F&T Bank is subject to supervision, examination and regulation by the Commissioner, the Federal Reserve Board, Maryland and federal statutory and regulatory provisions governing such matters as capital standards, mergers and establishment of branch offices, and it is subject to the FDIC's authority to conduct special examinations. F&T Bank is required to file reports with the Commissioner and the Federal Reserve Board concerning its activities and financial condition and is required to obtain regulatory approvals prior to entering into certain transactions, including mergers with, or acquisitions of, other depository institutions.

        The system of regulation and supervision applicable to F&T Bank establishes a comprehensive framework for the operations of F&T Bank and is intended primarily for the protection of the FDIC and the depositors of F&T Bank. Changes in the regulatory framework could have a material effect on F&T Bank and its operations that in turn, could have a material adverse effect on Fidelity.

        Business Activities.    The Commissioner regulates F&T Bank's internal organization as well as its deposit, lending and investment activities. The basic authority for the Bank's activities is specified by

Maryland law. Additionally, Maryland law contains a parity statute by which Maryland commercial banks may, with the approval of the Commissioner, engage in any additional activity, service or practice permitted for national banks.

        The Federal Reserve and FDIC also regulate many of the areas regulated by the Commissioner and federal law may limit some of the authority provided to the Bank by Maryland law. Approval of the Commissioner and the Federal Reserve is required for, among other things, business combinations and the establishment of branch offices.

        Holding Company.    Fidelity, as the sole shareholder of F&T Bank, is a bank holding company and is registered as such with the Federal Reserve Board. Bank holding companies are subject to comprehensive regulation and examination by the Federal Reserve Board under the Bank Holding Company Act of 1956, as amended (the "BHCA"), and the regulations of the Federal Reserve Board. The Federal Reserve Board also has extensive enforcement authority over bank holding companies, including, among other things, the ability to assess civil money penalties, to issue cease and desist or removal orders and to require that a holding company divest subsidiaries (including its bank subsidiaries). In general, enforcement actions may be initiated for violations of law and regulations and unsafe or unsound practices.

        Under the BHCA, a bank holding company must obtain Federal Reserve Board approval before: (i) acquiring, directly or indirectly, ownership or control of any voting shares of another bank or bank holding company if, after such acquisition, it would own or control more than 5% of such shares (unless it already owns or controls the majority of such shares); (ii) acquiring all or substantially all of the assets of another bank or bank holding company; or (iii) merging or consolidating with another bank holding company. In evaluating such applications, the Federal Reserve Board considers a variety of financial, managerial and competitive factors.

        The BHCA also prohibits a bank holding company, with certain exceptions, from acquiring direct or indirect ownership or control of more than 5% of the voting shares of any company which is not a bank or bank holding company, or from engaging directly or indirectly in activities other than those of banking, managing or controlling banks, or providing services for its subsidiaries. The principal exceptions to these prohibitions involve certain non-bank activities which, by statute or by Federal Reserve Board regulation or order, have been identified as activities closely related to the business of banking or managing or controlling banks. The list of activities includes, among other things, operating a savings institution, mortgage company, finance company, credit card company or factoring company; performing certain data processing operations; providing certain investment and financial advice; real estate and personal property appraising; providing tax planning and preparation services; and, subject to certain limitations, providing securities brokerage services for customers.

        The Gramm-Leach-Bliley Act of 1999 authorized bank holding companies that meet certain management, capital and other criteria to choose to become a "financial holding company" and thereby engage in a broader array of financial activities including insurance underwriting and investment banking. Fidelity has not, up to now, opted to become a financial holding company.

        Capital Requirements.    F&T Bank is subject to Federal Reserve Board capital requirements, as well as statutory capital requirements imposed under Maryland law. Federal Reserve Board regulations establish two capital standards for state-chartered banks that are members of the Federal Reserve System ("state member banks"): a leverage requirement and a risk-based capital requirement. In addition, the Federal Reserve may, on a case-by-case basis, establish individual minimum capital requirements for a bank that vary from the requirements that would otherwise apply under Federal Reserve Board regulations. A bank that fails to satisfy the capital requirements established under the Federal Reserve Board's regulations will be subject to such administrative action or sanctions as the Federal Reserve Board deems appropriate.

        The Leverage Ratio adopted by the Federal Reserve Board requires a minimum ratio of Tier 1 Capital to adjusted total assets of 3% for the most highly rated banks. Banks receiving ratings other than the highest rating are required to maintain a minimum ratio of Tier 1 Capital to adjusted total assets of at least 4%. Additional capital may be necessary for institutions with supervisory, financial, operational or managerial weaknesses, as well as institutions experiencing significant growth. For purposes of the Federal Reserve Board's leverage requirement, Tier 1 capital consists primarily of common stockholders' equity, certain perpetual preferred stock (which must be noncumulative with respect to banks), and minority interests in the equity accounts of consolidated subsidiaries; less most intangible assets, except for specified servicing assets and purchased credit card receivables and other specified deductions.

        The risk-based capital requirements established by the Federal Reserve Board's regulations require state member banks to maintain total capital equal to at least 8% of total risk-weighted assets. For purposes of the risk-based capital requirement, total capital means Tier 1 Capital (as described above) plus Tier 2 Capital (as described below), provided that the amount of Tier 2 Capital may not exceed the amount of Tier 1 Capital, less certain assets. Tier 2 Capital elements include, subject to certain limitations, the allowance for losses on loans and leases, perpetual preferred stock that does not qualify for Tier 1 and long-term preferred stock with an original maturity of at least 20 years from issuance, hybrid capital instruments, including perpetual debt and mandatory convertible securities, and subordinated debt and intermediate-term preferred stock and up to 45% of unrealized gains on equity securities. Total risk-weighted assets generally are determined under the Federal Reserve Board's regulations, which establish four risk categories, with general risk weights of 0%, 20%, 50% and 100%, based on the risk believed inherent to the type of loan involved.

        In addition, the Bank is subject to the statutory capital requirements imposed by the State of Maryland. Under Maryland statutory law, if the surplus of a Maryland commercial bank at any time is less than 100% of its capital stock, then, until the surplus is 100% of the capital stock, the commercial bank: (i) must transfer to its surplus annually at least 10% of its net earnings; and (ii) may not declare or pay any cash dividends that exceed 90% of its net earnings.

        The table below provides information with respect to the Bank's compliance with its regulatory capital requirements at the dates indicated.

	Actual		To be Adequately Capitalized		To be Well Capitalized
(Dollars in thousands)	Amount	Ratio %	Amount	Ratio %	Amount	Ratio %
As of March 31, 2008
Tier 1 leverage (to average assets)	$23,738	5.15%	$18,433	4.00%	$23,041	5.00%
Tier 1 capital (to risk-weighted assets)	23,738	6.43%	14,758	4.00%	22,136	6.00%
Total risk-based capital (to risk-weighted assets)	36,368	9.86%	29,515	8.00%	36,894	10.00%
As of December 31, 2007
Tier 1 leverage (to average assets)	$24,510	5.45%	$17,980	4.00%	$22,475	5.00%
Tier 1 capital (to risk-weighted assets)	24,510	6.88%	14,249	4.00%	21,374	6.00%
Total risk-based capital (to risk-weighted assets)	30,880	8.67%	28,499	8.00%	35,623	10.00%
As of December 31, 2006
Tier 1 leverage (to average assets)	$35,790	8.70%	$16,461	4.00%	$20,576	5.00%
Tier 1 capital (to risk-weighted assets)	35,790	11.68%	12,254	4.00%	18,381	6.00%
Total risk-based capital (to risk-weighted assets)	39,622	12.93%	24,508	8.00%	30,635	10.00%

        Prompt Corrective Regulatory Action.    Under the Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA"), the federal banking regulators are required to take prompt corrective action if an insured depository institution fails to satisfy certain minimum capital requirements. All institutions, regardless of their capital levels, are restricted from making any capital distribution or paying any management fees if the institution would thereafter fail to satisfy the minimum levels for any of its capital requirements. An institution that fails to meet the minimum level for any relevant capital measure (an "undercapitalized institution") may be, among other things, subject to increased monitoring by the appropriate federal banking regulator, required to submit an acceptable capital restoration plan within 45 days and are subject to asset growth limits. The capital restoration plan must include a guarantee by the institution's holding company that the institution will comply with the plan until it has been adequately capitalized on average for four consecutive quarters, under which the holding company would be liable up to the lesser of 5% of the institution's total assets or the amount necessary to bring the institution into capital compliance as of the date it failed to comply with its capital restoration plan. A "significantly undercapitalized" institution, as well as any undercapitalized institution that did not submit an acceptable capital restoration plan, may be subject to regulatory demands for recapitalization, broader application of restrictions on transactions with affiliates, limitations on interest rates paid on deposits, asset growth and other activities, possible replacement of directors and officers, and restrictions on capital distributions by any bank holding company controlling the institution. Any company controlling the institution could also be required to divest the institution or the institution could be required to divest subsidiaries. In their discretion, the federal banking regulators may also impose the foregoing sanctions on an undercapitalized institution if the regulators determine that such actions are necessary to carry out the purposes of the prompt corrective action provisions. If an institution's ratio of tangible capital to total assets falls below a "critical capital level," the institution will be subject to conservatorship or receivership within 90 days unless periodic determinations are made that forbearance from such action would better protect the deposit insurance fund. Unless appropriate findings and certifications are made by the appropriate federal bank regulatory agencies, a critically undercapitalized institution must be placed in receivership if it remains critically undercapitalized on average during the calendar quarter beginning 270 days after the date it became critically undercapitalized.

        For purposes of these restrictions, an "undercapitalized institution" is a depository institution that has (i) a total risk-based capital ratio less than 8.0%; or (ii) a Tier 1 Risk-Based Capital Ratio of less than 4.0%; or (iii) a leverage ratio of less than 4.0% (or less than 3.0% if the institution has the highest regulatory rating). A "significantly undercapitalized" institution is defined as a depository institution that has: (i) a Total Risk-Based Capital Ratio of less than 6.0%; or (ii) a Tier 1 Risk-Based Capital Ratio of less than 3.0%; or (iii) a Leverage Ratio of less than 3.0%. A "critically undercapitalized" institution is defined as a depository institution that has a ratio of "tangible equity" to total assets of less than 2.0%. The appropriate federal banking agency may reclassify a well capitalized depository institution as adequately capitalized and may require an adequately capitalized or undercapitalized institution to comply with the supervisory actions applicable to institutions in the next lower capital category (but may not reclassify a significantly undercapitalized institution as critically under-capitalized) if it determines, after notice and an opportunity for a hearing, that the institution is in an unsafe or unsound condition or that the institution has received and not corrected a less-than-satisfactory rating for any examination rating category. At March 31, 2008, the Bank was classified as adequately capitalized under prompt corrective action rules.

        Deposit Insurance Premiums.    Pursuant to deposit insurance reform legislation, in December 2006, the FDIC adopted a new risk based assessment system for determining deposit insurance premiums. Under the new requirements, four risk categories (I-IV), each subject to different premium rates, are established, based upon an institution's status as well-capitalized, adequately capitalized or undercapitalized, and the institution's supervisory rating. Under the new rules, all insured depository institutions will pay deposit insurance premiums, currently ranging between 5 and 7 basis points on an institution's assessment base for institutions in risk category I (well capitalized institutions perceived as posing the least risk to the insurance fund), and 10, 28 and 43 basis points for institutions in risk categories II, III, and IV. The level of rates is subject to periodic adjustment by the FDIC. F&T Bank's current assessment level is risk category II.

New Accounting Standards

        Refer to Note 1 of the Notes to Consolidated Financial Statements for statements on New Accounting Standards.

Federal Securities Law

        Shares of Fidelity's common stock are not publicly traded and there is no public market for the common stock. Further, shares of Fidelity's common stock are not registered with the Securities and Exchange Commission and there are restrictions on stockholders ability to trade the common stock.

Federal and State Taxation

        The following discussion of tax matters is intended only as a summary and does not purport to be a comprehensive description of the tax rules applicable to Fidelity.

        Fidelity is subject to the provisions of the Internal Revenue Code of 1986, as amended, which subjects corporations to an income tax generally calculated at 34% of taxable income. Fidelity, F&T Bank and F&T Mortgage file a consolidated federal income tax return.

        F&T Bank is subject to Maryland, Virginia and District of Columbia corporate franchise taxes. F&T Bank computes its franchise taxes based on its adjusted net worth. F&T Mortgage is subject to corporate income or franchise taxes in those states in which it conducts business.

Properties

        Fidelity has its headquarters in Bethesda, Maryland. Fidelity leases all of its offices. The following table indicates the location of each branch and administrative office, and the expiration date of its leases.

Location	Owned/ Leased	Lease Expiration Date
Bethesda Main Office 4831 Cordell Avenue Bethesda, Maryland 20814	Leased	July 31, 2013, with a 1–5 year renewal option
Rockville Office 130 Rollins Avenue Rockville, Maryland 20852	Leased	July 31, 2017
Silver Spring Office 850 Sligo Avenue Suite 100 Silver Spring, Maryland 20910	Leased	July 31, 2016, with a 2–5 year renewal option
Tysons Corner Office 8601 Westwood Center Drive Vienna, Virginia 22182	Leased	October 31, 2016, with a 1–5 year renewal option
DC Main Office 1725 Eye Street, NW Washington, DC 20006	Leased	October 31, 2015, with a 1–5 year renewable option
Georgetown Office 1044 Wisconsin Avenue, NW Washington, DC 20007	Leased	January 31, 2016, with a 1–5 year renewable option
Administrative Office #1 1720 Eye Street, NW Suite 510 Washington, DC 20006	Leased	July 31, 2010
Administrative Office #2 1629 K Street, NW Suite 700 Washington, DC 20006	Leased	July 31, 2010

        Fidelity owns and operates six ATMs at various branch offices and is a member of the following networks: STAR Network and Plus System Association, which are regional and international networks, respectively.

        At March 31, 2008, the net book value of Fidelity's investments in premises and equipment totaled $3.7 million, compared to $3.9 million at December 31, 2007.

Legal Proceedings

        Various legal claims can arise from time to time in the normal course of business. There were no significant asserted claims or assessments that management believes could result in a material impact to the results of operations or financial condition of Fidelity at the balance sheet date. In connection with the discontinuation of F&T Mortgage operations, several mortgage loan purchasers have entered into actions against F&T Mortgage in connection with certain mortgage loan sales. Based on the opinions of counsel, results of those actions would be restricted to F&T Mortgage only. The total range of loss, if any, is not known at this time however, reserves of $160,000 have been established by F&T Mortgage for some of these claims.

Management

  Directors

        The following table sets forth certain information as of March 31, 2008, with respect to the directors of Fidelity.

Name	Age	Position(s) Held	Director Since	Current Term Expires
Philip R. Baker	58	Director	2006	2010
Robert R. Fiallo	40	Chief Executive Officer and Director	2003	2010
Susan B. Hepner	56	Chair of the Board	2004	2009
Mark S. Ordan	48	Director	2007	2009
Robert P. Pincus	61	Director	2005	2008
Norman R. Pozez	53	Director	2004	2008
Thomas W. Roberson	48	Director	2006	2008
Stanley H. Snow	40	Director	2003	2009
Robert N. Tyson, Jr.	60	President and Director	2003	2008
Barry C. Watkins	39	Director	2005	2010

        Information concerning the principal occupation of each director is set forth below:

        Philip R. Baker is the Co-Managing Officer of Regardie, Brooks & Lewis, Chartered a certified public accounting and management-consulting firm located in Bethesda, Maryland. Mr. Baker has over 30 years of experience in business and tax consulting. Mr. Baker also serves on the board of a large charitable organization and is a member of its Finance and Development Committees. Mr. Baker has previously served on the Board of Governors of the Greater Washington Society of CPA's and as Chairman of its Federal Tax Committee and as a member of The Forum for Ethics and Professionalism in Tax Administration.

        Robert R. Fiallo serves as the Chief Executive Officer of Fidelity and was the former President of F&T Mortgage, a wholly owned subsidiary of F&T Bank, and which he co-founded in August of 2001. Mr. Fiallo is presently the President of Metrocities Mortgage, LLC, dba Fidelity & Trust Mortgage. Mr. Fiallo served as a director of Fidelity, F&T Bank and F&T Mortgage, until his resignation from all three boards on April 2007. Mr. Fiallo re-joined the Board of Fidelity as Director in September 2007. Mr. Fiallo was also the co-founder of Fidelity and F&T Bank in 2003. Mr. Fiallo served as the Chair of the board of directors of Fidelity from November of 2003 until April of 2004. Prior to joining F&T Mortgage, Mr. Fiallo served as Vice President of F&M Mortgage Services Inc., the mortgage banking subsidiary of F&M Bank, a state-chartered, member bank headquartered in Winchester, Virginia and as a loan officer and sales manager with Atlantic Coast Mortgage Corp., the mortgage banking subsidiary of First Tennessee Bank, Memphis, Tennessee.

        Susan B. Hepner serves as the Chair of the Board of Fidelity. Ms. Hepner is Managing Partner of Freidkin, Matrone & Horn, PA, Certified Public Accountants, Rockville, Maryland, a business advisory and accounting services firm, which she joined in 1979. Ms. Hepner served as a director of Franklin Bancorporation, Inc. and Franklin National Bank from 1993 until its acquisition in 1998 and served on the regional board of advisors to BB&T until April of 2004. Ms. Hepner served as Chair of the Audit Committee and was a member of the Executive Committee during her tenure at Franklin National Bank and Franklin Bancorporation, Inc. Ms. Hepner also serves on the boards of several non-profit organizations, and is currently the Chair of the Board of Washington Performing Arts Society.

        Mark S. Ordan is the Chief Investment and Administrative Officer of Sunrise Senior Living, Inc. Mr. Ordan was appointed the Chief Operating Officer of The Mills Corporation in March 2006, and became the Chief Executive Officer and President on October 1, 2006. From January 2003 through February 2006, Mr. Ordan served as the non-executive Chairman of the Board of Trustees of Federal Realty Investment Trust. From December 2003 to February 2006, Mr. Ordan was Chief Executive Officer of Sutton Place Group, LLC, dba Balducci's. From 1999 to 2003, Mr. Ordan was Chairman and Chief Executive Officer of High Noon Always, Inc., (formerly known as Bethesda Retail Partners). Mr. Ordan was Chief Executive Officer of Chartwell Health Management Inc. from 1996 until 1999, and served as Chairman, President and Chief Executive Officer of Fresh Fields Markets, Inc. from 1989 until 1996, when it was acquired by Whole Foods Market. Prior to that time, he held various positions in the equities division of Goldman, Sachs & Co. Mr. Ordan has served on the Vassar College Board of Trustees and currently serves on the Board of Directors of The Cystic Fibrosis Foundation Metropolitan Washington, DC chapter.

        Robert P. Pincus serves as the Chair of the Board of F&T Bank. Mr. Pincus presently serves as Chairman of the Board of Blackstreet Capital Partners, L.P. and Chairman of Milestone Merchant Partners, LLC. He was Chairman of the Board of BB&T, DC Metro Region and was Regional President from 1998 to 2002. From 1991 to 1998, Mr. Pincus was President and Chief Executive Officer of Franklin National Bank of Washington, D.C. From 1986 to 1991, Mr. Pincus was the regional president of the DC metropolitan region of Sovran Bank. From 1971 to 1986, Mr. Pincus was with DC National Bancorp, Inc., where he eventually rose to be President and Chief Executive Officer, prior to its merger with Sovran Bank. Mr. Pincus is a Trustee of the University of Maryland Foundation, Inc. and is a member of the board of directors of Comstock Homebuilding Companies, Inc.

        Norman R. Pozez served as Chair of the Board of Fidelity from April 2004 until February 2005, at which time he resigned. In September 2007, he re-joined the Board as Director. Mr. Pozez is the Chairman of Uniwest Group, LLC; Uniwest Construction, Inc.; and Uniwest Commercial Realty, Inc. Mr. Pozez has been in the real estate development field for over twenty years. Previously, Mr. Pozez was Chief Operating Officer of The Hair Cuttery of Falls Church, Virginia and is currently on the firm's Board of Directors. Mr. Pozez has also served as a Regional Director of Real Estate and Construction for Payless ShoeSource. During his tenure at Payless and for some years thereafter, Mr. Pozez served on the Board of Directors of Bookstop, Inc. which sold to Barnes and Noble in 1989. Mr. Pozez is a licensed Real Estate Broker in Washington, D.C., Maryland and Virginia. Since 1979, Mr. Pozez has been an active member of the International Council of Shopping Centers and is a Board member of five not-for-profit organizations serving community needs in and around the Washington, D.C. metropolitan area.

        Thomas W. Roberson is a Partner of Montouri & Roberson. Mr. Roberson specializes in investment real estate. Mr. Roberson was a former Director of Laszlo N. Tauber, M.D. & Associates, LLC and is a current director of the Laszlo N. Tauber Trust. He served on the Board of BB&T, DC Metro Region until January of 2006. Mr. Roberson is a licensed General Real Property Appraiser, a Commercial Broker, and a tax advocate for assessment appeals.

        Stanley H. Snow is the Founder and President of Snow Capital Strategies, LLC. Mr. Snow also currently serves on The Maryland State Board of Examiners of Nursing Home Administrators, The

Suburban Hospital Healthcare System, and The Suburban Hospital Foundation Board. From November of 2002 until December of 2004, Mr. Snow was the Vice President of Development for Trans Healthcare, Inc., a long-term care organization. He has also served as General Counsel for Trans Healthcare, Inc. from November of 2002 until September of 2003. From February of 1999 until November of 2002, Mr. Snow was the General Counsel and Vice President of Development at Millennium Health Services, LLC, a company that owned and operated nursing homes.

        Robert N. Tyson, Jr.    serves as the President of Fidelity and Chief Executive Officer of F&T Mortgage, a wholly owned subsidiary of F&T Bank, and which he co-founded in August of 2001. Mr. Tyson is presently the Chief Executive Officer of Metrocities Mortgage, LLC, dba Fidelity & Trust Mortgage. Mr. Tyson was also the co-founder of Fidelity and F&T Bank in 2003. From December of 1999 until August of 2001, Mr. Tyson was a Senior Vice President with F&M Mortgage Services, Inc. In this position Mr. Tyson was in charge of the Origination Group. Other positions Mr. Tyson has held include: Executive Vice President of 1st Washington Mortgage (a subsidiary of Washington Federal Savings & Loan and Columbia First Savings), President of Washington Mortgage Group (a subsidiary of National Bank of Washington), and Regional Manager for Ryland Mortgage.

        Barry C. Watkins serves as the President, Chief Executive Officer and director of F&T Bank. Prior to joining F&T Bank, Mr. Watkins was a Senior Vice President and City Executive for BB&T, D.C. Metro Region. Mr. Watkins was also previously with Franklin National Bank, which was acquired by BB&T in 1998. Mr. Watkins is active in many community organizations and has served on numerous not-for-profit organization boards.

  Executive Officers

        The following table sets forth certain information as of March 31, 2008, with respect to the executive officers who are not also directors of Fidelity.

Name	Age	Position(s) Held
Diane M. Begg	60	Chief Financial Officer
J. Mercedes Alvarez	47	Corporate Secretary

        Information concerning the principal occupation of each executive officer is set forth below:

        J. Mercedes Alvarez serves as the Corporate Secretary of Fidelity. Ms. Alvarez is also Executive Vice President, Chief Corporate Officer and Corporate Secretary of F&T Bank. Prior to joining F&T Bank in June of 2004, Ms. Alvarez was a Senior Vice President and Regional Mortgage Manager for BB&T, D.C. Metro region from 1998 to 2004; and Senior Vice President and Chief Internal Auditor of Franklin National Bank from 1996 to 1998. Ms. Alvarez serves on various not-for-profit organization boards.

        Diane M. Begg serves as the Chief Financial Officer of Fidelity. Ms. Begg is also Executive Vice President and Chief Financial Officer of F&T Bank, having joined F&T Bank in April of 2004. Ms. Begg has over 30 years of service within the financial services and accounting industries. Previously, Ms. Begg was an Accounting and Financial Consultant from 1999 to 2004; Senior Vice President, Retail Banking Manager of BB&T, DC Metro Region from 1998 to 1999; and, Executive Vice President and Chief Financial Officer of Franklin Bancorporation, Inc. and Franklin National Bank from 1993 to 1998. Ms. Begg is a Certified Public Accountant.

Principal Shareholders

  Security Ownership of Directors, Executive Officers and Certain Beneficial Owners of Fidelity

        Shares deemed to be outstanding at March 31, 2008 for purposes of computing "Percent of Common Stock" are calculated on the basis of 4,207,016 shares outstanding, plus the number of shares a person or group has the right to acquire within 60 days, or 504,770 shares.

Name	Position	Shares Beneficially Owned		Shares which may be acquired within 60 days of by exercise of options	Percent of Outstanding Common Stock
J. Mercedes Alvarez	Corporate Secretary	7,500		34,750	*
Philip R. Baker	Director	25,000		3,400	*
Diane M. Begg	Chief Financial Officer	10,000		35,750	*
Robert R. Fiallo	Chief Executive Officer & Director	300,278			6.37%
Susan B. Hepner	Director	124,170		29,100	3.25%
Mark S. Ordan	Director	6,521	(1)	1,000	*
Robert P. Pincus	Director	46,000	(2)	92,000	2.93%
Norman R. Pozez	Director	279,840	(3)		5.94%
Stanley H. Snow	Director	114,750		6,600	2.58%
Thomas W. Roberson	Director	8,695		1,000	*
Robert N. Tyson, Jr.	President & Director	310,278			6.59%
Barry C. Watkins	Director	500		101,400	2.16%
Directors and officers as a group (12 persons)		1,233,532		305,000	32.65%

*
Represents less than 1% of the outstanding shares.

(1)
Includes shares jointly held with the reporting person's spouse, as to which the reporting person disclaims beneficial ownership.

(2)
Includes shares held by the reporting person's spouse and shares held by a child living at home, as to which shares the reporting person also disclaims beneficial ownership.

(3)
Includes shares for which the reporting person serves as custodian for the account of the reporting person's children, as to which the reporting person disclaims beneficial ownership. It also includes shares for which the reporting person serves as custodian for the account of the reporting person's nieces and nephews, as to which the reporting person disclaims beneficial ownership.

Equity Compensation Plan Information

        The following table sets forth the number of securities issued and outstanding under Fidelity's equity compensation plans, as of March 31, 2008, as well as the weighted average exercise price of outstanding options.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options		Weighted-average Exercise Price of Outstanding Options	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans
Equity compensation plans approved by shareholders	353,970	(1)	$10.61	7,190
Equity compensation plans not approved by shareholders	—		—	—
Total	353,970		$10.61	7,190

(1)
Represents options exercisable for shares of Fidelity common stock under Fidelity's 2004 and 2005 Long-Term Incentive Plans

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS

        The following discussion provides information about the results of operations, financial condition, liquidity, and capital resources of Fidelity and its subsidiary, F&T Bank and its subsidiary, F&T Mortgage. This discussion and analysis should be read in conjunction with the audited Consolidated Financial Statements and Notes thereto of Fidelity & Trust Financial Corporation, which can be found later in this registration statement.

EXECUTIVE OVERVIEW

        Fidelity's revenue has been generated from two primary sources: net interest income from F&T Bank and non-interest income from F&T Mortgage. F&T Bank's net interest income represents interest and dividends earned on interest-earning assets, primarily client loans, reduced by interest expense on interest-bearing liabilities, primarily client deposits. F&T Mortgage's non-interest income represents gains on sales of residential mortgage loans originated by F&T Mortgage. Both net interest income and gains on sales of mortgage loans are significantly affected by general economic conditions and policies of regulatory authorities.

        When F&T Bank commenced operations in late 2003, F&T Mortgage had been in operation for two years and was originating $598 million in residential mortgage loans. A de novo banking institution, such as F&T Bank, typically requires two to three years to reach consistent profitability, however F&T Bank became profitable within 18 months of its inception. By the end of 2005, F&T Mortgage was generating $1.3 billion in mortgage loan production with $18.8 million in gains in sales of loans and F&T Bank was $291 million in total assets with $6.0 million in net interest income. Fidelity earned $1.8 million in 2005.

        By mid 2006, the mortgage industry had begun its significant downturn with a substantial decrease in home purchases, the emergence of credit quality concerns and a fall-out in the mortgage investor markets. F&T Mortgage loan origination declined to $1.1 billion, loan programs under which mortgage loans had been originated were closed, the declining interest rate environment lowered net interest margins and gains on loan sales decreased and F&T Mortgage experienced a net loss of $1.5 million. F&T Bank, on the other hand, achieved significant growth and improved earnings in 2006. F&T Bank originated over $180 million in commercial loans, resulting in net new loan growth of 55%. That growth was funded by deposit growth of 43% from strengthening existing client relationships and the opening of two new branches. Despite the lowest industry-wide net interest margins in a quarter of a century, F&T Bank's earnings improved to $1.8 million, thus offsetting the losses incurred by F&T Mortgage.

        With continued mortgage industry turmoil and the limitations on capital to continue to grow F&T Bank while sustaining increased losses from F&T Mortgage, the decision was made in early 2007 to sell certain assets of F&T Mortgage and cease its residential mortgage loan origination operations. A buyer was found to absorb the existing F&T Mortgage loan origination branches and personnel into their larger organization; however, with the continuing deterioration in the mortgage market and the significant changes in the mortgage investor market, the buyer was unwilling to purchase the existing F&T Mortgage pipeline and loans held for sale. The asset sale occurred on August 20, 2007 and the wind-down and sale of the remaining assets of F&T Mortgage continues into 2008. Significant losses were incurred as mortgage loans were sold and remaining loans were subject to credit quality deterioration. Losses from the discontinued F&T Mortgage operations for 2007 totaled $14.3 million. Despite the distraction of the F&T Mortgage wind-down, F&T Bank continued to grow at a significant rate, increasing its loan portfolio by 64% to $319 million at December 31, 2007. That growth was funded by client deposit growth and the reduction of the warehouse line F&T Bank had extended to F&T Mortgage. However, earnings of F&T Bank actually declined due to continued financial market disruptions and the resulting steep decline in market interest rates, particularly the prime rate on which most of F&T Bank's loan portfolio is based. F&T Bank's balance sheet is asset sensitive, with more assets adjusting to changes in interest rates than liabilities, thus rate declines of 100 basis points from September to December, 2007 had a negative impact on 2007 net interest margin and earnings. F&T Bank also opened two branches in 2007, thus incurring immediate personnel and overhead expenses while earnings from these locations will be realized in future periods as they grow in their respective markets.

        For the three months ended March 31, 2008, Fidelity reported a net loss of $785,000, a decrease of $550,000 from the net loss of $235,000 recorded for the three months ended March 31, 2007. Losses per basic and diluted share were $0.19 for the three month period ended March 31, 2008, with losses of $0.04 per share from continuing operations and losses of $0.15 per share from discontinued operations. That compares to losses of $0.06 per basic and diluted share for the three months ended March 31, 2007, with earnings of $0.10 per share from continuing operations and losses of $0.16 per share from discontinued operations.

        The increase in losses during the first quarter of 2008 as compared to the first quarter of 2007 is the result of the decline in net interest margin from 3.78% to 3.24%, increased operating expenses from branch openings in June and September 2007 and increased expenses to continuing operations from the continued wind-down of F&T Mortgage. The 200 basis point drop in prime during the first quarter of 2008 had a significant impact on F&T Bank's net interest income as assets, primarily adjustable rate loans, re-priced immediately with every change in interest rates and deposit rates re-priced but at a slower rate due to competitive pressures. With certificates of deposit representing approximately 50% of total deposits and customer repurchase agreements, F&T Bank did not have the opportunity to re-price a significant portion of its funding base.

        Compensation, occupancy and depreciation costs increased when comparing the first quarter of 2008 to the first quarter of 2007 from the expansion of our branch network from 4 to 6 branches in the last half of 2007. Legal and professional fees and other shared costs which had been allocated between F&T Bank and F&T Mortgage before the discontinuation of mortgage operations in September 2007 are now borne by F&T Bank and are reflected in the increase in other continuing non-interest expenses in the three months ended March 31, 2008 as compared to the three months ended March 31, 2007. Losses continue from the wind-down of mortgage operations with pre-tax losses from discontinued operations for the three months ended March 31, 2008 decreasing to $610,000 from pre-tax losses of $1.1 million for the three months ended March 31, 2007. The establishment of a deferred tax valuation allowance as of December 31, 2007 for F&T Mortgage's deferred tax asset prevents the recording of an income tax benefit for the first quarter of 2008 with the result that first quarter 2008 losses from discontinued operations of $610,000 are comparable to the first quarter 2007 losses of $649,000. Progress continues to be made in completing the wind-down of F&T Mortgage while management continues to focus on the growth and profitability of F&T Bank.

        For the year ended December 31, 2007, Fidelity reported a net loss of $13.4 million, a decrease of $13.6 million from net income of $221,000 in 2006. Losses per basic share were $3.18 for the year ended December 31, 2007, with earnings of $0.22 per share from continuing operations and losses of $3.40 per share from discontinued operations. Losses per diluted share were $3.16 for the year ended December 31, 2007, with earnings of $0.22 per share from continuing operations and losses of $3.38 per share from discontinued operations. That compares to earnings of $0.05 per basic and diluted share for the year ended December 31, 2006, with earnings of $0.40 per share from continuing operations and losses of $0.35 per share from discontinued operations.

        The decrease in net income for the twelve months ended December 31, 2007 is primarily related to the discontinuation of F&T Mortgage operations, which resulted in a loss of $14.3 million in 2007 compared to a loss of $1.5 million in 2006. Those losses are primarily related to losses on the sale of mortgage loans as investor programs were closed, housing values declined and credit markets deteriorated. Expenses related to the wind-down of F&T Mortgage operations and the creation of a deferred tax asset valuation allowance of $4.5 million related to the wind-down contributed to the loss.

        F&T Bank expanded into Northern Virginia in 2007 with the opening of our branch in Tysons Corner and added a third branch in Rockville to our Montgomery County, Maryland branches. Loan growth of 64% was achieved in the year ended December 31, 2007 as the greater Washington, DC business community was attracted to our local decision-making ability and superior, relationship-focused, customer service. Net interest income from continuing operations in 2007 grew by 28% despite the highly competitive local market for deposits and the industry-wide net interest margin compression. Given the growth of the loan portfolio and industry-wide credit quality concerns, provisions for loan losses almost tripled to $1.9 million in 2007. Non-interest expenses from continuing operations increased in 2007 by 38% due to increased personnel and occupancy costs for branch expansion and growth as well as increased FDIC insurance, data processing and audit costs.

2007 KEY PERFORMANCE INDICATORS

  •
  F&T Mortgage asset sale and transfer of sales force and branch operations completed on August 20, 2007 mitigating significant continuing liabilities.

  •
  Remaining F&T Mortgage loans held for sale portfolio reduced from $75 million to $12 million and third-party warehouse line obligations satisfied in full.

  •
  F&T Bank opened two branches in 2007; our first in Northern Virginia in Tysons Corner and our third in Maryland in Rockville.

  •
  F&T Bank's portfolio loans grew 64%, or $124 million, with total annual loan production of $320 million.

  •
  Net interest income from continuing operations increased 28% over 2006 levels as F&T Bank repositioned assets through the growth of its loan portfolio.

  •
  F&T Bank introduced remote deposit capture technology to its commercial client base improving client service and efficiency while reducing overhead and courier expenses.

CRITICAL ACCOUNTING POLICIES

        Fidelity's consolidated financial statements are prepared in accordance with GAAP and follow general practices within the banking industry. Application of these principles requires management to make estimates, assumptions, and judgments that affect the amounts reported in the financial statements and accompanying notes. These estimates, assumptions and judgments are based on information available as of the date of the consolidated financial statements; accordingly, as this information changes, the consolidated financial statements could reflect different estimates, assumptions, and judgments. Certain policies inherently have a greater reliance on the use of estimates, assumptions and judgments and as such have a greater possibility of producing results that could be materially different than originally reported. Estimates, assumptions, and judgments are necessary when assets and liabilities are required to be recorded at fair value, when a decline in the value of an asset not carried on the financial statements at fair value warrants an impairment write-down or valuation reserve to be established, or when an asset or liability needs to be recorded contingent upon a future event. Carrying assets and liabilities at fair value inherently results in more financial statement volatility. The fair values and the information used to record valuation adjustments for investment securities available for sale and mortgage loans held for sale are based either on quoted market prices or are provided by other third-party sources, when available. As of January 1, 2008, Fidelity adopted the provisions of Statement on Financial Accounting Standards ("SFAS") 157, which establishes a common definition of fair value.

        The allowance for credit losses is an estimate of the losses that may be sustained in our loan portfolio. The allowance is based on two principles of accounting: (a) Statement on Financial Accounting Standards ("SFAS") 5, "Accounting for Contingencies", which requires that losses be accrued when they are probable of occurring and are estimable and (b) SFAS No. 114, "Accounting by Creditors for Impairment of a

Loan", which requires that losses be accrued when it is probable that Fidelity will not collect all principal and interest payments according to the contractual terms of the loan. The loss, if any, can be determined by the difference between the loan balance and the value of collateral, the present value of expected future cash flows, or values observable in the secondary markets.

        The ALLL has two components, one for potential estimated losses for loans identified as impaired and the other which provides for potential unidentified losses in groups of non-classified loans in the portfolio that have similar risk characteristics. Each component of the allowance is based upon estimates that can and do change when actual events occur.

        The specific allowance is used to individually allocate for loans identified as impaired. Impairment testing includes consideration of the borrower's overall financial condition, resources and payment history, support available from guarantors, and the fair value of collateral. These factors are combined to estimate the probability and severity of inherent losses. When an impairment is identified, a specific reserve is established based upon Fidelity's assessment of the estimated loss embedded in the individual loan.

        The second component of the allowance estimates the potential unidentified losses in the non-classified loan portfolio. This component excludes loans identified in the risk rating evaluation as meeting the criteria for substandard and doubtful (classified loans).

        The non-classified loan portfolio is grouped by loan type. The loan type groups are 1) commercial loans, 2) commercial real estate loans, 3) real estate construction, development and other loans secured by real estate, 4) consumer loans, and 5) consumer real estate loans (first and junior liens), which includes consumer construction loans and home equity lines. Each one of these loan type groups has different characteristics regarding the loan purpose, terms and collateral.

        Allowance factors for each group are assigned by management based upon historical losses or, if losses for that loan type have not been incurred, based on historical loss information available from institutions that had portfolios with similar characteristics as Fidelity's loan portfolio. Additional allowance factors are assigned by management based on a number of factors, including delinquencies, changes in lending policy and procedures, changes in local and national economic conditions, changes in the nature and volume of the portfolio, changes in the underlying value of the collateral, management expertise, quality of loan review systems, competition and legal and regulatory requirements. The factors assigned differ by loan type. The portion allocated to non-classified loans estimates losses inherent in the portfolio which have not yet been recognized. Allowance factors and the overall size of the allowance may change from period to period, based upon management's assessment of the above-described factors and the relative weights given to each factor.

        Management has significant discretion in making the judgments inherent in the determination of the provision and allowance for loan losses—including, in connection with the valuation of collateral, a borrower's prospects of repayment—and in establishing allowance factors. The establishment of allowance factors is a continuing evaluation, based on management's ongoing assessment of the global factors discussed above and their impact on the portfolio. The allowance factors may change from period to period, resulting in an increase or decrease in the amount of the provision or allowance, based upon the same volume and classification of loans. Changes in allowance factors have a direct impact on the amount of the provision, and a related, after-tax effect on net income. Errors in management's perception and assessment of the global factors and their impact on the portfolio could result in the allowance not being adequate to cover losses in the portfolio, and may result in higher provisions in the future. Alternatively, errors in management's perception and assessment of the global factors and their impact on the portfolio could result in the allowance being in excess of amounts necessary to cover losses in the portfolio, and may result in lower provisions in the future. For additional information regarding the allowance for loan losses, refer to the discussion under the caption "Allowance for Loan Losses" below.

        Accounting and reporting policies for stock option plans involve the use of estimates and assumptions by management. Beginning in January 2006, the Company adopted the provisions of SFAS No. 123R, which requires the expense recognition for the fair value of stock-based compensation awards, such as stock options. This standard allows management to establish modeling assumptions as to expected stock price volatility, option terms, forfeiture rates and dividend rates which directly impact estimated fair value. The accounting standard also allows for the use of alternative option pricing models which may impact fair value as determined. Fidelity's practice is to utilize reasonable and supportable assumptions which are reviewed by management and the Board of Directors.

        Accounting and reporting policies for income taxes involve the use of assumptions and estimates in recording provisions for income taxes and deferred tax assets or liabilities. In accordance with the liability method of accounting for income taxes specified in SFAS No. 109, the provision for income taxes is the sum of income taxes both currently payable and deferred. The changes in deferred tax assets and liabilities are determined based upon the changes in differences between the basis of assets and liabilities, for financial reporting purposes, and the basis of assets and liabilities as measured by the enacted tax rates management estimates will be in effect when the differences reverse.

        In recording the provision for income taxes, management must estimate the future tax rates applicable to the reversal of timing differences and make certain assumptions regarding whether tax differences are permanent or temporary and the related time of expected reversal. Estimates are also made as to whether taxable operating income in future periods will be sufficient to fully recognize any gross deferred tax assets. If recovery is not likely, provisions for taxes must be increased by recording a valuation allowance against the deferred tax assets that are estimated to be not ultimately recoverable. Alternatively, estimates may be made about the potential usage of deferred tax assets that decrease any existing valuation allowances. As of December, 31 2007, management established a valuation allowance of $4.5 million for primarily all of the deferred tax assets of F&T Mortgage as a result of the discontinuation of their operations and the magnitude of their losses. As of March 31, 2008, the valuation allowance increased to $4.8 million. Management believes that all of the remaining deferred tax assets recorded on our balance sheet in the amount of $963,000 will ultimately be recovered through continuing operations.

CONSOLIDATED RESULTS OF OPERATIONS

Overview

        Fidelity reported a net loss of $785,000 for the three months ended March 31, 2008, a $550,000 decrease from a net loss of $235,000 for the three months ended March 31, 2007.

        The increase in net losses for the three months ended March 31, 2008 is attributed to continuing operations and is primarily the result of the impact of the rapid decline in market interest rates during the period on Fidelity's net interest income from continuing operations. Fidelity's balance sheet is asset sensitive, with more assets re-pricing with a change in interest rates than liabilities, resulting in a negative impact to earnings from a decline in market interest rates. Fidelity's loan portfolio is approximately 80% adjustable rate lending so that the 200 basis point change in the prime rate during the first quarter of 2008 had an immediate negative impact on total interest earned. While rates offered on deposit accounts, Fidelity's primary source of funding, also decreased during the quarter, they did not decline at the same rate due to competitive market pressures. The opportunity to re-price our cost of funds was also negatively impacted by the 57% of average interest bearing liabilities in fixed rate certificates of deposit.

        First quarter 2008 non-interest expenses from continuing operations increased $1 million, or 40% over non-interest expenses for the first quarter 2007 due to increased compensation, occupancy and depreciation costs related to F&T Bank's branch expansion in June and September of 2007 and increased legal and professional fees and other shared costs which were allocated between F&T Bank and F&T Mortgage during the first quarter of 2007. The pre-tax loss from discontinued operations improved to $610,000 for the three months ended March 31, 2008 as compared to $1.1 million for the three months ended March 31, 2007 as the wind-down of mortgage operations continues. The after tax loss from discontinued operations is comparable, however, between the quarters at $610,000 and $649,000, respectively, due to the establishment of a deferred tax valuation allowance as of December 31, 2007 for F&T Mortgage operations.

        Fidelity reported a net loss of $13.4 million for the year ended December 31, 2007, a $13.6 million increase from net income of $221,000 for the year ended December 31, 2006.

        The decrease in net income for the twelve months ended December 31, 2007 can be attributed primarily to the $14.3 million loss from the discontinued operations of F&T Mortgage. As part of the asset sale of F&T Mortgage on August 20, 2007, all F&T Mortgage branch locations and branch personnel transferred to the purchaser and the origination of residential mortgage loans ceased. Substantially all of the remaining mortgage loans held for sale have been sold and F&T Mortgage's corporate headquarters closed as of December 31, 2007. Total non-interest income of F&T Mortgage decreased $16 million, from non-interest income of $14.9 million in 2006 to a non-interest loss of $1.1 million in 2007, primarily from the losses incurred on the sale of mortgage loans and the recording of market value adjustments on the remaining mortgage loans held for sale. Fidelity's continuing operations from F&T Bank also declined in 2007, from earnings of $1.7 million in 2006 to earnings of $920,000 in 2007, primarily from increased expenses related to the branch expansion and growth of F&T Bank and the industry-wide net interest margin compression experienced by most financial institutions in 2007.

Net Interest Income and Net Interest Margin

        Net interest income is the difference between interest income on earning assets and the cost of funds supporting those assets. Earning assets are composed primarily of loans and securities. The cost of funds represents interest expense on deposits, customer repurchase agreements and other borrowings, which comprise federal funds purchased, overnight advances from the Federal Home Loan Bank of Atlanta and third-party lines of credit. Non-interest-bearing deposits and capital are other components representing funding sources. Net interest income is a primary source of Fidelity's earnings; it is affected by interest rate fluctuations as well as changes in the amount and mix of interest-earning assets and interest-bearing liabilities.

        Net interest income for the three months ended March 31, 2008 was $3.5 million, a decrease of $24,000 or less than 1% from net interest income for the three months ended March 31, 2007. This is the result of volume increases in loans and funding sources, primarily customer deposits, being offset by declines in interest rates, with rate declines on earning assets exceeding the rate declines n funding sources.

        Net interest income for 2007 was $15.6 million, an increase of $3.4 million or 28% compared to $12.2 million in 2006. This increase is primarily due to loan volume increases exceeding both the volume and rate increases of interest-bearing liabilities.

Interest Income

        Fidelity's total interest income for the three months ended March 31, 2008 was $7.2 million as compared to $6.9 million for the three months ended March 31, 2007, an increase of $319,000 or 4%. That increase was the result of the volume increase in average earning assets exceeding the interest rate decline earned on those interest earning assets. Fidelity's total interest income in 2007 was $30.6 million as compared to $21.9 million in 2006, an increase of $8.7 million or 40%. That increase was the result of an increase in both average interest earning assets and the rates earned on those assets. Fidelity earns interest income from construction and development and commercial real estate loans, commercial and industrial loans and residential and consumer loans as well as agency and mortgage-backed securities and the overnight sale of excess funds. Rates earned on loans are generally driven by market conditions and the level of competition in our market area while rates on securities are driven by market conditions alone. Increases in loan volume are determined largely on Fidelity's competitiveness in the market as well as on Fidelity's customer service and client relationships and referrals.

        Fidelity's total average earning assets increased $54.1 million or 14%, from $373.3 million for the three months ended March 31, 2007 to $427.4 million for the three months ended March 31, 2008. While the other earning asset components, securities and overnight funds, declined slightly on average from one year ago, the growth in average portfolio loans was $58.2 million or 22%, from $270.7 million in the first quarter of 2007 to $328.9 million in the first quarter of 2008. Interest and fees earned on those loans comprised 83% of interest income for the quarter ended March 31, 2008 as compared to 81% in the first quarter of 2007. Interest income on loans includes the interest accrued on outstanding loan balances and the amortization of fees collected and costs recorded at the time the loan is funded. Including the amortization of fees and costs, interest earned on loans increased 7% to $6 million for the first quarter of 2008 from $5.6 million in the first quarter of 2007. Despite the 22% growth in average loans, earnings were diminished due to the reduction in yield on the loan portfolio from 8.30% for the first quarter of 2007 to 7.19% for the first quarter of 2008. That 111 basis point decline in yield is attributable to the 200 basis point reduction in the prime rate during the first quarter of 2008. Fidelity's loan portfolio is 80% adjustable rate lending, primarily based on prime.

        Fidelity's total average earning assets increased $93.3 million or 30%, from $309.9 million for 2006 to $403.2 million for 2007. The largest component of that increase was the growth in average portfolio loans which increased 43% or $89.5 million, from $208.2 million in 2006 to $297.7 million in 2007. Interest and fees earned on those loans comprised 82% of interest income in 2007 as compared to 78% in 2006. Including the amortization of fees and costs, interest earned on loans increased 48% to $25.2 million in 2007 from $17.0 million in 2006. The average yield on the loan portfolio also increased from 8.18% in 2006 to 8.48% in 2007 despite the declining rate environment in the later half of 2007. The yield improvement is the result of the growth in our real estate-based lending, our highest yielding asset.

        Fidelity's investment strategy is intended to maintain liquidity in the securities portfolio, enabling Fidelity to reinvest at higher rates through funding the growth of the loan portfolio. During the first quarter of 2008, securities matured and were called and their proceeds were only partially reinvested in securities with the balance of approximately $5 million used to fund portfolio loans. At March 31, 2008, the securities portfolio decreased to $85.8 million from $90.7 million at December 31, 2007. The average balance for the quarter ended March 31, 2008 was $84.2 million, down slightly from the average balance of $85.0 million for the quarter ended March 31, 2007. The yield on the securities portfolio improved to 5.38% for the first quarter of 2008 as compared to 4.99% for the first quarter of 2007 as securities matured or were called and reinvested at higher rates.

        During 2007, the growth of the securities portfolio slowed as calls or maturities were re-invested in the loan portfolio. At December 31, 2007, the securities portfolio had increased only 8%, to $90.7 million as compared to $83.6 million at December 31, 2006. However, the average balance of securities increased 28% or $20.1 million, to $90.7 million for 2007 as compared to $70.6 million for 2006. In addition to the volume increase, the yield increased as lower yielding securities matured and were replaced by higher yielding securities. The overall securities yield for 2007 was 5.10% as compared to 4.73% for 2006.

        Federal funds sold and interest-bearing bank balances are the lowest yielding of Fidelity's assets but are the most liquid, providing funding sources for investments in loans and securities as well as meeting depositors' cash flow needs. During the first quarter of 2008, loan growth exceeded deposit growth and average cash balances, including federal funds sold, decreased to provide funding for loan growth. The average balance of federal funds sold and bank balances was $17.6 million for the first quarter of 2007, or 5% of total average earning assets. The average balance for the first quarter of 2008 was $14.3 million, or 3% of total average earning assets. Yields on federal funds sold had declined by 200 basis points in the first quarter of 2008, yielding 3.10% as compared to a yield of 5.24% during the first quarter of 2007. Despite the increase in average earning assets during the first quarter of 2008 and the asset mix change, from lower yielding assets such as federal funds and securities into higher yielding portfolio loans, the repeated market interest rate reductions reduced Fidelity's yield on interest-bearing assets to 6.69% from 7.40% during the first quarter of 2007 and from 7.60% for the year ended December 31, 2007.

        During 2006, Fidelity's deposit growth exceeded its loan growth, resulting in significant holdings of federal funds sold. The average balance of federal funds and bank balances was $31.0 million in 2006, or 10% of total average earning assets. The average balance of federal funds and bank balances for 2007 was $14.8 million and 4% of total average earning assets. That change in asset mix, from lower yielding federal funds to loans and securities, Fidelity's higher yielding assets, contributed to the 54 basis points yield improvement in total earning assets, which increased to an overall yield of 7.60% in 2007 from 7.06% in 2006.

Interest Expense

        Fidelity's total interest expense for the quarter ended March 31, 2008 was $3.7 million, an increase of $343,000 or 10%, as compared to $3.4 million for the quarter ended March 31, 2007. That increase is the result of the volume increase in average interest-bearing liabilities exceeding the interest rate reduction on the cost of those liabilities. Fidelity's total interest expense in 2007 was $15.0 million as compared to $9.7 million in 2006, an increase of $5.3 million or 55%. That increase was the result of increases in both the volume of average interest-bearing liabilities and the rates paid on those liabilities. Interest expense represents interest paid on deposits, customer repurchase agreements and borrowed funds. The volume of customer deposits achieved and retained depends on the level of customer service as well as the competitive nature of the interest rates offered. The level of competition for deposits has intensified over the last few years as non-traditional competitors have entered the deposit market. Internet banks, credit unions and brokerage firms have joined the more traditional bricks and mortar banks in seeking customer deposits to fund their businesses. Fidelity has based its deposit gathering efforts on building relationships and providing superior service to those relationships. Fidelity's client base is the business community of the greater Washington, D.C. metropolitan market, as well as the principals of those businesses. Fidelity has not accepted any brokered deposits.

        Fidelity monitors rates offered on similar deposit products in its service area. It has been Fidelity's practice to offer deposit rates just slightly below the highest rates offered in its area. During periods of fluctuating interest rates, Fidelity may raise or lower rates in response to market changes. Certificates of deposit have a set maturity date and typically provide a higher interest rate than other deposit products. Although they may be withdrawn with a penalty, they usually remain until maturity. While Fidelity has a high percentage of existing customer deposits, including customer repurchase agreements, in certificates of deposit, 50% as of March 31, 2008, the maturity range is relatively short with 82% of those certificates maturing within one year. Given the current declining interest rate environment, that gives us a significant opportunity to lower our cost of funds within a relatively short period of time.

        Fidelity's total average interest-bearing liabilities increased $70.6 million or 23%, from $300.6 million for the three months ended March 31, 2007 to $371.2 million for the three months ended March 31, 2008. The largest component of that volume increase was the growth of certificates of deposit which increased $41.4 million or 24%, from $171.2 million in the first quarter of 2007 to $212.6 million in the first quarter of 2008. The cost of those deposits also increased from an average rate of 4.87% during the first quarter of 2007 to 5.01% during the first quarter of 2008 due to the competitive market for local customer deposits. Those certificates are of short duration, with 52% of the March 31, 2008 certificates of deposit due to mature within six months. That will provide an opportunity to re-price those deposits in a lower interest rate environment and reduce our overall cost of funds. All other interest-bearing liabilities increased in volume from the first quarter of 2007 to the first quarter of 2008 but their interest rates declined, thereby reducing our overall cost of funds. The cost of interest-bearing liabilities for the first quarter of 2008 declined to 4.03% from 4.56% for the first quarter of 2007.

        Fidelity's total average interest-bearing liabilities increased $83.5 million or 34%, from $244.6 million in 2006 to $328.1 million in 2007. The largest component of that volume increase was the growth of certificates of deposit which increased $42.5 million or 30%, from $141.2 million in 2006 to $183.7 million in 2007. The cost of those deposits also increased from an average rate of 4.46% during 2006 to 5.02% during 2007 due to the increasingly competitive market for local customer deposits. Those certificates are of short duration, with 78% of the December 31, 2007 certificates of deposit due to mature within one year. That will provide an opportunity to re-price those deposits within a relatively short period of time. The next largest component of volume growth in interest-bearing liabilities was customer repurchase agreements, which grew on average $30.2 million or over 200% during 2007 to a total of $43.5 million. These deposits, which typically represent escrow funds which require collateral in the form of pledged securities, carry a lower interest rate due to the collateral pledged. Fidelity saw only a slight increase of three basis points in the cost of these funds from 3.90% in 2006 to 3.93% in 2007. Fidelity's ability to continue to grow this segment of deposits will be limited by the growth of Fidelity's securities portfolio, which provides the required collateral for these accounts. Interest-bearing transaction account balances, such as money market, savings and NOW accounts, also had volume increases with average balances increasing $10.4 million or 12%, from an average total of $90.1 million for 2006 to $100.5 million in 2007. These accounts also increased in cost from an average yield of 3.20% in 2006 to 4.06% in 2007. Fidelity's total cost of interest-bearing liabilities for 2007 grew to 4.58% from 3.96% in 2006 as the competition for customer deposits increased significantly from traditional competitors, such as other locally owned community banks and larger, regional banks, and non-traditional competitors such as credit unions and brokerage firms.

Average Balances, Interest Yields and Rates and Net Interest Margin

        The following tables labeled "Average Balances, Interest Yields and Rates and Net Interest Margin" present the average balances and rates of the various categories of Fidelity's assets and liabilities for the periods presented. Included in the tables is a measurement of interest rate spread and margin. Interest spread is the difference (expressed as a percentage) between the interest rate earned on earning assets less the interest rate paid on interest-bearing liabilities. While net interest spread provides a quick comparison of earnings rates versus cost of funds, management believes that the net interest margin provides a better measurement of performance, since the net interest margin includes the effect of non-interest-bearing sources in its calculation, which are significant factors in Fidelity's financial performance. The net interest margin is net interest income expressed as a percentage of average earning assets.

        Fidelity's average non-interest-bearing deposits, also called demand deposits, increased $9.6 million or 20%, from $47.0 million during the first quarter of 2007 to $56.6 million during the first quarter of 2008. Fidelity's average non-interest-bearing deposits increased $14.1 million or 38%, from $37.1 million in 2006 to $51.2 million in 2007. These deposits represent "free" or cost-free money which Fidelity can then invest in loans, securities or over-night funds. They represent the operating accounts of Fidelity's business clients and grew significantly in 2007 as Fidelity expanded its reach in the greater Washington, D.C. business community through referrals from existing clients or directors. The growth in these accounts from 2005 to 2006 was almost 100% as average demand deposit balances increased from $18.6 million for 2005 to $37.1 million for 2006.

        Fidelity's net interest spread declined 18 basis points from 2.84% for the three months ended March 31, 2007 to 2.66% for the three months ended March 31, 2008 and represents the difference between the rate earned on interest-earning assets and the rate paid on interest-bearing liabilities. Fidelity's net interest margin declined 54 basis points from 3.78% for the three months ended March 31, 2007 to 3.24% for the three months ended March 31, 2008. That ratio represents Fidelity's net interest income as a percentage of average earning assets. The volume increases in average earning assets were partially offset by the volume increases in interest-bearing liabilities and the rate reductions on average earning assets exceeded the rate reductions on interest-bearing liabilities, thus reducing both the interest spread and the interest margin. Fidelity's net interest income for the three months ended March 31, 2008 from continuing operations was $3.5 million, a $24,000 decrease from our net interest income for the three months ended March 31, 2007.

        Fidelity's net interest spread declined eight basis points from 3.10% in 2006 to 3.02% in 2007. Fidelity's net interest margin declined six basis points from 3.93% for 2006 to 3.87% for 2007. The volume increases in average earning assets were partially offset by the volume increases in interest-bearing liabilities and the rate increases in average earning assets were more than offset by the rate increases in average interest-bearing liabilities, thus reducing both the interest spread and the interest margin. Fidelity's net interest income for 2007 from continuing operations was $15.6 million, an increase of $3.4 million or 28% from 2006.

        The net interest margin for 2006 of 3.93% from continuing operations was an improvement over the 3.59% margin for 2005. That improvement was the result of volume and rate increases of interest-earning assets exceeding the volume and rate increases of average interest-bearing liabilities. During 2006, the prime rate increased 100 basis points which contributed to the yield improvement of Fidelity's portfolio loans, 80% of which have adjustable rate pricing. Interest rates on deposits also rose but to a lesser extent. Fidelity's net interest income for 2006 from continuing operations was $12.2 million, an increase of $5.4 million or 79%.

Average Balances, Interest Yields and Rates and Net Interest Margin

	2008			2007
(Dollars in thousands) For the three months ended March 31,	Average Balance	Income/ Expense	Yield/ Rate	Average Balance	Income/ Expense	Yield/ Rate
ASSETS
Interest Earning Assets
Loans(1)	$328,889	$5,980	7.19%	$270,694	$5,613	8.30%
Securities available for sale(2)	84,226	1,133	5.38%	85,030	1,062	4.99%
Cash and cash equivalents(3)	14,278	111	3.10%	17,552	230	5.24%

Total interest earning assets	$427,393	$7,224	6.69%	373,276	$6,905	7.40%
Interest earning assets from discontinued operations	$15,350	$269	7.01%	$113,509	$2,180	7.68%

LIABILITIES
Interest bearing liabilities
Interest bearing transaction	$5,009	$2	0.19%	$3,728	$4	0.43%
Savings and money market	107,795	756	2.82%	89,974	955	4.31%
Certificates of deposit	212,580	2,649	5.01%	171,210	2,055	4.87%
Securities sold under repurchase agreements	40,659	248	2.45%	35,409	362	4.14%
Short-term borrowings	5,176	68	5.29%	267	4	5.52%

Total interest bearing liabilities	$371,220	$3,723	4.03%	$300,588	$3,380	4.56%
Non-interest bearing deposits	$56,603			$46,993
Interest bearing borrowings from discontinued operations	$—	$—	0.00%	$56,485	$977	6.92%

Net Interest Income/Spread from Continuing Operations		$3,501	2.66%		$3,526	2.84%

Net Interest Margin from Continuing Operations			3.24%			3.78%

(1)
Includes loans placed on non-accrual and intercompany loans. There were no intercompany loans for the three months ended March 31, 2008.

(2)
Excludes adjustments for unrealized gains (losses) on securities available-for-sale.

(3)
Consists of cash due from banks and federal funds sold.

	2007			2006			2005
(Dollars in thousands)	Average Balance	Income/ Expense	Yield/ Rate	Average Balance	Income/ Expense	Yield/ Rate	Average Balance	Income/ Expense	Yield/ Rate
ASSETS
Interest-Earning Assets
Loans(1)	$297,675	$25,248	8.48%	$208,228	$17,040	8.18%	$129,203	$8,871	6.87%
Securities available for sale(2)	90,716	4,622	5.10%	70,602	3,339	4.73%	23,913	1,038	4.34%
Cash and cash equivalents(3)	14,790	753	5.09%	31,026	1,506	4.86%	36,897	1,234	3.34%

Total interest-earning assets	$403,181	$30,623	7.60%	309,856	$21,885	7.06%	190,013	$11,143	5.86%
Interest-earning assets from discontinued operations	$73,725	$5,342	7.25%	$106,264	$8,552	8.05%	$130,317	$8,891	6.82%

LIABILITIES
Interest-bearing liabilities
Interest-bearing transaction	$4,657	$29	0.62%	$5,919	$18	0.30%	$3,775	$8	0.21%
Savings and money market	95,880	4,057	4.23%	84,154	2,860	3.40%	65,192	1,451	2.23%
Certificates of deposit	183,683	9,213	5.02%	141,190	6,293	4.46%	78,031	2,860	3.67%
Securities sold under repurchase agreements	43,496	1,709	3.93%	13,329	520	3.90%	—	—	0.00%
Short-term borrowings	395	21	5.23%	32	2	5.66%	—	—	0.00%

Total interest-bearing liabilities	$328,111	$15,029	4.58%	$244,624	$9,693	3.96%	$146,998	$4,319	2.94%
Non-interest-bearing deposits	$51,172			$37,131			$18,639
Interest-bearing borrowings from discontinued operations	$75,002	$5,347	7.13%	$105,387	$7,194	6.83%	$128,404	$6,960	5.42%

Net Interest Income/Spread from Continuing Operations		$15,594	3.02%		$12,192	3.10%		$6,824	2.92%

Net Interest Margin from Continuing Operations			3.87%			3.93%			3.59%

(1)
Includes loans placed on nonaccrual and intercompany loans.

(2)
Excludes adjustments for unrealized gains (losses) on securities available-for-sale

(3)
Consists of cash due from banks and federal funds sold

        The rate/volume tables below present the composition of the change in net interest income for the periods indicated, as allocated between the change in net interest income due to changes in the volume of average earning assets and interest-bearing liabilities, and the changes in net interest income due to changes in interest rates. As the first table shows, the decrease in net interest income from the three months ended March 31, 2007 as compared to the three months ended March 31, 2008 is due to the rate reductions on interest-earning assets exceeding the rate reductions on interest-bearing liabilities. As the second table shows, the increase in net interest income in 2007 as compared to 2006 is due to growth in the volume of earning assets and an improvement in the rates earned on those assets offset by an increase in both the volume and rates paid on interest-bearing liabilities.

Rate/Volume Analysis of Net Interest Income

	Three months ended March 31,
	2008 Compared to 2007
	Change Due To
				Total Increase (Decrease)
(Dollars in thousands)	Volume	Rate	Volume/Rate
From Continuing Operations
Interest earning assets
Loans	1,486	(743)	(376)	367
Securities available for sale	(10)	82	(1)	71
Federal funds sold and interest bearing bank balances	(43)	(94)	18	(119)

Total net change in income on interest earning assets	1,433	(755)	(359)	319

Interest bearing liabilities
Transaction accounts(1)	191	(327)	(65)	(201)
Certificates of deposit	489	79	26	594
Securities sold under repurchase agreements	54	(146)	(22)	(114)
Short-term borrowings	73	(1)	(7)	65

Total net change in income on interest bearing liabilities	807	(395)	(68)	344

Change in net interest income from continuing operations	626	(360)	(291)	(25)

From Discontinued Operations
Interest earning assets	(1,885)	(190)	164	(1,911)
Interest bearing liabilities	(977)	—	—	(977)

Change in net interest income from discontinued operations	(908)	(190)	164	(934)

(1)
Consists of NOW, savings and money market account

	Year ended December 31,				Year ended December 31,
	2007 Compared to 2006				2006 Compared to 2005
	Change Due To				Change Due To
(Dollars in thousands) From Continuing Operations Interest-earning assets				Total Increase (Decrease)				Total Increase (Decrease)
	Volume	Rate	Volume/Rate		Volume	Rate	Volume/Rate
Loans	7,941	254	13	8,208	5,648	1,582	939	8,169
Securities available for sale	951	258	74	1,283	2,027	93	181	2,301
Federal funds sold and interest-bearing bank balances	(788)	73	(38)	(753)	(196)	557	(89)	272

Total net change in income on interest-earning assets	8,104	585	49	8,738	7,479	2,232	1,031	10,742

Interest-bearing liabilities
Transaction accounts(1)	393	722	93	1,208	426	769	224	1,419
Certificates of deposit	1,900	786	233	2,919	2,355	590	488	3,433
Securities sold under repurchase agreements	1,177	4	9	1,190	520	—	—	520
Short-term borrowings	20	—	(1)	19	1	—	1	2

Total net change in income on interest-bearing liabilities	3,490	1,512	334	5,336	3,302	1,359	713	5,374

Change in net interest income from continuing operations	4,614	(927)	(285)	3,402	4,177	873	318	5,368

From Discontinued Operations
Interest-earning assets	(2,616)	(856)	262	(3,210)	(1,644)	1,601	(296)	(339)
Interest-bearing liabilities	(2,076)	313	(84)	(1,847)	(1,167)	1,809	(408)	234

Change in net interest income from discontinued operations	(540)	(1,169)	346	(1,363)	(477)	(208)	112	(573)

(1)
Consists of NOW, savings and money market accounts

Provision for Loan Losses

        The provision for loan losses represents the amount of expense charged to earnings to fund the allowance for loan losses. The amount of the allowance for loan losses is based on many factors which reflect management's assessment of the risk in the loan portfolio. Those factors include economic conditions and trends, the value and adequacy of collateral, volume and mix of the portfolio, performance of the portfolio, and internal loan processes of F&T Bank.

        For the three months ended March 31, 2008, provisions for loan losses were made totaling $311,000 and the allowance for loan losses increased $275,000 to $3.5 million, including the impact of net charge-offs of $36,000. That is comparable to loan loss provisions of $343,000 made during the three months ended March 31, 2007.

        In total, the ratio of net charge offs to average loans was 0.04% for the first three months of 2008 as compared to 0.06% for the first three months of 2007.

        In 2007, provisions for loan losses were made in the amount of $1.9 million and the allowance for loan losses increased $1 million to $3.2 million, including the impact of net charge-offs of $816,000 during the period. In 2006, provisions for loan losses were made in the amount of $671,000 and the allowance for loan losses increased $642,000 to $2.2 million, including the impact of net charge-offs of $29,000 during the period. The provision for loan losses of $1.9 million for the year 2007 almost tripled over the provision for loan losses of $671,000 for the year 2006 due primarily to loan growth of 64%, increase in charge-offs due to portfolio seasoning and industry-wide concerns for deteriorating credit quality.

Non-interest Income

        Total non-interest income includes service charges on deposits and other income; such as loan documentation fees and late charges and miscellaneous fees such as wire transfer fees.

        Total non-interest income for the three months ended March 31, 2008 was $180,000, compared to $117,000 for the three months ended March 31, 2007, an increase of 54%. The increase was due primarily to higher deposit account activity fees ($71,000 versus $50,000), higher loan fees ($76,000 versus $45,000) and higher miscellaneous fees ($33,000 versus $22,000). The increase in each non-interest income category is primarily related to new deposit and loan relationships and the continued expansion of our products and services offered.

        Total non-interest income for the year ended December 31, 2007 was $565,000, compared to $314,000 for the year ended December 31, 2006, an increase of 80%. The increase was attributed primarily to higher deposit account activity fees ($231,000 versus $121,000), higher loan fees ($220,000 versus $150,000) and higher miscellaneous fees ($114,000 versus $43,000). The increase in each non-interest income category is primarily related to new deposit relationships and the expansion of our services and products offered.

Non-interest Expense

        Total non-interest expense was $3.7 million for the three months ended March 31, 2008 compared to $2.6 million for the three months ended March 31, 2007, an increase of 42%. That increase is due to the growth and branch expansion of F&T Bank as well as the impact of the discontinuation of F&T Mortgage operations on continuing operations. Two new branches were opened in June and September 2007, thus costs related to their operation are included in the first quarter of 2008 that are not included in the first quarter of 2007. Personnel increased from 68 employees at March 31, 2007 to 88 employees at March 31, 2008, an increase of 29%, not only to staff our new branches but also to expand our lending capabilities and transfer the information technology staff to F&T Bank from a shared resource with F&T Mortgage. Premises, equipment and communication related expenses also increased to accommodate the new branch locations and lending staff as well as restructuring F&T Bank's technology and communications from a shared resource with F&T Mortgage.

        Compensation and employee benefits were $1.8 million for the first quarter of 2008, as compared to $1.6 million for the first quarter of 2007, an increase of $196,000 or 12%. This increase was due to staff additions and related personnel costs and increased benefit costs. No incentive compensation was recorded for the first quarter of 2008 as compared to $132,000 recorded for the first quarter of 2007.

        Occupancy expenses totaled $440,000 for the first quarter of 2008 compared to $359,000 for the same period in 2007. This increase of 23% was due primarily to new leases entered into in the third quarter of 2007 for the Rockville branch and new administrative space for accounting and human resources. Equipment and software costs and depreciation and amortization on the leaseholds and equipment totaled $341,000 for the first quarter of 2008 as compared to $233,000 for the same period in 2007, an increase of 46%. This increase is attributable to F&T Bank's expansion in personnel and space and the separation of shared communication resources with F&T Mortgage. Data processing costs were $170,000 for the quarter ended March 31, 2008 as compared to $117,000 for the same period in 2007, an increase of 45%, which is consistent with the growth in F&T Bank's deposit and loan accounts.

        Legal, accounting and professional fees were $439,000 for the three months ended March 31, 2008 as compared to $293,000 for the same period in 2007, a 50% increase. This increase was due to the need for Fidelity and F&T Bank to incur additional legal and consulting expenses related to the discontinuation of F&T Mortgage operations.

        Other expenses increased by $466,000 from the first quarter of 2007 to the first quarter of 2008. The major components of costs in this category include advertising and marketing, communications, insurance, courier, business development, printing and supplies, charitable contributions and director fees. For the quarter ended March 31, 2008, as compared to 2007, the significant increases in this category were FDIC insurance premiums and communication expenses. The largest factor in the increase in these expenses is the impact of the discontinuation of F&T Mortgage operations as joint expenses that had been shared were fully charged to continuing operations as of mid 2007. Those expenses include advertising and marketing fees, communication and information technology costs and consulting and audit fees. Those shared expenses were $312,000 in the first quarter of 2007.

        Total non-interest expense was $12.8 million for the year ended December 31, 2007 compared to $9.3 million for the year ended December 31, 2006, an increase of 38%. That increase is primarily the result of the growth and branch expansion of F&T Bank. Two new branches were opened in 2007, expanding our branch network by 50% from 4 branches to 6 branches. Personnel increased from 70 employees at December 31, 2006 to 84 employees at December 31, 2007, an increase of 20%, not only in staffing our new branches but also in expanding our lending capabilities. Premises and equipment related expenses also increased to accommodate the new branch locations and lending staff.

        Compensation and employee benefits were $6.9 million for the year ended 2007, as compared to $5.4 million for 2006, a 28% increase. This increase was due to staff additions and related personnel costs, increased benefit costs and incentive based compensation.

        Occupancy expenses totaled $1.6 million for the year ended December 31, 2007 versus $1.2 million for the same period in 2006. This increase of 33% was due primarily to new leases entered into for the Tysons Corner branch in the first quarter of 2007, the Rockville branch in the third quarter of 2007 and new administrative space for accounting and human resources also in the third quarter of 2007. Additionally, ongoing operating expense increases associated with F&T Bank's facilities, all of which are leased, contributed to the overall increase in expense. Equipment and software costs and depreciation and amortization on the leaseholds and equipment totaled $1.1 million for the year ended December 31, 2007 as compared to $743,000 for the same period in 2006, a 48% increase. This increase is directly attributable to F&T Bank's expansion in personnel and space as well as the desire to provide superior technological services to our growing client base.

        Data processing costs were $504,000 for the year ended 2007, as compared to $368,000 in 2006, an increase of 37%. This increase is consistent with the growth in deposit and loan accounts at F&T Bank and the expanded services and technology offered to the Bank's clients. In lieu of adding more branches to gain access to our expanding client base, we made a strategic decision to reach our clients through technology. Our improved on-line banking capabilities, website access and remote deposit capture technology is offered to our clients to make banking with F&T Bank more efficient and effective.

        Legal, accounting and professional fees were $1.4 million for the year ended 2007, as compared to $1.3 million for 2006, an 8% increase. This increase was due in part to the need for F&T Bank to incur additional legal expenses related to the discontinuation of F&T Mortgage operations.

        Other expenses increased to $1.4 million in the year ended 2007 from $377,000 for the year ended December 31, 2006, or an increase of 271%. The major components of costs in this category include advertising and marketing, communications, insurance, courier, business development, stationary, supplies and printing, charitable contributions, director fees, dues and FDIC insurance premiums. For the year ended December 31, 2007, as compared to 2006, the significant increases in this category were primarily FDIC insurance premiums, which increased $273,000, and communications, which increased $69,000 due to branch expansion and personnel growth. However, the largest factor in the increase in these expenses is the discontinuation of F&T Mortgage operations as joint expenses that had been shared were fully charged to continuing operations as of mid 2007. Those expenses included advertising and marketing fees, communication and information technology costs, and consulting and audit fees. Those shared expenses were $568,000 in 2007 as compared to $1.1 million in 2006, resulting in a net increase in non-interest expense to continuing operations of $577,000.

Income Tax Expense

        Fidelity recognized, as part of continuing operations, an income tax benefit of $114,000 in the first quarter of 2008 as compared to income tax expense of $276,000 for the first quarter of 2007, resulting in an effective tax rate of 39.6% and 40.0%, respectively. A tax benefit from discontinued operations was recorded of $432,000 for the first quarter of 2007, however, no tax benefit was recorded for the same period in 2008 due to the establishment of a valuation allowance with respect to the realization of the total gross deferred assets related to F&T Mortgage was established as of December 31, 2007. That valuation allowance was $4.8 million as of March 31, 2008. Based on future expectations of taxable income and the reversal of gross deferred tax liabilities, management believes it is more likely than not that Fidelity will realize all of the gross deferred tax assets existing at March 31, 2008 related to its continuing operations.

        Fidelity recognized, as part of continuing operations, income tax expense of $541,000 in 2007 compared to $792,000 in 2006, resulting in an effective tax rate of 32.8% and 31.7%, respectively. Fidelity believes that a valuation allowance with respect to the realization of the total gross deferred tax assets related to F&T Mortgage is necessary due to the magnitude of the losses incurred by F&T Mortgage and the discontinuation of its operations. That valuation allowance was established at $4.5 million as of December 31, 2007. Based on Fidelity's historical taxable income, future expectations of taxable income, and the reversal of gross deferred tax liabilities, management believes it is more likely than not that Fidelity will realize all of the gross deferred tax assets existing at December 31, 2007 related to its continuing operations.

Discontinued Operations

        Fidelity sold certain assets of F&T Mortgage on August 20, 2007 and the sales force of F&T Mortgage transferred to the purchasing company on that date. The wind-down of F&T Mortgage operations is continuing. F&T Mortgage had net losses of $610,000 and $1.1 million for the three months ended March 31, 2008 and 2007, respectively. F&T Mortgage had net losses of $14.3 million in 2007 and $1.5 million in 2006. Fidelity determined that it did not have the scale nor the earnings power to absorb the volatility and risk associated with the mortgage origination business. The first quarter 2008 loss includes losses on the sale of some mortgage loans and continuing expenses of the wind-down of operations. The 2007 loss includes a tax valuation allowance of $4.5 million, the write-down of the value of loans held for sale of $4.4 million, the write-off of remaining fixed assets of $208,000, and the settlement of lease obligations of approximately $100,000. The 2006 loss is the result of the expenses of maintaining the mortgage origination platform, including salaries and commissions, exceeding the earnings from sales of mortgage loans. See Note 22 of the Consolidated Financial Statements for more information on the discontinued operations of F&T Mortgage.

FINANCIAL CONDITION

Overview

        At March 31, 2008, Fidelity's total assets were $459.2 million with portfolio loans, net of fees, of $336.9 million and loans held for sale of $10.2 million. As compared to December 31, 2007, assets increased $12.7 million, or 3%, however, portfolio loans increased by $17.5 million, or 5%, with a comparable reduction in securities. At March 31, 2008, Fidelity's deposits were $369.0 million, customer repurchase agreements were $53.4 million and borrowings were $9 million. As compared to December 31, 2007, deposits grew in the first quarter of 2008 by $3.3 million, customer repurchase agreements by $4.2 million while borrowings grew by $6 million. At December 31, 2007, Fidelity's total assets were $446.5 million with portfolio loans, net of fees, of $319.4 million and loans held for sale of $11.9 million. As compared to December 31, 2006, assets decreased by $35.1 million, or 7%, however, portfolio loans increased by $124.3 million, or 64%, while loans held for sale decreased by $127.4 million, or 91%. At December 31, 2007, Fidelity's deposits were $365.7 million, customer repurchase agreements were $49.2 million and borrowings were $3.0 million. As compared to December 31, 2006, deposits grew in 2007 by $31.2 million (9%), customer repurchase agreements by $19.0 million (63%) while borrowings decreased by $69.4 million (96%).

Securities Available-for-Sale and Federal Funds Sold

        Fidelity continued to remain conservative in its investment strategy through the first quarter of 2008 and during 2007. At March 31, 2008, the investment portfolio totaled $85.8 million, a decrease of 5% as compared the balance at December 31, 2007. At December 31, 2007, the investment portfolio totaled $90.7 million as compared to a balance of $83.6 million at December 31, 2006, an increase of 8%. The investment portfolio is managed to achieve goals related to income, liquidity, interest rate risk management and providing collateral for customer repurchase agreements and other borrowing relationships.

        Federal funds sold totaled $6.6 million at March 31, 2008 and $7.5 million at December 31, 2007 as compared to $39.0 million at December 31, 2006. These funds represent excess daily liquidity which is invested on an unsecured basis with well capitalized banks, in amounts generally limited both in the aggregate and to any one bank.

Loan Portfolio

        In its lending activities, Fidelity seeks to develop sound relationships with clients whose businesses and individual banking needs will grow with F&T Bank. There has been a significant effort to grow the loan portfolio and to be responsive to the lending needs in the markets served, while maintaining sound asset quality.

        For the first three months of 2008 loan growth slowed, with portfolio loans outstanding reaching $337 million at March 31, 2008, an increase of $17.4 million or 5% as compared to $319.8 million at December 31, 2007. Loan growth for the twelve months ended December 31, 2007 was strong, with portfolio loans outstanding reaching $319.8 million at December 31, 2007, an increase of $124.5 million or 64% as compared to $195.3 million at December 31, 2006.

        F&T Bank is primarily commercial oriented and as can be seen in the chart below, has a large proportion of its loan portfolio secured by real estate (69.5% at both March 31, 2008 and December 31, 2007) consisting of real estate-commercial, real estate-construction, real estate-residential mortgage and home equity lines. Commercial purpose loans secured by real estate are included in the real estate-commercial portion of the portfolio.

        The following table shows the trends in the composition of the loan portfolio as of March 31, 2008 and the years ended December 31, 2007, 2006 and 2005.

			December 31,
	March 31, 2008		2007		2006		2005
	(unaudited)
(dollars in thousands)	Amount	%	Amount	%	Amount	%	Amount	%
Commercial	$101,227	30.0%	$95,869	30.0%	$73,878	37.8%	$50,692	40.3%
Real Estate—Commercial	134,572	39.9%	133,431	41.7%	61,945	31.7%	32,757	26.0%
Real Estate—Construction(1)	75,601	22.4%	68,796	21.5%	39,086	20.0%	28,778	22.9%
Real Estate—Residential Mortgages	11,380	3.4%	8,587	2.7%	7,833	4.0%	803	0.6%
Home Equity Lines	12,700	3.8%	11,413	3.6%	10,827	5.5%	10,130	8.1%
Loans to Individuals	1,691	0.5%	1,639	0.5%	1,699	0.9%	2,685	2.1%
Loans to foreign governments	42	0.0%	49	0.0%	61	0.0%	—	0.0%

Total Loans	$337,213	100.0%	$319,784	100.0%	$195,329	100.0%	$125,845	100.0%

(1)
Includes loans for land acquisition and consumer construction and land loans

Loan Maturity

        The following table sets forth the term to contractual maturity of the loan portfolio as of March 31, 2008.

(dollars in thousands) (unaudited)	Total	One Year or Less	Over One to Five Years	Over Five to Ten Years	Over Ten Years
Loan Type
Commercial	$101,227	$54,996	$35,417	$10,814	$—
Real Estate—Commercial	134,572	37,689	68,097	27,771	1,015
Real Estate—Construction	75,600	63,346	11,103	608	543
Real Estate—Residential Mortgages	11,380	474	7,334	2,268	1,303
Home Equity Lines	12,700	500	894	2,698	8,609
Loans to Individuals	1,691	818	848	26	—
Loans to foreign governments	42	—	42	—	—

Total	$337,213	$157,824	$123,735	$44,185	$11,470

Loans with:
Predetermined fixed interest rate	$56,792	$5,889	$45,471	$4,033	$1,399
Floating interest rate	280,421	151,935	78,264	40,152	10,071

	$337,213	$157,824	$123,735	$44,185	$11,470

        The following table sets forth the term to contractual maturity of the loan portfolio as of December 31, 2007.

(dollars in thousands)	Total	One Year or Less	Over One to Five Years	Over Five to Ten Years	Over Ten Years
Loan Type
Commercial	$95,869	$49,412	$37,740	$8,717	$—
Real Estate—Commercial	133,431	38,089	71,903	21,846	1,593
Real Estate—Construction	68,796	58,094	10,037	665	—
Real Estate—Residental Mortgages	8,587	428	5,954	1,396	809
Home Equity Lines	11,413	475	322	2,723	7,893
Loans to Individuals	1,639	795	816	28	—
Loans to foreign governments	49	—	49	—	—

Total	$319,784	$147,293	$126,821	$35,375	$10,295

Loans with:
Predetermined fixed interest rate	$49,877	$7,656	$38,859	$3,017	$345
Floating interest rate	269,907	139,637	87,962	32,357	9,950

	$319,784	$147,293	$126,821	$35,375	$10,295

        Loans are shown in the period based on final contractual maturity. Overdrafts are reported as due in one year or less.

        As noted above, a significant portion of the loan portfolio consists of commercial, construction and commercial real estate loans, primarily made in the Washington, D.C. metropolitan area and secured by real estate or other collateral in that market. Although these loans are made to a diversified pool of unrelated borrowers across numerous businesses, adverse developments in the Washington D.C. metropolitan real estate market could have an adverse impact on this portfolio of loans and Fidelity's income and financial position. While our market area is the Washington, D.C. metropolitan area, the Bank has made loans outside this market area where the nature and quality of such loans was consistent with the Bank's lending policies.

        The federal banking regulators have issued guidance for those institutions which are deemed to have concentrations in commercial real estate lending. Pursuant to the supervisory criteria contained in the guidance for identifying institutions with a potential commercial real estate concentration risk, institutions which have (1) total reported loans for construction, land development, and other land which represent in total 100% or more of an institutions total risk-based capital; or (2) total commercial real estate loans representing 300% or more of the institutions total risk-based capital and the institution's commercial real estate loan portfolio has increased 50% or more during the prior 36 months, are identified as having potential commercial real estate concentration risk. Institutions which are deemed to have concentrations in commercial real estate lending are expected to employ heightened levels of risk management with respect to their commercial real estate portfolios, and may be required to hold higher levels of capital. F&T Bank, like many community banks in the greater Washington D.C. market, has a concentration in commercial real estate loans. Management has extensive experience in commercial real estate lending, and has implemented and continues to maintain heightened portfolio monitoring and reporting, and strong underwriting criteria with respect to its commercial real estate portfolio. It is possible that Fidelity could be required to maintain higher levels of capital as a result of our commercial real estate concentration, which could require us to obtain additional capital, and may adversely affect shareholder returns.

        At both March 31, 2008 and December 31, 2007, Fidelity had a concentration of loans to the restaurant industry. Management has extensive experience in lending to the restaurant industry. Approximately half of the loans have real estate as collateral. Generally, the loans are to established restaurants which are run by experienced operators. As of March 31, 2008 and December 31, 2007, F&T Bank has not had any losses on loans in the restaurant portfolio. Adverse economic conditions in the

Washington D.C. metropolitan area could affect these borrowers' ability to meet their contractual obligations.

Allowance for Loan Losses

        Management has developed a comprehensive review process to monitor the adequacy of the allowance for credit losses. The review process and guidelines were developed utilizing guidance from federal banking regulatory agencies. The results of this review process, in combination with conclusions of F&T Bank's outside loan review consultant, support management's view as to the adequacy of the allowance as of the balance sheet date. Management analyzes the adequacy of the allowance for loan losses regularly through reviews of the performance of the loan portfolio considering economic conditions, changes in interest rates and the effect of such changes on real estate values and changes in the amount and composition of the loan portfolio. The allowance for loan losses is a material estimate that is particularly susceptible to significant changes in the near term and is established through a provision for loan losses based on management's evaluation of the risk inherent in our loan portfolio and the general economy. Such evaluation, which includes a review of all loans for which full collectability may not be reasonably assured, considers among other matters, the estimated fair value of the underlying collateral, economic conditions, historical loan loss experience and other factors that management believes warrants recognition in providing for an appropriate allowance for loan losses. Additionally, we utilize an outside party to conduct an independent review of non-real estate commercial and commercial real estate loans. Future additions to the allowance for loan losses will depend on these factors among others. Management believes that the allowance for loan losses was adequate at March 31, 2008 and December 31, 2007. Based on the variables involved and the fact that management must make judgments about outcomes that are uncertain, the determination of the allowance for loan losses is considered to be a critical accounting policy.

        The provision for loan losses represents the amount of expense charged to earnings to fund the allowance for loan losses.

        For the three months ended March 31, 2008, provisions for loan losses were made totaling $311,000 and the allowance for loan losses increased $275,000 to $3.5 million, including the impact of net charge-offs of $36,000. That is comparable to loan loss provisions of $343,000 made during the three months ended March 31, 2007.

        During 2007, a provision for loan losses was made in the amount of $1.9 million before net charge-offs of $816,000.

        In total, the ratio of net charge offs to average loans was 0.04% for the first three months of 2008 as compared to 0.06% for the first three months of 2007. The $36,000 net charge off as of March 31, 2008 was one commercial loan.

        The allowance for loan losses represented 1.03% of total loans at March 31, 2008 as compared to 1.00% at December 31, 2007. While charge offs for the first three months of 2008 were low, management analysis has resulted in a greater percentage of the allowance to total loans at March 31, 2008 from the December 31, 2007 level due to the potential deterioration of the real estate market in the Washington Metropolitan area.

        The allowance for loan losses represented 1.00% of total loans at December 31, 2007 as compared to 1.10% at December 31, 2006. This decrease in the ratio of the allowance for loan losses was due to the charge-off of a large commercial loan relationship during 2007 that had been partially reserved at December 31, 2006.

        At March 31, 2008, Fidelity's nonperforming loans and loans over 90 days past due and still accruing were $6.3 million. The nonperforming total included $472,000 in nonaccrual loans held for investment, $1.1 million in nonaccrual loans held for sale and $4.7 million in loans held for investment which were 90 days past due and still accruing. Of the $4.7 million past due over 90 days and still accruing, $4.4 million was one construction loan. At March 31, 2008, Fidelity did not have any other real estate owned or "Troubled Debt Restructurings" as defined in FAS 15.

        At December 31, 2007, Fidelity's nonperforming loans and other real estate owned were $617,000. The nonperforming total included $222,000 in nonaccrual loans held for investment and $395,000 in other real estate owned. At December 31, 2007, Fidelity did not have any loans which were 90 days past due and still accruing or "Troubled Debt Restructurings" as defined in FAS 15.

        At December 31, 2007, Fidelity had one $222,000 loan classified as nonperforming, as compared to $3.4 million of nonperforming loans at December 31, 2006. There were no loans that were 90 days past due and still accruing interest as of December 31, 2007 or 2006. In addition, there were not any "Troubled Debt Restructurings" as defined in FAS 15. Please refer to "Nonperforming Assets" below for a discussion of problem and potential problem assets and Fidelity's policy regarding nonaccrual loans.

        As the loan portfolio and allowance for loan losses review process continues to evolve, there may be changes to elements of the allowance and this may have an effect on the overall level of the allowance maintained. To date, F&T Bank had an average quality loan portfolio. Maintaining the quality of the portfolio will continue to be a high priority for both management and the Board of Directors.

        The following table sets forth activity in the allowance for loan losses for the three months ended March 31, 2008 and the past three fiscal years.

(dollars in thousands)	YTD FY 2008	FY 2007	FY 2006	FY 2005
	(unaudited)
Balance at beginning of year	$3,195	$2,150	$1,508	$680
Charge offs:
Commercial	$(36)	$(638)	$—	$(10)
Real Estate—Commercial	—	(189)	(4)	—
Real Estate—Construction	—	—	—	—
Real Estate—Residential Mortgages	—	—	—	—
Home Equity Lines	—	—	—	—
Loans to Individuals	—	—	(25)	—
Consumer Overdraft	—	(1)	—	—
Loans to foreign governments	—	—	—	—

Total charge-offs	$(36)	$(828)	$(29)	$(10)

Recoveries:
Commercial	—	$8	$—	$10
Real Estate—Commercial	—	4	—	—
Real Estate—Construction	—	—	—	—
Real Estate—Residential Mortgages	—	—	—	—
Home Equity Lines	—	—	—	—
Loans to Individuals	—	—	—	—
Loans to foreign governments	—	—	—	—

Total recoveries	—	$12	$—	$10

Net charge-offs	$(36)	$(816)	$(29)	$—

Additions charged to operations	$311	$1,861	$671	$828

Balance at end of year	$3,470	$3,195	$2,150	$1,508

Ratio of net charge-offs during the year to average total loans outstanding during the year	0.04%*	0.32%	0.02%	0.00%

*
2008 YTD annualized

        The following table presents the allocation of the allowance by loan category and the percent of loans each category bears to total loans. At March 31, 2008, the allocation of the allowance for the Commercial category included a specific reserve of $156,000 against one impaired loan and specific reserves of $688,000 in the Real Estate-Commercial category against four impaired loans.

        At December 31, 2007, the allocation of the allowance for the Commercial category includes a specific reserve of $155,000 against one impaired loan, a specific reserve of $185,000 in the Real Estate-Commercial category against one impaired loan and $280,000 for two relationships totaling six loans in the Real Estate-Construction category. The allocation of the allowance to each category is not necessarily indicative of future losses or charge-offs and does not restrict the usage of the allowance for any specific loan or category.

			December 31,
	March 31, 2008		2007		2006		2005
	(unaudited)
(dollars in thousands)	Amount	% of Loans	Amount	% of Loans	Amount	% of Loans	Amount	% of Loans
Commercial	$1,044	30.0%	$974	30.0%	$1,144	37.8%	$671	40.3%
Real Estate—Commercial	1,344	39.9%	1,127	41.7%	559	31.7%	377	26.0%
Real Estate—Construction	1,024	22.4%	1,010	21.5%	350	20.0%	317	22.9%
Real Estate—Residential Mortgages	20	3.4%	15	2.7%	25	4.0%	9	0.6%
Home Equity Lines	22	3.8%	20	3.6%	43	5.5%	111	8.1%
Loans to Individuals	21	0.5%	19	0.5%	24	0.9%	37	2.1%
Loans to foreign governments	*	0.0%	*	0.0%	1	0.0%	—	0.0%
Unallocated Surplus/(Deficit)	(5)		30		4		(14)
Total	$3,470	100.0%	$3,195	100.0%	$2,150	100.0%	$1,508	100.0%

*
Represents less than $500.00.

Nonperforming Assets

        At March 31, 2008, Fidelity's nonperforming assets, which are comprised of nonaccrual loans and loans over 90 days past due and still accruing, were $6.3 million versus $617,000 at December 31, 2007. The percentage of nonperforming assets to total assets was 1.36% at March 31, 2008 versus 0.14% at December 31, 2007.

        The March 31, 2008 nonperforming total included one Real Estate Construction loan in the amount of $4.4 million which was over 90 days past due and still accruing, one Real Estate Commercial loan in the amount of $350,000 which was over 90 days and still accruing, $1.1 million nonaccrual Loans Held for Sale, one $222,000 nonaccrual Commercial loan and one $250,000 non accrual Real Estate Commercial loan. At March 31, 2008, Fidelity did not have any other real estate owned.

        Fidelity's nonperforming assets, which were comprised of nonaccrual loans and other real estate owned, totaled $617,000 at December 31, 2007, compared to $4.2 million at December 31, 2006. The percentage of nonperforming assets to total assets was 0.14% at December 31, 2007, compared to 0.87% at December 31, 2006.

	March 31,	December 31,
(dollars in thousands)	2008	2007	2006	2005
Non-accrual Loans:
Commercial	$222	$222	$495	$—
Real Estate—Commercial	250	—	1,563	—
Real Estate—Construction	—	—	—	—
Real Estate—Residential Mortgages	—	—	—	—
Home Equity Lines	—	—	—	—
Loans to Individuals	—	—	—	—
Loans to foreign governments	—	—	—	—
Loans Held for Sale, gross	1,093	—	1,341	292
Accrual Loans—Past due over 90 days:
Commercial	$—	$—	$—	$—
Real Estate—Commercial	353	—	—	—
Real Estate—Construction	4,350	—	—	—
Real Estate—Residential Mortgages	—	—	—	—
Home Equity Lines	—	—	—	—
Loans to Individuals	—	—	—	—
Loans to foreign governments	—	—	—	—
Real Estate Owned	—	$395	$800	$—
Total Non-Performing Assets	$6,268	$617	$4,199	$292

(1)
Gross interest income that would have been recorded in 2007 if nonaccrual loans and leases held for investment shown above had been current and in accordance with their original terms was $23,000, while interest actually recorded on such loans was $18,000. Please see Note 1 of the Notes to Consolidated Financial Statements for a description of Fidelity's policy for placing loans on nonaccrual status.

(2)
Gross interest income that would have been recorded YTD in 2008 if nonaccrual loans and leases held for investment shown above had been current and in accordance with their original terms was $17,000, while no interest was actually recorded on such loans. Please see Note 1 of the Notes to Consolidated Financial Statements for a description of Fidelity's policy for placing loans on nonaccrual status.

        Nonaccrual loans held for investment at December 31, 2007, include one loan totaling $222,000, which was placed on nonaccrual in the fourth quarter of 2007 and which management believes is has been adequately allocated for in the ALLL. Nonaccrual loans held for investment at December 31, 2006 consisted primarily of one commercial relationship amounting to $495,000 which had a specific reserve of $248,000 at December 31, 2006 and which has been charged-off net of proceeds received from collateral as of December 31, 2007 and two commercial real estate relationships amounting to $1.4 million and $185,000, which had specific reserves totaling $70,000 and $28,000, respectively. As of December 31, 2007, one of the loans in the larger relationship was assumed by a new creditworthy borrower and the other loan was foreclosed and transferred to OREO after a charge off of $189,000; the smaller relationship was paid in full by the borrower. There were no nonaccrual loans held for sale as of December 31, 2007 and there were $1.3 million in nonaccrual loans held for sale as of December 31, 2006, all of which were sold during 2007.

        Significant variation in the amount of nonperforming loans may occur from period to period because the amount of nonperforming loans depends largely on the condition of a small number of individual credits and borrowers relative to the total loan portfolio. Fidelity had one other real estate owned (OREO) property at December 31, 2007 and had two OREO properties as of December 31, 2006 both of which were sold in 2007. The Company had no restructured loans as of either December 31, 2007 or 2006. The balance of nonaccrual loans of $222,000 at December 31, 2007 had $155,000 of specific reserves compared to $4.2 million of nonaccrual loans at December 31, 2006 with $345,000 of specific reserves.

        At December 31, 2007 and 2006, there were no performing loans considered potential problem loans, defined as loans which are not included in the 90 day past due, nonaccrual or restructured categories, but for which known information about possible credit problems causes management to have serious doubts as to the ability of the borrowers to comply with the present loan repayment terms which may in the future result in disclosure in the past due, nonaccrual or restructured loan categories.

Loans Held for Sale

        Residential mortgage loans held for sale declined to $10.2 million at March 31, 2008 as loans continue to be sold. As of March 31, 2008, $7.5 million of the loans held for sale were secured by first liens and $2.6 million were secured by second liens. Nonaccrual loans held for sale were $1.1 million. There were no loans held for sale which were 90 days past due and still accruing.

        Residential mortgage loans held for sale declined to $11.9 million at December 31, 2007 as compared to $139.3 million at December 31, 2006. As of December 31, 2007, $9.0 million of the loans held for sale were secured by first liens and $2.9 million were secured by second liens. None of the loans held for sale were on nonaccrual or over 90 days past due as of December 31, 2007. Since mortgage origination activities were the discontinued operations in 2007, comparisons to the December 31, 2006 balances are not meaningful.

Premises and Equipment

        Premises and equipment totaled $3.7 million at March 31, 2008, a decrease of $230,000 from December 31, 2007 primarily due to normal depreciation. Premises and equipment increased to $3.9 million at December 31, 2007, an increase of $396,000, or 11%, from $3.5 million at December 31, 2006. The premises and equipment of F&T Mortgage decreased by $795,000 from the sale of its branch assets and the write-off of equipment taken out of service as its operations were discontinued. F&T Bank's premises and equipment increased by approximately $1.2 million as two branches were added in 2007 and customer growth of both loans and deposits required expanded system capacity.

Deposits and Other Sources of Funds

        The principal sources of funds for Fidelity are core deposits, consisting of non-interest-bearing demand, interest-bearing transaction, money market and savings accounts and time deposits from the local market areas surrounding F&T Bank's offices. F&T Bank had no brokered deposits during the three months ended March 31, 2008 or during the years ended December 31, 2007 or 2006. The deposit base includes transaction accounts, time and savings accounts and accounts which customers use for cash management and which provide F&T Bank with a source of fee income and cross-marketing opportunities as well as an attractive source of lower cost funds. Deposit inflows and outflows are significantly influenced by general interest rates and competitive factors. F&T Bank sets rates on deposits weekly, or more frequently if required by competitive conditions.

        For the three months ended March 31, 2008, deposits grew $3.3 million, or less than 1%, from $365.7 million at December 31, 2007 to $369.0 million. Deposit growth continues to be a challenge in the highly competitive Washington metropolitan business community. As overall market rates declined significantly in the first quarter of 2008, Fidelity reduced the rates offered on its various deposit products, but to a lesser extent to retain its core deposit base. The growth for the quarter was in non-interest bearing deposit accounts ($2.5 million) and large certificates of deposit ($4.4 million), while certificates of deposit of less than $100,000, money market, interest-bearing checking accounts each experienced slight decreases. Fidelity's certificates of deposit, typically the most expensive form of deposit account, remain at 57% of total deposits while non-interest-bearing accounts continue to represent 16% of total deposits. Traditionally certificates of deposit of $100,000 or more can be more volatile and more expensive than certificates of deposit of less than $100,000. However, because of Fidelity's focus on relationship banking within the Washington, DC metropolitan business community, its historical experience has been that large certificates of deposit are not more volatile and the rates paid on each product are comparable.

        For the year ended December 31, 2007, deposits grew $31.2 million, or 9%, from $334.5 million to $365.7 million. Fidelity's goal with respect to deposits was to increase deposits to fund portfolio loan growth; however the intense market competition for deposits kept deposit growth significantly below our strong loan demand. Fidelity increased deposit rates during 2007 particularly on money market accounts and certificates of deposit in an effort to meet competitive pressure and provide clients with reasonable interest rates. Fidelity sets rates in order to attract deposits, maintain its liquidity position and remain competitive within its market so as to retain its customer base. During 2007, there was an increase of $44.2 million in certificates of deposit while savings, interest-bearing checking and money market accounts decreased by $19.8 million. Approximately 57% of Fidelity's deposits at December 31, 2007 consist of certificates of deposit, which are generally the most expensive form of deposit because of their fixed rate and term, as compared to 49% at December 31, 2006.

        Average deposit balances in 2007 increased $67.0 million with the largest increases in money market accounts, $11.6 million, and certificates of deposit, $42.5 million. Average certificates of deposit totaled $183.7 million in 2007 compared to $141.2 million in 2006, an increase of 30%. Certificates of deposit of $100,000 and over increased $24.8 million, or 23%, to $132.7 million, or 36% of total deposits at December 31, 2007, as compared to 32% at December 31, 2006. These deposits can be more volatile and more expensive than time deposits of less than $100,000. However, because F&T Bank focuses on relationship banking, particularly attracting stable deposits from our shareholder base, its historical experience has been that large time deposits have not been more volatile or significantly more expensive than smaller denomination certificates.

        At December 31, 2007, Fidelity had approximately $56.7 million in non-interest-bearing demand deposits, representing 16% of total deposits. This compared to approximately $49.9 million of these deposits at December 31, 2006 or 15% of total deposits. These deposits are primarily business checking accounts on which the payment of interest is prohibited by regulations of the Federal Reserve. Proposed legislation has been introduced in each of the last several sessions of Congress which would permit banks to pay interest on checking and demand deposit accounts established by businesses. If legislation effectively permitting the payment of interest on business demand deposits is enacted, of which there can be no assurance, it is likely that we may be required to pay interest on some portion of our non-interest-bearing deposits in order to compete with other banks. Payment of interest on these deposits could have a significant negative impact on our net interest income and net interest margin, net income, and the return on assets and equity.

        As an enhancement to the basic non-interest-bearing demand deposit account, Fidelity offers a sweep account, or "customer repurchase agreement", allowing qualifying businesses to earn interest on short-term excess funds which are not suited for either a certificate of deposit or a money market account. The balances in these accounts were $53.4 million at March 31, 2008 as compared to $49.2 million at December 31, 2007 and to $30.2 million at December 31, 2006. Customer repurchase agreements are not deposits and are not insured but are collateralized by U.S. government agency securities. These accounts are particularly suitable to businesses with significant fluctuation in the levels of cash flows. Attorney and title company escrow accounts are an example of accounts which can benefit from this product, as are customers who may require collateral for deposits in excess of $100,000 but do not qualify for other pledging arrangements. This program requires Fidelity to maintain a sufficient investment securities level to accommodate the fluctuations in balances which may occur in these accounts.

        At March 31, 2008, December 31, 2007 and 2006, F&T Bank had no outstanding balances under its federal funds lines of credit provided by correspondent banks. F&T Mortgage had $72.4 million of borrowings outstanding under its credit facility from a warehouse lender at December 31, 2006 which was fully satisfied by December 31, 2007 with the discontinuance of F&T Mortgage operations. F&T Financial had $9 million in outstanding borrowings at March 31, 2008, up from $3 million as of December 31, 2007, from EagleBank which is secured by F&T Financial's stock in F&T Bank. This credit facility was opened in 2007 and is expected to be paid in full at the time of the merger with Eagle Bancorp, Inc. Please refer to Note 10 to the Consolidated Financial Statements for additional information regarding Fidelity's short-term borrowings.

CONTRACTUAL OBLIGATIONS

        Fidelity has various financial obligations, including contractual obligations and commitments that may require future cash payments. The following table presents, as of March 31, 2008, Fidelity's significant fixed and determinable contractual obligations to third parties by payment date.

	Within One Year	One to Three Years	Three to Five Years	Over Five Years	Total
Deposits without a stated maturity(1)	$158,289	$—	$—	$—	$158,289
Certificates of deposits(1)	172,395	36,056	2,029	211	210,691
Borrowed funds(2)	62,439	—	—	—	62,439
Operating lease obligations	1,037	2,752	2,491	3,739	10,019
Outside data processing(3)	620	105	—	—	725
Total	$394,780	$38,913	$4,520	$3,950	$442,163

(1)
Excludes accrued interest payable at March 31, 2008 due to immateriality.

(2)
Borrowed funds include customer repurchase agreements and other short-term borrowings.

(3)
F&T Bank has outstanding significant obligations under its current core data processing contract that expires in May 2009. It is estimated that the liquidating damages from March 2008 for the early exit of the contract will be approximately $510,000. This estimate of liquidating damages will diminish as the time for de-conversion approaches the maturity date of the contract.

        The following table presents, as of December 31, 2007, Fidelity's significant fixed and determinable contractual obligations to third parties by payment date.

	Within One Year	One to Three Years	Three to Five Years	Over Five Years	Total
Deposits without a stated maturity(1)	$157,787	$—	$—	$—	$157,787
Certificates of deposits(1)	161,583	43,348	2,771	209	207,911
Borrowed funds(2)	52,165	—	—	—	52,165
Operating lease obligations	1,378	2,752	2,491	3,739	10,360
Outside data processing(3)	612	279	—	—	891

Total	$373,525	$46,379	$5,262	$3,948	$429,114

(1)
Excludes accrued interest payable at December 31, 2007 due to immateriality.

(2)
Borrowed funds include customer repurchase agreements and other short-term borrowings.

(3)
F&T Bank has outstanding significant obligations under its current core data processing contract that expires in May 2009. It is estimated that the liquidating damages from December 2007 for the early exit of the contract will be approximately $510,000. This estimate of liquidating damages will diminish as the time for de-conversion approaches the maturity date of the contract.

OFF-BALANCE SHEET ARRANGEMENTS

        Fidelity is party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers and to reduce its own exposure to fluctuations in interest rates. These financial instruments include commitments to extend credit and standby letters of credit. They involve, to varying degrees, elements of credit risk in excess of the amount recognized in the balance sheets. The contract or notional amounts of those instruments reflect the extent of involvement Fidelity has in particular classes of financial instruments.

        Fidelity's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual amount of those instruments. Fidelity uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments. See Note 18 of the Notes to Consolidated Financial Statements for a summary list of loan commitments at March 31, 2008 and at December 31, 2007 and 2006.

        Loan commitments represent agreements to lend to a customer as long as there is no violation of any condition established in the contract and which have been accepted in writing by the borrower. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since some of the commitments may expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. Fidelity evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained is based on management's credit evaluation of the borrower. Collateral obtained varies, and may include certificates of deposit, accounts receivable, inventory, property and equipment, residential and commercial real estate.

        Standby letters of credit are conditional commitments issued by Fidelity which guarantee the performance of a customer to a third party. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. Collateral held varies as specified above and is required in instances which Fidelity deems necessary. At December 31, 2007, approximately 95% of the dollar amount of standby letters of credit was collateralized.

        With the exception of these off-balance sheet arrangements, Fidelity has no off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on Fidelity's financial condition, changes in financial condition, revenues or expenses, results of operations, capital expenditures or capital resources, that is material to investors.

LIQUIDITY MANAGEMENT

        Liquidity is a measure of Fidelity's ability to meet loan demand and to satisfy depositor withdrawal requirements in an orderly manner. F&T Bank's primary sources of liquidity consist of cash and cash balances due from correspondent banks, loan repayments, federal funds sold and other short-term investments, maturities and sales of investment securities and income from operations. F&T Bank's investment portfolio of debt securities is held in an available-for-sale status, which allows it flexibility, subject to holdings held as collateral for customer repurchase agreements; to generate cash from sales as needed to meet ongoing loan demand. These sources of liquidity are considered primary and are supplemented by the ability of Fidelity and F&T Bank to borrow funds, which are termed secondary sources. Fidelity maintains secondary sources of liquidity, which includes a $9 million line of credit with EagleBank, secured by the stock of F&T Bank, against which there was $9 million outstanding at March 31, 2008 and $3 million outstanding at December 31, 2007. Additionally, F&T Bank can purchase up to $3 million in federal funds on an unsecured basis and $4 million on a secured basis from its correspondents, against which there were no amounts outstanding at December 31, 2007. In addition, F&T Bank has the ability to borrow directly from the Federal Reserve Bank discount window up to $4 million on a secured basis. At March 31, 2008 and December 31, 2007, F&T Bank was also eligible to make advances from the Federal Home Loan Bank (FHLB) up to $8.7 million and $20.8 million, respectively, based on collateral at the FHLB, of which there was no amount outstanding at March 31, 2008 or December 31, 2007.

        The loss of deposits, through disintermediation, is one of the greater risks to liquidity. Disintermediation occurs most commonly when rates rise and depositors withdraw deposits seeking higher rates in alternative savings and investment sources than F&T Bank may offer. F&T Bank was founded under a philosophy of relationship banking and, therefore, believes that it has less of an exposure to disintermediation and resultant liquidity concerns than do many banks. There is, however, a risk that some deposits would be lost if rates were to increase and F&T Bank elected not to remain competitive with its deposit rates. Under those conditions, F&T Bank believes that it is well positioned to use other sources of funds such as FHLB borrowings, repurchase agreements and Bank lines of credit to offset a decline in deposits in the short run. Over the long-term, an adjustment in assets and change in business emphasis could compensate for a potential loss of deposits. F&T Bank also maintains a marketable investment portfolio to provide flexibility in the event of significant liquidity needs. F&T Bank Board's Asset Liability Board Committee has adopted policy guidelines which emphasize the importance of core deposits and their continued growth.

        Fidelity's liquidity position has been sufficient despite the loss incurred from the discontinuation of F&T Mortgage operations. F&T Bank's deposit base continued to grow and support the growth of its loan portfolio while F&T Mortgage sold its loans held for sale portfolio and met its third party debt obligations. Liquidity can be analyzed by utilizing the Consolidated Statement of Cash Flows. Cash and cash equivalents increased by $3.3 million from December 31, 2007 to March 31, 2008, due primarily to the continued growth of F&T Bank. Net cash provided by continuing operations of $13.8 million during the first quarter of 2008 represents growth in F&T Bank's customer deposit and repurchase agreement accounts of $7.6 million and borrowings of $6.0 million. Those funds, in addition to the net proceeds of $5.9 million from the available-for-sale securities portfolio, were used to fund the net increase in portfolio loans of $17.5 million. The continuing sales of remaining mortgage loans held for sale from the discontinued mortgage operations of F&T Mortgage provided $767,000 in additional cash, offsetting their losses of $610,000 for the quarter. While F&T Mortgage operations continue to be wound down, additional losses may be incurred, however, Fidelity management believes there are adequate sources of liquidity to sustain those losses. Cash and cash equivalents decreased by $33.5 million from December 31, 2006 to December 31, 2007, due primarily to the growth of F&T Bank rather than the discontinuation of F&T Mortgage operations. Net cash used in continuing operations of $133.4 million primarily represents the growth of F&T Bank's loan portfolio which should be a source of future earnings for Fidelity. Net cash provided by continuing operations of $56.7 million primarily represents the growth in F&T Bank's customer deposit and repurchase agreement accounts. The sale of most of F&T Mortgage's loans held for sale portfolio provided primarily all of the $114.0 million of operating activity cash flow from discontinued operations which supported the losses of $14.3 million as a result of the wind-down of mortgage operations as well as supported the use of $72.4 million to pay off F&T Mortgage's third party debt.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

Asset/Liability Management and Quantitative and Qualitative Disclosure about Market Risk

        A fundamental risk in banking is exposure to market risk, or interest rate risk, as a bank's net income is largely dependent on net interest income. F&T Bank's Asset Liability Committee ("ALCO") of the Board of Directors formulates and monitors the management of interest rate risk through policies and guidelines established by it and the full Board of Directors. In its consideration of risk limits, the ALCO considers the impact on earnings and capital, the level and direction of interest rates, liquidity, local economic conditions, outside threats and other factors. Banking is generally a business of managing the maturity and re-pricing mismatch inherent in its asset and liability cash flows and to provide net interest income growth consistent with Fidelity's profit objectives.

        Fidelity, through its ALCO, monitors the interest rate environment in which it operates and adjusts the rates and maturities of its assets and liabilities to remain competitive and to achieve its overall financial objectives subject to established risk limits. In the current interest rate environment, Fidelity has been extending the duration of its investment and loan portfolios and acquiring more variable and short-term liabilities, so as to mitigate the risk to earnings and capital should interest rates continue to decline from current levels. There can be no assurance that Fidelity will be able to successfully achieve its optimal asset liability mix, as a result of competitive pressures, customer preferences and the inability to perfectly forecast future interest rates.

        One of the tools used by Fidelity to manage its interest rate risk is a static GAP analysis presented below. Fidelity also uses an earnings simulation model (simulation analysis) on a quarterly basis to monitor its interest rate sensitivity and risk and to model its balance sheet cash flows and its income statement effects in different interest rate scenarios. The model utilizes current balance sheet data and attributes and is adjusted for assumptions as to investment maturities or calls, loan prepayments, interest rates, the level of non-interest income and non-interest expense. The data is then subjected to a "shock test" which assumes a simultaneous change in interest rates up 100 and 200 basis points or down 100 and 200 basis points, along the entire yield curve, but not below zero. The results are analyzed as to the impact on net interest income over the next twelve and twenty four month periods and to the impact on the market value of equity.

        As quantified in the table below, Fidelity's analysis at March 31, 2008 shows a moderate effect on net interest income (over the next 12 months) as well as to the economic value of equity when interest rates are shocked both down 100 and 200 basis points and up 100 and 200 basis points due to the significant level of variable rate and repriceable assets, primarily loans.

        Over the next twelve months, as denoted in the GAP table below, Fidelity has an excess of rate-sensitive assets over rate-sensitive liabilities of 16%. During the first quarter of 2008, Fidelity has recognized the probability of lower market interest rates and has kept its certificate of deposit maturities short-term and its money market accounts at as low a rate as possible without incurring substantial deposit runoff. On the asset side, the duration of the investment portfolio remained short as securities which were called during the first quarter of 2008 were replaced with similar structures. At March 31, 2008 and December 31, 2007, the investment portfolio's duration was 2.8 years. Additionally, during the first quarter of 2008, the fixed rate loan portfolio was expanded to $63.5 million, or 19% of the total loan portfolio, as compared to $51.6 million, or 16% at December 31, 2007.

        The following table reflects the result of simulation analysis on the March 31, 2008 asset and liabilities balances:

Change in interest rates (basis points)	Percentage change in net interest income	Percentage change in market value of portfolio equity
+200	16.1%	7.0%
+100	9.2%	5.2%
0	—	—
-100	-5.2%	-9.3%
-200	-10.2%	-21.1%

        The results of simulation are within the policy limits adopted by Fidelity. For net interest income, Fidelity has adopted a policy limit of 10% for a 100 basis point change and 15% for a 200 basis point change. For the market value of equity, Fidelity has adopted a policy limit of 15% for a 100 basis point change and 20% for a 200 basis point change.

        Certain shortcomings are inherent in the method of analysis presented in the foregoing table. For example, although certain assets and liabilities may have similar maturities or re-pricing periods, they may react in different degrees to changes in market interest rates. Also, the interest rates on certain types of assets and liabilities may fluctuate in advance of changes in market interest rates, while interest rates on other types may lag behind changes in market rates. The effect of competition on loan and deposit pricing may vary from the assumptions used in performing the rate shock analysis. Additionally, certain assets, such as adjustable rate loans, have features that restrict changes in interest rates on a short-term basis and over the life of the loan. Further, in the event of a change in interest rates, prepayment and early withdrawal levels could deviate significantly from those assumed in calculating the tables. Finally, the ability of many borrowers to service their debt may decrease in the event of a significant interest rate increase.

GAP Analysis

        Banks and other financial institutions earnings are significantly dependent upon net interest income, which is the difference between interest earned on earning assets and interest expense on interest-bearing liabilities.

        In falling interest rate environments, net interest income is maximized with longer term, higher yielding assets being funded by lower yielding short-term funds, or what is referred to as a negative mismatch or GAP. Conversely, in a rising interest rate environment, net interest income is maximized with shorter term, higher yielding assets being funded by longer-term liabilities or what is referred to as a positive mismatch or GAP.

        Based on the current economic environment, management has been attempting to extend the duration of assets (both investments and loans) and emphasizing the acquisition of variable rate deposits and shorter-term certificates of deposit. However, with the rapid decline in interest rates since September 2007, Fidelity has not had sufficient time to reposition its balance sheet from its asset sensitive position to avoid declines in its net interest margin. While management believes that continuing its repositioning strategy to create a reasonable balance between re-pricing assets and liabilities will assist in managing its interest rate risk and maximizing its net interest margin within plan objectives, there can be no assurance as to actual results.

        The GAP position, which is a measure of the difference in maturity and re-pricing volume between assets and liabilities, is a means of monitoring the sensitivity of a financial institution to changes in interest rates. The chart below provides an indication of the sensitivity of Fidelity to changes in interest rates. A positive GAP indicates the degree to which the volume of repriceable assets exceeds repriceable liabilities in given time periods. At March 31, 2008, Fidelity had a positive GAP position of approximately 31% of total assets out to three months and a positive cumulative GAP position of 14% out to 12 months, as compared to a three month positive GAP of 42% and a 12 month positive cumulative GAP of 17% at December 31, 2007 and a three month positive GAP of 46% and a 12 month positive cumulative GAP of 28% at December 31, 2006.

        The reduction in the positive 12 month cumulative GAP position at March 31, 2008 as compared to December 31, 2007 was due primarily to the shortening of certificate of deposit maturities and the increase in mortgage-backed securities holdings.

        The change in the positive 12 month cumulative GAP position at December 31, 2007 as compared to December 31, 2006 was due primarily to the discontinuation of F&T Mortgage operations as their loans held for sale were of short duration and their borrowings to fund those loans were variably priced. The current position is within guideline limits established by the ALCO.

        If interest rates continue to decline, Fidelity's net interest income and margin over twelve months may be negatively impacted because of the positive mismatch position combined with a more competitive business environment for both deposits and loans. Conversely, should interest rates rise, Fidelity's net interest income may be positively impacted because of that mismatch. Because competitive market behavior does not necessarily track the trend of interest rates but at times moves ahead of financial market influences, the change in the cost of liabilities may be different than anticipated by the GAP model.

Management has carefully considered its strategy to maximize interest income by reviewing interest rate levels, economic indicators and call features within its investment portfolio. These factors have been discussed with the ALCO and management believes that current strategies are appropriate to current economic and interest rate trends.

GAP Table

Repriceable in:

	0–3 mos	4–12 mos	13–36 mos	37–60 mos	over 60 mos	Total Rate Sensitive	Non- Sensitive	Total Assets
ASSETS:
Investments	$11,491	$17,869	$26,811	$12,412	$17,187	$85,770
Loans(1)	275,598	19,366	37,625	14,122	316	347,027
Federal funds sold	6,571	—	—	—	—	6,571
Other earning assets	—	—	—	—	—

Total	$293,660	$37,235	$64,436	$26,534	$17,503	$439,368	$19,840	$459,208

LIABILITIES:
Non-interest-bearing demand	$—	$—	$—	$—	$59,246	$59,246
Interest-bearing transaction	432	1,005	2,033	495	624	4,589
Savings and money market	8,494	21,680	42,940	9,923	11,417	94,454
Certificates of deposit	81,037	91,357	36,056	2,029	212	210,691
Customer repurchase agreements	53,439	—	—	—	—	53,439
Other borrowings	9,000	—	—	—	—	9,000

Total	$152,402	$114,042	$81,029	$12,447	$71,499	$431,419	$2,764	$434,183

GAP	$141,258	$(76,807)	$(16,593)	$14,087	$(53,996)	$7,949
Cumulative GAP	$141,258	$64,451	$47,858	$61,945	$7,949
Cumulative GAP as percent of total assets	30.8%	14.0%	11.4%	13.5%	1.7%

(1)
Includes loans held for sale and nonaccrual loans.

        Although interest-bearing transaction accounts and money market accounts (which are managed rates) are subject to re-pricing as a whole category of deposits, the Bank's GAP model has incorporated a re-pricing schedule to account for the historical lag in effecting rate changes and the amount of those rate changes relative to the amount of rate change in assets. However, this measurement of interest rate risk sensitivity represents a static position as of a single day and is not necessarily indicative of Fidelity's position at any other point in time, does not take into account the differences in sensitivity of yields and costs on specific assets and liabilities to changes in market rates, and it does not take into account the specific timing of when changes to a specific asset or liability will occur.

CAPITAL RESOURCES

        Any assessment of capital adequacy depends on a number of factors such as asset quality, liquidity, earnings performance, changing competitive conditions and economic forces, as well as the overall level of growth. The adequacy of Fidelity's current and future capital needs is monitored by management on an ongoing basis. Management seeks to maintain a capital structure that will assure an adequate level of capital to support anticipated asset growth and to absorb potential losses. The capital resources of Fidelity were inadequate to both support the growth opportunities of F&T Bank and sustain F&T Mortgage through the mortgage industry crisis. Thus, Fidelity's Board and management began a search for a buyer for F&T Mortgage in the first quarter of 2007. As the mortgage market conditions continued to deteriorate, the opportunities for effectuating such a sale diminished. By the time a sale of certain fixed assets of F&T Mortgage was completed on August 20, 2007, Fidelity had sustained significant losses from F&T Mortgage operations and those losses continued through the first three months of 2008 as mortgage operations were discontinued and assets were sold in a declining market. Those sales and subsequent wind-down activities had a substantial negative effect on Fidelity's capital.

        The capital position of Fidelity's wholly owned subsidiary, F&T Bank, which is the sole owner of F&T Mortgage, met the regulatory requirements of a well-capitalized institution until the third quarter of 2007. F&T Bank currently meets the regulatory requirements of an adequately capitalized institution. The primary measures used by bank regulators to measure capital are the Tier 1 risk-based capital, total risk-based capital, and leverage ratios. Tier 1 capital for F&T Bank consists of common stockholders' equity, including retained earnings of F&T Bank and F&T Mortgage. Total risk-based capital consists of Tier 1 capital, qualifying subordinated debt, and the qualifying portion of the allowance for credit losses, 100% of which qualifies at March 31, 2008 and December 31, 2007 and 94% of which qualified at December 31, 2006. Risk-based capital ratios are calculated with reference to risk-weighted assets, which are prescribed by regulation. The Tier 1 capital to average assets ratio is often referred to as the leverage ratio.

        At March 31, 2008, F&T Bank's leverage, Tier 1 risk-based and total risk-based capital ratios were 5.15%, 6.43% and 9.86%, respectively, and were in excess of those required to be classified as an "adequately capitalized" institution. See Note 12 of the Consolidated Financial Statements for more information on F&T Bank's capital ratios.

        The ability of Fidelity to continue to grow is dependent on the earnings of F&T Bank, and the ability to obtain additional funds for contribution to the Bank's capital, through additional borrowings, through the sale of additional common stock or preferred stock, or through the issuance of additional qualifying equity equivalents, such as subordinated debt or trust preferred securities. The capital levels required to be maintained by F&T Bank may be impacted as a result of continued losses incurred due to the wind-down of F&T Mortgage operations.

IMPACT OF INFLATION AND CHANGING PRICES

        The Consolidated Financial Statements and Notes thereto have been prepared in accordance with accounting principles generally accepted in the United States of America, which require the measurement of financial position and operating results in terms of historical dollars without considering the changes in the relative purchasing power of money over time due to inflation. The impact of inflation is reflected in the increased cost of operations. Unlike most industrial companies, nearly all of our assets and liabilities are monetary in nature. As a result, interest rates have a greater impact on our performance than do the effects of general levels of inflation. Interest rates do not necessarily move in the same direction or to the same extent as the price of goods or services. In the current interest rate environment, liquidity, maturity structure and quality of assets and liabilities are critical to the maintenance of acceptable performance levels.

COMPARATIVE RIGHTS OF SHAREHOLDERS

        Following effectiveness of the merger, the former holders of Fidelity common stock will become holders of Eagle common stock, and the rights of such holders will be determined by reference to the MGCL and the articles of incorporation and bylaws of Eagle, rather than the articles of incorporation and bylaws of Fidelity.

        The following discussion summarizes the material differences between the current rights of Fidelity shareholders and the rights they will have as Eagle shareholders, but does not purport to be a complete statement of all such differences, or a complete description of the specific provisions referred to in this summary. The identification of specific differences is not intended to indicate that other equally or more significant differences do not exist. The following comparison of shareholders' rights is necessarily a summary and is not intended to be complete or to identify all differences that may, under given situations, be material to Fidelity shareholders. This summary is qualified in its entirety by reference to Maryland law, and Eagle's and Fidelity's respective articles of incorporation and bylaws.

        Authorized Shares.    The articles of incorporation of Eagle authorize the Eagle board of directors to issue, without further authorization by shareholders, up to twenty million (20,000,000) shares of Eagle common stock, and one million (1,000,000) shares of undesignated preferred stock which may be issued by the board of directors with such rights as the board in its discretion may determine. At Eagle's 2008 Annual Meeting of Shareholders, to be held on May 22, 2008, Eagle shareholders will vote on an amendment to the articles of incorporation increasing the number of authorized shares of Eagle common stock to fifty million (50,000,000). The existence of a class of authorized, undesignated preferred stock could have the effect of discouraging or rendering more difficult an attempted takeover of Eagle, or, alternatively, of facilitating a negotiated acquisition. The availability of additional shares of capital stock for issuance could have the effect of diluting the ownership interest of holders of Eagle common stock.

        The articles of incorporation of Fidelity authorize the issuance of twenty five million (25,000,000) shares of capital stock, twenty million (20,000,000) of which are designated as common stock and five million (5,000,000) of which are undesignated preferred stock which may be issued by the board of directors with such rights as the board in its discretion may determine. The Fidelity board of directors may also reclassify any unissued shares of capital stock as a share of common stock, or as preferred stock having such rights as the board may in its discretion determine.

        Voting Rights.    The holders of Eagle common stock are entitled to one vote per share on all matters submitted for a vote of shareholders, and are not permitted to cumulate votes in the election of directors. The undesignated preferred shares authorized by Eagle's articles could be issued with such voting rights as the Eagle board of directors determines at the time of issuance. The holders of Fidelity common stock are entitled to one vote per share on all matters submitted for the vote of shareholders, and are not permitted to cumulate votes in the election of directors. The undesignated preferred shares and reclassifiable capital stock authorized by Fidelity's articles of incorporation could be issued with such voting rights as the Fidelity board of directors determines at the time of issuance.

        Directors.    The articles and bylaws of Eagle call for a board of directors of between three and twenty five directors, with the exact number to be determined by the resolution of the board of directors. Currently there are nine directors, all of which are elected at each annual meeting of shareholders for a one year term or until their successors are elected and qualified. The articles and bylaws of Fidelity call for a board of directors of between three and twenty directors, with the exact number to be determined by the resolution of the board of directors. The Fidelity articles of incorporation call for a classified board, with one class being elected at each annual meeting of shareholders for a three year term and until their successors shall have been duly elected and qualified.

        In determining the rights of any class or series of preferred stock which may in the future be issued, the board of directors of Eagle and Fidelity may provide that any such class or series is entitled to elect one or more directors separately from the holders of other classes of capital stock.

        The articles of Fidelity provide that directors may be removed at any time, but only for cause and upon the vote of the holders of fifty percent (50%) or more of the total number of votes entitled to be cast generally in the election of directors. Eagle's articles of incorporation do not expressly address removal of directors, but under the MGCL, directors may be removed with or without cause, upon the vote of the holders of a majority of the votes entitled to be cast in the election of directors, subject to the rights of any class of shares entitled to separately elect directors.

        Special Meetings.    Special meetings of the shareholders of Eagle may be called by the President or a majority of the board of directors, or by the Secretary upon request of the holders of at least fifty percent (50%) of the votes entitled to be cast at the meeting. Additionally, shareholders of Eagle requesting a special meeting must pay the reasonably estimated costs of preparing and mailing a notice of such meeting prior to issuance of a notice for the meeting. Special meetings of the shareholders of Fidelity may be called by a majority of the board of directors or by the Secretary upon the written request of not less than twenty five percent (25%) of all votes entitled to be cast at the meeting.

        The conduct of business at special meetings of both Eagle and Fidelity is limited to the matters set forth in the notice.

        Amendment of Articles/Bylaws.    The articles of incorporation of both Eagle and Fidelity may be amended by the affirmative vote of at least two-thirds of the votes entitled to be cast thereon. The bylaws of both Eagle and Fidelity may only be amended by action of the board of directors.

        Consideration of Business Combinations.    The articles of both Eagle and Fidelity provide that where the board of directors evaluates a business combination or other offer of another party to make a tender or exchange offer for any equity security of the company; merge or consolidate the company with another company; purchase or otherwise acquire all or substantially all of the properties and assets of the company; engage in any transaction similar to, or having similar effects as, any of the foregoing (a "business combination"), the directors shall consider, among other things, the following factors: the effect of the business combination on the company and its subsidiaries, and their respective shareholders, employees, customers and the communities which they serve; the timing of the proposed business combination; the risk that the proposed business combination will not be consummated; the reputation, management capability and performance history of the person proposing the business combination; the current market price of the company's capital stock; the relation of the price offered to the current value of the company in a freely negotiated transaction and in relation to the directors' estimate of the future value of the company and its subsidiaries as an independent entity or entities; tax consequences of the business combination to the company and its shareholders; and such other factors deemed by the directors to be relevant. The board of directors may consider all or certain of such factors as a whole and may or may not assign relative weights to any of them. The foregoing is not intended as a definitive list of factors to be considered by the board of directors in the discharge of their fiduciary responsibility to the company and its shareholders, but rather to guide such consideration and to provide specific authority for the consideration by the board of directors of factors which are not purely economic in nature in light of the circumstances of the company and its subsidiaries at the time of such proposed business combination.

        Advance Written Notice of Shareholder Proposals and Nominations.    The bylaws of both Eagle and Fidelity provide that a shareholder who wishes to make propose an item for consideration or a nomination for election of a candidate as a director at an annual meeting the shareholder, must have given timely notice thereof in writing to the secretary. In general, to be timely, a shareholder's notice of a proposed business item must be delivered to or mailed and received at the principal executive offices of the company not less than 30 and not more than 90 days before the date of any such annual meeting of shareholders. The bylaws contain specific information that must be provided in the notice. If a shareholder wishes to nominate a candidate for election as director, the shareholder must give notice to the secretary not later than 90 days prior to the month and day one year subsequent to the date that the proxy materials regarding the last election of directors were mailed to shareholders, in addition to meeting any additional requirements under applicable law. The bylaws contain specific information requirements for director nominations as well. Complying with the notice procedures in the bylaws will prevent a shareholder's motion from being declared improper at the meeting, but will not entitle the shareholder's proposal or nomination to be included in the company's proxy solicitation materials.

        Restrictions on Business Combinations with Interested Shareholders.    The MGCL imposes conditions and restrictions on certain "business combinations" (including, among other various transactions, a merger, consolidation, share exchange, or, in certain circumstances, an asset transfer or issuance of equity securities) between a Maryland corporation and any person who beneficially owns at least 10% of the corporation's stock (an "interested shareholder"). Unless approved in advance by the board of directors, or otherwise exempted by the statute, such a business combination is prohibited for a period of five years after the most recent date on which the interested shareholder became an interested shareholder. After such five-year period, a business combination with an interested shareholder must be: (a) recommended by the corporation's board of directors, and (b) approved by the affirmative vote of at least (i) 80% of the corporation's outstanding shares entitled to vote and (ii) two-thirds of the outstanding shares entitled to vote which are not held by the interested shareholder with whom the business combination is to be effected, unless, among other things, the corporation's common shareholders receive a "fair price" (as defined by the statute) for their shares and the consideration is received in cash or in the same form as previously paid by the interested shareholder for his or her shares. While these provisions apply to Eagle, they are not impacted by the merger. The articles of Fidelity specifically make the provisions of the MGCL regarding interested shareholder business combinations applicable to Fidelity, but exclude Messrs. Tyson and Fiallo, and their affiliates, associates, spouses, children and persons who receive shares from them by gift, will or intestate succession from status as "interested shareholders."

        Control Share Acquisition Statute.    Under the MGCL's control share acquisition law, voting rights of shares of stock of a Maryland corporation acquired by an acquiring person at ownership levels of 20%, 33 1/3% and 50% of the outstanding shares are denied unless conferred by a special shareholder vote of at least two-thirds of the outstanding shares held by persons other than the acquiring person and officers and directors of the corporation or, among other exceptions, such acquisition of shares is made pursuant to a merger agreement with the corporation or the corporation's charter or bylaws permit the acquisition of such shares prior to the acquiring person's acquisition thereof. Unless a corporation's charter or bylaws provide otherwise, the statute permits such corporation to redeem the acquired shares at "fair value" if the voting rights are not approved or if the acquiring person does not deliver a "control share acquisition statement" to the corporation on or before the tenth day after the control share acquisition. The acquiring person may call a shareholder's meeting to consider authorizing voting rights for control shares subject to certain disclosure obligations and payment of certain costs. If voting rights are approved for more than fifty percent of the outstanding stock, objecting shareholders may have their shares appraised and repurchased by the corporation for cash. As Eagle's acquisition of Fidelity is pursuant to the merger agreement between Eagle and Fidelity, the control share acquisition law is not applicable to the merger. The articles of Fidelity specifically make the provisions of the MGCL regarding control share acquisitions applicable to Fidelity, but exclude Messrs. Tyson and Fiallo, and their affiliates, associates, spouses, children and persons who receive shares from them by gift, will or intestate succession from status as "control share persons" or persons making a "control share acquisition."

LEGAL MATTERS

        The validity of the issuance of the shares of Eagle common stock offered hereby will be passed upon for Eagle by Kennedy & Baris, LLP, Bethesda, Maryland. Attorneys at Kennedy & Baris, LLP own an aggregate of approximately 7,500 shares of Eagle common stock.

EXPERTS

        The financial statements and management's assessment of the effectiveness of internal control over financial reporting (which is included in Management's Report on Internal Control over Financial Reporting) incorporated in this joint proxy statement/prospectus by reference to Eagle's Annual Report on Form 10-K for the year ended December 31, 2007 have been so incorporated in reliance on the reports of Stegman & Company, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

        The consolidated financial statements of Fidelity & Trust Financial Corporation and subsidiaries as of and for the years ended December 31, 2007 and 2006, included in this joint proxy statement/prospectus have been audited by Deloitte & Touche, LLP, an independent registered public accounting firm, as stated in their report appearing herein, and are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

        Eagle files annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy this information at the SEC's Public Reference Room, 100 F Street, NE, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for information on the operation of the Public Reference Room public reference room. The SEC also maintains an Internet website that has reports, proxy statements and other information about Eagle. The address of that site is http://www.sec.gov. You may also obtain free copies of the documents filed with the SEC by Eagle (other than exhibits to such documents unless we specifically incorporate by reference an exhibit in this joint proxy statement/prospectus) by contacting Michael T. Flynn, Eagle Bancorp, Inc. Bethesda, Maryland 20814, telephone 301.986.1800 or from Eagle's Internet site at http://www.eaglebankmd.com.

        Eagle has filed a registration statement on Form S-4 to register with the SEC the shares of Eagle common stock to be issued to Fidelity shareholders in the merger. This joint proxy statement/prospectus is a part of that registration statement and constitutes a prospectus of Eagle in addition to being a proxy statements of Eagle and Fidelity for the for the companies; respective special meetings. As permitted by SEC rules, this joint proxy statement/prospectus does not contain all the information that you can find in the registration statement or the exhibits to that registration statement.

        The SEC allows us to "incorporate by reference" information into this joint proxy statement/prospectus. This means that we can disclose important information about Eagle to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this joint proxy statement/prospectus, except for any information superseded by information in this joint proxy statement/prospectus or in later filed documents incorporated by reference in this joint proxy statement/prospectus.

        This prospectus incorporates by reference the documents listed below that Eagle (file no. 000-25923) has previously filed with the SEC (other than the portions of those documents deemed furnished but not filed).

  (1)
  Annual Report on Form 10-K for the year ended December 31, 2007, as amended;

  (2)
  Quarterly Report on Form 10-Q for the three months ended March 31, 2008;

  (3)
  Current Reports on Form 8-K filed January 23, 2008, January 24, 2008 and April 25, 2008; and

  (4)
  the description of Eagle common stock contained in Eagle's registration statement on Form 8-A, as amended.

        Also incorporated by reference are additional documents that Eagle may file with the SEC after the date of this joint proxy statement/prospectus and before the termination of the offering under Section s13(a), (13(c), 14 or 15(d) of the Securities Exchange Act of 1934. These additional documents will be deemed to be incorporated by reference, and to be a part of, this joint proxy statement/prospectus from the date of their filing. These documents include proxy statements and periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, and to the extent they are considered filed, Current Reports on Form 8-K. Information incorporated by reference from later filed documents supersedes information that is included in this joint proxy statement/prospectus or is incorporated by reference from earlier documents, to the extent that they are inconsistent.

        You should rely only on the information contained or incorporated by reference in this joint proxy statement/prospectus. We have not authorized anyone to provide you with information that is different from what is contained in this joint proxy statement/prospectus. This prospectus is dated                                    , 2008. You should not assume that the information contained in this joint proxy statement/prospectus is accurate as of any date other than that date, and neither the delivery of this prospectus to you, nor the issuance of common stock under it shall create any implication to the contrary.

COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

        Eagle's articles of incorporation and bylaws provide for indemnification for current and former directors, officers, employees, or agents serving at the request of the corporation to the fullest extent permitted by Maryland law. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling Eagle pursuant to the foregoing provisions, Eagle has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

Fidelity & Trust Financial Corporation
Consolidated Financial Statements
as of and for the Three Months Ended March 31, 2008
and 2007 (unaudited) and the Years Ended
December 31, 2007and 2006, and
Report of Independent Registered Public Accounting Firm

FIDELITY & TRUST FINANCIAL CORPORATION

Page

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	F - 3
CONSOLIDATED BALANCE SHEETS AS OF MARCH 31, 2008 (UNAUDITED) AND DECEMBER 31, 2007 AND 2006	F - 4
Consolidated Statements of Operations for the three months ended March 31, 2008 and 2007 (unaudited) and for the years ended December 31, 2007 and 2006	F - 5
Consolidated Statements of Comprehensive Income (Loss) for the three months ended March 31, 2008 and 2007 (unaudited) and for the years ended December 31, 2007 and 2006	F - 6
Consolidated Statements of Changes in Shareholders' Equity as of March 31, 2008 (unaudited) and December 31, 2007 and 2006	F - 7
Consolidated Statements of Cash Flows for the three months ended March 31, 2008 and 2007 (unaudited) and for the years ended December 31, 2007 and 2006	F - 8
Notes to Consolidated Financial Statements	F - 9 – F - 38

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of
Fidelity & Trust Financial Corporation and Subsidiaries

We have audited the accompanying consolidated balance sheets of Fidelity & Trust Financial Corporation and subsidiaries (the "Company") as of December 31, 2007 and 2006, and the related consolidated statements of operations, comprehensive income (loss), changes in shareholders' equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the auditing standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Fidelity & Trust Financial Corporation and subsidiaries as of December 31, 2007 and 2006, and the results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

/s/ DELOITTE & TOUCHE LLP

Washington, D.C.
May 8, 2008

FIDELITY & TRUST FINANCIAL CORPORATION

CONSOLIDATED BALANCE SHEETS
(Dollars in thousands, except per share data)

	March 31, 2008 (Unaudited)	December 31,
		2007	2006

ASSETS
Cash and due from banks	$11,891	$7,691	$9,647
Federal funds sold	6,572	7,461	38,993

Cash and cash equivalents	18,463	15,152	48,640
Securities available-for-sale at fair value	85,770	90,746	83,610
Loans held for sale — net, at fair value	10,153	11,898	139,338
Portfolio loans — net	336,874	319,402	195,103
Less: allowance for loan losses	(3,470)	(3,195)	(2,150)

Total portfolio loans — net	333,404	316,207	192,953
Receivables	167	168	5,007
Premises and equipment — net	3,699	3,929	3,533
Accrued interest receivable	2,223	2,400	2,391
Deferred tax asset — net	963	1,185	2,141
Other real estate owned	—	395	800
Other assets	4,366	4,449	3,151

TOTAL ASSETS	$459,208	$446,529	$481,564

LIABILITIES AND SHAREHOLDERS' EQUITY
LIABILITIES:
Non-interest bearing deposits	$59,246	$56,680	$49,912
Interest bearing deposits	309,734	309,018	284,569

Total deposits	368,980	365,698	334,481
Securities sold under repurchase agreements	53,439	49,165	30,203
Short-term borrowings	9,000	3,000	72,398
Accrued interest payable	34	22	628
Accrued expenses and other liabilities	2,570	3,163	4,055
Reserve for representations and warranties	160	175	1,911

Total liabilities	434,183	421,223	443,676

SHAREHOLDERS' EQUITY:
Common stock, $0.01 par value — 20,000,000 shares authorized; and 4,207,016 shares issued and outstanding at March 31, 2008 and December 31, 2007, respectively and 4,205,152 shares issued and outstanding at December 31, 2006	42	42	42
Preferred stock, $0.01 par value, 5,000,000 shares authorized, none issued or outstanding at March 31, 2008 and December 31, 2007 and 2006, respectively	—	—	—
Additional paid-in-capital	37,726	37,726	37,655
Retained deficit	(13,592)	(12,807)	571
Accumulated other comprehensive income (loss)	849	345	(380)

Total shareholders' equity	25,025	25,306	37,888

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$459,208	$446,529	$481,564

See notes to consolidated financial statements.

FIDELITY & TRUST FINANCIAL CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in thousands, except per share data)

	Three months ended March 31,		Years ended December 31,
	2008	2007	2007	2006
	(Unaudited)

INTEREST INCOME:
Interest on federal funds sold and interest-bearing bank balances	$111	$230	$753	$1,506
Interest and dividends on securities	1,133	1,062	4,622	3,339
Interest and fees on loans	5,980	5,613	25,248	17,040

Total interest income	7,224	6,905	30,623	21,885
INTEREST EXPENSE:
Interest on deposits	3,407	3,014	13,299	9,171
Interest on securities sold under repurchase agreements	248	362	1,710	520
Interest on borrowings	68	4	20	2

Total interest expense	3,723	3,380	15,029	9,693
NET INTEREST INCOME	3,501	3,525	15,594	12,192
PROVISION FOR LOAN LOSSES	311	343	1,861	671

NET INTEREST INCOME AFTER
PROVISION FOR LOAN LOSSES	3,190	3,182	13,733	11,521

NON-INTEREST INCOME:
Service charges on deposits	71	50	231	121
Other income	109	67	334	193

Total non-interest income	180	117	565	314
NON-INTEREST EXPENSE:
Compensation and employee benefits	1,765	1,569	6,851	5,352
Occupancy	440	359	1,603	1,159
Consulting and professional fees	349	260	1,145	1,154
Depreciation and amortization	242	164	743	525
Equipment and software	99	69	320	218
Travel, meals, and entertainment	57	74	305	236
Legal	90	33	295	180
Data processing	170	117	504	368
Other	447	(36)	1,071	141

Total non-interest expense	3,659	2,609	12,837	9,333

INCOME (LOSS) FROM CONTINUING OPERATIONS BEFORE INCOME TAX EXPENSE (BENEFIT)	(289)	690	1,461	2,502
Income tax expense (benefit)	(114)	276	541	792

INCOME (LOSS) FROM CONTINUING OPERATIONS	(175)	414	920	1,710

DISCONTINUED OPERATIONS:
LOSS FROM DISCONTINUED OPERATIONS	(610)	(1,081)	(15,855)	(2,225)
Income tax benefit	—	(432)	(1,557)	(736)

LOSS FROM DISCONTINUED OPERATIONS	(610)	(649)	(14,298)	(1,489)

NET INCOME (LOSS)	$(785)	$(235)	$(13,378)	$221

EARNINGS (LOSS) PER SHARE FROM CONTINUING OPERATIONS	$(0.04)	$0.10	$0.22	$0.40

EARNINGS (LOSS) PER SHARE FROM CONTINUING OPERATIONS — assuming dilution	$(0.04)	$0.10	$0.22	$0.40

EARNINGS (LOSS) PER SHARE	$(0.19)	$(0.06)	$(3.18)	$0.05

EARNINGS (LOSS) PER SHARE — assuming dilution	$(0.19)	$(0.06)	$(3.16)	$0.05

See notes to consolidated financial statements.

FIDELITY & TRUST FINANCIAL CORPORATION

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)
(Dollars in thousands, except per share data)

	March 31,		December 31,
	2008	2007	2007	2006
	(Unaudited)

NET INCOME (LOSS)	$(785)	$(235)	$(13,378)	$221
OTHER COMPREHENSIVE INCOME — net of income taxes
Unrealized gains on available-for-sale securities:
unrealized gains arising during period, net of related tax benefit of $337 and $78 at at March 31, 2008 and 2007 (unaudited), respectively, and $480 and $22 at December 31, 2007 and 2006, respectively	504	118	725	33

COMPREHENSIVE INCOME (LOSS)	$(281)	$(117)	$(12,653)	$254

See notes to consolidated financial statements.

FIDELITY & TRUST FINANCIAL CORPORATION

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
FOR THE THREE MONTHS ENDED MARCH 31, 2008 (UNAUDITED) AND FOR THE YEARS ENDED DECEMBER 31, 2007 AND 2006
(Dollars in thousands)

	Common		Additional Paid-In Capital	Retained Earnings/ (Deficit)	Accumulated Other Comprehensive Income (Loss)	Total Shareholders' Equity
	Shares	Stock
Balance — December 31, 2005	4,210,598	$42	$37,718	$350	$(413)	$37,697
Stock repurchased	(106,546)	(1)	(1,224)	-	-	(1,225)
Issuance of restricted stock	100,000	1	1,149	-	-	1,150
Exercise of options	1,100	-	11	-	-	11
Grant of options	-	-	1	-	-	1
Net income	-	-	-	221	-	221
Change in unrealized loss on securities available-for-sale — net of taxes	-	-	-	-	33	33

Balance — December 31, 2006	4,205,152	$42	$37,655	$571	$(380)	$37,888

Stock repurchased	(2,500)	-	(29)			(29)
Issuance of restricted stock	4,364	-	50			50
Grant of options			50			50
Net loss				(13,378)		(13,378)
Change in unrealized loss on securities available-for-sale — net of taxes					725	725

Balance — December 31, 2007	4,207,016	$42	$37,726	$(12,807)	$345	$25,306

Net loss				(785)		(785)
Change in unrealized loss on securities available-for-sale — net of taxes					504	504

Balance — March 31, 2008 (unaudited)	4,207,016	$42	$37,726	$(13,592)	$849	$25,025

See notes to consolidated financial statements.

FIDELITY & TRUST FINANCIAL CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS
(Dollars in thousands)

	Three months ended March 31,		Years ended December 31,
	2008	2007	2007	2006
	(Unaudited)

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$(785)	$(235)	$(13,378)	$221
Loss from discontinued operations	(610)	(649)	(14,298)	(1,489)

Income (loss) from continuing operations	(175)	414	920	1,710
Adjustments to reconcile net income from continuing operations to net cash provided by (used in) operating activities:
Depreciation and amortization	242	164	743	525
Discount accretion and premium amortization on securities — net	(43)	(21)	(42)	(80)
Loss on sale of other real estate owned	1	—	24	—
Stock compensation expense	—	—	50	1
Provision for loan losses	311	343	1,861	671
Change in accrued interest receivable	145	(224)	(514)	(599)
Change in deferred taxes	(114)	(2)	(800)	(340)
Change in other assets	24	(176)	(223)	(546)
Change in accrued expenses and other liabilities	(115)	252	1,498	694

Net cash provided by operating activities from continuing operations	276	750	3,517	2,036
Net cash provided by (used in) operating activities from discontinued operations	767	44,399	113,964	(17,567)

Net cash provided by (used in) operating activities	1,043	45,149	117,481	(15,531)

CASH FLOWS FROM INVESTING ACTIVITIES:
Net purchase of fixed assets	(136)	(242)	(1,934)	(1,570)
Proceeds from sale of other real estate owned	394	—	—	—
Net increase in portfolio loans	(17,507)	(31,521)	(125,534)	(69,548)
Purchases of securities available-for-sale	(7,369)	(10,419)	(37,343)	(37,274)
Proceeds from maturities and paydowns of securities available-for-sale	13,228	5,212	31,450	10,101

Net cash (used in) investing activities from continuing operations	(11,390)	(36,970)	(133,361)	(98,291)
Net cash provided by (used in) investing activities from discontinued operations	103	(186)	1,589	707

Net cash (used in) investing activities	(11,287)	(37,156)	(131,772)	(97,584)

CASH FLOWS FROM FINANCING ACTIVITES:
Net increase (decrease) in deposits	3,281	(11,833)	31,217	78,540
Net increase in securities sold under repurchase agreements	4,274	22,454	18,963	30,203
Proceeds from notes payable and short-term borrowings	6,000	—	3,000	—
Exercise of stock options	—	—	—	11
Repurchase of common stock	—	—	(29)	(1,225)
Sale of treasury stock	—	—	50	1,150

Net cash provided by financing activities from continuing operations	13,555	10,621	53,201	108,679
Net cash (used in) provided by financing activities from discontinued operations	—	(30,723)	(72,398)	2,403

Net cash provided by (used in) financing activities	13,555	(20,102)	(19,197)	111,082

Net increase (decrease) in cash and cash equivalents	3,311	(12,109)	(33,488)	(2,033)
CASH AND CASH EQUIVALENTS — Beginning of period	15,152	48,640	48,640	50,673

CASH AND CASH EQUIVALENTS — End of period	$18,463	$36,531	$15,152	$48,640

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Interest paid	$3,712	$4,675	$18,147	$13,214

Income taxes paid	$1	$—	$3	$1,726

SUPPLEMENTAL DISCLOSURES OF NONCASH INVESTING ACTIVITIES:
Loans transferred to other real estate owned	$—	$432	$1,238	$1,973

See notes to consolidated financial statements.

FIDELITY & TRUST FINANCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
AS OF AND FOR THE THREE MONTHS ENDED MARCH 31, 2008 AND 2007 (UNAUDITED)
AND THE YEARS ENDED DECEMBER 31, 2007 AND 2006

1.     NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Organization and Description of Business — Fidelity & Trust Financial Corporation ("F&T Financial") is a state-chartered bank holding company that was incorporated in the state of Maryland on July 29, 2003. The principal activity of F&T Financial is the ownership of Fidelity & Trust Bank ("F&T Bank"). F&T Bank is the parent company of Fidelity & Trust Mortgage, Inc. ("F&T Mortgage"), a residential mortgage banking company.

  F&T Financial is headquartered in Bethesda, Maryland and commenced business on November 14, 2003. On November 14, 2003, F&T Financial issued 1,466,905 shares of common stock, of which 855,555 common shares were issued to F&T Mortgage for all of its outstanding common and preferred stock. Also, on November 14, 2003, F&T Financial acquired all of the outstanding shares of F&T Bank, while F&T Bank acquired all of the outstanding shares of F&T Mortgage.

  F&T Bank is a state-chartered commercial bank primarily engaged in the business of providing general commercial and consumer banking services to small-and medium-sized businesses, professionals, and consumers, as well as providing banking services to customers of F&T Mortgage. F&T Bank commenced operations on November 17, 2003 and operates from three branches in Maryland: Bethesda, Silver Spring and Rockville; two branches in Washington, DC: Eye Street and Georgetown; and one branch in Tysons Corner, Virginia. F&T Bank was managed as two business units, a Community Banking unit and a Mortgage Banking unit.

  F&T Mortgage was incorporated in the state of Maryland on November 14, 2000, and commenced operations on August 1, 2001. F&T Mortgage was a full-service residential mortgage banking company that offered a broad array of home mortgage products through a team of loan originators and multiple lending offices. F&T Mortgage was headquartered in Chevy Chase, Maryland until August 20, 2007, when certain assets were sold and the sales force and lending offices were transferred to the purchaser. F&T Mortgage discontinued originating loans on that date and a small wind-down staff was retained to fund the remaining pipeline and sell the mortgage loans held for sale. Note 22 discusses the impact of the discontinued operations.

  The accounting and reporting policies of F&T Financial are in accordance with accounting principles generally accepted in the United States of America and conform to general practices within the banking industry. The more significant of these policies are discussed below.

  Principles of Consolidation — The consolidated financial statements include the accounts of F&T Financial, F&T Bank, and F&T Mortgage (collectively, "Fidelity & Trust"). All intercompany accounts and transactions have been eliminated in consolidation.

  Unaudited Interim Consolidated Financial Statements — The consolidated financial statements for the interim periods are unaudited; however, they reflect all adjustments, consisting only of normal recurring accruals, which in the opinion of management, are necessary to present fairly the results for the periods presented. The results of operations for the three months ended March 31, 2008 and 2007 are not necessarily indicative of the results of operations to be expected for the remainder of the year, or for any other period.

  Use of Estimates — Management of Fidelity & Trust has made a number of estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities to prepare these consolidated financial statements in conformity with accounting principles generally accepted in the United States of America. Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses and the reserve for representations and warranties and the valuation of deferred tax assets. Actual results could differ from those estimates.

  Significant Group Concentrations of Credit Risk — Most of Fidelity & Trust's activities are with customers located within the metropolitan Washington, D.C. region. Note 3 discusses the types of securities in which Fidelity & Trust invests. Notes 5 and 6 discuss the types of lending in which Fidelity & Trust engages. Fidelity & Trust does not have any significant concentrations to any one industry or customer.

  Cash and Cash Equivalents — For purposes of reporting cash flows, cash and cash equivalents include cash on hand, amounts due from banks, and federal funds sold, all of which mature in 90 days or less.

  Investment Securities — Investments in debt and equity securities classified as available-for-sale are stated at fair value, based on quoted market prices, with net unrealized gains and losses, net of tax, reported as a separate component of shareholders' equity.

  A decline in the fair value of any available-for-sale or held-to-maturity security below cost that is deemed other-than-temporary is charged to earnings resulting in the establishment of a new cost basis for the security. There were no such charges in the first quarter of 2008 or in the years ended 2007 or 2006.

  Dividend and interest income is recognized when earned. Realized gains and losses for securities classified as available-for-sale are included in earnings and are derived using the specific identification method for determining the cost of securities sold.

  Derivative Instruments and Hedging Activities — Fidelity & Trust adopted the Financial Accounting Standards Board (FASB) Statement of Financial Accounting Standards (SFAS) No. 133, Accounting for Derivative Instruments and Certain Hedging Activities, SFAS No. 138, Accounting for Certain Derivative Instruments and Certain Hedging Activity, an amendment of SFAS No. 133, SFAS No. 149, Amendment of Statement 133 on Derivative Instruments and Hedging Activities and SFAS No. 155, Accounting for Certain Hybrid Financial Instruments, an amendment of SFAS No. 133.

  In 2006, F&T Mortgage initiated the use of mortgage-backed securities futures, a type of derivative instrument, and continued the use of U.S. Treasury futures, another type of derivative instrument, to mitigate the risk of uncommitted mortgage loans. A derivative is a financial instrument that derives its cash flows, and therefore its value, by reference to an underlying instrument, index or referenced interest rate. SFAS No. 133 requires that all derivative instruments be recorded on the balance sheet as assets or liabilities, at their respective fair values, regardless of the purpose or intent for holding the derivative. If a derivative does not qualify as a hedge under SFAS No. 133, all gains or losses from the change in the derivative's estimated fair value are recognized in earnings. The gains or losses from the change in estimated fair value of derivatives that qualify as hedges under SFAS No. 133 are recognized in earnings or other comprehensive income depending on the type of hedge relationship. Fidelity & Trust does not qualify for fair value or cash flow hedge accounting treatment, therefore all gains or losses are recognized in earnings for the first quarter of 2008 and for the years ended 2007 and 2006. F&T Mortgage ceased derivative activity in the second quarter of 2007.

  Portfolio Loans — Loans are stated at the principal amount outstanding, net of unearned income and deferred costs. Interest income is accrued on loans as earned on the outstanding principal balances. Nonrefundable loan fees and direct origination costs are deferred and recognized over the lives of the related loans as adjustments of yield. Accrual of interest is discontinued when management believes, after considering economic business conditions and collection efforts, the borrower's financial condition is such that collection of interest is doubtful. Any accrued interest considered uncollectible is charged against interest income.

  The allowance for loan losses is established through a provision for loan losses, which is charged to expense. Loans are charged against the allowance for loan losses when management believes that the collectibility of the principal is unlikely. The allowance is a current estimate of the probable losses inherent in the current loan portfolio based upon management's evaluation of that portfolio. Estimates of probable losses inherent in the portfolio involve the exercise of judgment and the use of assumptions. The evaluation takes into consideration such factors as changes in the nature, volume and quality of the loan portfolio, prior loss experience, level of nonperforming loans, current and anticipated general economic conditions and the value and adequacy of collateral.

  A loan is considered impaired when, based on all current information and events, it is probable that Fidelity & Trust will be unable to collect all amounts due according to the contractual terms of the agreement, including all scheduled principal and interest payments. Such impaired loans are measured based on the present value of the expected future cash flows, discounted at the loan's effective interest rate or, as a practical expedient, impairment may be measured based on the loan's observable market price, or if, the loan is collateral-dependent, the fair value of the collateral. When the measure of the impaired loan is less than the recorded investment in the loan, the impairment is recorded through a valuation allowance. Loans for which foreclosure is probable continue to be accounted for as loans. Upon foreclosure, loans are reclassified as other real estate owned.

  Each impaired loan is evaluated to determine the income recognition policy. Payments received are applied in accordance with the contractual terms of the note or as a reduction of principal.

  Loans Held for Sale — SFAS No. 91, Accounting for Nonrefundable Fees and Costs Associated with Originating or Acquiring Loans and Initial Direct Costs of Leases, requires the deferral of loan origination fees and direct loan origination costs over the estimated life of the loans for loans originated and not sold as of the end of the year. Fidelity & Trust has deferred the fees and costs attributable to these loans and will recognize them at the time of sale of the loans.

  In March 2004, the U.S. Securities and Exchange Commission (SEC) issued Staff Accounting Bulletin No. 105 to provide accounting guidance related to the timing of recognition of income on loan commitments. The pronouncement stated that all loan income is deferred until the loan is sold. Fidelity & Trust instituted this policy during the second quarter of 2004.

  In April 2002, the FASB issued final accounting guidance related to interest rate lock commitments. Based on the operations of Fidelity & Trust, all interest rate lock commitments are considered derivatives. Fidelity & Trust stopped making interest rate lock commitments on August 20, 2007 and the final commitment was honored on September 11, 2007.

  Mortgage loans held for sale are recorded in the aggregate at the lower of cost or fair value. The fair values and the information used to record valuation adjustments for mortgage loans held for sale are based either on quoted market prices or are provided by other third-party sources, when available. Gains and losses from the sale of mortgage loans, which are not reflected in the basis adjustment on closed loans in accordance with SFAS No. 133, are recognized at the time of sale and are determined by the difference between the net sales proceeds of the loans and related servicing and the carrying value of the mortgage loans sold.

  Recognition of gains and losses is based on SFAS No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities, which was effective for transfers and servicing of financial assets and extinguishment of liabilities occurring after March 31, 2001. SFAS No. 140 is based on consistent application of a financial-concepts approach that focuses on control. Under that approach, after a transfer of financial assets, an entity recognizes the financial and servicing assets it controls and the liabilities it has incurred, derecognizes financial assets when control has been surrendered, and derecognizes liabilities when extinguished.

  Cash flows from the origination and sale of mortgage loans held for sale are reported as cash provided by operating activities from discontinued operations in the consolidated statements of cash flows for each of the periods presented.

  Receivables — Receivables consist of funds due from various investors and borrowers.

  Premises and Equipment — Premises and equipment, including leasehold improvements, are stated at cost less accumulated depreciation and amortization. Depreciation and amortization are computed using the straight-line method over the estimated useful lives of the assets or, for leasehold improvements, the shorter of the estimated useful life or the term of the underlying lease. These estimated useful lives range from one to ten years. Expenditures for maintenance and repairs are charged to expense as incurred and improvements are capitalized. The cost and accumulated depreciation and amortization of assets retired or otherwise disposed of are removed from the books, and gain or loss on disposition is credited or charged to earnings.

  Income Taxes — Pursuant to SFAS No. 109, Accounting for Income Taxes, income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to be in effect for the year in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in earnings in the period that includes the enactment date.

  Comprehensive Income (Loss) — Comprehensive income (loss) represents all changes in equity of an enterprise that result from recognized transactions and other economic events during the period. Other comprehensive income refers to revenues, expenses, gains, and losses that under accounting principles generally accepted in the United States of America are included in comprehensive income (loss) but excluded from net income (loss). Unrealized gains and losses on available-for-sale securities are the components of Fidelity & Trust's other comprehensive income (loss).

  Earnings per Share — Earnings per share is computed by dividing net income available to common shareholders by the weighted average number of common shares outstanding during the period.

  Earnings per share, assuming dilution, is computed by dividing net income available to common shareholders by the weighted average common shares outstanding and the additional common shares that would have been outstanding if any dilutive potential common shares had been issued.

  Other Real Estate Owned — Assets acquired through, or in lieu of, loan foreclosure are held for sale and are initially recorded at fair value at the date of foreclosure, establishing a new book value. Subsequent to foreclosure, valuations are periodically performed by management and the assets are carried at the lower of carrying amount or fair value less costs to sell. Changes in the valuation allowance are included in net expenses from foreclosed assets.

  Recent Accounting Pronouncements — Below are the new accounting pronouncements that relate to activities in which Fidelity & Trust is engaged:

  SFAS No. 157 Fair Value Measurements

  In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements. This statement provides a definition of fair value, establishes a framework for measuring fair value and requires expanded disclosures about fair value measurements. The standard applies when accounting principles generally accepted in the /United States (GAAP) requires or allows assets or liabilities to be measured at fair value and, therefore, does not expand the use of fair value in any new circumstance. Statement No. 157 is effective for fiscal years beginning after November 15, 2007. Fidelity & Trust adopted

  SFAS No. 157 as of January 1, 2008 and the adoption did not have any impact on its balance sheets, results of operations or cash flows. The adoption of this standard resulted in additional disclosures which are presented in Note 4. In February 2008, the FASB issued SFAS No. 157-2, Effective Date of FASB Statement No. 157, which provided for a one-year deferral of the implementation of this standard for other non-financial assets and liabilities, effective for fiscal years beginning after November 15, 2008. This additional guidance is not expected to have a material impact on Fidelity & Trust's consolidated financial statements upon adoption.

  SFAS No. 159 The Fair Value Option for Financial Assets and Financial Liabilities

  In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities. This statement allows entities the option to measure eligible financial instruments at fair value as of specified dates. Such election, which may be applied on an instrument-by-instrument basis, is typically irrevocable once elected. This Statement requires companies to provide additional information that will help investors and other users of financial statements to more easily understand the effect of the company's choice to use fair value on its earnings. Statement No. 159 is effective for fiscal years beginning after November 15, 2007. Fidelity & Trust has elected not to measure any new financial instruments at fair value, as permitted in SFAS No. 159, but to continue recording its financial instruments in accordance with current practice.

  SFAS No. 160 Noncontrolling Interests in Consolidated Financial Statements, an amendment of ARB No. 151

  In December 2007, the FASB issued SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements. This statement requires noncontrolling or minority interests in subsidiaries be presented in the consolidated statement of financial position within equity, but separate from the parent's equity, and that the amount of the consolidated net income attributable to the parent and to the noncontrolling interest be clearly identified and presented on the face of the consolidated statement of income. SFAS No. 160 is effective for fiscal years beginning on or after December 15, 2008. Fidelity & Trust does not expect this guidance to have a material effect on its consolidated financial statements.

  FASB Staff Position ("FSP") FAS No. 140-3, Accounting for Transfers of Financial Assets and Repurchase Financing Transactions

  In February 2008, the FASB issued FSP FAS No. 140-3, Accounting for Transfers of Financial Assets and Repurchase Financing Transactions, which provides a consistent framework for the evaluation of a transfer of a financial asset and subsequent repurchase agreement entered into with the same counterparty. FSP FAS No. 140-3 provides guidelines that must be met in order for an initial transfer and subsequent repurchase agreement to not be considered linked for evaluation. If the transactions do not meet the specified criteria, they are required to be accounted for as one transaction. This FSP is effective for fiscal years beginning after November 15, 2008, and shall be applied prospectively to initial transfers and repurchase financings for which the initial transfer is executed on or after adoption. Fidelity & Trust does not expect this guidance to have a material effect on its consolidated financial statements.

  SFAS No. 161 Disclosures about Derivative Instruments and Hedging Activities

  In March 2008, the FASB issued SFAS No. 161, Disclosures about Derivative Instruments and Hedging Activities. This statement requires specific disclosures regarding the location and amounts of derivative instruments in the financial statements; how derivative instruments and related hedged items are accounted for; and how derivative instruments and related hedged items affect the financial position, financial performance, and cash flows. SFAS is effective for financial statements issued for fiscal years and interim periods after November 15, 2008. Early application is permitted. Fidelity & Trust does not expect the guidance to have a material effect on its consolidated financial statements.

  FIN No. 48 Accounting for Uncertainty in Income Taxes, an interpretation of FASB Statement No. 109

  In June 2006, the FASB issued FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes. FIN 48 clarifies when tax benefits should be recorded in financial statements, requires certain disclosures of uncertain tax matters and indicates how any tax reserves should be classified in a balance sheet. FIN 48 is effective for Fidelity & Trust in the first quarter of fiscal 2008. The application of FIN 48 did not have a material impact on Fidelity & Trust's consolidated financial statements.

  Staff Accounting Bulletin (SAB) No. 108, Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements

  In September 2006, the Securities and Exchange Commission (SEC) issued SAB No. 108, Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements. This bulletin provides interpretive guidance on the consideration of prior year misstatements in quantifying the materiality of current year misstatements. SAB No. 108 is effective for fiscal years ending after November 15, 2006. The adoption of this bulletin did not have a material impact on Fidelity & Trust's consolidated financial statements.

  Reclassifications — Reclassifications to prior year amounts have been made to conform to current year presentation for the discontinued operations identified during 2007, as noted in Note 22.

2.     CASH AND DUE FROM BANKS

  Under Federal Reserve Bank (FRB) regulations, banks are required to maintain cash reserves based upon average deposits. Assets qualified to meet these reserve requirements consist of vault cash and balances on deposit with the FRB. F&T Bank's reserve requirements were $1.2 million, $897,000 and $718,000 for the periods ending March 31, 2008 and December 31, 2007 and 2006, respectively.

3.     SECURITIES AVAILABLE-FOR-SALE

  The amortized cost and fair value of securities available-for-sale are as follows:

	March 31, 2008 (Unaudited)
(Dollars in thousands)	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value

U.S. Government Sponsored Enterprise ("GSE") securities	$34,957	$559	$-	$35,516
Mortgage-backed securities	47,581	852	(7)	48,426
Equity securities	1,823	5	-	1,828

Total securities available-for-sale	$84,361	$1,416	$(7)	$85,770

	December 31, 2007
(Dollars in thousands)	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value

U.S. Government Sponsored Enterprise ("GSE") securities	$41,384	$291	$(12)	$41,663
Mortgage-backed securities	46,918	400	(116)	47,202
Equity securities	1,876	5	-	1,881

Total securities available-for-sale	$90,178	$696	$(128)	$90,746

	December 31, 2006
(Dollars in thousands)	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value

U.S. Government Sponsored Enterprise ("GSE") securities	$55,067	$10	$(400)	$54,677
Mortgage-backed securities	27,249	64	(312)	27,001
Equity securities	1,927	5	-	1,932

Total securities available-for-sale	$84,243	$79	$(712)	$83,610

  Securities that have been in a continuous unrealized loss position for periods of less than 12 months and 12 months or longer at March 31, 2008 and December 31, 2007 and 2006 are summarized as follows:

	March 31, 2008 (Unaudited)
	Less than 12 months		12 months or longer
					Total Fair Value
(Dollars in thousands)	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses		Unrealized Losses

Mortgage-backed securities	$1,266	$4	$1,373	$3	$2,639	$7

Total temporarily impaired securities	$1,266	$4	$1,373	$3	$2,639	$7

	December 31, 2007 (Unaudited)
	Less than 12 months		12 months or longer
					Total Fair Value
(Dollars in thousands)	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses		Unrealized Losses

U.S. Government Sponsored Enterprise ("GSE") securities	$1,999	$1	$2,745	$11	$4,744	$12
Mortgage-backed securities	1,864	22	8,066	94	9,930	116

Total temporarily impaired securities	$3,863	$23	$10,811	$105	$14,674	$128

	December 31, 2006 (Unaudited)
	Less than 12 months		12 months or longer
					Total Fair Value
(Dollars in thousands)	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses		Unrealized Losses

U.S. Government Sponsored Enterprise ("GSE") securities	$2,986	$4	$46,871	$396	$49,857	$400
Mortgage-backed securities	7,737	25	11,255	287	18,992	312

Total temporarily impaired securities	$10,723	$29	$58,126	$683	$68,849	$712

  United States Government Sponsored Enterprise ("GSE") Securities

  Fidelity's investments in GSE securities consist of debt obligations of the Federal Home Loan Mortgage Corporation ("FHLMC"), the Federal Home Loan Bank ("FHLB"), and the Federal Farm Credit Bank ("FFCB"). At March 31, 2008, there was no decline in market value below cost in this segment of Fidelity's securities portfolio.

  Mortgage-Backed Securities

  Fidelity's investments in mortgage-backed securities consist of GSE mortgage-backed securities and government agency mortgage-backed securities. The unrealized losses on Fidelity's investments in mortgage-backed securities were caused by interest rate increases from the date of purchase. The contractual cash flows of those investments in GSE mortgage-backed securities are debt obligations of the Federal Home Loan Mortgage Corporation ("FHLMC") and the Federal National Mortgage Association ("FNMA"). The cash flows related to government agency mortgage-backed securities are direct obligations of the U.S. Government. The decline in market value is attributable to changes in interest rates and not credit quality, and because Fidelity has the ability and intent to hold those securities until a recovery of fair value, which may be maturity, Fidelity does not consider those securities to be other-than-temporarily impaired at March 31, 2008.

  The remaining contractual maturity distribution of debt securities available-for-sale at March 31, 2008 (unaudited) is as follows:

(Dollars in thousands)	Amortized Cost	Fair Value	Unrealized Gain/(Loss)

Due
Within one year	$8,000	$8,089	$89
After one year through five years	13,075	13,169	94
After five years through ten years	19,131	19,539	408
After ten years	42,332	43,145	813

	$82,538	$83,942	$1,404

  The remaining contractual maturity distribution of debt securities available-for-sale at December 31, 2007 is as follows:

(Dollars in thousands)	Amortized Cost	Fair Value	Unrealized Gain/(Loss)

Due
Within one year	$9,999	$10,008	$9
After one year through five years	21,682	21,678	(4)
After five years through ten years	15,203	15,424	221
After ten years	41,418	41,755	337

	$88,302	$88,865	$563

  For the three months ended March 31, 2008 and 2007 and the years ended December 31, 2007 and 2006, there were no sales of securities available-for-sale.

  F&T Bank regularly reviews its investment portfolio for factors that may indicate that a decline in fair value of an investment is other than temporary. Based on its evaluation, F&T Bank has concluded that the declines in the fair values of the investments at March 31, 2008 are temporary.

4.     FAIR VALUE MEASUREMENTS

  Fidelity & Trust adopted SFAS No. 157 and SFAS No. 159, effective January 1, 2008. SFAS No. 157, Fair Value Measurements, provides a framework for measuring fair value under GAAP. This standard applies to all financial assets and liabilities that are being measured and reported at fair value on a recurring and non-recurring basis. For Fidelity & Trust, this includes the investment securities available-for-sale ("AFS") portfolio.

  As defined in SFAS No. 157, fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. In determining fair value, Fidelity & Trust uses various methods including market and income approaches. Based on these approaches, Fidelity & Trust often utilizes certain assumptions that market participants would use in pricing the asset or liability. These inputs can be readily observable, market corroborated, or generally unobservable firm inputs. Fidelity & Trust utilizes valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs. Based on the observability of the inputs used in the valuation techniques, Fidelity & Trust is required to provide the following information according to the fair value hierarchy. The hierarchy ranks the quality and reliability of the information used to determine fair values. The hierarchy gives the highest priority to quoted prices available in active markets and the lowest priority to data lacking transparency. Financial assets and liabilities carried at fair value will be classified and disclosed in one of the following three categories:

Level 1	Quoted prices for identical instruments that are highly liquid, observable and actively traded in over-the-counter markets. Level 1 financial instruments typically include U.S. Treasury securities.
Level 2
Quoted prices for similar instruments in active markets; quoted prices for identical or similar instruments in markets that are not active; and model-derived valuations whose inputs are observable and can be corroborated by market data. Level 2 financial instruments typically include U.S. Government and agency mortgage-backed securities.

Level 3
Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities. Level 3 assets and liabilities include financial instruments whose value is determined using pricing models, discounted cash flow methodologies, or similar techniques, as well as instruments for which the determination of fair value requires significant management judgment or estimation. This category typically includes private label mortgage-backed securities, impaired loans and mortgage servicing rights.

  In determining the appropriate levels, Fidelity & Trust performs a detailed analysis of assets and liabilities that are subject to SFAS No. 157. As of March 31, 2008, all of Fidelity & Trust's financial liabilities are reported at their carrying value. The following tables present information about Fidelity & Trust's assets measured at fair value on a recurring and non-recurring basis as of March 31, 2008. These assets are reported on the consolidated balance sheets at their fair values. As required by SFAS No. 157, financial assets are classified in their entirety based on the lowest level of input that is significant to their fair value measurement.

  Securities available-for-sale and loans held for sale are the only balance sheet categories Fidelity & Trust is required by generally accepted accounting principles to account for at fair value. The following tables present information about Fidelity & Trust's assets measured at fair value on a recurring and non-recurring basis as of March 31, 2008, and indicate the fair value hierarchy of the valuation techniques utilized by Fidelity & Trust to determine such fair value.

Assets measured at Fair Value on a recurring basis as of March 31, 2008

(Dollars in thousands)	Carrying Value (Fair Value)	Quoted Prices (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)	Trading Gains and (Losses)	Total Changes in Fair Values Included in Period Earnings

Securities available-for-sale	$83,942	$-	$83,942	$-	$-	$-

Assets measured at Fair Value on a non-recurring basis as of March 31, 2008

(Dollars in thousands)	Carrying Value (Fair Value)	Quoted Prices (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)	Trading Gains and (Losses)	Total Changes in Fair Values Included in Period Earnings

Loans held for sale	$10,153	$-	$-	$10,153	$-	$(498)

  Valuation Methodologies

  Securities Available-for-Sale — The fair values of available-for-sale securities are generally determined by reference to quoted prices for similar instruments in active markets.

  Loans Held for Sale — The fair values and the information used to record valuation adjustments for mortgage loans held for sale are based either on quoted market prices or are provided by other third-party purchasers, when available.

5.     PORTFOLIO LOANS

  Major categories of portfolio loans at March 31, 2008 and December 31, 2007 and 2006, are as follows:

	March 31, 2008 (Unaudited)	December 31,
(Dollars in thousands)		2007	2006

Real estate	$234,243	$222,227	$119,691
Commercial	101,269	95,918	73,939
Consumer	1,701	1,639	1,699

Total	337,213	319,784	195,329
Deferred fees and costs — net	(339)	(382)	(226)

Portfolio loans — net, before allowance for loan losses	$336,874	$319,402	$195,103

  Primarily all of F&T Bank's portfolio loans at March 31, 2008 and December 31, 2007 and 2006, consist of loans made within the greater Washington, DC metropolitan area. This includes real estate loans made for acquisition, renovation, or development for which a deed of trust on the subject property is the primary collateral.

  Allowance for Portfolio Loan Losses — While management uses available information to recognize losses on portfolio loans, future additions to the allowance for existing loans may be necessary based on changes in economic and borrower conditions. Management believes that adequate allowances have been established to reflect possible losses on loans as of March 31, 2008 and December 31, 2007 and 2006.

  Changes in the allowance for portfolio loan losses for the three months ended March 31, 2008 and 2007 and the years ended December 31, 2007 and 2006, are as follows:

	March 31,		December 31,
(Dollars in thousands)	2008	2007	2007	2006
	(Unaudited)

Balance, beginning of period	$3,195	$2,150	$2,150	$1,508
Provision for portfolio loan losses	311	343	1,861	671
Loans charged off	(36)	(37)	(828)	(29)
Recoveries	-	4	12	-

Balance, end of period	$3,470	$2,460	$3,195	$2,150

  Various regulatory agencies, as an integral part of the examination process, periodically review the allowance based on their judgments about information available to them at the time of their examination.

  Related-Party Loans — F&T Bank, in the normal course of business, makes loans to executive officers, directors and principal shareholders, as well as to companies and individuals affiliated with those officers and directors. In the opinion of management, these loans are consistent with sound banking practices, are within regulatory lending limits, and do not involve more than normal risk of collectibility. Activity in such loans at March 31, 2008 and December 31, 2007 and 2006, is summarized as follows:

	March 31, 2008 (Unaudited)	December 31,
(Dollars in thousands)		2007	2006

Balance, beginning of period	$417	$142	$1,578
New loans	2,000	1,882	175
Repayments	(76)	(1,607)	(1,611)

Balance, end of period	$2,341	$417	$142

  Impaired Portfolio Loans — F&T Bank held loans deemed to be impaired totaling $1.8 million as of March 31, 2008, and $2.0 million and $2.1 million as of December 31, 2007 and 2006, respectively. These loans are commercial purpose loans primarily secured by real estate collateral. As of March 31, 2008 and December 31, 2007 and 2006, F&T Bank had no other loans on nonaccrual other than those deemed to be impaired loans.

6.     LOANS HELD FOR SALE

  Mortgage loans that F&T Mortgage originated with the intent to sell in the foreseeable future are initially recorded at cost including any premium or discount. Loans held for sale are carried on the books at the lower of cost or fair value calculated on an aggregate basis by type of loan. A lower of cost or market adjustment is recorded against mortgage loans held for sale when an aggregate pool of loans has a fair value below its cost. Mortgage loans held for sale, net, as of March 31, 2008 and December 31, 2007 and 2006, are as follows:

	March 31, 2008 (Unaudited)	December 31,
(Dollars in thousands)		2007	2006

First mortgages — residential 1 - 4 units	$9,767	$10,839	$112,700
Second mortgages — closed end	5,164	5,443	24,839
Second mortgages — open end	59	59	1,433
Unamortized deferred costs — net	71	77	527
Lower of cost or market adjustment	(4,908)	(4,520)	(161)

Total loans held for sale — net	$10,153	$11,898	$139,338

  Reserve for Representations and Warranties — The reserve for representations and warranties is established for contingencies related to loans sold to investors with recourse. F&T Mortgage sold loans with recourse related to issues of fraud, early payment defaults or early loan payoffs. The reserve is established through charges to gains on sales of mortgage loans when management believes there is the likelihood that losses will be incurred on sold loans. Estimates of losses involve the exercise of judgment and the use of assumptions. The evaluations take into consideration such factors as changes in the nature, volume and quality of the loans held for sale portfolio, prior loss experience and current and anticipated general economic conditions.

	March 31,		December 31,
(Dollars in thousands)	2008	2007	2007	2006
	(Unaudited)

Balance, beginning of period	$175	$1,911	$1,911	$348
Provision for representations and warranties	-	292	(74)	2,293
Loans charged off	(15)	(18)	(1,954)	(1,455)
Recoveries	-	217	292	725

Balance, end of period	$160	$2,402	$175	$1,911

  Various regulatory agencies, as an integral part of the examination process, periodically review the lower of cost or market adjustment and reserve based on their judgments about information available to them at the time of their examination.

  Related-Party Loans Held for Sale — Mortgage loans to executive officers and directors of Fidelity & Trust were made with interest rates, terms and collateral requirements consistent with those required of other borrowers. There were no loans provided to executive officers and directors during the first quarter of 2008 or the year ended December 31, 2007 and there were no such loans sold to third-party investors as of March 31, 2008 or December 31, 2007. The aggregate amount of loans provided to executive officers and directors was $706,000 during 2006, of which $706,000 were sold to third-party investors as of December 31, 2006.

  Impaired Loans on Loans Held for Sale — F&T Mortgage held no loans deemed to be impaired as of March 31, 2008 and December 31, 2007, and $1.3 million deemed to be impaired as of December 31, 2006. These loans are residential mortgage loans which management considers as smaller-balance homogeneous loans. As such, management collectively evaluates them for impairment taking into consideration such factors as past loss experience, recent economic factors and portfolio delinquency rates. As of March 31, 2008, F&T Mortgage had $549,000 in loans on nonaccrual, and as of December 31, 2007 and 2006, F&T Mortgage had no other loans on nonaccrual other than those deemed to be impaired loans.

7.     PREMISES AND EQUIPMENT

  Investments in premises and equipment at March 31, 2008 and December 31, 2007 and 2006, are as follows:

		December 31,
	March 31, 2008
(Dollars in thousands)		2007	2006
	(Unaudited)

Furniture, fixtures, and equipment	$1,914	$1,963	$2,105
Computer hardware and software	1,355	1,424	2,253
Leasehold improvements	2,625	2,623	2,039

	5,894	6,010	6,397
Less accumulated depreciation and amortization	(2,195)	(2,081)	(2,864)

Total premises and equipment	$3,699	$3,929	$3,533

  Total depreciation and amortization was $242,000 and $164,000 for the three months ended March 31, 2008 and 2007, respectively, and $743,000 and $525,000 for the years ended December 31, 2007 and 2006, respectively.

8.     DEPOSITS

  Major classifications of deposits at March 31, 2008 and December 31, 2007 and 2006, are as follows:

		December 31,
	March 31, 2008
(Dollars in thousands)		2007	2006
	(Unaudited)

Non-interest bearing deposits	$59,246	$56,680	$49,912

Interest bearing deposits:
NOW accounts	4,589	5,834	4,619
Money market accounts	94,201	95,063	116,110
Savings accounts	253	210	128
Certificates less than $100,000	73,626	75,228	55,861
Certificates of $100,000 and over	137,065	132,683	107,851

Total interest bearing deposits	309,734	309,018	284,569

Total deposits	$368,980	$365,698	$334,481

  Checking and savings accounts, money market accounts, and certificates of deposit payable to executive officers and directors, or their related interests, were $10.3 million as of March 31, 2008 and $12.6 million and $9.7 million as of December 31, 2007 and 2006, respectively, representing 2.8%, 3.4% and 2.9% of total deposits for the periods so ended. At March 31, 2008 and December 31, 2007 and 2006, there were no brokered deposits.

  Maturities of certificates of deposit at March 31, 2008 and December 31, 2007, are as follows:

	March 31, 2008		December 31, 2007
(Dollars in thousands)	Balance	Interest Rate	Balance	Interest Rate
	(Unaudited)

Due in one year	$172,395	4.97%	$161,583	5.26%
Due in two years	9,485	4.07%	15,028	4.42%
Due in three years	26,571	4.27%	28,320	4.62%
Due in four years	1,993	4.79%	2,522	4.37%
Due in five years	36	5.12%	249	4.91%
Due thereafter	211	4.88%	209	4.88%

	$210,691		$207,911

9.     SECURITIES SOLD UNDER REPURCHASE AGREEMENTS

  Securities sold under repurchase agreements are borrowings collateralized by securities of U.S. government agencies and have overnight maturities. They are entered into primarily as accommodations to F&T Bank's large commercial deposit customers. Several of these customer relationships in the aggregate exceed 10% of F&T Financial's shareholders' equity. All of the collateral provided under these agreements is maintained under F&T Bank's control.

  Securities sold under repurchase agreements are summarized as follows:

	March 31, 2008		December 31, 2007		December 31, 2006
(Dollars in thousands)	Amount	Rate	Amount	Rate	Amount	Rate
	(Unaudited)

Average for the period	$40,659	2.45%	$43,496	3.93%	$13,329	3.90%
Balance at period end	$53,439	2.17%	$49,165	3.07%	$30,203	4.11%
Maximum month-end balance	$53,439		$64,316		$30,203

10.   SHORT-TERM BORROWINGS

  On August 24, 2006, F&T Mortgage entered into a Loan Participation Sale Agreement (LPS) with a warehouse lender. The commitment amount was $100 million. F&T Mortgage had no loans sold to the investor on the LPS line as of March 31, 2008 or December 31, 2007 and $47.3 million of mortgage loans sold to the investor on the LPS line as of December 31, 2006. The loans are considered sold; however, the service release premium is paid subsequent to the sale date, based on predetermined criteria. There was no outstanding receivable balance due as of March 31, 2008 or December 31, 2007 and an outstanding receivable balance of $1.0 million was due at December 31, 2006.

  At December 31, 2006, F&T Mortgage maintained a warehouse line of credit with an investor with a commitment amount of $100 million. The warehouse line of credit was secured by the underlying loans held for sale and was repaid upon the sale of the mortgage loans. F&T Mortgage had a total of $72.4 million at December 31, 2006 in outstanding borrowings under this facility. F&T Bank purchased the line of credit from the investor, including the security interest in the underlying loans held for sale, on October 4, 2007.

  The interest rates on the warehouse lines of credit as of December 31, 2006 ranged from 30-day LIBOR plus 1.50% to 3.50% based on the type of loan and lending requirements. At December 31, 2006, the interest rates on the amounts outstanding under the warehouse lines of credit were approximately 6.95%. F&T Mortgage had no warehouse lines of credit outstanding as of March 31, 2008 and December 31, 2007.

  At December 31, 2007, F&T Financial maintained a $7 million revolving line of credit with EagleBank. That line was increased to $9 million in March 2008. The line is secured by F&T Financial's stock in F&T Bank. F&T Financial had a total of $9 million and $3 million in outstanding borrowings under this line as of March 31, 2008 and December 31, 2007, respectively. The interest rate on the line is prime minus 0.25% and the line expires on September 29, 2008. The interest rate on the line was 5% and 7% at March 31, 2008 and December 31, 2007, respectively. The line is expected to be paid in full at the time of the merger with Eagle Bancorp, Inc.

11.   INCOME TAXES

  The components of the income tax expense for the periods ended March 31, 2008 and 2007 and December 31, 2007 and 2006, are as follows:

	March 31,		December 31,
(Dollars in thousands)	2008	2007	2007	2006
	(Unaudited)

Current:
Federal	$-	$317	$1,394	$1,063
State	-	57	(47)	14

	-	374	1,347	1,077

Deferred:
Federal	(97)	(84)	(706)	(265)
State	(17)	(14)	(100)	(20)

	(114)	(98)	(806)	(285)

Income tax expense (benefit) from continuing operations	(114)	276	541	792
Income tax benefit from discontinued operations	-	(432)	(1,557)	(736)

Total income tax expense (benefit)	$(114)	$(156)	$(1,016)	$56

  Differences between income tax expense calculated at the statutory rate and that shown on the Consolidated Statements of Operations for the three months ended March 31, 2008 and 2007 (unaudited) are summarized as follows:

	March 31,
	2008		2007
	(Unaudited)
(Dollars in thousands)	Rate	Amount	Rate	Amount

Statutory federal income tax rate	34.0%	$(98)	34.0%	$235
State income tax rate	(3.8)%	11	6.0%	42
Meals and entertainment	(2.4)%	7	1.9%	13
Other	11.8%	(34)	(1.9)%	(14)

Income tax expense from continuing operations	39.6%	(114)	40.0%	276
Income tax benefit from discontinued operations	0.0%	-	40.0%	(432)

Total tax expense (benefit)		$(114)		$(156)

  Differences between income tax expense calculated at the statutory rate and that shown on the Consolidated Statements of Operations for the years ended December 31, 2007 and 2006, are summarized as follows:

	December 31,
	2007		2006
(Dollars in thousands)	Rate	Amount	Rate	Amount

Statutory federal income tax rate	34.0%	$561	34.0%	$851
State income tax rate	(2.8)%	(47)	0.6%	14
Meals and entertainment	1.6%	27	1.2%	30
Other		-	(4.1)%	(103)

Income tax expense from continuing operations	32.8%	541	31.7%	792
Income tax benefit from discontinued operations	9.8%	(1,557)	33.1%	(736)

Total tax expense (benefit)		$(1,016)		$56

  The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at March 31, 2008 and December 31, 2007 and 2006, are as follows:

		December 31,
	March 31, 2008
(Dollars in thousands)		2007	2006
	(Unaudited)

Deferred tax assets:
Allowance for loan losses	$1,365	$1,257	$742
Organizational and start-up expenses	34	45	88
Net unrealized gains on loans held for sale			359
Net unrealized (gains) losses on securities available-for-sale	(560)	(224)	271
Reserves for representations and warranties	62	68	650
Deferred lease expense	104	107	83
Property	123	115	-
Net operating loss carryforward	4,901	4,419	-
Valuation allowance	(4,784)	(4,544)	-
Other	10	93	-

Total gross deferred tax assets	1,255	1,336	2,193

Deferred tax liabilities:
Property	-	-	30
Prepaid insurance	27	37	22
Other	265	114	-

Total gross deferred tax liabilities	292	151	52

Deferred tax assets — net	$963	$1,185	$2,141

  Fidelity & Trust believes that a valuation allowance with respect to the realization of the total gross deferred tax assets related to F&T Mortgage is necessary due to the magnitude of the losses incurred by F&T Mortgage and the discontinuation of its operations. Based on Fidelity & Trust's historical taxable income, future expectations of taxable income, and the reversal of gross deferred tax liabilities, management believes it is more likely than not that Fidelity & Trust will realize all of the gross deferred tax assets existing at March 31, 2008 and December 31, 2007 related to its continuing operations. However, there can be no assurance that Fidelity & Trust will generate taxable income in any future period or that the reversal of temporary differences attributable to gross deferred tax liabilities will occur during the future tax periods as currently expected.

12.   REGULATORY CAPITAL REQUIREMENTS

  F&T Bank is subject to various regulatory requirements. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that if undertaken, could have a direct material effect on F&T Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, F&T Bank must meet specific capital guidelines that involve the quantitative measures of its assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices.

  The capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors. Prompt corrective action provisions are not applicable to bank holding companies.

  Quantitative measures established by the regulation to ensure capital adequacy require F&T Bank to maintain minimum amounts and ratios (set forth in the following table) of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined) and of Tier 1 capital (as defined) to average assets (as defined). Management believes, as of March 31, 2008 and December 31, 2007, that F&T Bank met all capital adequacy requirements.

  As of March 31, 2008 and December 31, 2007, the notification from the Federal Deposit Insurance Corporation categorized F&T Bank as "adequately capitalized" under the regulatory framework for prompt corrective action. To be categorized as "well-capitalized", F&T Bank must maintain minimum total risk-based, Tier 1 risk-based, and Tier 1 leverage ratios, as set forth below. There are no conditions or events since that notification that management believes have changed the Bank's category.

  A summary of F&T Bank's required and actual capital components is as follows:

	Actual		To be Adequately Capitalized		To be Well Capitalized
(Dollars in thousands)	Amount	Ratio %	Amount	Ratio %	Amount	Ratio %

As of March 31, 2008 (Unaudited)
Tier 1 leverage (to average assets)	$23,738	5.15%	$18,433	4.00%	$23,041	5.00%
Tier 1 capital (to risk-weighted assets)	23,738	6.43%	14,758	4.00%	22,136	6.00%
Total risk-based capital (to risk-weighted assets)	36,368	9.86%	29,515	8.00%	36,894	10.00%
As of December 31, 2007
Tier 1 leverage (to average assets)	$24,510	5.45%	$17,980	4.00%	$22,475	5.00%
Tier 1 capital (to risk-weighted assets)	24,510	6.88%	14,249	4.00%	21,374	6.00%
Total risk-based capital (to risk-weighted assets)	30,880	8.67%	28,499	8.00%	35,623	10.00%
As of December 31, 2006
Tier 1 leverage (to average assets)	$35,790	8.70%	$16,461	4.00%	$20,576	5.00%
Tier 1 capital (to risk-weighted assets)	35,790	11.68%	12,254	4.00%	18,381	6.00%
Total risk-based capital (to risk-weighted assets)	39,622	12.93%	24,508	8.00%	30,635	10.00%

13.   SHAREHOLDERS' EQUITY

  During 2007, F&T Financial repurchased 2,500 shares of stock at $11.50 per share and subsequently sold 4,364 shares to "accredited investors", as defined under the Securities Act of 1933, at $11.50 per share.

  During 2006, F&T Financial issued 1,100 shares upon exercise of its stock options. Also during 2006, F&T Financial repurchased 106,546 shares of stock at $11.50 per share and subsequently sold 100,000 shares to "accredited investors", as defined under the Securities Act of 1933, at $11.50 per share.

  Long-Term Incentive Plan — Fidelity & Trust's 2005 and 2004 Long-Term Incentive Plans ("the Plans"), which are shareholder-approved, permits the grant of stock options and shares to its employees, consultants, or other independent contractors and any nonemployee directors for up to 211,500 shares and 315,500 shares of Common Stock, respectively. As options are exercised, new shares are issued from common stock authorized but not yet issued. Fidelity & Trust believes that such awards better align the interests of its employees, consultants and directors with those of its shareholders. Option awards are granted with an exercise price equal to the market price of F&T Financial's stock on the date of grant, which, as the stock is not publicly traded, is the fair market value determined by the Board in good faith. The option awards generally vest based on 4 years of continuous service and have 10-year contractual terms. No share awards have been issued. Option awards provide for accelerated vesting if there is a change in control (as defined in the Plans).

  Fidelity & Trust implemented SFAS No. 123 (R), Accounting for Stock-based Compensation, on January 1, 2006, and is now required to recognize an expense over the required service period for any stock options granted after that date. Prior to January 1, 2006, Fidelity & Trust accounted for its stock-based compensation in accordance with the Accounting Principles Board (APB) Opinion No. 25, Accounting for Stock Issued to Employees, which did not require recognition of compensation cost. The compensation cost that was charged against income for the Plans was $50,000 and $1,000 for 2007 and 2006, respectively. The total income tax benefit recognized in the income statement was $9,000 and less than $1,000 for 2007 and 2006, respectively. There was no compensation cost charged against income for the Plans in the first three months of 2008.

  The fair value of each option award is estimated on the date of grant using a Black-Scholes-Merton option valuation model that uses the assumptions noted in the following table. Expected volatility is based on historical volatility of F&T Financial's stock and other factors. Fidelity & Trust uses historical data to estimate option exercise and employee termination within the valuation model; separate groups of employees that have similar historical exercise behavior are considered separately for valuation purposes. The expected term of options granted is derived from the output of the option valuation model and represents the period of time that options granted are expected to be outstanding. The risk-free rate for periods within the contractual life of the option is based on the U.S. Treasury yield curve in effect at the time of grant. There were no option grants in the first three months of 2008.

	2007	2006

Expected volatility	5.0%	5.0%
Weighted-average volatility	5.0%	5.0%
Expected dividends	0.0%	0.0%
Expected term (in years)	9.8	9.9
Risk-free rate	4.6%	4.5%

  A summary of option activity under the Plans as of March 31, 2008 (unaudited), and changes during the three months then ended, is summarized as follows:

	Options	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Term (in years)	Aggregate Intrinsic Value (in thousands)

Outstanding at January 1, 2008	507,070	$10.75
Granted	-	-
Exercised	-	-
Forfeited	(2,300)	10.72

Outstanding at March 31, 2008	504,770	$10.75	6.0	$381

Exercisable at March 31, 2008	353,970	$10.61	5.7

  A summary of option activity under the Plans as of December 31, 2007, and changes during the year then ended is summarized as follows:

	Options	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Term (in years)	Aggregate Intrinsic Value (in thousands)

Outstanding at January 1, 2007	457,820	$10.66
Granted	60,500	11.50
Exercised	-	-
Forfeited	(11,250)	11.26

Outstanding at December 31, 2007	507,070	$10.75	6.2	$382

Exercisable at December 31, 2007	334,070	$10.64	5.8

  There were no options granted during the first three months of 2008. The weighted-average grant-date fair value of options granted during the years 2007 and 2006 was $4.31 and $4.19, respectively. The total intrinsic value of options exercised during the year ended December 31, 2006 was $2,000. There were no options exercised during the three months ended March 31, 2008 or during the year ended December 31, 2007.

  A summary of the status of Fidelity & Trust's nonvested shares as of March 31, 2008 and December 31, 2007, and changes during the three months ended March 31, 2008 and the year ended December 31, 2007, is presented below:

	March 31, 2008		December 31, 2007
Nonvested Options	Options	Weighted- Average Grant-Date Fair Value	Options	Weighted- Average Grant-Date Fair Value
	(Unaudited)

Nonvested at beginning of period	173,000	$4.31	248,379	$4.34
Granted	-	-	44,800	4.31
Vested	(21,400)	4.56	(115,029)	4.30
Forfeited	(800)	4.56	(5,150)	4.37

Nonvested at end of period	150,800	$4.28	173,000	$4.31

  At the time of the sale of F&T Mortgage assets and the cessation of mortgage company operations, F&T Mortgage Company employees held 37,029 non-vested options. Those options became fully vested as of August 20, 2007 and are exercisable during the fourth quarter of 2008 at a weighted average exercise price of $10.72.

  As of March 31, 2008 and December 31, 2007, there was $198,000 of total unrecognized compensation cost related to nonvested share-based compensation arrangements granted under the Plans. That cost is expected to be recognized over a weighted-average period of 3.7 years. The total fair value of shares vested during the three months ended March 31, 2008 and the years ended December 31, 2007 and 2006 was $32,000, $97,000 and $77,000, respectively.

14.   EARNINGS PER SHARE

  The earnings per share calculation using the weighted average number of shares outstanding and the dilutive effect of options vested for the three months ended March 31, 2008 and 2007 and the years ended December 31, 2007 and 2006, is as follows:

	March 31,		December 31,
(Dollars and shares in thousands, except per share data)
	2008	2007	2007	2006
	(Unaudited)

Basic:
Income (loss) from continuing operations	$(175)	$414	$920	$1,710
Loss from discontinued operations	(610)	(649)	(14,298)	(1,489)

Net (loss) income	$(785)	$(235)	$(13,378)	$221

Basic weighted-average shares outstanding	4,206	4,208	4,206	4,208

Diluted:
Net (loss) income	$(785)	$(235)	$(13,378)	$221

Basic weighted-average shares outstanding	4,207	4,205	4,206	4,208
Weighted average options	27	20	25	17

Diluted weighted-average shares outstanding	4,234	4,225	4,231	4,225

PER SHARE:
Basic income per share:
Income (loss) per share from continuing operations	$(0.04)	$0.10	$0.22	$0.40
Loss per share from discontinued operations	(0.15)	(0.16)	(3.40)	(0.35)

Net (loss) income per share	$(0.19)	$(0.06)	$(3.18)	$0.05

Diluted income per share:
Income (loss) per share from continuing operations	$(0.04)	$0.10	$0.22	$0.40
Loss per share from discontinued operations	(0.15)	(0.16)	(3.38)	(0.35)

Net (loss) income per share	$(0.19)	$(0.06)	$(3.16)	$0.05

15.   EMPLOYMENT AGREEMENTS

  At March 31, 2008 and December 31, 2007, Fidelity & Trust had employment agreements with several officers. These agreements have various terms, and automatically renew for additional periods unless either Fidelity & Trust or the officer gives written notice to terminate prior to the expiration of the initial term.

16.   401(K) PLAN

  Fidelity & Trust has a defined contribution 401(k) plan. All employees who are at least 18 years of age are eligible to participate on the first day of the month following their hire date. Under the Plan, employees may contribute a percentage or dollar amount of their annual salary, subject to statutory limitations. Under the terms of the Plan, Fidelity & Trust may make discretionary contributions but is not required to do so. Fidelity & Trust made discretionary contributions totaling $78,000 and $144,000 for the years ended December 31, 2007 and 2006, respectively. No contributions have been made in the first quarter of 2008.

17.   LEASE COMMITMENTS

  Fidelity & Trust leases certain real property under long-term operating lease agreements. A schedule summarizing future minimum lease payments under these operating leases at March 31, 2008 and December 31, 2007 is as follows:

(Dollars in thousands)	March 31, 2008 Amount (Unaudited)	December 31, 2007 Amount

2008	$1,037	$1,378
2009	1,418	1,418
2010	1,334	1,334
2011	1,227	1,227
2012	1,264	1,264
2013 and thereafter	3,739	3,739

Total minimum lease payments	$10,019	$10,360

  Rent expense under operating leases was $391,000 and $661,000 for the first three months of 2008 and 2007, respectively, and $2.4 million and $2.5 million in 2007 and 2006, respectively. It is expected that in the normal course of business, most leases that expire will be renewed.

18.   FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK

  Fidelity & Trust is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet its investment and funding needs and the financing needs of its customers. These financial instruments include commitments to purchase investment securities and commitments to extend credit. Those instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized or disclosed in the consolidated financial statements. The contractual or notional amounts of those instruments reflect the extent of involvement Fidelity & Trust has in particular classes of financial instruments.

  Fidelity & Trust's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit is represented by the contractual or notional amount of those instruments. Fidelity & Trust uses the same credit and collateral policies in making commitments to extend credit as it does for on-balance-sheet instruments.

  Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since some commitments may expire without being funded, the commitment amounts do not necessarily represent future cash requirements. Fidelity & Trust evaluates each customer's creditworthiness on a case-by-case basis.

  Commitments to lend at March 31, 2008 and December 31, 2007 and 2006 are summarized as follows:

	March 31, 2008 (Unaudited)	December 31,
(Dollars in thousands)		2007	2006

Mortgage loan origination commitments	$-	$-	$21,428
Commitments to extend credit	89,036	97,834	58,608
Standby letters of credit	9,045	6,214	4,124

19.   LEGAL CONTINGENCIES

  Various legal claims can arise from time to time in the normal course of business. There were no significant asserted claims or assessments that management believes could result in a material impact to the results of operations, financial condition, or cash flows of Fidelity & Trust at the balance sheet date. In connection with the discontinuation of F&T Mortgage operations, several mortgage loan purchasers have entered into actions against F&T Mortgage in connection with certain mortgage loan sales. Based on the opinion of counsel, management believes the results of those actions would be restricted to F&T Mortgage only. The total range of loss, if any, is not known at this time however, reserves of $160,000 and $175,000 were established as of March 31, 2008 and December 31, 2007, respectively, for some of these claims.

20.   FAIR VALUE OF FINANCIAL INSTRUMENTS

  The following methods and assumptions were used to estimate fair value of each class of financial instruments for which it is practical to estimate that value:

  (a)
  Cash and Cash Equivalents — For those short-term instruments, the carrying amount is a reasonable estimate of fair value.

  (b)
  Securities Available-for-Sale — For U.S. agencies, quoted market prices are used to estimate fair value. If a quoted market price is not readily available, as is the case for equity securities such as Federal Reserve Bank stock, management believes that the carrying amount is a reasonable estimate of fair value.

  (c)
  Portfolio Loans — The fair value of performing loans is estimated by discounting the estimated future cash flows of the loans using the current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities.

  (d)
  Loans Held for Sale — The carrying amount is a reasonable estimate of fair value.

  (e)
  Receivables — The carrying amount is a reasonable estimate of fair value.

  (f)
  Non-Interest Bearing Deposits — The fair values of these deposits is the amount payable on demand at the reporting date, since generally accepted accounting standards does not permit an assumption of core deposit value.

  (g)
  Interest Bearing Deposits — The carrying values of passbook and money market savings accounts are reasonable estimates of fair value. The fair value of fixed-maturity certificates of deposit is estimated by discounting the future cash flows using the rates currently offered for deposits of similar remaining maturities.

  (h)
  Securities Sold Under Repurchase Agreements — The carrying amount is a reasonable estimate of fair value.

  (i)
  Short-Term Borrowings — The fair values for short-term borrowings are determined based on interest rates currently available for debt with similar terms and remaining maturities.

  (j)
  Derivative Financial Instruments — The fair values for securities futures contracts are based on the amounts required to settle the contracts.

  (k)
  Off-Balance Sheet Credit-Related Instruments — Fair values for off-balance sheet credit-related instruments, commitments to extend credit and stand-by letters of credit, are based on fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the counterparties' credit standing.

  The estimated fair values of Fidelity & Trust's financial instruments at March 31, 2008 and December 31, 2007 and 2006, are as follows:

			December 31,
	March 31, 2008		2007		2006
(Dollars in thousands)	Carrying Amount	Estimated Fair Value	Carrying Amount	Estimated Fair Value	Carrying Amount	Estimated Fair Value
	(Unaudited)

Financial assets:
Cash and cash equivalents	$18,463	$18,463	$15,152	$15,152	$48,640	$48,640
Securities available-for-sale	85,770	85,770	90,746	90,746	83,610	83,610
Portfolio loans — net	336,874	337,118	319,402	319,689	195,103	195,306
Loans held for sale — net	10,153	10,153	11,898	11,898	139,338	139,338
Receivables	2,390	2,390	2,568	2,568	7,398	7,398
Financial liabilities:
Non-interest bearing deposits	59,246	59,246	56,680	56,680	49,912	49,912
Interest bearing deposits	309,734	310,291	309,018	309,709	284,569	285,235
Securities sold under
repurchase agreements	53,439	53,439	49,165	49,165	30,203	30,203
Short-term borrowings	9,000	9,000	3,000	3,000	72,398	72,398
On-balance sheet derivative
financial instruments:
Futures contracts:
Assets	-	-	-	-	258	258
Off-balance sheet credit related
financial instruments:	-	13	-	1	-	7

21.   DERIVATIVE FINANCIAL INSTRUMENTS

  F&T Mortgage had derivative financial instruments in the form of Treasury and mortgage-backed securities futures contracts which were used to manage interest rate risk in the mortgage loan pipeline. F&T Mortgage had no derivative financial instruments as of March 31, 2008 or December 31, 2007.

  As of December 31, 2006, F&T Mortgage was party to multiple Treasury futures contracts totaling $37.1 million in notional amount which expired in March 2007 and mortgage-backed securities futures contracts totaling $18 million in notional amount which expired in January 2007. These contracts were used to manage the interest rate risk on the mortgage loan pipeline held for sale under bulk trades.

  The derivative financial instruments did not qualify as hedges for accounting purposes as defined by SFAS No. 133. As such, the fair value of the derivative financial instruments was reflected as an asset or a liability in the accompanying consolidated balance sheets with the offset recorded as an unrealized gain or loss on derivative instruments, net, in the consolidated statements of operations. The fair values of the derivative financial instruments were gains of $258,000 as of December 31, 2006.

22.   DISCONTINUED OPERATIONS

  On August 20, 2007, F&T Mortgage and F&T Bank executed an Asset Purchase Agreement to sell certain assets of F&T Mortgage to a third-party buyer, with the intention of no longer originating and selling residential mortgage loans. F&T Mortgage's loan origination activities ceased in September 2007 after the completion of the final interest rate lock commitment. F&T Mortgage ceased accepting loan applications on August 20, 2007. As part of the asset sale, all F&T Mortgage branch locations and branch personnel transferred to the purchaser. Assets sold included furniture, fixtures and equipment, computer hardware and leasehold improvements of the branch locations transferred to the purchaser and the related security deposits and rental payments advanced for those branches. Total proceeds of sale were $404,635 with no gain or loss recorded on sale as the assets were sold at current book value. No mortgage loans were sold to the purchaser. The remaining assets of F&T Mortgage were loans held for sale of approximately $75 million, of which substantially all have been sold to independent third-parties and F&T Mortgage's corporate headquarters closed as of December 31, 2007. The remaining $15 million of unpaid principal balance in loans held for sale are intended to be sold and buyers are in the process of being sought out. As of March 31, 2008, these loans were recorded at the lower of cost or fair market value, and as such, were valued at approximately $10 million.

  Fidelity & Trust assessed the classification of the operations and cash flows from F&T Mortgage in accordance with SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, and concluded that it met the conditions in order for the results of operations and cash flows to be reported as discontinued operations. Based on the transaction described above, the operations and cash flows of F&T Mortgage have been eliminated from ongoing operations. Furthermore, Fidelity & Trust has no significant continuing involvement in the assets and liabilities sold from F&T Mortgage. Fidelity & Trust has been involved in selling the remaining assets held for sale, but has no further involvement or intentions of continuing the business of originating residential mortgage loans for the purpose of resale. Furthermore, the assets of F&T Mortgage which were sold included the loan origination platform, branch locations, and human capital of the origination operation. F&T Bank has no intention of beginning to originate loans to be sold.

  The major asset and liability categories of net discontinued operations as of March 31, 2008 and December 31, 2007 and 2006 are as follows (in thousands):

		December 31,
	March 31, 2008
		2007	2006
	(Unaudited)

Loans held for sale — net	$10,153	$11,898	$139,338
Premises and equipment — net	38	163	958
Deferred tax asset — net	117	117	1,397
Other assets	3,448	3,538	8,950
Other liabilities	(435)	(915)	(78,046)

Net assets of discontinued operations	$13,321	$14,801	$72,597

  F&T Mortgage's operations had previously been reported in the consolidated financial statements. All results have been removed from F&T Financial's continuing operations for all periods presented. The results of F&T Mortgage, presented as discontinued operations in the Consolidated Statements of Operations, are as follows:

  FOR THE PERIODS ENDED MARCH 31, 2008 AND 2007
  AND DECEMBER 31, 2007 AND 2006
  (Dollars in thousands, except per share data)

	March 31,		December 31,
	2008	2007	2007	2006
	(Unaudited)

INTEREST INCOME:
Interest and fees on loans held for sale	$267	$2,179	$5,342	$8,552

Total interest income	267	2,179	5,342	8,552
INTEREST EXPENSE:
Interest on borrowings	-	1,977	5,347	7,194

Total interest expense	-	1,977	5,347	7,194
NET INTEREST INCOME	267	202	(5)	1,358
NON-INTEREST INCOME:
Gains/(losses) on sales of mortgage loans	(523)	3,943	(1,094)	14,391
Realized gain/(loss) on derivative transactions, net	-	140	(76)	196
Unrealized gain/(loss) on derivative transactions, net	-	(221)	-	258
Other income	17	39	73	14

Total non-interest income	(506)	3,901	(1,097)	14,859
NON-INTEREST EXPENSE:
Compensation and employee benefits	142	2,711	7,787	8,057
Occupancy	9	354	1,014	1,419
Consulting and professional fees	23	95	609	673
Depreciation and amortization	22	154	460	544
Equipment and software	3	147	386	544
Advertising and marketing	-	80	271	555
Travel, meals, and entertainment	1	46	109	297
Legal	130	141	1,092	602
Telecommunications	16	149	452	518
Data processing	3	39	117	170
Other	22	1,268	2,456	5,063

Total non-interest expense	371	5,184	14,753	18,442

LOSS FROM DISCONTINUED OPERATIONS BEFORE INCOME TAX BENEFIT	(610)	(1,081)	(15,855)	(2,225)
Income tax benefit	-	(432)	(1,557)	(736)

LOSS FROM DISCONTINUED OPERATIONS	$(610)	$(649)	$(14,298)	$(1,489)

EARNINGS (LOSS) PER SHARE
FROM DISCONTINUED OPERATIONS	$(0.15)	$(0.16)	$(3.40)	$(0.35)

EARNINGS (LOSS) PER SHARE
FROM DISCONTINUED OPERATIONS — assuming dilution	$(0.15)	$(0.16)	$(3.38)	$(0.35)

  The results of discontinued operations include interest expense which was allocated based upon borrowings which were specifically attributable to F&T Mortgage's operations through intercompany transactions. For the three months ended March 31, 2007, the amount of interest expense reclassified to discontinued operations was $1 million. There was no interest expense reclassified to discontinued operations for the three months ended March 31, 2008. For the years ended December 31, 2007 and 2006, the amount of interest expense reclassified to discontinued operations was $2.8 million and $3.5 million, respectively.

23.   PARENT COMPANY FINANCIAL INFORMATION

  Condensed financial information for Fidelity & Trust Financial Corporation (parent company only) is as follows:

CONDENSED BALANCE SHEETS

		December 31,
	March 31, 2008
		2007	2006
	(Unaudited)

ASSETS
Cash and due from banks	$374	$482	$2,291
Note receivable from subsidiary	9,000	3,000	-
Investment in subsidiary	24,587	24,855	35,411
Receivable due from subsidiary	-	-	188
Accrued interest receivable	6	1	-
Deferred tax asset, net	36	29	-
Other assets	29	16	-

TOTAL ASSETS	$34,032	$28,383	$37,890

LIABILITIES AND SHAREHOLDERS' EQUITY
LIABILITIES:
Other short-term borrowings	9,000	3,000	-
Payable to subsidiary	-	71	-
Accrued interest payable	6	1	-
Accrued expenses and other liabilities	1	5	2

Total liabilities	9,007	3,077	2

SHAREHOLDERS' EQUITY:
Common stock	42	42	42
Preferred stock	-	-	-
Additional paid-in-capital	37,726	37,726	37,655
Retained deficit	(13,592)	(12,807)	571
Accumulated other comprehensive income (loss)	849	345	(380)

Total shareholders' equity	25,025	25,306	37,888

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$34,032	$28,383	$37,890

 CONDENSED STATEMENTS OF OPERATIONS

	Three months ended March 31,		Years ended December 31,
	2008	2007	2007	2006
	(Unaudited)

INTEREST INCOME:
Interest on note to subsidiary	$50	$-	$1	$-

Total interest income	50	-	1	-

INTEREST EXPENSE:
Interest on other borrowings	50	-	1	-

Total interest expense	50	-	1	-

NET INTEREST INCOME	-	-	-	-
NON-INTEREST EXPENSE:
Legal	-	3	75	60
Other	19	1	82	49

Total non-interest expense	19	4	157	109

LOSS BEFORE INCOME TAX BENEFIT AND EQUITY IN UNDISTRIBUTED INCOME (LOSS) OF SUBSIDIARY	(19)	(4)	(157)	(109)
Income tax benefit	6	1	109	37
Equity in undistributed income (loss) of subsidiary	(772)	(232)	(13,330)	293

NET INCOME (LOSS)	$(785)	$(235)	$(13,378)	$221

 CONDENSED STATEMENTS OF CASH FLOWS

	Three months ended March 31,		Year ended December 31,
	2008	2007	2007	2006
	(Unaudited)

Cash flows from operating activities:
Net income (loss)	$(785)	$(235)	$(13,378)	$221
Adjustments to reconcile net income (loss) from continuing operations to net cash provided by (used in) operating activities:
Equity in undistributed income of subsidiary	772	232	13,330	(293)
Change in other assets	(25)	(2)	142	(38)
Change in other liabilities	(70)	(1)	76	(3)

Net cash (used in) provided by operating activities	(108)	(6)	170	(113)
Cash flows from investing activities:
Increase in loan to subsidiary	(6,000)	-	(3,000)	-
Investment in subsidiary	-	-	(2,000)	-

Net cash (used in) investing activities	(6,000)	-	(5,000)	-

Cash flows from financing activities:
Proceeds from notes payable and short-term borrowings	6,000	-	3,000	-
Exercise of stock options	-	-	-	11
Repurchase of common stock	-	-	(29)	(1,224)
Sale of treasury stock	-	-	50	1,149

Net cash provided by (used in) financing activities	6,000	-	3,021	(64)

Net decrease in cash and cash equivalents	(108)	(6)	(1,809)	(177)
Cash and cash equivalents at the beginning of the period	482	2,291	2,291	2,468

Cash and cash equivalents at the end of the period	$374	$2,285	$482	$2,291

24.   SUBSEQUENT EVENTS

  On December 2, 2007, F&T Financial and Eagle Bancorp, Inc. entered into a definitive merger agreement providing for the acquisition of F&T Financial by Eagle Bancorp. The combination is structured as a stock-for-stock exchange, under which F&T Financial's shareholders will receive 0.9202 shares of Eagle common stock owned, subject to possible reductions under certain circumstances set forth in the merger agreement. In connection with the transaction, F&T Bank will be merged into EagleBank, with EagleBank being the surviving entity. The transaction is subject to regulatory and shareholder approvals and the satisfaction of other conditions as set forth in the merger agreement and is expected to close in the third quarter of 2008.

Appendix A

Agreement and Plan of Merger

Dated as of December 2, 2007

By and Among

Eagle Bancorp, Inc.
Woodmont Holdings, Inc.
Fidelity & Trust Financial Corporation
And
Fidelity & Trust Bank

AGREEMENT AND PLAN OF MERGER

        This Agreement and Plan of Merger (the "Agreement"), made as of this 2nd day of December, 2007, by and among Eagle Bancorp, Inc. ("Eagle"), a corporation organized and existing under the laws of the state of Maryland, Woodmont Holdings, Inc. ("Holdings"), a corporation organized and existing under the laws of the state of Maryland and a wholly-owned subsidiary of Eagle, and Fidelity & Trust Financial Corporation ("Fidelity"), a corporation organized and existing under the laws of the state of Maryland, and Fidelity & Trust Bank, a Maryland chartered commercial bank and a wholly-owned subsidiary of Fidelity ("F&T Bank").

        WHEREAS, the respective Boards of Directors of Eagle and Fidelity deem it advisable and in the best interests of their respective shareholders that Eagle acquire Fidelity and F&T Bank through the merger of Fidelity with and into Holdings, on the terms, and subject to the conditions, set forth in this Agreement; and

        WHEREAS, the respective Boards of Directors of Eagle, Holdings and Fidelity have each approved the merger of Fidelity with and into Holdings, upon the terms, and subject to the conditions, hereinafter set forth;

        WHEREAS, concurrently with the execution and delivery of this Agreement, EagleBank, a Maryland chartered commercial bank and a wholly-owned subsidiary of Eagle ("EagleBank") and F&T Bank have entered into an Agreement and Plan of Merger (the "Bank Merger Agreement"), pursuant to which F&T Bank shall merge with and into EagleBank (the "Bank Merger") with EagleBank as the surviving bank in the Bank Merger, and the Bank Merger shall be consummated as promptly as practicable following consummation of the Merger (hereinafter defined);

        WHEREAS it is intended that the Merger, the Bank Merger and the transactions contemplated by this Agreement and the Bank Merger Agreement shall constitute a reorganization for purposes of Section 368 of the Internal Revenue Code of 1986, as amended (the "Code")

        NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements hereafter set forth, and other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I

THE MERGER

        1.1.    Merger.    Subject to the terms and conditions hereafter set forth, Fidelity shall be merged with and into Holdings (the "Merger") with Holdings being the surviving corporation (the "Surviving Corporation", in accordance with the applicable provisions of the Maryland General Corporation Law (the "MGCL").

        1.2.    Name.    The name of the Surviving Corporation shall be "Woodmont Holdings, Inc."

        1.3.    Articles of Incorporation; Bylaws.    (a) The Articles of Incorporation of Holdings in effect at the Effective Time shall be the Articles of Incorporation of the Surviving Corporation.

        (b)   The Bylaws of Holdings in effect at the Effective Time shall be the Bylaws of the Surviving Corporation.

        1.4.    Board of Directors; Officers.    (a) From and after the Effective Time, the directors and officers of Holdings at the Effective Time shall serve as the directors and officers of the Surviving Corporation until their successors are duly appointed by the Board of Directors.

        (b)   (i) From and after the Effective Time, the Board of Directors of Eagle at the Effective Time, together with Robert P. Pincus and one other member of the Fidelity Board of Directors as of the Effective Time designated by Fidelity (the "Fidelity Designated Directors"), shall serve as the Board of Directors of

Eagle until their successors are duly elected and qualified. From and after the Effective Time, Ronald D. Paul shall serve as Chairman of the Eagle Board of Directors and Robert Pincus shall serve as Vice Chairman of the Eagle Board of Directors, until their respective resignation, removal or replacement. In the event that the Effective Time is prior to the date of Eagle's annual meeting of shareholders in 2008, but not in sufficient time to permit the inclusion of the Fidelity Designated Directors in the proxy materials for the meeting, then Eagle shall at the organizational meeting of the Eagle Board of Directors following said annual meeting, appoint the Fidelity Designated Directors to newly created vacancies on the Board of Directors.

          (ii)   From and after the Effective Time, the officers of Eagle at the Effective Time shall serve as the officers of the Surviving Corporation until their successors are duly appointed by the Board of Directors.

          (iii)  Eagle shall take such actions as shall be required to effect the election or appointment of such persons as members of the Board of Directors, and to such positions as of the Effective Time.

        1.5.    Effect of the Merger.    At the Effective Time, the separate corporate existence of Fidelity shall cease and Holdings as the Surviving Corporation shall succeed to and possess all of the properties, rights, powers, privileges, franchises, patents, trademarks, licenses, registrations, and other assets of every kind and description of Fidelity, and shall be subject to, and be responsible for, all debts, liabilities, and obligations of Fidelity, all without further act or deed, and in accordance with the applicable provisions of the MGCL.

        1.6.    Closing; Effective Time.    (a) The closing of the Merger (the "Closing") shall occur at the principal offices of Eagle, or at such other place designated by the parties in writing, at a time and on a date specified in writing by the parties, which date shall be on the earliest practicable business day, but not more than thirty (30) days, after the receipt of all requisite approvals and authorizations of regulatory and governmental authorities, the expiration of all applicable waiting periods and the satisfaction or waiver of all conditions hereto. The date at which the Closing occurs is occasionally referred to herein as the "Closing Date."

        (b)   The Merger shall become effective at the later of (i) the filing of appropriate articles of merger with the Maryland State Department of Assessments and Taxation (the "SDAT") and (ii) the time set forth in said articles of merger (the "Effective Time"). Except as otherwise agreed in writing, the Effective Time shall be on the Closing Date.

        1.7.    Bank Merger.    As promptly as practicable following the Effective Time, F&T Bank shall be merged with and into EagleBank, with EagleBank surviving, pursuant to, and subject to the terms and conditions of, the Bank Merger Agreement to be substantially in the form attached hereto as Exhibit A. Notwithstanding the foregoing, Eagle reserves the right, in its sole discretion, to effect an alternate transaction between F&T Bank and EagleBank, and Fidelity and F&T Bank agree to execute or cause to be executed such agreements and other documents necessary for Eagle to effect such other transaction as it may determine, in its sole discretion, involving EagleBank and F&T Bank, provided, however, that Eagle agrees not to make any changes with respect to any transaction between EagleBank and F&T Bank that will (x) vary the form or amount of consideration paid to Fidelity shareholders pursuant to Section 2.1(a) hereof; (y) adversely affect the ability of the Merger to be treated as a reorganization under Section 368 of the Code; or (z) that would reasonably be expected to result in: a material delay in the receipt of regulatory approval, denial or withdrawal of previously granted regulatory approval; or an inability to satisfy the condition set forth in Section 7.2(e) hereof.

        1.8.    Subsidiary Merger.    It is intended that promptly following the Effective Time of the Merger, and on the same day as the Effective Time, Holdings will be merged with and into Eagle, with Eagle surviving (the "Subsidiary Merger"), pursuant to, and subject to the terms and conditions of, the Subsidiary Plan and Agreement of Merger to be substantially in the form attached hereto as Exhibit B.

        1.9.    Alternative Acquisition Structure.    Notwithstanding any provision in this Agreement to the contrary, Eagle shall be permitted, in its sole and absolute discretion, to restructure the method by which Eagle accomplishes the acquisition of Fidelity as contemplated by this Agreement, including, without limitation, by providing for (i) the merger of Fidelity with and into Eagle, or another direct or indirect subsidiary of Eagle or (ii) the merger of Holdings or another a direct or indirect subsidiary of Eagle with and into Fidelity; or to delay or not effect the Subsidiary Merger, provided, however, that Eagle agrees not to make any changes with respect to the acquisition of Fidelity that will (w) vary the form or amount of consideration paid to Fidelity shareholders pursuant to Section 2.1(a) hereof; (x) require Fidelity to resolicit shareholder approval of the Merger or requires Eagle to resolicit shareholder approval of the issuance of shares pursuant to this Agreement; or (y) adversely affect the ability of the Merger to be treated as a reorganization under Section 368 of the Code. Fidelity and F&T Bank agree to execute or cause to be executed any amendments, agreements or further documentation reasonably required to effect such alternate structure; or (z) that would reasonably be expected to result in: a material delay in the receipt of regulatory approval, denial or withdrawal of previously granted regulatory approval; or an inability to satisfy the condition set forth in Section 7.2(e) hereof.

ARTICLE II

CONSIDERATION AND CONVERSION OF SHARES

        2.1.    Conversion of Shares.    (a) At the Effective Time, each of the outstanding shares of common stock, $.01 par value per share, of Fidelity ("Fidelity Common Stock") (excluding shares of Fidelity Common Stock held in treasury or by any Fidelity Subsidiary (other than in a fiduciary capacity), by Eagle or any Eagle Subsidiary (other than in a fiduciary capacity), or Dissenting Shares (as hereinafter defined)), shall automatically, and without further action, be converted into and exchangeable for the right to receive 0.9202 shares of Eagle Common Stock (the "Conversion Ratio), subject to adjustment in accordance with the provisions of Section 2.1(b) (the "Stock Consideration"). The Stock Consideration, together with cash in lieu of fractional shares as provided in Section 2.1(b)(ii) are referred to herein collectively as the "Merger Consideration."

        (b)   Notwithstanding the provisions of Section 2.1(a):

          (i)    If at the Effective Time, the pro forma consolidated book value of Fidelity as of September 30, 2007, adjusted as set forth in this Section 2.1(b) would be below $7.50 per share, then the Conversion Ratio shall be adjusted downward to the number of shares determined by dividing such pro forma book value per share by $8.15, calculated to four decimal places. Fidelity's September 30, 2007 pro forma book value per share shall be determined by adjusting Fidelity's adjusted September 30, 2007 book value of $31,552,620 by the net amount of following items only: (i) operating losses of Fidelity & Trust Mortgage Company ("F&T Mortgage"), expenses incurred by Fidelity or any Fidelity Subsidiary (as hereinafter defined) in connection with the winding down of F&T Mortgage (including but not limited to lease and contract termination fees, severance obligations, salary and benefit expense, legal, accounting and consulting fees), and deficiencies on inter-company payments or liabilities due from F&T Mortgage to F&T Bank; (ii) losses on the sale of loans held for sale, (iii) net charge-offs, (iv) increases to the allowance for loan losses necessary to conform to Eagle's policies for such items, to the extent such increases are in the aggregate in excess of $750,000; (v) increases to valuation adjustments for loans held for sale as may be determined pursuant to Section 6.5; (vi) reserves for litigation, litigation expenses and amounts paid or payable upon judgment or in settlement relating to such litigation as may be determined pursuant to Section 6.5, in the case of (ii) – (vi) to the extent such the aggregate of such amounts exceeds the amount reserved or provided for such items at September 30, 2007, which are as set forth on Exhibit C hereto; and (vii) any other agreed upon adjustments to Fidelity's book value, and dividing such adjusted book value by the number of shares of Fidelity Common Stock outstanding as of September 30, 2007, provided, however that an adjustment shall be made pursuant to this paragraph only by the amount by which the net amount of the adjustments in (i) through (vi) above exceeds $400,000. In no event shall the adjustments pursuant to this Section 2.1(b)(i) result in an increase in the Conversion Ratio.

          (ii)   No certificate for fractional shares of Eagle Common Stock will be issued in connection with the exchange contemplated by the Merger, and holders of Fidelity Common Stock entitled to fractional shares shall be paid cash in lieu of such fractional shares, without interest, on the basis of the Market Value of a Share of Eagle Common Stock, with any fraction of a cent being rounded down to the next lower whole cent. The "Market Value of a Share of Eagle Common Stock" shall be equal to the average of the per share closing price for Eagle Common Stock for the five (5) trading days immediately preceding the date which is two business days before the Closing Date (the "Market Value Determination Period"), as reported on the Nasdaq Stock Market ("Nasdaq"), calculated to four decimals. In the event that there shall be no trade on any trading day within the foregoing period, or if Nasdaq shall fail to report a closing price on any such day, the closing price for such day shall be equal to the average of the closing bid price and the closing asked price as reported by Nasdaq on that day.

          (iii)  The Conversion Ratio shall be proportionately adjusted for dividends on Eagle Common Stock payable in shares of Eagle Common Stock or any combination or subdivision of the Eagle Common Stock the record date for which is after the date hereof but prior to the Effective Time.

        (c)   All shares of Fidelity Common Stock held by Fidelity as treasury shares, or held by any Fidelity Subsidiary (other than in a fiduciary capacity), by Eagle or any Eagle Subsidiary (other than in a fiduciary capacity), shall be cancelled and shall not be converted as provided in Sections 2.1(a). Any such treasury shares or shares held by any Fidelity Subsidiary shall not be considered outstanding.

        (d)   Each share of Holdings Common Stock outstanding immediately prior to the Effective Time shall be unchanged, and shall continue to represent an issued and outstanding share of Holdings Common Stock.

        (e)   Each share of Eagle Common Stock outstanding immediately prior to the Effective Time shall be unchanged, and shall continue to represent an issued and outstanding share of Eagle Common Stock.

        2.2.    Treatment of Fidelity Options.    At the Effective Time, each option (the "Fidelity Options") issued and outstanding at the Effective Time under the Fidelity's 2004 Incentive Plan and 2005 Incentive Plan (the "Fidelity Option Plans"), shall be converted into and become options to purchase Eagle Common Stock. Eagle shall assume each Fidelity Option in accordance with the terms and conditions of the Fidelity Option Plan pursuant to which it was issued, the agreements evidencing grants thereunder and any other agreements between Fidelity and an optionee regarding Fidelity Options; provided, however, that from and after the Effective Time, each such Fidelity Option shall be exercisable solely for Eagle Common Stock; the number of shares of Eagle Common Stock which may be acquired pursuant to such Fidelity Option shall be the number of shares of Fidelity Common Stock subject to such Fidelity Option multiplied by the Conversion Ratio, rounded down to the nearest whole share; and the exercise price per share shall be equal to the exercise price per share of Fidelity Common Stock divided by the Conversion Ratio, rounded up to the nearest cent. It is intended that the foregoing assumption and adjustment shall be effected in a manner consistent with the requirements of Section 424 of the Internal Revenue Code of 1986, as amended (the "Code"), as to each Fidelity Option which is an incentive stock option.

        2.3.    Exchange Procedures.    (a) Eagle shall appoint its transfer agent, Computershare Investor Services, or, with the written consent of Fidelity, which shall not be unreasonably withheld, another agent independent of and unaffiliated with Eagle or Fidelity (the "Exchange Agent"), for the purpose of exchanging certificates representing Fidelity Common Stock for the Merger Consideration. At or prior to the Effective Time, Eagle shall deposit, or cause to be deposited, with the Exchange Agent, for the benefit of the holders of Fidelity Common Stock, for exchange in accordance with this Article II, or shall duly authorize and direct issuance by the Exchange Agent in accordance with this Section of, (i) certificates representing the shares of Eagle Common Stock that constitute the Stock Consideration, or shall duly authorize the issuance of evidences of uncertificated shares of Eagle Common Stock; and (ii) an amount of cash necessary to satisfy the cash in lieu portion of the Merger Consideration.

        (b)   As promptly as practicable, but in no event more than 10 days, after the Effective Time, Eagle shall send, or shall cause the Exchange Agent to send, to each holder of record of Fidelity Common Stock a letter of transmittal and instructions (which shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the certificates to the Exchange Agent) for use in the exchange of such shares of Fidelity Common Stock for the Merger Consideration into which such shares shall have been converted. As promptly as possible after receipt of the Exchange Agent notice, each former shareholder of Fidelity shall surrender his or her certificates to the Exchange Agent; provided, that if any former shareholder of Fidelity shall be unable to surrender his Fidelity Common Stock certificates due to loss or mutilation thereof, he or she may make a constructive surrender by following the procedures customarily followed in the replacement of lost or mutilated certificates, including the posting of appropriate bond. Upon actual or constructive surrender of Fidelity Common Stock certificates from a former Fidelity shareholder, the Exchange Agent shall issue such shareholder, in exchange therefore, one or more certificates representing the number of whole shares of Eagle Common Stock into which such holder's shares of Fidelity Common Stock have been converted, or at the election of Eagle, a statement reflecting the issuance of uncertificated shares, together with a check in the amount of any cash in lieu of fractional shares of Eagle Common Stock.

        (c)   Eagle shall have the right to make rules, not inconsistent with the terms of this Agreement, governing the validity and effectiveness of letters of transmittal.

        (d)   All Fidelity Common Stock certificates must be surrendered to the Exchange Agent within twelve months of the Effective Time. In the event that any former shareholder of Fidelity shall not have properly surrendered his or her certificates within such period, the shares of Eagle Common Stock that would otherwise have been issued to such shareholder may, at the option of Eagle, be sold and the net proceeds of such sale, together with any cash in respect of fractional shares and any previously accrued dividends, shall be held by Eagle for such shareholder's benefit in a non-interest bearing deposit account at EagleBank or another depository institution, the deposits of which are insured by the Federal Deposit Insurance Corporation (the "FDIC"), chosen by Eagle in its discretion, and the sole right of such shareholder shall be the right to receive any certificates for Eagle common stock which have not been so sold, and to collect cash in such account, without interest. Subject to all applicable laws of escheat, such amounts shall be paid to such former shareholder of Fidelity, without interest, upon proper surrender of his or her Fidelity Common Stock certificates.

        (e)   All dollar amounts payable to any shareholder as a result of the payment of cash consideration pursuant to Section 2.1(a) will be rounded to the nearest cent (with one-half cent being rounded upward), based on the aggregate consideration payable for all shares registered in such shareholder's name.

        (f)    Following the Effective Time, certificates which formerly represented shares of Fidelity Common Stock (except for certificates representing shares held in treasury or by any Fidelity Subsidiary (other than in a fiduciary capacity), by Eagle or any Eagle Subsidiary (other than in a fiduciary capacity) or Dissenting Shares)) shall be deemed for all purposes to represent the number of whole shares of Eagle Common Stock into which they have been converted, except that until exchanged in accordance with the provisions of this Section 2.3, the holders of such shares shall not be entitled to receive dividends or other distributions or payments in respect of Eagle Common Stock.

        2.4.    Dissenters' Rights.    Notwithstanding anything to the contrary contained in this Agreement, each share of Fidelity Common Stock that is held by a shareholder ("Dissenting Stockholder") who properly exercises and perfects the right to demand and receive payment of the fair value for such share of Fidelity Common Stock (a "Dissenting Share") in accordance with Title 3, Subtitle 2 of the MGCL ("Dissenters Rights") shall not be converted into or exchanged for a right to receive any part of the Merger Consideration pursuant to this Agreement, but instead shall be deemed converted as of the Effective Time into the right to receive such amount as shall be determined to be payable pursuant to Dissenters Rights in accordance with the applicable provisions of the MGCL, without interest (the "Dissenter Payment"). Any Dissenter Payment for each Dissenting Share shall be paid by the Surviving Corporation in accordance with the applicable provisions of the MGCL. In the case of any Dissenting Shares held by a shareholder who effectively withdraws his/her exercise of Dissenters Rights in accordance with the applicable provisions of the MGCL or who fails to file a petition for appraisal within fifty (50) days after the Effective Time, such shares shall no longer be deemed Dissenting Shares but shall be deemed to have been converted as of the Effective Time into the right to receive the Merger Consideration in accordance with the provisions of this Article II, and the provisions of this Section 2.4 shall not apply to such shares or such shareholder.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF EAGLE AND HOLDINGS

        Except as set forth in the disclosure schedule delivered by Eagle and Holdings to Fidelity and F&T Bank prior to the date hereof (the "Eagle Disclosure Schedule"), Eagle represents and warrants to Fidelity and F&T Bank as follows:

        3.1.    Organization and Authority.    (a) Eagle is a corporation duly organized, validly existing and in good standing under the laws of the State of Maryland, is a registered bank holding company under the Bank Holding Company Act of 1956, as amended (the "BHCA") and has the corporate power and authority to own its properties and assets and to carry on its business, and the business of its subsidiaries, as now being conducted and to enter into and carry out its obligations under this Agreement. Eagle is qualified to do business as a foreign corporation in each jurisdiction where such qualification is necessary, except where the failure to obtain such qualification would not have a material adverse effect on the business, operations, assets, financial condition, prospects or results of operations, of Eagle and its subsidiaries, taken as a whole. Eagle has all necessary governmental authorizations to own or lease its properties and assets, and carry on its business as now being conducted, with the exception of those authorizations which the failure to obtain would not have a material adverse effect on the business, operations, financial condition, or result of operations of Eagle.

        (b)   Holdings is a corporation duly organized, validly existing and in good standing under the laws of the State of Maryland and has the corporate power and authority to own its properties and assets and to carry on its business, and the business of its subsidiaries, as now being conducted and to enter into and carry out its obligations under this Agreement. Holdings is qualified to do business as a foreign corporation in each jurisdiction where such qualification is necessary, except where the failure to obtain such qualification would not have a material adverse effect on the business, operations, assets, financial condition, prospects or results of operations, of Holdings and its subsidiaries, taken as a whole. Holdings has all necessary governmental authorizations to own or lease its properties and assets, and carry on its business as now being conducted, with the exception of those authorizations which the failure to obtain would not have a material adverse effect on the business, operations, financial condition, or result of operations of Holdings.

        3.2.    Capitalization of Eagle.    (a) As of the date hereof, the authorized capital stock of Eagle consisted of 20,000,000 shares of common stock, par value $.01 per share, of which 9,721,315 shares were issued and outstanding, and 1,000,000 shares of undesignated preferred stock, $.01 par value per share, of which no shares were issued or outstanding. Additionally, an aggregate of 1,456,057 shares of Eagle Common Stock are reserved for issuance pursuant to Eagle's 1998 Stock Option Plan, Eagle's 2006 Stock Plan and Eagle's Employee Stock Purchase Plan (the "Eagle Stock Plans"), under which options, stock appreciation rights and performance based restricted shares relating to an aggregate of 777,022 of Eagle Common Stock were issued and outstanding as of November 30, 2007. Additionally, 453,000 shares of Eagle Common Stock are reserved for issuance in connection with the Eagle Dividend Reinvestment Plan ("DRI Plan"). Other than as set forth in this Section 3.2, there are no other shares of capital stock or other equity securities of Eagle outstanding and no other outstanding options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of any capital stock of Eagle, or contracts, commitments, understandings, or arrangements by which Eagle was or may become bound to issue additional shares of its capital stock or options, warrants or rights to purchase or acquire any additional shares of its capital stock.

        (b)   All of the outstanding shares of Eagle Common Stock, and, when issued in accordance with the provisions of this Agreement, all of the shares of Eagle Common Stock to be issued as Merger Consideration in exchange for shares of Fidelity Common Stock, are, or will be, duly authorized and validly issued shares of Eagle Common Stock, which shares are fully paid and nonassessable under the MGCL. No shares of Eagle Common Stock have been, and none of the shares of Eagle Common Stock to be issued in exchange for shares of Fidelity Common Stock will be, issued in violation of the preemptive rights of any shareholder of Eagle. Eagle has reserved a sufficient number of shares of Eagle Common Stock for the purpose of issuing shares of Eagle Common Stock in accordance with the provisions of Article II hereof.

        (c)   As of the date hereof, the authorized capital stock of Holdings consisted of 1,000 shares of common stock, par value $.01 per share, all of which were issued and outstanding and owned by Eagle. There are no other shares of capital stock or other equity securities of Holdings outstanding and no outstanding options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of any capital stock of Holdings, or contracts, commitments, understandings, or arrangements by which Holdings was or may become bound to issue additional shares of its capital stock or options, warrants or rights to purchase or acquire any additional shares of its capital stock.

        3.3.    Authorization.    The execution, delivery and performance of this Agreement by Eagle and Holdings and the consummation of the transactions contemplated hereby have been duly authorized by the Board of Directors of Eagle and Holdings, and approved by Eagle as the sole shareholder of Holdings, and except for the approval by the shareholders of Eagle of the issuance of shares of Eagle Common Stock pursuant to this Agreement, no other corporate proceedings on the part of Eagle are necessary to authorize this Agreement and the transactions contemplated hereby. Subject to such shareholder approval and the approvals of government agencies having regulatory authority over Eagle, Holdings or the Merger as may be required by statute or regulation, this Agreement is the valid and binding obligation of Eagle and Holdings, enforceable in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization or moratorium or other similar laws affecting creditors' rights generally, and subject to general equitable principles which may limit the enforcement of certain remedies.

        Neither the execution, delivery and performance of this Agreement by Eagle and Holdings, nor the consummation of the transactions contemplated hereby, nor compliance by Eagle and Holdings with any of the provisions of this Agreement, will (i) violate, conflict with, or result in a breach of any provisions of, or constitute a default (or an event which, with notice of lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration, or the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of Eagle or Holdings under any of the terms, conditions or provisions of, (x) the Articles of Incorporation or Association or Bylaws (or similar organizational and governing documents) of Eagle or Holdings, or (y) any material note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Eagle or Holdings is a party or by which they may be bound, or to which Eagle, Holdings or any of their respective properties or assets may be subject, or (ii) subject to compliance with the statutes and regulations referred to in the next paragraph, violate any judgment, ruling, order, writ, injunction, decree, statute, rule or regulation applicable to Eagle, Holdings or any of their respective properties or assets.

        Other than in connection or in compliance with the applicable provisions of the MGCL, the Maryland Financial Institutions Code (the "MFIC"), the Securities Act of 1933, as amended, and the rules and regulations thereunder (the "Securities Act"), the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder (the "Exchange Act"), the securities or blue sky laws of the various states and consents, authorizations, approvals or exemptions required under the BHCA or the Federal Deposit Insurance Act (the "FDIA") or any applicable federal or state banking statute (including those relating to mortgage banking, brokerage or lending activities), no notice to, filing with, authorization of, exemption by, or consent or approval of, any public body or authority is necessary for the consummation by Eagle and Holdings of the transactions contemplated by this Agreement.

        3.4.    Eagle SEC Reports.    (a) Eagle has made available to Fidelity (i) its annual reports on Form 10-K for its fiscal years ended December 31, 2006 and 2005, (ii) its quarterly reports on Form 10-Q for its fiscal quarters ended March 31, 2007, June 30, 2007 and September 30, 2007, (iii) its proxy or information statements relating to meetings or actions taken without a meeting by Eagle's shareholders held since December 31, 2005, and (iv) all of its other reports, statements, schedules and registration statements filed with or furnished to the United States Securities and Exchange Commission (the "SEC") since December 31, 2005 (collectively, the "Eagle SEC Reports"), each in the form filed with the SEC. As of its date of filing with or furnishing to the SEC, each Eagle SEC Report, in each case as amended or supplemented, as applicable, complied in all material respects with the Exchange Act or Securities Act, as the case may be, and the regulations promulgated thereunder, and did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances in which the statement was made. Eagle has timely filed all Eagle SEC Reports and other documents required to be filed by it under the Securities Act and the Exchange Act.

        (b)   Eagle has established and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) under the Exchange Act). Such disclosure controls and procedures are designed to ensure that material information relating to Eagle, including its consolidated subsidiaries, is made known to Eagle's principal executive officer and its principal financial officer by others within those entities, particularly during the periods in which the periodic reports required under the Exchange Act are being prepared. Such disclosure controls and procedures are effective for the purposes for which they were established, including timely alerting Eagle's principal executive officer and principal financial officer to material information to be included in the Eagle SEC Reports under the Exchange Act.

        (c)   Eagle has established and maintains a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act). Such internal control over financial reporting is effective to provide reasonable assurance regarding the reliability of Eagle's financial statements for external purposes in accordance with generally accepted accounting principles. Eagle is not aware of (i) any significant deficiencies or material weaknesses in the design or operation of its internal control over financial reporting which are reasonably likely to adversely affect its ability to record, process, summarize and report financial information or (ii) any fraud, whether or not material, that involves management or other employees who have a role in Eagle's internal control over financial reporting. Eagle is not aware of any change in its internal control over financial reporting that has occurred since the date of the most recent evaluation of such internal control that has materially affected, or is reasonably likely to materially affect Eagle's internal control over financial reporting.

        3.5.    Financial Statements.    Eagle has previously made available to Fidelity copies of (i) the consolidated balance sheets of Eagle and its Subsidiaries at December 31 for the fiscal years ended 2006 and 2005, and the related consolidated statements of operations, changes in stockholders' equity and cash flows for Eagle for the fiscal years ended December 31, 2004 through 2006, in each case accompanied by the audit report of Stegman & Company, independent registered public accountants with respect to Eagle and its Subsidiaries, and (ii) the unaudited consolidated balance sheet of Eagle and its Subsidiaries as of September 30, 2007 and the related unaudited consolidated statements of operations, changes in stockholders' equity and cash flows for the periods then ended as reported in Eagle's Quarterly Report on Form 10-Q for the period ended September 30, 2007 and September 30, 2006 and filed with the SEC under the Exchange Act. The September 30, 2007 consolidated balance sheet of Eagle (including the related notes, where applicable) fairly present the consolidated financial position of Eagle and its Subsidiaries as of the date thereof, and the other financial statements referred to in this Section 3.5 hereof (including the related notes, where applicable) fairly present the results of the consolidated operations and changes in shareholders' equity and consolidated financial position of Eagle and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth; each of such statements (including the related notes, where applicable) comply in all material respects with applicable accounting requirements and with published rules and regulations with respect thereto; and each of such statements (including the related notes, where applicable) has been prepared in accordance with GAAP consistently applied during the periods involved, except as indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q. The fiscal year-end audits of Eagle and its Subsidiaries have been conducted in accordance with generally accepted auditing standards. The books and records of Eagle and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions.

        3.6.    Regulatory Reports.    As of September 30, 2007, Eagle and EagleBank have filed, since that date have filed, and subsequent to the date hereof will file, all reports, registrations and statements, if any, together with any amendments required to be made with respect thereto, that were and are required to be filed with (i) the SEC, (ii) the Federal Reserve Board, (iii) the FDIC, (iv) the SDAT, and (v) the Maryland Department of Financial Regulation (the "DFR") (all such reports and statements are collectively referred to herein as the "Eagle Reports"). As of their respective dates, the Eagle Reports complied and will comply in all material respects with all the statutes, rules and regulations enforced or promulgated by the regulatory authority with which they were filed and did not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

        3.7.    Subsidiaries.    (a) Eagle directly owns all the shares of the outstanding capital stock of Holdings and EagleBank and all of the capital stock or other equity interests of each entity disclosed as a subsidiary in Exhibit 21 to Eagle's Quarterly Report on Form 10-Q for the period ended September 30, 2007. Holdings and EagleBank together with all other Eagle and EagleBank subsidiaries are referred to on occasion as "Eagle Subsidiaries" and each individually as an "Eagle Subsidiary." Except as set forth in Eagle SEC Reports, neither Eagle, Holdings nor EagleBank has any other subsidiaries. No equity securities of EagleBank are or may become required to be issued by reason of any options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever, relative to, or concerning securities or rights convertible into, or exchangeable for, shares of any class of capital stock of EagleBank, and there are no other contracts, commitments, understandings or arrangements by which EagleBank is bound to issue additional shares of its capital stock or options, warrants or rights to purchase or acquire any additional shares of its capital stock. All of the shares of capital stock of EagleBank so owned by Eagle are fully paid and non-assessable and are owned by it free and clear of any claim, lien, encumbrance or agreement with respect thereto. EagleBank is a commercial bank duly organized, validly existing and in good standing under the laws of the State of Maryland and has the corporate power and authority and all necessary federal, state, local and foreign authorizations to own or lease its properties and assets and to carry on its business as it is now being conducted. The deposits of EagleBank are insured to the applicable legal limits by the Deposit Insurance Fund of the FDIC.

        3.8.    Absence of Material Adverse Changes.    Except for events or circumstances disclosed in the Eagle SEC Reports, since December 31, 2006, there has not been any change in the financial condition, results of operations or business of Eagle and the Eagle Subsidiaries that has had, or may be reasonably expected to have, a material adverse effect on the business, operations, assets, financial condition, prospects or results of operations of Eagle and the Eagle Subsidiaries, taken as a whole, or on the ability of Eagle and Holdings to consummate the transactions contemplated hereby. Nothing herein contained shall be deemed to admit or give rise to any implication that any events disclosed in the Eagle SEC Reports has had, or may be reasonably expected to have, a material adverse effect on the business, operations, assets, financial condition, prospects or results of operations of Eagle and the Eagle Subsidiaries, taken as a whole, or on the ability of Eagle to consummate the transactions contemplated hereby

        3.9.    Litigation and Other Proceedings.    Neither Eagle nor Holdings is a party to any pending, or, to the knowledge of Eagle and Holdings, threatened claim, action, suit, investigation or proceeding or subject to any order, judgment or decree, except for matters which, in the aggregate, cannot reasonably be anticipated to have, a material adverse effect on the capacity of Eagle and Holdings to consummate the transactions contemplated hereby.

        3.10.    Proxy Statement, Etc.    None of the information supplied or to be supplied by and relating to, Eagle, for inclusion, or included, in (i) the Proxy Statement (as defined in Section 5.3 below) to be mailed to the shareholders of Eagle and Fidelity in connection with the Shareholder Meetings (as defined in Section 5.3 below), (ii) the Registration Statement (as defined in Section 6.2) and (iii) any other documents to be filed with any regulatory agency in connection with the transactions contemplated hereby will, to the best knowledge of Eagle and at such respective times as such information is supplied or such documents are filed or mailed, be false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements, in light of the circumstances in which the they are made therein not misleading. All documents which Eagle and Holdings are responsible for filing with the SEC or any regulatory agency in connection with the Merger will comply as to form in all material respects with the provisions of applicable law.

        3.11.    Tax and Regulatory Treatment.    Neither Eagle nor Holdings has taken or agreed to take any action, or is aware of any fact or circumstance, that would prevent the Merger from qualifying as a "reorganization" under Section 368 of the Code. Eagle and Holdings have no reason to believe that any required regulatory consent or approval will not be received or will be received with conditions or restrictions which Eagle would deem unduly burdensome, or which would have an adverse impact on their capacity to consummate the transactions contemplated hereby.

        3.12.    Taxes.    (a) Eagle and EagleBank have duly filed, or will file, all federal, state, local and foreign tax returns ("Returns") required by applicable law to be filed on or before the Effective Time (all such Returns being accurate and complete in all material respects), and have paid or have set up adequate reserves or accruals for the payment of all taxes required to be paid in respect of the periods covered by such Returns, and will pay, or where payment is not yet due, will set up adequate reserves or accruals adequate in all material respects for the payment of all taxes for any subsequent periods ending on or prior to the Effective Time or any portion of a subsequent period which includes the Effective Time and ends subsequent thereto. Neither Eagle nor EagleBank reasonably believes it has any material liability for any such taxes in excess of the amounts so paid or reserved or accruals so established. Neither Eagle nor EagleBank is delinquent in the payment of any material tax, assessment or governmental charge and has not requested any extension of time within which to file any tax returns in respect of any fiscal year which have not since been filed.

        (b)   No material deficiencies for any tax, assessment or governmental charge have been proposed, asserted or assessed (tentatively or definitively) against Eagle or EagleBank which have not been settled and paid and, as of the date of this Agreement, no requests for waivers of the time to assess any tax, or waivers of the statutory period of limitation, are pending or have been granted, and neither Eagle nor EagleBank has in effect any currently effective power of attorney or authorization to any person to represent it in connection with any taxes.

        (c)   Eagle and each Eagle Subsidiary has paid (or has had paid on its behalf) or has withheld and remitted to the appropriate taxing authority all material taxes due and payable, or, where payment is not yet due, has established (or has had established on its behalf and for its sole benefit and recourse) in accordance with GAAP an adequate accrual for all taxes through the end of the last period for which Eagle and the Eagle Subsidiaries ordinarily record items on their respective books. Eagle and each Eagle Subsidiary have withheld or collected from each payment made to its employees the amount of all taxes (including but not limited to federal income taxes, FICA taxes and federal unemployment taxes) required to be withheld or collected therefrom, and have paid the same to the proper tax officers or authorized depositories.

        (d)   The income and franchise tax returns of Eagle and the Eagle Subsidiaries through the tax year ended December 31, 2003 have been examined and closed or are tax returns with respect to which the applicable period for assessment under applicable law, after giving effect to extensions or waivers, has expired.

        (e)   Neither Eagle nor any current Eagle Subsidiary has any liability for the taxes of any other person (including any former subsidiary of Eagle or EagleBank), other than Eagle or EagleBank, under 26 CFR 1.1502-6 (or similar provision of federal, state or local law) as a successor, transferee, by contract or otherwise.

        3.13    Loans.    (a) Each of the loans, including loans held for sale ("Loans") of EagleBank: (i) is evidenced by notes, agreements or other evidences of indebtedness which are true, genuine and what they purport to be; (ii) to the extent secured, has been secured by valid liens or security interests which have been perfected; and (iii) represents the legal, valid and binding obligation of the borrowers named therein, enforceable in accordance with its terms (including the validity, perfection and enforceability of any lien, security interest or other encumbrance relating to such loan), except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting the enforcement of creditors' rights generally, and subject to general principles of equity which may limit the enforcement of certain remedies.

        (b)   Each such loan was made in material compliance with the provisions of applicable law and regulation, including but not limited to the Real Estate Settlement Practices Act, the Truth in Lending Act, the Equal Credit Opportunity Act, the Fair Credit Reporting Act, the Fair Debt Collection Act, and the regulations promulgated thereunder.

        (c)   No default (including any event or circumstance which with the passage of time or the giving of notice or both would constitute a default) in respect of any material provision (including any default in payment) of any such loan exists, and Eagle and EagleBank have no knowledge of any borrower's inability to repay any of such loans when due, whether or not such borrower is currently in default, except as reflected on Eagle's classified asset schedule.

        3.14    Sarbanes-Oxley Act.    Eagle is in material compliance with the material provisions, including Section 404, of the Sarbanes-Oxley Act of 2002, and the certifications included in the Eagle SEC Reports are, as of the date on which they were made, accurate.

        3.15    Holdings.    Eagle represents and warrants to Fidelity as follows:

          (a)    Organization, Standing and Authority.    Holdings is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation.

          (b)    Capital Stock.    The authorized capital stock of Holdings consists of 1,000 shares of common stock, par value $.01 per share, of which 1,000 shares are outstanding and held of record by Eagle.

          (c)    Business.    Holdings has conducted no business other than activities incidental to its organization and the consummation of the transactions contemplated by this Agreement.

          (d)    Authority.    Holdings has duly authorized, executed and delivered this Agreement, and this Agreement and the transaction contemplated hereby have been authorized by all corporate action necessary on Holdings' part. This Agreement is Holdings valid and legally binding obligation, enforceable in accordance with its terms (except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors' rights or by general equity principles).

        3.16.    Compliance with Laws.    (a) Eagle and EagleBank have all permits, licenses, certificates of authority, orders and approvals of, and have made all filings, applications and registrations with, federal, state, local or foreign governmental or regulatory bodies that are required in order to permit them to carry on their business as presently conducted and the absence of which would have a material adverse effect on such business; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect, and, to the best knowledge of Eagle and EagleBank, no suspension or cancellation of any of them is threatened; and all such filings, applications and registrations are current. Eagle and EagleBank are in compliance in all material respects with all applicable federal, state and local statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto or to the employees conducting such businesses, including, without limitation, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act, the Bank Secrecy Act, the USA Patriot Act, RESPA, the Flood Disaster Protection Act, and all other applicable fair lending laws and other laws relating to discriminatory business practices, anti-money laundering, foreign corrupt practices, suspicious activity reporting and similar matters. Eagle is in compliance with all applicable listing standards of the NASDAQ Stock Market. Neither Eagle nor EagleBank is in default under any order, license, regulation or demand of any federal, state, local or other governmental agency or with respect to any order, writ, injunction or decree of any court.

        (b)   Except for statutory or regulatory restrictions of general application, no federal, state, local or other governmental authority has placed any restrictions on the business of Eagle or any of the Eagle Subsidiaries which reasonably could be expected to have a material adverse effect on the business of Eagle and Eagle Subsidiaries taken as a whole. Neither Eagle nor any Eagle Subsidiary is a party or subject to any order, decree, written agreement, memorandum of understanding or similar arrangement with, or a commitment letter, supervisory letter or similar submission or application to, or extraordinary supervisory letter from, any such governmental authority and neither Eagle nor any Eagle Subsidiary has been advised that any such governmental authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, written agreement, memorandum of understanding, commitment letter, supervisory letter or similar arrangement or submission or application.

        3.17.    Fairness Opinion.    Eagle has received, on or prior to the date hereof, the written opinion of Sandler O'Neill & Partners, L.P. to the effect that the Merger is fair to the shareholders of Eagle from a financial point of view.

        3.18.    Brokers and Finders.    Except for a fee set forth in Section 3.13 of the Eagle Disclosure Schedule, payable to Sandler O'Neill & Partners, L.P., neither Eagle, Holdings, nor any of their officers, directors, employees, or shareholders has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions or finder's fees, and no broker or finder has acted, directly or indirectly, for Eagle or Holdings, in connection with this Agreement or the transactions contemplated hereby

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF FIDELITY AND F&T BANK

        Except as set forth in the disclosure schedule delivered by Fidelity and F&T Bank to Eagle and Holdings prior to the date hereof (the "Fidelity Disclosure Schedule"), Fidelity and F&T Bank represent and warrant to Eagle and Holdings as follows:

        4.1.    Organization and Authority.    Fidelity is a corporation duly organized, validly existing and in good standing under the laws of the State of Maryland. Fidelity is a registered bank holding company under the BHCA, and has the corporate power and authority to own its properties and assets and to carry on its business, and the business of its subsidiaries, as now being conducted and to enter into and carry out its obligations under this Agreement. Fidelity is qualified to do business as a foreign corporation in each jurisdiction where such qualification is necessary, except where the failure to obtain such qualification would not have a material adverse effect on the business, operations, assets, financial condition, prospects or results of operations, of Fidelity and its subsidiaries, taken as a whole. Fidelity has all necessary governmental authorizations to own or lease its properties and assets, and carry on its business as now being conducted, with the exception of those authorizations which the failure to obtain would not have a material adverse effect on the business, operations, financial condition, or result of operations of Fidelity and its subsidiaries, taken as a whole.

        4.2.    Fidelity Subsidiaries.    (a) Fidelity directly owns all outstanding shares of the capital stock of F&T Bank. F&T Bank owns all of the outstanding shares of F&T Mortgage. Fidelity, other than F&T Bank, F&T Bank, other than F&T Mortgage, and F&T Mortgage, do not have any subsidiaries, including financial subsidiaries, and do not own any capital stock or other interests in any entity (including, without limitation, active or inactive corporations, partnerships, joint ventures, trusts and limited liability companies). F&T Bank together with F&T Mortgage and all other Fidelity and F&T Bank subsidiaries are referred to on occasion as "Fidelity Subsidiaries" and each individually as a "Fidelity Subsidiary." No equity securities of F&T Bank or any other Fidelity Subsidiary are or may become required to be issued by reason of any options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever, relative to, or concerning securities or rights convertible into, or exchangeable for, shares of any class of capital stock of any Fidelity Subsidiary, and there are no other contracts, commitments, understandings or arrangements by which any Fidelity Subsidiary is bound to issue, or Fidelity is bound to cause any Fidelity Subsidiary to issue, additional shares of its capital stock or options, warrants or rights to purchase or acquire any additional shares of its capital stock. Each Fidelity Subsidiary, including its jurisdiction of organization, ownership, and nature of business is set forth in Section 4.2 of the Fidelity Disclosure Schedule.

        (b)   All of the shares of capital stock of each Fidelity Subsidiary so owned by Fidelity are fully paid and non-assessable and are owned by it free and clear of any claim, lien, encumbrance or agreement with respect thereto. F&T Bank is a commercial bank duly organized, validly existing and in good standing under the laws of the State of Maryland, and has the corporate power and authority and all necessary federal, state, local and foreign authorizations to own or lease its properties and assets and to carry on its business as it is now being conducted. The deposits of F&T Bank are insured to the applicable legal limits by the Deposit Insurance Fund of the FDIC. Each other Fidelity Subsidiary is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, and has the corporate power and authorization and all necessary material federal, state, local and foreign authorizations to own or lease its properties and assets and to carry on its business as it is now being conducted.

        4.3.    Fidelity and F&T Bank Fidelity Structure.    (a) The authorized capital stock of Fidelity consists of 20,000,000 shares of Fidelity Common Stock, par value $.01 per share, of which 4,207,016 shares were issued outstanding, and 5,000,000 shares of undesignated preferred stock, $.01 par value per share, of which no shares were issued or outstanding. As of the date hereof, there are outstanding Fidelity Options to purchase 507,570 shares of Fidelity Common Stock. Section 4.3 of the Fidelity Disclosure Schedule describes each outstanding Fidelity Option, including the holder, grant date, exercise price, expiration date, number of shares subject to the Fidelity Options and designation as an incentive or nonincentive option. Each Fidelity Option has an exercise price per share equal to at least 100% of the fair market value of the Fidelity Common Stock as of the date of grant. No award other than incentive stock options or nonincentive stock options have been issued under the Fidelity Option Plans. As of the date hereof, there are no other shares of capital stock or other equity securities of Fidelity outstanding and no other outstanding options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of capital stock of Fidelity, or contracts, commitments, understandings, or arrangements by which Fidelity was or may become bound to issue additional shares of its capital stock or options, warrants or rights to purchase or acquire any additional shares of its capital stock.

        All of the outstanding shares of Fidelity Common Stock are duly and validly issued, and are fully paid and nonassessable. No shares of Fidelity Common Stock have been issued in violation of the preemptive or preferential rights of any holder of Fidelity capital stock. All of the outstanding shares of Fidelity Common Stock have been issued pursuant to an effective registration statement under the Securities Act, and pursuant to effective registrations or qualifications under applicable state securities or blue sky laws, or pursuant to applicable exemptions from such registration or qualification.

        (b)   As of the date hereof, the authorized capital stock of Bank consisted of (i) 5,000,000 shares of common stock, $10.00 par value, ("F&T Bank Common Stock") of which at such date 256,121 shares were issued and outstanding and no shares of F&T Bank Common Stock have been issued since that date. There are no other shares of capital stock or other equity securities of F&T Bank outstanding and no other outstanding options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of capital stock of F&T Bank, or contracts, commitments, understandings, or arrangements by which F&T Bank was or may become bound to issue additional shares of its capital stock or options, warrants or rights to purchase or acquire any additional shares of its capital stock.

        4.4.    Authorization.    (a) The execution, delivery and performance of this Agreement by Fidelity and F&T Bank and the consummation of the transactions contemplated hereby have been duly authorized by the Boards of Directors of Fidelity and F&T Bank and by Fidelity as sole shareholder of F&T Bank, and except for the approval by the shareholders of Fidelity, no other corporate proceedings on the part of Fidelity or F&T Bank are necessary to authorize this Agreement and the transactions contemplated hereby. Subject to shareholder approval, this Agreement is the valid and binding obligation of Fidelity and F&T Bank enforceable against it in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization or moratorium or other similar laws or equitable principles affecting creditors' rights generally and subject to general equitable principles which may limit the enforcement of certain remedies.

        (b)   Neither the execution, delivery and performance of this Agreement by Fidelity and F&T Bank, nor the consummation of the transactions contemplated hereby, nor compliance by Fidelity and F&T Bank with any of the provisions hereof or thereof, will (i) violate, conflict with, or result in a breach of any provisions of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration or the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of Fidelity or any Fidelity Subsidiary under any of the terms, conditions or provisions of (x) its Articles of Incorporation or Association or Bylaws or similar organizational or governing document, or (y) any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Fidelity or any Fidelity Subsidiary may be bound, or to which Fidelity or any Fidelity Subsidiary or any of the properties or assets of Fidelity or any Fidelity Subsidiary may be subject; or (ii) subject to compliance with the statutes and regulations referred to in the next paragraph, violate any judgment, ruling, order, writ, injunction, decree, statute, rule or regulation applicable to Fidelity or any Fidelity Subsidiary or any of their respective properties or assets.

        (c)   Other than in connection or in compliance with the applicable provisions of the MGCL, the MFIC, the Securities Act, the Exchange Act, the securities or blue sky laws of the various states and consents, authorizations, approvals or exemptions required under the BHCA or the FDIA or any applicable federal or state banking statute (including those relating to mortgage banking, brokerage or lending activities), no notice to, filing with, authorization of, exemption by, or consent or approval of, any public body or authority is necessary for the consummation by Fidelity and F&T Bank of the transactions contemplated by this Agreement.

        (d)   Fidelity and F&T Bank have no reason to believe that any required regulatory consent or approval will not be received or will be received with conditions or restrictions which Eagle would deem unduly burdensome, or which would have an adverse impact on their capacity to consummate the transactions contemplated hereby.

        4.5.    Fidelity Financial Statements.    (a) The (i) audited consolidated balance sheets of Fidelity as of December 31, 2006 and 2005 and the related audited consolidated statements of financial condition, operations, comprehensive income, changes in shareholders' equity, and cash flows for the two years ended December 31, 2006, and (ii) unaudited consolidated balance sheets of Fidelity as of September 30, 2007 and the related unaudited consolidated statements of financial condition and operations at and for the nine months then ended, copies of which have been furnished by Fidelity to Eagle, have been prepared in accordance with GAAP applied on a consistent basis, and present fairly, in all material respects, its financial position and its consolidated results of operations. The audited consolidated balance sheets of Fidelity as of future dates and the related audited consolidated statements of operations, comprehensive income, changes in shareholders' equity and cash flows for the periods then ended, which may be provided by Fidelity to Eagle subsequent to the date hereof, will be prepared in accordance with GAAP applied on a consistent basis, and will present fairly, in all material respects, its consolidated financial position as of such dates and its consolidated results of operations and cash flows for such periods. The unaudited interim financial statements which may be provided to Eagle subsequent to the date hereof will be prepared in accordance with GAAP applied on a consistent basis, and will present fairly the consolidated financial position of Fidelity at the dates, and the consolidated results of operations of Fidelity for the periods stated therein. Together, the audited and unaudited consolidated financial statements referred to in this Section 4.5 are referred to as the "Fidelity Consolidated Financial Statements."

        (b)   Without limitation of the foregoing, the allowances for loan losses and the reserves for representations and warranties reflected in the statements of financial condition included in the Fidelity Consolidated Financial Statements were calculated in accordance with GAAP; Fidelity and F&T Bank believe that such allowances and reserves were, as of such dates, adequate to absorb all reasonably anticipated losses in the loan portfolio of Fidelity and F&T Bank, and recourse obligations in respect of Sold Loans (as defined in Section 4.18) in light of the size and characteristics of such portfolios, economic conditions, borrower capacity and other pertinent factors, and no facts have subsequently come to the attention of management of Fidelity or F&T Bank which would cause it to restate in any material way the amount of the allowance for loan losses or reserve for representations and warranties as of any such date.

        (c)   The unaudited consolidated balance sheet of Fidelity as of October 31, 2007, and the unaudited unconsolidated balance sheets of Fidelity, F&T Bank and F&T Mortgage as of October 31, 2007 set forth in Section 4.5 of the Fidelity Disclosure Schedule, have been prepared in accordance with GAAP applied on a consistent basis, and present fairly, in all material respects, the financial positions of such entities as of such date, except as agreed to by Eagle.

        4.6.    Books of Account; Corporate Records; Shareholder List.    The books of account of Fidelity and F&T Bank are maintained in compliance in all material respects with all applicable legal and accounting requirements. Not in limitation of the foregoing, the books and records of account of F&T Bank contain sufficient information, in reasonably accessible form and format, to enable it to conduct business in the ordinary course with respect to the assets and liabilities of F&T Bank, including but not limited to information which would enable it to make any required filings under the Bank Secrecy Act and regulations promulgated thereunder. The minute books of Fidelity and F&T Bank accurately disclose all material corporate actions of their respective shareholders and Board of Directors and of all committees thereof.

        4.7.    Fidelity Reports.    (a) As of September 30, 2007, Fidelity and F&T Bank had filed, since that date have filed, and subsequent to the date hereof will file, all reports, registrations and statements, if any, together with any amendments required to be made with respect thereto, that were and are required to be filed with (i) the Federal Reserve Board, (ii) the FDIC, (iii) the SEC; (iv) the SDAT, and (v) the DFR (all such reports and statements are collectively referred to herein as the "Fidelity Reports"). As of their respective dates, the Fidelity Reports complied and will comply in all material respects with all the statutes, rules and regulations enforced or promulgated by the regulatory authority with which they were filed and did not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

        (b)   As of December 31, 2006, 2005, 2004 and 2003, Fidelity Common Stock was held by fewer than 500 holders of record, as calculated in accordance with Rule 12g5-1 promulgated under the Exchange Act. Fidelity is not aware of any form or manner of holding shares of Fidelity Common Stock which is used primarily to circumvent the provisions of Section 12(g) or 15(d) of the Exchange Act. Neither Fidelity nor F&T Bank is currently required to file reports with the SEC or its primary federal banking regulator pursuant to Section 13 or 15(d) of the Exchange Act. Neither Fidelity, F&T Bank nor any current or former subsidiary of Fidelity has ever filed a registration statement under the Securities Act or the Exchange Act, or is or was required to do so.

        (c)   Each prospectus, offering circular, private placement memorandum or other securities offering document used by Fidelity in connection with the sale of Fidelity Common Stock, and all other sales documentation relating thereto, did not contain any false or misleading statement of a material fact, and did not omit to state a material fact necessary in order to make the statements contained therein, in light of the circumstances in which they were made, not misleading.

        4.8    Absence of Certain Changes.    Since October 31, 2007, there has not been any change, in the nature of the business, results of operations, assets, financial condition, prospects, method of accounting or accounting practice, or manner of conducting the business of Fidelity or the Fidelity Subsidiaries, or otherwise, any of which changes has had, or may reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, operations, assets, financial condition, prospects or results of operations of Fidelity and the Fidelity Subsidiaries taken as a whole, or on the ability of Fidelity and F&T Bank to consummate the transactions contemplated hereby.

        4.9.    Insurance.    All policies of insurance, including policies of title insurance, liability insurance and financial institutions bonds maintained by Fidelity and F&T Bank, including the identity of the carrier, type of coverage, policy limits, expiration, and claims made within the past five (5) years, are set forth in Section 4.9 of the Fidelity Disclosure Schedule. All such policies are in full force and effect and no notices of cancellation have been received in connection therewith. Such policies are in accordance with customary and reasonable practice in the banking industry in respect of amounts, types and risks insured, for the business in which Fidelity and F&T Bank are engaged, and are sufficient for compliance with all legal requirements and all agreements to which Fidelity or F&T Bank is a party. Neither Fidelity nor Bank is in default with respect to any such policy which defaults, taken as a whole, are material to Fidelity and F&T Bank, taken as a whole.

        4.10.    Properties, Leases and Other Agreements.    Except as may be reflected in the Fidelity Consolidated Financial Statements, and except for any lien for current taxes not yet delinquent, and except for imperfections of title, encumbrances and easements, if any, as are not substantial in character, amount or extent and do not materially detract from the value, or interfere with the present or proposed use of, such properties or assets, Fidelity and F&T Bank have good title, free and clear of any liens, claims, charges, options or other encumbrances, to all of the personal and real property reflected in the consolidated balance sheet of Fidelity as of December 31, 2006, referred to above in Section 4.5, and all personal and real property acquired since such date, except such personal and real property as has been disposed of for fair value in the ordinary course of business. All leases material to Fidelity, pursuant to which Fidelity and F&T Bank, as lessee, leases real or personal property, are valid and effective in accordance with their respective terms, and there is not, under any of such leases, any existing default by Fidelity and F&T Bank or any event which with notice or lapse of time or both would constitute a default. Section 4.10 of the Fidelity Disclosure Schedule sets forth a complete list and brief description of all real estate owned or leased by Fidelity and F&T Bank (including real estate acquired by means of foreclosure, transfer in lieu of foreclosure or by exercise of any creditor's right), and all personal property having a value in excess of $100,000 owned or leased by Fidelity and F&T Bank. Each item of real estate described in Section 4.10 of the Fidelity Disclosure Schedule is in good repair and insurable at market rates; no notice of violation of zoning laws, building or fire codes or other statutes, ordinances or regulations relating to the use or operation of such property has been received by or is known of by Fidelity and F&T Bank; and there are no condemnation or similar proceedings pending or threatened against any such property or any portion thereof.

        4.11.    Taxes.    (a) Fidelity and F&T Bank have duly filed, or will file, all federal, state, local and foreign tax returns ("Returns") required by applicable law to be filed on or before the Effective Time (all such Returns being accurate and complete in all material respects), and have paid or have set up adequate reserves or accruals for the payment of all taxes required to be paid in respect of the periods covered by such Returns, and will pay, or where payment is not yet due, will set up adequate reserves or accruals adequate in all material respects for the payment of all taxes for any subsequent periods ending on or prior to the Effective Time or any portion of a subsequent period which includes the Effective Time and ends subsequent thereto. Neither Fidelity nor Bank will have any material liability for any such taxes in excess of the amounts so paid or reserved or accruals so established. Neither Fidelity nor Bank is delinquent in the payment of any material tax, assessment or governmental charge and has not requested any extension of time within which to file any tax returns in respect of any fiscal year which have not since been filed.

        (b)   No material deficiencies for any tax, assessment or governmental charge have been proposed, asserted or assessed (tentatively or definitively) against Fidelity or F&T Bank which have not been settled and paid and, as of the date of this Agreement, no requests for waivers of the time to assess any tax, or waivers of the statutory period of limitation, are pending or have been granted, and neither Fidelity nor F&T Bank has in effect any currently effective power of attorney or authorization to any person to represent it in connection with any taxes.

        (c)   Fidelity and each Fidelity Subsidiary has paid (or has had paid on its behalf) or has withheld and remitted to the appropriate taxing authority all material taxes due and payable, or, where payment is not yet due, has established (or has had established on its behalf and for its sole benefit and recourse) in accordance with GAAP an adequate accrual for all taxes through the end of the last period for which Fidelity and the Fidelity Subsidiaries ordinarily record items on their respective books. Fidelity and each Fidelity Subsidiary have withheld or collected from each payment made to its employees the amount of all taxes (including but not limited to federal income taxes, FICA taxes and federal unemployment taxes) required to be withheld or collected therefrom, and have paid the same to the proper tax officers or authorized depositories.

        (d)   The income and franchise tax returns of Fidelity and the Fidelity Subsidiaries through the tax year ended December 31, 2003 have been examined and closed or are tax returns with respect to which the applicable period for assessment under applicable law, after giving effect to extensions or waivers, has expired.

        (e)   Neither Fidelity nor any current Fidelity Subsidiary has any liability for the taxes of any other person (including any former subsidiary of Fidelity or F&T Bank), other than Fidelity or F&T Bank, under 26 CFR 1.1502-6 (or similar provision of federal, state or local law) as a successor, transferee, by contract or otherwise.

        4.12.    Fiduciary Activities.    Neither Fidelity nor any Fidelity Subsidiary is directly or indirectly engaged in any fiduciary or custodial activities.

        4.13.    Intangible Property.    Fidelity and F&T Bank own or possess the right, free of the claims of any third party, to use all material trademarks, service marks, trade names, copyrights, patents, and licenses currently used by them in the conduct of their respective businesses, each of which is described in Section 4.13 of the Fidelity Disclosure Schedule. No material product or service offered and no material trademark, service mark trade names, copyrights, patents, and licenses or similar right used by Fidelity or F&T Bank infringes any rights of any other person, and, as of the date hereof, neither Fidelity nor Bank has received written or oral notice of any claim of such infringement. Fidelity and F&T Bank are not, and as a result of the execution and delivery of this Agreement or the performance of their obligations hereunder and under the Bank Merger Agreement they will not be, in violation of any material licenses, sublicenses and other agreements as to which the Fidelity or F&T Bank is a party and pursuant to which Fidelity or F&T Bank is authorized to use any third-party patents, trademarks, service marks, and copyrights.

        4.14.    Employee Relations.    (a) As of the date hereof, Fidelity and F&T Bank are in all material respects in compliance with all federal and state laws, regulations, and orders respecting employment and employment practices (including Title 7 of the Civil Rights Act of 1964), terms and conditions of employment, and wages and hours, and neither of them is engaged in any unfair labor practice, and there are no pending, or to the knowledge of Fidelity and F&T Bank, threatened actions, suits or proceedings, administrative, arbitrarial, civil, criminal or otherwise, seeking to impose on Fidelity or F&T Bank, any penalty, or to recover any damages from Fidelity or F&T Bank or any person to whom they may be obligated to provide indemnification or defense, as a result of the violation or alleged violation of any of such employment related laws, regulations or orders, and there is no basis for any of the foregoing. As of the date hereof, no dispute exists between Fidelity or F&T Bank and any of their respective employees or employee groups regarding employee organization, wages, hours, or conditions of employment which would materially interfere with the business or operations of Eagle. As of the date hereof, there are no labor or collective bargaining agreements (written or oral) binding upon Fidelity or F&T Bank or to which Fidelity or F&T Bank is a party, and no employment, severance, change in control or consulting agreements binding upon Fidelity or F&T Bank, or to which Fidelity or F&T Bank is a party. As of the date hereof, Fidelity and F&T Bank are not aware of any attempts to organize a collective bargaining unit to represent any of their respective employee groups. All contributions due on or prior to the date hereof to any pension, profit-sharing, or similar plan of Fidelity or F&T Bank have been paid or provided for in accordance with ERISA (as defined in Section 4.15), and all other applicable federal and state statutes and regulations.

        (b)   (i) Section 4.14 of the Fidelity Disclosure Schedule sets forth each employment contract, deferred compensation, non-competition, bonus, stock option, profit sharing, pension, deferred compensation, retirement, change in control, severance, incentive and insurance arrangement or plan, and any other remunerative or fringe benefit arrangement applicable to Fidelity or F&T Bank, including the amounts currently payable pursuant to any such arrangement.

          (ii)   No agreement, plan or arrangement disclosed or required to be disclosed in Section 4.14 of the Fidelity Disclosure Schedule would, as a result of this Agreement, the Merger, the Bank Merger Agreement or Bank Merger require Fidelity, any Fidelity Subsidiary, Eagle or any Eagle Subsidiary to make any payment in an amount which would constitute an "excess parachute payment" under Section 280G of the Code, result in the imposition of any tax under Section 4999 of the Code, the nondeductibility of any portion of such payment, or require any "gross up" payment.

        (c)   Each agreement, plan or arrangement of Fidelity or any Fidelity subsidiary that constitutes a "nonqualified deferred compensation plan" or provides for the payment of 'nonqualified deferred compensation", within the meaning of Section 409A of the Code and the regulations and administrative guidance promulgated thereunder ("Section 409A") has been operated in compliance with Section 409A. The execution, delivery and/or consummation of this Agreement, the Bank Merger Agreement, the Merger, the Bank Merger and the transactions contemplated thereby, and the payment or acceleration of the amounts set forth under any agreement, plan or arrangement disclosed or required to be disclosed in Section 4.14 of the Fidelity Disclosure Schedule, shall not result in the payment to any person of any amounts which are required to be reported as "nonqualified deferred compensation" under Section 409A.

        4.15.    ERISA and Benefit Plans.    Section 4.15 of the Fidelity Disclosure Schedule sets forth a complete list of Fidelity and any Fidelity Subsidiary's employee pension benefit plans within the meaning of Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), profit sharing plans, stock purchase plans, deferred compensation and supplemental income plans, group insurance plans and all other employee welfare benefits plans within the meaning of Section 3(1) of ERISA, maintained for the benefit of the employees or former employees, including any beneficiaries thereof, and directors or former directors of Fidelity and any Fidelity Subsidiary. Fidelity has delivered to Eagle a true and correct copy of each such employee benefit plan. Other than as set forth in Section 4.15 of the Fidelity Disclosure Schedule, neither Fidelity nor any Fidelity Subsidiary maintains any plans of the type described in this Section.

        All "employee benefit plans" (as defined in Section 3(3) of ERISA) comply in all material respects with all applicable provisions of ERISA, the Code, and all other federal, state, or local laws. The assets of Fidelity and the Fidelity Subsidiaries are not subject to any liens under ERISA or the Code with respect to any employee benefit plan of Fidelity or any Fidelity Subsidiary or an Affiliate (as defined below), and no event has occurred, or condition exists, which could subject Fidelity or any Fidelity Subsidiary or their respective assets to a future liability, obligation, or lien arising out of any employee benefit plan of Fidelity or any Fidelity Subsidiary or an Affiliate.

        All employee benefit plans currently or previously maintained, sponsored, or contributed to by Fidelity or F&T Bank have been administered, maintained, and operated in accordance with their terms. All contributions, payments, fees or expenses relating to each such employee benefit plan that were deducted by Fidelity or any Fidelity Subsidiary for income tax purposes were properly deductible in the year claimed. There are no actions, claims (other than routine benefit claims made in the ordinary course), proceedings or inquiries, pending or threatened, with respect to any such employee benefit plan, and neither Fidelity nor any Fidelity Subsidiary has any knowledge of any fact which could give rise to any such action, claim, proceeding or inquiry. Neither Fidelity, Bank, nor any other person or entity who or which is a party in interest (as defined in Section 3(14) of ERISA) or disqualified person (as defined in Section 4975(e)(2) of the Code) has acted or failed to act with respect to any such employee benefit plan in any manner which constitutes: (1) a breach of fiduciary responsibility under ERISA; (2) a prohibited transaction under Section 406 of ERISA or Section 4975 of the Code; or (3) any other violation of ERISA or the Code. Neither Fidelity nor Bank is obligated to indemnify, reimburse, or contribute to the liabilities or expenses of any person or entity who may have committed or been involved in any such fiduciary breach, prohibited transaction, or ERISA or Code violation. Each such employee benefit plan which is intended to meet the requirements for tax-favored treatment under Subtitle A, Chapter 1 of the Code meets such requirements. Each such employee benefit plan that was intended to constitute a qualified plan under Section 401(a) of the Code has, at all times, been qualified, in form and operation, under Section 401(a) of the Code (including the adoption of all necessary amendments to maintain such qualification) and has received a favorable determination letter; any related trust is and has, at all times, been exempt from income tax, and there has been no development, event, action or omission which could reasonably be expected to adversely affect the qualification or status of any such plan. Neither Fidelity, F&T Bank nor any Affiliate (as defined below) has ever maintained or contributed to a multiemployer plan (as defined in Section 3(37) of ERISA). All returns, reports, statements, notices, declarations or documents relating to an employee benefit plan that are required by law to be filed with or furnished to any federal, state, or local governmental agency have been timely filed. Any employee benefit plan (including any employee benefit plan of an Affiliate) that is a group health plan (as defined in Section 5000(b)(1) of the Code) has complied in each and every case with the requirements of Sections 601 through 607 of ERISA and Section 4980B of the Code and all other applicable federal, state, and local laws relating to continuation coverage (collectively "COBRA"), and no such plan provides benefits to former employees or their beneficiaries (except to the extent required under COBRA). Each employee benefit plan can be amended, modified, or terminated without participant consent and without additional liability accruing to Fidelity or F&T Bank after the date of Plan termination. For this purpose, liabilities accrued on or before the date of Plan termination shall be limited to the following: (1) in the case of an employee benefit pension plan (within the meaning of Section 3(2) of ERISA), the participant's "accrued benefit," as defined in Section 3(23) of ERISA; and (2) in the case of an employee welfare benefit plan (within the meaning of Section 3(1) of ERISA), claims for expenses, costs, or services (including, but not limited to, medical and other health care services) actually performed or incurred before the date of the Plan termination. Any prior amendment, modification, or termination of an employee benefit plan has been made in accordance with the terms of the Plan and applicable law.

        For purposes of this Section 4.15, the term Affiliate means an entity included in the group of entities consisting of Fidelity or F&T Bank and all other entities that are treated as part of the same controlled group under Section 414(b), (c), (m) or (o) of the Code.

        4.16.    Contracts; Consents.    (a) Neither Fidelity nor F&T Bank is a party to, and no property or assets of Fidelity or F&T Bank is subject to any contract, agreement, commitment, lease, sublease, license, arrangement, understanding or instrument (other than Loans) calling for payments in excess of $100,000 over the term of the contract or in any year ("Material Contract"). Each such Material Contract is valid and in full force and effect, and all parties thereto have in all material respects performed all obligations thereunder required to be performed to date, and are not in material default. Each Material Contract, and each lease of real property reflected in Section 4.10 to the Fidelity Disclosure Schedule, is assumable and assignable without consent of the other party thereto and does not contain any provision increasing or accelerating payments otherwise due, or changing or modifying the provisions or terms of such Material Contract as a result of this Agreement or the transactions contemplated hereby.

        (b)   Except for the governmental approvals referred to in Section 4.4 and as set forth in Section 4.16 to the Fidelity Disclosure Schedule, no consent, permission acquiescence, approval, or authorization of or by any third party is required to permit Fidelity and F&T Bank to consummate the transactions contemplated hereby, and for Eagle, Holdings and EagleBank to have full use and enjoyment of each asset of Fidelity and F&T Bank.

        4.17.    Related Party Transactions.    Neither Fidelity nor F&T Bank has any contract, extension of credit, business arrangement, depository relationship, or other relationship (written or oral) with (i) any present director or executive officer of Fidelity or any Fidelity Subsidiary; (ii) any shareholder of Fidelity owning 5% or more of the Fidelity Common Stock; or (iii) any Reg O affiliate of the foregoing, except as disclosed in Section 4.17 to the Fidelity Disclosure Schedule. Each extension of credit disclosed in Section 4.17 to the Fidelity Disclosure Schedule has been made in the ordinary course of business, and on the same terms, including interest rate and collateral, as those prevailing at the time for comparable arms-length transactions, and does not involve more than the normal risk of collectibility or present other unfavorable features.

        4.18.    Loans.    (a) Each of the loans, including loans held for sale ("Loans") of F&T Bank: (i) is evidenced by notes, agreements or other evidences of indebtedness which are true, genuine and what they purport to be; (ii) to the extent secured, has been secured by valid liens or security interests which have been perfected; and (iii) represents the legal, valid and binding obligation of the borrowers named therein, enforceable in accordance with its terms (including the validity, perfection and enforceability of any lien, security interest or other encumbrance relating to such loan), except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting the enforcement of creditors' rights generally, and subject to general principles of equity which may limit the enforcement of certain remedies.

        (b)   Each such loan was made in compliance with the provisions of applicable law and regulation, including but not limited to the Real Estate Settlement Practices Act, the Truth in Lending Act, the Equal Credit Opportunity Act, the Fair Credit Reporting Act, the Fair Debt Collection Act, and the regulations promulgated thereunder.

        (c)   No default (including any event or circumstance which with the passage of time or the giving of notice or both would constitute a default) in respect of any material provision (including any default in payment) of any such loan exists, and Fidelity and F&T Bank have no knowledge of any borrower's inability to repay any of such loans when due, whether or not such borrower is currently in default.

        (d)   Neither Fidelity nor any Fidelity Subsidiary is a party to any oral loan or oral extension of credit.

        (e)   To the best of the knowledge of Fidelity and the Fidelity Subsidiaries, neither Fidelity nor any Fidelity Subsidiary has any liability or obligation to repurchase or reacquire any Loan, or purchase collateral in respect of any Loan, which was held for sale and which has previously been sold in the ordinary course of Fidelity's discontinued mortgage origination/brokerage business (whether or not such loan has subsequently been reacquired by Fidelity or any Fidelity Subsidiary) ("Sold Loans"), or to make any payment on any Sold Loan, or to make any payment to, reimburse, indemnify or hold harmless, or otherwise assume liability with respect to any loss, liability or expense incurred by, the purchaser (or subsequent purchaser) of any Sold Loan in respect of such Sold Loan, or is otherwise subject to any liability or recourse in respect of any Sold Loan. To the best of the knowledge of Fidelity and F&T Bank, neither Fidelity nor any Fidelity Subsidiary has any liability to any borrower as a result of the manner in which a Sold Loan was originated. Section 4.18(e) of the Fidelity Disclosure Schedule sets forth detail with respect to any exceptions hereto, including but not limited to the nature and extent of the liability, any limits (in time or dollar amount) on such liability, the basis of such liability, the instrument under which such potential liability arises, the nature and amount of Loans resulting in such liability and the identity of the party to whom Fidelity or F&T Bank may have such liability.

        (f)    To the best of the knowledge of Fidelity and the Fidelity Subsidiaries, no Sold Loan was originated in violation of the representations and warranties contained or incorporated by reference in any contract or agreement pursuant to which such Loan was sold or assigned, including but not limited to any representation or warranty regarding the absence of fraud, misstatement of a material fact, omission of a material fact or a fact necessary to make the information provided not misleading, regarding the loan, the loan collateral, the borrower or the credit-worthiness of borrower), and any representation or warranty regarding the absence of any fact, circumstance or condition which would cause, or would reasonably be expected to cause, the purchaser of the Sold Loan, any subsequent purchaser, securitizer or guarantor of such loan (including but not limited to FNMA, FHLMC, GNMA, FHA or the VA) to regard such loan as unacceptable as an investment, ineligible for insurance, or which would otherwise cause them to consider the value or marketability of such loan to be adversely affected.

        (g)   Neither Fidelity nor any Fidelity Subsidiary currently services any Loan, including any Sold Loan, not currently held in portfolio, for any third party. The servicing and collection practices of Fidelity and each Fidelity Subsidiary with respect to Sold Loans at all times complied with applicable laws, and was in accordance with the terms and conditions of the agreements pursuant to which such Sold Loans were sold, whether such servicing was conducted by Fidelity, a Fidelity Subsidiary, their respective affiliates, a third party or a servicing agent of any of the foregoing.

        4.19.    Deposits.    None of the deposits of F&T Bank are "brokered" deposits as such term is defined in the rules and regulations of the FDIC or are subject to any lien, encumbrance, legal restraint or other legal process (other than garnishments, pledges, set off rights, escrow limitations and similar actions taken in the ordinary course of business), and no portion of such deposits represents a deposit of any affiliate of Fidelity or F&T Bank.

        4.20.    Environmental Matters.    Fidelity and F&T Bank have no knowledge, information or reason to believe that any environmental contaminant, pollutant, petroleum product, toxic or hazardous waste or similar or like substance is being or has been generated, used, stored, processed, disposed of, discharged at, or was or is otherwise present at any real estate now or previously owned or acquired (including without limitation any real estate acquired by means of foreclosure, transfer in lieu of foreclosure or by exercise of any other creditor's right) or leased by Fidelity or F&T Bank, or any real estate which is pledged or stands as collateral security for any Loan or other extension of credit by Bank, except as disclosed in Section 4.20 of the Fidelity Disclosure Letter. There is no legal, administrative, arbitrarial or other proceeding, claim, action, cause of action or governmental proceeding or investigation of any nature whatsoever, seeking to impose, or that could result in the imposition, on Fidelity or F&T Bank of any liability arising under any local, state, or federal environmental statute, regulation, rule or ordinance, pending or, to the knowledge of Fidelity or F&T Bank, threatened against Fidelity or F&T Bank; and there is no reasonable basis for any of the foregoing; and neither Fidelity nor F&T Bank is subject to any agreement, order, judgment, decree or memorandum of any court, governmental authority, regulatory agency or third party imposing any such liability.

        4.21.    Litigation and Other Proceedings.    Neither Fidelity nor any Fidelity Subsidiary is a party to any pending, or, to the knowledge of Fidelity and Fidelity Subsidiaries, threatened claim, action, suit, investigation or proceeding or subject to any order, judgment or decree, except for matters which, in the aggregate, cannot reasonably be anticipated to have, a material adverse effect on the financial condition, results of operations, business, properties or prospects of Fidelity or any Fidelity Subsidiary taken as a whole, and there is no basis for any of the foregoing. Section 4.21 of the Fidelity Disclosure Schedule sets forth a complete and accurate list of all pending actions, suits, investigations or proceedings to which Fidelity or any Fidelity Subsidiary is a party or which relate to any portion of their respective assets, and threatened actions, suits, investigation or proceedings of which Fidelity or any Fidelity Subsidiary have knowledge, to which Fidelity or F&T Bank believes one or both may become a party or which relate to any portion of their respective assets. Fidelity and F&T Bank do not have any knowledge of any pending or threatened action, suit or proceeding which presents a claim to prohibit, restrict or restrain the transactions contemplated hereby.

        4.22.    Absence of Undisclosed Liabilities.    Except as reflected, noted and/or adequately reserved against in the Fidelity Consolidated Financial Statements as of December 31, 2006, Fidelity and the Fidelity Subsidiaries have no material liabilities (whether accrued, absolute, contingent or otherwise) which were required to be reflected, noted or reserved against in the balance sheet included therein under GAAP. Fidelity and the Fidelity Subsidiaries have not incurred, since December 31, 2006, any such liability, other than liabilities of the same nature as those set forth in the balance sheet, all of which have been incurred in the ordinary course of business as conducted prior to December 31, 2006.

        4.23.    Compliance with Laws.    (a) Fidelity and F&T Bank have all permits, licenses, certificates of authority, orders and approvals of, and have made all filings, applications and registrations with, federal, state, local or foreign governmental or regulatory bodies that are required in order to permit them to carry on their business as presently conducted and the absence of which would have a material adverse effect on such business; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect, and, to the best knowledge of Fidelity and F&T Bank, no suspension or cancellation of any of them is threatened; and all such filings, applications and registrations are current. Fidelity and F&T Bank are in compliance in all material respects with all applicable federal, state and local statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto or to the employees conducting such businesses, including, without limitation, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act, the Bank Secrecy Act, the USA Patriot Act, RESPA, the Flood Disaster Protection Act, and all other applicable fair lending laws and other laws relating to discriminatory business practices, anti-money laundering, foreign corrupt practices, suspicious activity reporting and similar matters. Fidelity and F&T Bank have not violated, and do not violate, in any material respect, any applicable domestic (federal, state or local) or foreign law, statute, ordinance, license or regulation now in effect. Neither Fidelity nor F&T Bank is in default under any order, license, regulation or demand of any federal, state, local or other governmental agency or with respect to any order, writ, injunction or decree of any court.

        (b)   Except for statutory or regulatory restrictions of general application, no federal, state, local or other governmental authority has placed any restrictions on the business of Fidelity or any of the Fidelity Subsidiaries which reasonably could be expected to have a material adverse effect on the business of Fidelity and the Fidelity Subsidiaries taken as a whole. Neither Fidelity nor any Fidelity Subsidiary is a party or subject to any order, decree, written agreement, memorandum of understanding or similar arrangement with, or a commitment letter, supervisory letter or similar submission or application to, or extraordinary supervisory letter from, any such governmental authority and neither Fidelity nor any Fidelity Subsidiary has been advised that any such governmental authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, written agreement, memorandum of understanding, commitment letter, supervisory letter or similar arrangement or submission or application.

        4.24.    Accounting and Internal Controls.    (a) Fidelity and F&T Bank have devised and maintained systems of internal accounting controls sufficient to provide reasonable assurances that: (i) all material transactions are executed in accordance with general or specific authorization of the Board of Directors and the duly authorized executive officers of Fidelity and F&T Bank, (ii) all material transactions are recorded as necessary to permit the preparation of financial statements in conformity with generally accepted accounting principles consistently applied with respect to institutions such as Fidelity and F&T Bank or any other criteria applicable to such financial statements, and to maintain proper accountability for items therein, (iii) access to the material properties and assets of Fidelity and F&T Bank is permitted only with general or specific authorization of the Board of Directors and the duly authorized officers of Fidelity and F&T Bank, and (iv) the recorded accountability for items is compared with the actual levels at reasonable intervals and appropriate actions taken with respect to any differences. Fidelity and F&T Bank are not subject to the Sarbanes-Oxley Act of 2002, as amended, and nothing contained in this Section 4.24 shall be construed as a representation that the internal accounting controls of Fidelity and F&T Bank are, or would be, in compliance in all respects with those required by the Sarbanes-Oxley Act of 2002, as amended.

        (b)   Since December 31, 2005 (i) neither Fidelity nor any Fidelity Subsidiary has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, written or oral, regarding the accounting or auditing practices, or internal procedures or accounting controls, methodologies or methods of Fidelity or any Fidelity Subsidiary, including but not limited to any complaint, allegation, assertion or claim that Fidelity or any Fidelity Subsidiary has engaged in any questionable accounting or auditing practice; and (ii) no attorney representing Fidelity or any Fidelity Subsidiary has reported to their respective Boards of Directors, committee thereof, any member thereof or any executive officer, evidence of a material violation of the securities or banking laws, breach of fiduciary duty or similar violation by Fidelity or any Fidelity Subsidiary or any of their respective officers, directors, employees or agents.

        4.25.    Proxy Statement, Etc.    None of the information supplied or to be supplied by Fidelity or F&T Bank for inclusion, or included, in (i) the Proxy Statement; (ii) the Registration Statement; or (iii) any other documents to be filed with any regulatory agency in connection with the transactions contemplated hereby will, at the respective times such information is supplied or such documents are filed or mailed, be false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein not misleading in light of the circumstances in which the statement was made. All documents which Fidelity or F&T Bank is responsible for filing with any regulatory agency in connection with the transactions contemplated hereby, and all information provided by Fidelity or F&T Bank to Eagle for inclusion in any such filings by Eagle, will comply as to form in all material respects with the provisions of applicable law.

        4.26.    Anti-Takeover Provisions.    Fidelity, F&T Bank and each other Fidelity Subsidiary has taken all actions required to exempt such company, this Agreement, the Merger and the Bank Merger, and the transaction contemplated hereby and by the Bank Merger Agreement, from any provisions of an antitakeover nature contained in their organizational documents or the provisions of any federal or state "antitakeover," "fair price," "moratorium," "affiliate transaction", "control share acquisition" or similar laws or regulations ("Takeover Laws"), including but not limited to Sections 3-601 through 3-604 and Section 3-701 through 3-709 of the MGCL.

        4.27.    Derivative Instruments.    Neither Fidelity nor any Fidelity Subsidiary is party to any interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar risk management arrangements, whether entered into for the account of Fidelity, or for the account of one or more of the Fidelity Subsidiaries or their customers.

        4.28.    Tax and Regulatory Treatment.    Neither Fidelity nor any Fidelity Subsidiary has taken or agreed to take any action, or is aware of any fact or circumstance, that would prevent the Merger from qualifying as a "reorganization" under Section 368 of the Internal Revenue Code of 1986, as amended (the "Code"). Fidelity and F&T Bank have no reason to believe that any required regulatory consent or approval will not be received or will be received with conditions or restrictions which Eagle would deem unduly burdensome, or which would have an adverse impact on their capacity to consummate the transactions contemplated hereby.

        4.29.    Fairness Opinion.    Fidelity has received, on or prior to the date hereof, the written opinion of Milestone Advisors, LLC to the effect that the Merger is fair to the shareholders of Fidelity from a financial point of view.

        4.30.    Brokers and Finders.    Except for the fee set forth in Section 4.30 of the Fidelity Disclosure Schedule payable to Milestone Advisors, LLC, neither Fidelity nor F&T Bank, nor any of their officers, directors, employees, or shareholders has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions or finder's fees, and no broker or finder has acted, directly or indirectly, for Fidelity or F&T Bank, in connection with this Agreement or the transactions contemplated hereby.

ARTICLE V

CONDUCT OF BUSINESS PRIOR TO THE EFFECTIVE TIME

        5.1    Forbearance by Fidelity and F&T Bank.    From the date hereof until the Effective Time, Fidelity and F&T Bank covenant and agree that each will not do, or agree or commit to do, and Fidelity and F&T Bank covenant and agree that without the prior written consent of Eagle they will not permit any Fidelity Subsidiary to do or agree or commit to do, any of the following:

        (a)   except as in the ordinary course of business consistent with past practice, enter into or assume any Material Contract, make any material commitment, incur any material liabilities or material obligations, whether directly or by way of guaranty, including any obligation for borrowed money whether or not evidenced by a note, bond, debenture or similar instrument, acquire or dispose of any material property or asset, or engage in any transaction not in the ordinary course of business consistent with past practice, or subject any of Fidelity's or F&T Bank's assets or properties to any lien, claim, charge or encumbrances whatsoever;

        (b)   grant any increase in compensation to its employees or officers or directors, or pay any bonus, or effect any increase in retirement benefits to any class of employees or its officers (unless any such change shall be required by applicable law), except for (i) annualized increases in base salary for officers and employees not in excess of 5% of Fidelity's aggregate payroll, and not in excess of 5% for any employee (with increases of up to 10% for any individual employee being permitted with the prior written consent of Eagle) and (ii) bonuses with respect to 2007 to employees and officers in an aggregate amount of not more than $650,000;

        (c)   declare, set aside or pay any dividend or other distribution on any class of its capital stock, whether payable in cash, stock or other property;

        (d)   redeem, purchase or otherwise acquire any shares of its capital stock or any securities or obligations convertible into or exchangeable for any shares of its capital stock (other than pursuant to the tender of shares of Fidelity Common Stock in payment of the exercise price of Fidelity Options, or the withholding obligations related to the exercise of Fidelity Options); merge into any other corporation or bank or permit any other corporation or bank to merge into it, or consolidate with any other corporation or bank; liquidate, sell or dispose of any assets or acquire any assets, otherwise than in the ordinary course of its business consistent with past practice or as expressly required by this Agreement; or agree to do any of the foregoing;

        (e)   open, or file an application with any federal or other regulatory agency with respect to the opening, closing or relocation of any office, branch or banking facility, or the acquisition, establishment or divestiture of any banking or nonbanking facility;

        (f)    issue any shares of its capital stock except in connection with the exercise of Fidelity Options properly granted prior to the date hereof, or permit any share of its capital stock held in its treasury to become outstanding; issue or grant, or extend or modify the terms of any option, warrant, or other right to acquire Fidelity Common Stock (provided that nothing contained herein shall prohibit the issuance of option agreements to Barry Watkins with respect to reflect the November 7, 2007 grant of Fidelity Options to purchase 23,000 shares of Fidelity Common Stock, at an exercise price of $11.50 per share);

        (g)   issue any new or replacement certificate for any shares of Fidelity Common Stock purported to have been lost stolen or destroyed, except upon receipt of appropriate affidavits of loss and purchase by the shareholder of an indemnity bond from a third party insurer regularly engaged in the issuance of such bonds;

        (h)   amend its Articles or Articles of Incorporation or Bylaws, or similar charter documents;

        (i)    effect any capital reclassification, stock dividend, stock split, consolidation of shares or similar change in capitalization;

        (j)    take, cause or permit the occurrence of any change or event which would render any of its representations and warranties contained herein untrue in any material respect;

        (k)   (i) enter into any related party transaction of the type contemplated by Section 4.17 hereof, except for transactions relating to deposit relationships or the extension of credit in the ordinary course of business, on substantially the same terms, including interest rate and collateral, as those prevailing for comparable transactions with unaffiliated parties, and which do not present more than the normal risk of collectibility or other unfavorable features, and in respect of which disclosure has been made to Eagle prior to disbursement;

          (ii)   cancel without payment in full, or modify in any material respect any contract relating to, any loan or other obligation receivable from any 5% stockholder, director or officer of Fidelity or any Fidelity Subsidiary, or any member of the immediate family of the foregoing, or any related interest of any of the foregoing;

        (l)    solicit, encourage, or authorize any person, including but not limited to directors, officers, shareholders, or employees, to solicit from, or communicate with, any third party, or facilitate inquiries or the making of proposals relating to any Acquisition Proposal (as defined in Section 6.12); or except as provided in Section 6.12, provide any such third party with information or assistance or negotiate or conduct any discussions with any such third party to facilitate such inquiries or to obtain an Acquisition Proposal, or continue any such activities in progress on the date hereof;

        (m)  knowingly take any action which would (i) adversely affect the ability to obtain the necessary approvals of governmental authorities required for the transactions contemplated hereby; (ii) adversely affect the ability of the transactions contemplated hereby to constitute a reorganization under Section 368 of the Code, or (iii) adversely affect the ability to perform the covenants and agreements under the Agreement;

        (n)   enter into any new line of business, or change its lending, investment, assets liability management, risk management, deposit pricing, or other material banking or operating policies and procedures in any material manner;

        (o)   adopt, enter into or amend any employment, consulting, change in control, or severance agreement, arrangement or policy with or with respect to any officer, employee or director;

        (p)   make or renew any loan or other extension of credit to any person (including, in the case of an individual, his or her immediate family) that (directly or indirectly through a related interest or otherwise) owes, or would as a result of such loan or extension of credit or renewal owe, Fidelity or any Fidelity Subsidiary more than an aggregate of three million dollars;

        (q)   accept or renew any brokered deposits, or accept or renew any time deposits or certificates of deposit at a rate in excess of the rate for comparable products shown in Eagle's most recently published rate sheet, plus 50 basis points;

        (r)   purchase or otherwise acquire any investment securities for its own account having an average remaining life to maturity greater than 1.0 years, or any asset-backed security;

        (s)   make any capital expenditures individually in excess of $50,000, or in the aggregate in excess of $300,000;

        (t)    make any material change in any accounting methods or systems of internal accounting controls, except as may be appropriate to conform to changes in regulatory accounting requirements or GAAP;

        (u)   originate or make any mortgage loan for the purposes of sale into the secondary market, except for origination of conforming FNMA and FHLMC loans and modification of existing loans that were originated by F&T Mortgage; or

        (v)   settle any material litigation without prior notice to Eagle;

        5.2    Conduct of Business.    From the date hereof until the Effective Time, Fidelity and F&T Bank covenant and agree that, except as otherwise consented to by Eagle in writing it shall, and Fidelity shall cause F&T Bank and each other Fidelity Subsidiary to:

        (a)   carry on its business, and maintain its books of account and other corporate records, in the ordinary course consistent with past practice and applicable legal and regulatory requirements;

        (b)   to the extent consistent with prudent business judgment, use all reasonable efforts to preserve its present business organization, to retain the services of its officers and employees, and maintain customer and other business relationships;

        (c)   maintain all of the structures, equipment, and other real and personal property of Fidelity and the Fidelity Subsidiaries in good repair, order and condition, ordinary wear and tear and unavoidable casualty excepted;

        (d)   use all reasonable efforts to preserve or collect all material claims or causes of action of Fidelity and the Fidelity Subsidiaries;

        (e)   keep in full force and effect all insurance coverage maintained by Fidelity or the Fidelity Subsidiaries;

        (f)    perform in all material respects all obligations under all Material Contracts, except where it will not have a material adverse affect;

        (g)   comply in all material respects with all statutes, laws, regulations, rules, ordinances, orders, decrees, consent agreements, examination reports and other federal, state and local governmental or regulatory directives applicable to Fidelity and the Fidelity Subsidiaries and the conduct of their respective businesses;

        (h)   at all times maintain the allowance for loan losses and the reserve for representations and warranties at levels which are adequate, respectively, to absorb reasonably anticipated losses in the loan portfolio and recourse obligations in respect of Sold Loans, in accordance with GAAP and regulatory requirements;

        (i)    promptly following receipt, and prior to taking any action in respect thereof, advise Eagle of any request to repurchase or reacquire any Sold Loan, or to make any payment in respect of any Sold Loan, or to indemnify any person in respect of a Sold Loan;

        (j)    terminate, on or before the Closing Date, the Fidelity 401(k) Plan ("401(k) Plan");

        (k)   cooperate fully with Eagle to make Fidelity and F&T Bank employees available at reasonable times for training prior to Closing, provided that such cooperation does not materially interfere with their duties with Fidelity and F&T Bank;

        (l)    make appropriate staff of Fidelity and F&T Bank available to assist in the systems and operations conversion, provided that such cooperation does not materially interfere with their duties with Fidelity and F&T Bank;

        (m)  use the proceeds of the sale of mortgage loans held for sale by F&T Mortgage to pay down the warehouse line of credit extended by the Bank;

        (n)   not later than immediately prior to Closing, establish and take, such charge-offs, reserves, lower of cost or market ("LOCOM") allowances or adjustments, and accruals as Eagle may reasonably request to conform Fidelity's and Fidelity Subsidiaries' loan, accrual, reserve and other accounting policies to those of Eagle; and

        (o)   use its best efforts to wind-down the operations of F&T Mortgage, including termination of licenses, loan sale agreements, leases, other material agreements relating to the operations of F&T Mortgage.

        5.3    Approval of Shareholders.    (a) Subject to the effectiveness of the Registration Statement (defined in Section 6.2 below), Fidelity shall cause a meeting of its shareholders (the "Fidelity Shareholder Meeting") to be held as soon as reasonably possible, but no later than sixty (60) days after the effectiveness of the Registration Statement, for the purpose of considering the approval of the Merger and adoption of this Agreement. Fidelity shall cause to be distributed to each shareholder of record of Fidelity (according to the transfer records of Fidelity as of the record date for the Fidelity Shareholder Meeting), such material required by applicable statutes and regulations including but not limited to a copy of the joint Prospectus/Proxy Statement (the "Proxy Statement") to be prepared by Eagle in connection with the Merger and to be included in the Registration Statement. The Proxy Statement shall be mailed by Fidelity on the date (the "Mailing Date") at least twenty (20) business days prior to the date of the Fidelity Shareholder Meeting. Except as contemplated by Section 6.12, the Board of Directors of Fidelity shall recommend to its shareholders that they vote the shares held by them to approve the Merger and to adopt this Agreement and Fidelity shall use its best efforts in good faith to obtain its shareholders' approval of the Merger in accordance with Maryland law.

        (b)   Subject to the effectiveness of the Registration Statement, Eagle shall cause a meeting of its shareholders (the "Eagle Shareholder Meeting" and together with the Fidelity Shareholder Meeting, the "Shareholder Meetings") to be held as soon as reasonably possible, but no later than sixty (60) days after the effectiveness of the Registration Statement, for the purpose of considering the approval of the issuance of shares of Eagle Common Stock pursuant to this Agreement. Eagle shall cause to be distributed to each shareholder of record of Eagle (according to the transfer records of Eagle as of the record date for the Eagle Shareholder Meeting), such material required by applicable statutes and regulations including but not limited to a copy of the Proxy Statement. The Proxy Statement shall be mailed by Eagle on the Mailing Date. The Board of Directors of Eagle shall recommend to its shareholders that they vote the shares held by them to approve the issuance of shares of Eagle Common Stock pursuant to this Agreement and Eagle shall use its best efforts in good faith to obtain its shareholders' approval of the Merger in accordance with Maryland law and the listing requirements of Nasdaq.

        5.4.    Conduct of Business by Eagle.    (a) Eagle and Holdings each covenant that it shall, from the date hereof until the Effective Time, use its best efforts to: (i) preserve its business organization intact in all material respects; (ii) maintain good relationships with its employees; (iii) conduct its business in the ordinary course, consistent with past practice; and (iv) preserve for itself the goodwill of its and its subsidiaries' customer and other business relationships.

        (b)   Eagle and Holdings each covenants that from the date hereof until the Effective Time, it shall not, without the prior written consent of Fidelity, knowingly take any action which would: (i) adversely affect the ability to obtain the necessary approvals of governmental authorities required for the transactions contemplated hereby; (ii) adversely affect the status of the transactions contemplated hereby as a reorganization for purposes of Section 368 of the Code; or (iii) adversely affect the ability to perform the covenants and agreements under the Agreement.

        (c)   Eagle covenants that from the date hereof until the Effective Time, it shall not, without the prior written consent of Fidelity: (i) amend, repeal or modify any provision of its Articles of Incorporation or bylaws in a manner which would adversely affect Fidelity, Fidelity shareholders or the transactions contemplated by this Agreement; or (ii) make or pay any extraordinary one-time dividend or distribution on shares of Eagle Common Stock, other than any distribution or dividend payable in shares of Eagle Common Stock which would result in the adjustment of the Conversion Ratio pursuant to Section 2.1(b)(iii) hereof (it being expressly agreed that nothing contained herein shall limit the ability of Eagle to pay its regular quarterly dividend, or to increase the amount thereof).

        (d)   Eagle and Holdings covenant that from the date hereof until the Effective Time, they will comply in all material respects with all statutes, laws, regulations, rules, ordinances, orders, decrees, consent agreements, examination reports and other federal, state and local governmental or regulatory directives applicable to Eagle and Eagle Subsidiaries and the conduct of their respective businesses.

        (e)   Eagle covenants that from the date hereof until the Effective Time, except with respect to the purchase of loans and/or securities in the ordinary course of business consistent with past practice, it shall not acquire (other than by way of foreclosures or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case, in the ordinary and usual course of business consistent with past practice) all or any portion of the assets, business or properties of any other entity.

        (f)    Eagle and Holdings covenant that from the date hereof until the Effective Time, they will at all times maintain the allowance for loan losses at a level which is adequate, respectively, to absorb reasonably anticipated losses in the loan portfolio and recourse obligations in respect of Loans, in accordance with GAAP and regulatory requirements.

ARTICLE VI

ADDITIONAL AGREEMENTS

        6.1    Access and Information.    Fidelity and F&T Bank shall afford to Eagle, and to Eagle's accountants, counsel, financial advisors and other representatives, reasonable access during normal business hours of Fidelity and F&T Bank, during the period prior to the Effective Time, to all of its properties, books, contracts, commitments and records and, during such a period, shall furnish promptly to Eagle (a) except as prohibited by law, a copy of each report, schedule and other document filed or received by it during such period with or from (i) the DFR; (ii) Federal Reserve Board or (iii) the FDIC; and (b) all other information concerning its business, assets, properties and personnel as Eagle may reasonably request. Eagle and its accountants, counsel, financial advisors and other representatives will request permission for all such access in advance, and all such access will be conducted in a manner designed to minimize disruption to the normal business operations and employee or customer relations of Fidelity and F&T Bank. Eagle shall cause all information obtained by it or its representatives from Fidelity and F&T Bank pursuant to this Agreement or in connection with the negotiation thereof, including, without limitation, the schedules hereto, to be treated as confidential and shall not use, nor knowingly permit others to use, any such information for any purpose other than in connection with the transactions contemplated hereby, unless such information becomes generally available to the public or is required to be disclosed pursuant to the order of a court of competent jurisdiction or otherwise in accordance with applicable law, and in the event of the termination of this Agreement shall promptly return all documents (including copies thereof) obtained hereunder from Fidelity and F&T Bank, and shall destroy all copies of any analyses, compilations, notes, studies or other documents prepared from any such material for their use. Fidelity and F&T Bank agree that they shall cause all information obtained by them or their representatives from Eagle or EagleBank pursuant to this Agreement or in connection with the negotiation thereof, including, without limitation, the schedules hereto, to be treated as confidential and shall not use, nor knowingly permit others to use, any such information for any purpose other than in connection with the transactions contemplated hereby, unless such information becomes generally available to the public or is required to be disclosed pursuant to the order of a court of competent jurisdiction or otherwise in accordance with applicable law, and in the event of the termination of this Agreement shall promptly return all documents (including copies thereof) obtained hereunder from Eagle or EagleBank, and shall destroy all copies of any analyses, compilations, notes, studies or other documents prepared from any such material for their use.

        (b)   Eagle agrees that upon reasonable notice and subject to applicable laws relating to the exchange of information, it shall afford Fidelity and its authorized representatives access (during normal business hours) to Eagle's personnel, books and records as Fidelity may reasonably request.

        6.2    Registration Statement; Applications; Cooperation.    (a) Registration Statement. (i) Subject to the receipt of necessary information regarding Fidelity required to be included therein, Eagle shall prepare and file with the SEC a registration statement (the "Registration Statement") with the SEC on Form S-4 under the Securities Act, containing the Proxy Statement to be used in connection with the Shareholder Meetings, as promptly as practicable, and shall use its best efforts to cause the Registration Statement to be declared effective by the SEC as promptly as practicable.

          (ii)   The parties hereto agree, that at the time the Registration Statement becomes effective and at the Mailing Date of the Proxy Statement, the Registration Statement will comply as to form in all material respects with the applicable provisions of the Securities Act, and the Registration Statement, at the time it becomes effective, and the Proxy Statement, in either case as amended or supplemented by any amendment or supplement filed with the SEC, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that information as of a later date included therein shall be deemed to modify information of an earlier date, and with respect to either party, the foregoing statement shall not apply to statements in or omissions from the Registration Statement or Proxy Statement made in reliance upon and in conformity with information furnished by the other party for use in the Registration Statement or Proxy Statement. After becoming aware of any statement or omission which renders the statement set forth in the preceding sentence not true or correct, Eagle will promptly amend, supplement or revise such material in order to make the statement in the preceding sentence true and correct at all times up to and including the Effective Time. Eagle shall promptly take any action required to be taken under foreign or state securities or Blue Sky laws in connection with the issuance of Eagle Common Stock in the Merger.

          (iii)  Fidelity agrees that it shall, and shall cause its employees, agents, representatives, and advisors to, cooperate with Eagle in the preparation and filing of the Registration Statement, including, but not in limitation, by providing on a prompt basis information requested by Eagle for inclusion in the Registration Statement, and by providing comments on drafts on a timely basis. Fidelity, and its legal, financial and accounting advisors, shall have the right to review, comment upon and approve (which approval shall not be unreasonably withheld or delayed) the Registration Statement. Each of Eagle and Fidelity agrees to use its reasonable best efforts to cause the Registration Statement to be declared effective under the Securities Act as promptly as reasonably practicable after the filing thereof.

        (b)   As promptly as practicable after the furnishing by Fidelity and F&T Bank of all information regarding them required to be reflected therein, Eagle and Holdings shall file: (i) the applications and notices with Federal Reserve Board, the DFR, and any other regulatory agency having authority over the Merger, the Bank Merger and the transactions contemplated hereby, required by applicable law and regulation for the consummation of the transactions contemplated by this Agreement, and (ii) any other applications for regulatory or other approvals deemed necessary or appropriate by Eagle and Holdings. Fidelity, and its legal, financial and accounting advisors, shall have the right to review, comment upon and approve (which approval shall not be unreasonably withheld or delayed) the applications prior to their filing. To the extent available, Eagle and Holdings shall request expedited treatment of such applications, and shall take reasonable steps to pursue approval of the applications. Fidelity and F&T Bank agree that they shall, and shall cause their employees, agents, representatives, and advisors to, cooperate with Eagle and Holdings in the preparation and filing of the regulatory applications, including, but not in limitation, by providing on a prompt basis information requested by Eagle, Holdings or their advisors for inclusion in such documents, and by providing comments on drafts of such documents on a timely basis.

        6.3    Notice of Actual or Threatened Breach.    Each party will promptly give written notice to the other parties upon becoming aware of any impending or threatened occurrence of any event or the failure of any event to occur which might cause or constitute a breach of any of the representations, warranties or covenants made by such party in this Agreement, any other changes or inaccuracies in any data previously given or made available to the other parties, or which might threaten consummation of the transaction contemplated hereby.

        6.4    Current Information.    (a) During the period from the date of this Agreement to the Effective Time, Fidelity and F&T Bank will: (i) cause one or more of its representatives to confer on a regular and frequent basis with representatives of Eagle to report the general status of its ongoing operations; promptly notify Eagle of any material change in the normal course of its business or in the operation of its properties and of any governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated), or the institution or the threat of material litigation involving them, and keep Eagle fully informed with respect to such events.

        (b)   During the period from the date of this Agreement to the Effective Time, Eagle (i) will cause one or more of its representatives to confer on a regular and frequent basis with representatives of Fidelity and F&T Bank to report its financial condition and its ongoing operations and activities; (ii) will promptly notify Fidelity and F&T Bank of any governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated), or the institution or the threat of material litigation involving them, and will keep Eagle fully informed with respect to such events; and (iii) will promptly provide to Fidelity and F&T Bank copies of all regulatory applications required to be filed by Eagle under this Agreement and related correspondence to and from the applicable regulatory authorities.

        6.5    Litigation and Loans.    (a) Fidelity covenants and agrees that it shall, and shall cause the Fidelity Subsidiaries, to use their best efforts in good faith: (i) to settle, or have dismissed by final nonappealable order ("Resolved"), each suit, action, claim and proceeding set forth on Exhibit D; and (ii) sell each Loan set forth on Exhibit D.

        (b)   (i) In the event that any such litigation is not Resolved prior to Closing, Eagle and Fidelity shall jointly review the status of such litigation and the reserves maintained by Fidelity or any Fidelity Subsidiary with respect to such litigation (including reserves for potential liability in respect of such litigation and fees and expenses to prosecute or defend such litigation until it is Resolved) and shall jointly determine and agree upon the amount, if any, of any increase to such reserves within 15 business days. If Eagle and Fidelity cannot jointly determine such amount within 15 business days, then the amount of such reserves shall be determined, by a law firm, independent of and unaffiliated with Eagle, the Eagle Subsidiaries, Fidelity, the Fidelity Subsidiaries and their respective directors, experienced in the conduct of litigation of the type, scope and complexity of the applicable litigation, such firm (the "Third Party Law Firm") to be selected and provided instructions as to the methodology to be used in conducting his analysis jointly by counsel to Eagle and Fidelity. The determination of the Third Party Law Firm shall be binding on the parties hereto.

          (ii)   In the event that any such loan is not sold prior to Closing, Eagle and Fidelity shall jointly review the related LOCOM adjustment and/or allowance for loan losses or other reserves maintained by Fidelity or any Fidelity Subsidiary with respect to such loans and shall jointly determine and agree upon the amount, if any, of any increase to such LOCOM adjustment, allowance or reserves within 15 business days. If Eagle and Fidelity cannot jointly determine such amount within 15 business days, then the amount of such reserves shall be determined, by an investment banking, loan valuation, banking or financial advisory firm, independent of and unaffiliated with Eagle, the Eagle Subsidiaries, Fidelity, the Fidelity Subsidiaries and their respective directors, experienced in the valuation of loans such as the loans set forth on Exhibit D, such firm (the "Third Party Investment Firm") to be selected and provided instructions as to the methodology to be used in conducting his analysis jointly by the financial advisors to Eagle and Fidelity. The determination of the Third Party Investment Firm shall be binding on the parties hereto.

          (iii)  The fees and expenses of the Third Party Law Firm and Third Party Investment Firm shall be borne 50% by Eagle and 50% by Fidelity.

          (iv)  If (1) the increase in reserves pursuant to Section 6.5(b)(i) equals or exceeds $7,500,000; or (2) the Third Party Law Firm determined that it cannot determine the appropriate reserves under Section 6.5(b)(i) upon a reasonable basis and such instructions, or cannot make such determination within 45 days, either party shall have the right to terminate this Agreement pursuant to Section 8.1(i).

        6.6    Expenses.    Each party hereto shall pay its own expenses incident to preparing for, entering into and carrying out this Agreement and to the consummation of the Merger and the transactions contemplated hereby. Fidelity agrees that the aggregate expenses of Fidelity, including all fees and expenses of legal counsel, accountants, and financial or other advisors (including Milestone Advisors, LLC), shall not exceed customary amounts (according to the respective industry standard) , and shall report in writing to Eagle, upon request made from time to time, the amount of such fees and expenses.

        6.7    Filing with the SDAT.    Eagle, Holdings and Fidelity shall execute and deliver and use their best efforts to file appropriate Articles of Merger with the SDAT at the earliest practicable date after satisfaction or waiver of the conditions set forth in Article VII hereof.

        6.8    Miscellaneous Agreements and Consents.    Subject to the terms and conditions herein provided, each of the parties hereto agrees to use all reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including, without limitation, using reasonable efforts to lift or rescind any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the transactions contemplated hereby. Eagle and Holdings, or Fidelity and F&T Bank, as the case may be, will use their respective best efforts to obtain consents of all third parties and governmental bodies necessary or desirable for the consummation of the transactions contemplated by this Agreement.

        6.9    Press Releases and Public Disclosures.    Eagle and Fidelity will consult with each other and jointly approve the form, substance and timing of any press release, disclosures to shareholders, staff, customers, and the public at large on matters related to this Agreement or any of the transactions contemplated hereby. Notwithstanding the foregoing, Eagle and Fidelity agree that Eagle and Fidelity shall, promptly following the execution hereof, issue a joint press release announcing the execution of the Agreement and the proposed Merger, and further agree that Eagle and Fidelity shall each be entitled to issue separate press releases announcing the execution of the Agreement and the proposed Merger, a copy of which release will be provided to the other party prior to issuance. Fidelity and F&T Bank acknowledge and agree that Eagle shall file a Current Report on Form 8-K, in accordance with the Exchange Act, following execution hereof, which such filing shall include copies of this Agreement, and such other agreements contemplated hereby as Eagle may deem appropriate.

        6.10    Bank Employees.    (a) At and following the Effective Time, Eagle and Holdings shall honor, and Eagle shall be obligated to perform, in accordance with their terms, the contractual rights of current and former employees of Fidelity existing as of the Effective Time, including any severance, employment or "change-in-control" agreements of Fidelity set forth in Section 6.10 of the Fidelity Disclosure Schedule, in each case as the same may be modified or terminated in accordance with the applicable terms thereof. The severance or termination payments which are payable pursuant to such agreements, plans or policies of Fidelity (which have been quantified in reasonable detail as of the date hereof) are set forth in Section 6.10 of the Fidelity Disclosure Schedule.

        (b)   Subject to the terms of employment agreements in effect as of the date hereof (or to be entered into in connection herewith) and which have been disclosed to Eagle and Holdings on the Fidelity Disclosure Schedule, and subject to Eagle's determination, in their discretion, to offer continued employment to non-executive officer or executive officer employees of F&T Bank on a case by case basis, Eagle and Holdings shall have no obligation to continue the employment of any Fidelity or F&T Bank employee after the Effective Time. Eagle agrees that each Fidelity or F&T Bank employee who is not under contract and who is involuntarily terminated without cause within 90 days following the Effective Time shall receive a severance payment of one week of pay for every full year of service to Fidelity or F&T Bank, with a minimum of four weeks pay. All Fidelity and F&T Bank employees will be eligible to participate in Eagle's employee benefit plans on the same basis as similarly situated Eagle employees and will receive credit for prior years' service in determining eligibility and vesting (but not benefit accruals) under Eagle's ERISA plans (i.e. employee retirement and welfare plans). In the case of any such ERISA plan under which benefits are provided through insurance, Eagle's agreement to credit prior service is subject to the consent of the applicable insurer.

        (c)   Eagle shall use its reasonable efforts to cause medical, dental or health plans of Eagle or any of Eagle Subsidiaries, to (i) provide full credit under such plans for any deductibles, co-payment and out-of-pocket expenses incurred by the former employees of Fidelity and F&T Bank who become employees of Eagle or EagleBank ("Continuing Employees") and their beneficiaries during the portion of the calendar year prior to such participation; and (ii) waive any waiting period limitation or evidence of insurability requirement which would otherwise be applicable to such Continuing Employees on or after the Effective Time to the extent such Continuing Employee had satisfied any similar limitation or requirement under an analogous plan of Fidelity's prior to the Effective Time.

        6.11    D&O Indemnification.    (a) From and after the Effective Time, and through the through the three year anniversary of the Effective Time, Eagle shall indemnify and hold harmless the current and former officers, employees, directors and agents of Fidelity and F&T Bank their Subsidiaries (each an "Indemnified Person") against any costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of any act or omission or other matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, arising in whole or in part out of or pertaining to the fact that he or she was a director, officer, employee, fiduciary or agent of Fidelity, F&T Bank or any Fidelity Subsidiary or is or was serving at the request of Fidelity as a director, officer, employee, fiduciary or agent of another corporation, partnership, joint venture, trust or other enterprise, including without limitation matters related to the negotiation, execution and performance of this Agreement or consummation of the Merger, to the fullest extent which such Indemnified Parties would be entitled under the Fidelity Articles of Incorporation and Bylaws, to the same extent and on the same conditions as such person is entitled to indemnification pursuant to applicable law and Fidelity's articles of incorporation or bylaws, and/or any agreement, arrangement or understanding between Fidelity and such Indemnified Person, as in effect on the date of this Agreement and which been disclosed in Section 6.11 to the Fidelity Disclosure Schedule, to

the extent legally permitted to do so; provided that such indemnification shall be subject to any limitation imposed from time to time under applicable law.

        (b)   Any Indemnified Person wishing to claim indemnification under this Section 6.11 hereof, upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify the Eagle, but the failure to so notify shall not relieve the Eagle of any liability it may have to such Indemnified Person if such failure does not actually prejudice the Eagle. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), (i) the Eagle shall have the right to assume the defense thereof and the Eagle shall not be liable to such Indemnified Persons for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Persons in connection with the defense thereof, except that if the Eagle elects not to assume such defense or counsel for the Indemnified Persons advises that there are issues which raise conflicts of interest between the Eagle and the Indemnified Persons, the Indemnified Persons may retain counsel which is reasonably satisfactory to the Eagle, and the Eagle shall pay, promptly as statements therefore are received, the reasonable fees and expenses of such counsel for the Indemnified Persons (which may not exceed one firm in any jurisdiction), (ii) the Indemnified Persons will cooperate in the defense of any such matter, (iii) the Eagle shall not be liable for any settlement effected without its prior written consent and (iv) the Eagle shall have no obligation hereunder to the extent that a federal or state banking agency or a court of competent jurisdiction shall determine that indemnification of an Indemnified Person in the manner contemplated hereby is prohibited by applicable laws and regulations.

        (c)   For three years after the Effective Time, there shall be maintained in force (either through the purchase by Fidelity and F&T Bank of tail coverage of Fidelity's existing officers' and directors' liability insurance policy, under Eagle's existing policy, or another policy), officers' and directors' liability insurance in respect of acts or omissions occurring prior to the Effective Time covering each such Indemnified Person covered by the Fidelity's and F&T Bank's officers' and directors' liability insurance policy as of the Effective Time, on terms with respect to coverage and amount no less favorable than those of such policy in effect on the date hereof; provided that, in satisfying its obligation under this Section 6.11, Eagle shall not be obligated to pay premiums for the tail or other policy covering the full three year period in excess of (and Fidelity and F&T Bank shall not pay a premium in excess of) 250% of the amount paid by Fidelity in its last full fiscal year for one year's coverage, which amount is set forth in Section 6.11 of the Fidelity Disclosure Schedule. Section 6.11 of the Fidelity Disclosure Schedule sets forth each contract, agreement, plan, resolution, charter provision, bylaw provision or other arrangement or understanding pursuant to which Fidelity or any Fidelity Subsidiary has or may have any obligation to indemnify any director, officer employee or agent.

        (d)   If Eagle or any of its successors or assigns shall consolidate with or merge into any other entity and shall not be the continuing or surviving entity of such consolidation or merger or shall transfer all or substantially all of its assets to any other entity, then and in each case, proper provision shall be made so that the successors and assigns of Eagle or the surviving company shall assume the obligations set forth in this Section 6.11 hereof prior to or simultaneously with the consummation of such transaction. This provision shall survive for a periods set forth in this Section 6.11.

        6.12    Acquisition Proposals.    (a) Notwithstanding anything contained in Section 5.1(l) to the contrary, in the event that Fidelity shall receive prior to the Effective Time an Unsolicited Acquisition Proposal (as hereinafter defined) which, in the good faith determination of the Board of Directors of Fidelity, the fiduciary duty of the directors under Maryland law requires that the Board of Directors consider, negotiate, communicate, or provide information with respect to (collectively "communications"), because such Unsolicited Acquisition Proposal is more favorable from a financial point of view to the shareholders of Fidelity than the Merger, which such determination shall be made after receiving the advice of counsel to Fidelity regarding the requirements of the fiduciary duty of the directors under Maryland law, and the advice of Fidelity's financial advisor as to whether the Unsolicited Acquisition

Proposal is more favorable from a financial point of view to its shareholders than the Merger, then Fidelity shall be entitled to engage in such communications.

        (b)   In the event that the Board of Directors of Fidelity:

          (i)    approves entering into an agreement for any Unsolicited Acquisition Proposal, or Fidelity and/or F&T Bank consummate any such Unsolicited Acquisition Proposal, then this Agreement shall terminate as of the date of such approval or consummation, and Fidelity and F&T Bank shall be liable for such amounts specified in Section 8.2(b).

          (ii)   (1) recommends any Unsolicited Acquisition Proposal to the shareholders of Fidelity; (2) shall fail to recommend the Merger to the shareholders of Fidelity in accordance with this Agreement; or (3) withdraws, or adversely modifies, or fails upon request of Eagle to reconfirm its recommendation of the Merger to shareholders of the Merger, and in each case while any unrejected Unsolicited Acquisition Proposal exists; then this Agreement shall terminate as of the date of such event set forth in (1), (2) or (3), and Fidelity and F&T Bank shall be liable for such amounts specified in Sections 8.2(b).

          (iii)  shall make the determination described in Section 6.1(a) resulting in Fidelity engaging in communications with respect to any Unsolicited Acquisition Proposal, and such communications shall extend for 60 days from the date on which Fidelity provided notice of such Unsolicited Acquisition Proposal to Eagle, and Fidelity shall not have rejected such Unsolicited Acquisition Proposal by the end of the 60 day period, then Eagle shall have the right to terminate this Agreement immediately upon notice to Fidelity, and Fidelity and Fidelity shall be liable for such amounts specified in Section 8.2(b).

        It is expressly understood and acknowledged that the sole remedy available to Eagle and Holdings for termination pursuant to this Section 6.12 shall be the amount payable under Section 8.2(b).

        (c)   For purposes of this Section 6.12:

          (i)    An "Acquisition Proposal" shall mean any offer or proposal, other than the Merger or the Bank Merger, received by Fidelity or any Fidelity Subsidiary from any person or entity other than Eagle, Holdings or an affiliate of Eagle (including deemed receipt as a result of the public announcement of such proposal by the proponent) regarding: (1) any merger, consolidation, reorganization, business combination, share purchase or exchange, purchase and assumption or similar transaction involving Fidelity or F&T Bank; or (2) any sale, lease, transfer, pledge, encumbrance or other disposition, directly or indirectly, of all, or any substantial portion of, the assets of Fidelity or F&T Bank.

          (ii)   An "Unsolicited Acquisition Proposal" shall mean any Acquisition Proposal received without violation of the provisions of Section 5.1(l) hereof. Any Acquisition Proposal received by Fidelity or F&T Bank from any person or entity previously contacted by Fidelity or F&T Bank prior to the date hereof, but not contacted after the date hereof in violation of Section 5.1(l) shall be deemed an Unsolicited Acquisition Proposal. Any Acquisition Proposal received as a result of a violation of Section 5.1(l) shall not be deemed an Unsolicited Acquisition Proposal.

        (d)   Fidelity and F&T Bank shall promptly, and in any event no more than 48 hours after receipt and prior to engaging in communications with the party making the Unsolicited Acquisition Proposal, advise Eagle of, and communicate to Eagle the terms of, and provide Eagle with a copy of, any such Acquisition Proposal or inquiry with respect to an Acquisition Proposal addressed to Fidelity or F&T Bank or of which Fidelity, F&T Bank or their respective executive officers or directors has actual knowledge. Fidelity's and F&T Bank's Board of Directors shall use its best efforts to cause its officers, directors, employees, agents and representatives to comply with the requirements of this Section and Section 5.1(l).

        6.13.    Current Public Information.    Eagle agrees that it shall, for a period of two (2) years following the Effective Time, use its reasonable efforts to meet the current public information requirements as set forth in paragraph (c) of Rule 144 promulgated under the Securities Act, and will provide those persons providing affiliate letters pursuant to Section 7.2(i) with such other information as they may reasonably require and to otherwise cooperate with such persons to facilitate any sales of Eagle Common Stock issued to such persons pursuant to this Agreement in compliance with the provisions of Rule 144 and/or Rule 145 promulgated under the Securities Act.

        6.14.    No Purchases or Sales of Eagle Common Stock During Market Value Determination Period.    Except for purchases of shares of Eagle Common Stock by Eagle in connection with the Eagle's DRI Plan, and the reacquisition of shares of Eagle Common Stock in connection with the tender of shares of Eagle Common Stock in payment of the exercise price of options or withholding obligations under the Eagle Stock Plans, neither Eagle, Fidelity, any Eagle Subsidiary, any Fidelity Subsidiary, nor any executive officer or director of either Eagle, Fidelity, any Eagle Subsidiary, any Fidelity Subsidiary, nor any shareholder who shall be deemed an "affiliate" of Eagle or Fidelity (as that term is used for purposes of Rule 144 and Rule 145 promulgated under the Securities Act) shall purchase or sell on Nasdaq, or submit a bid to purchase or an offer to sell on Nasdaq, directly or indirectly, any shares of Eagle Common Stock or any options, warrants, rights or other securities convertible into or exchangeable for shares of Eagle Common Stock during the Market Value Determination Period.

        6.15.    Nasdaq Listing.    Eagle shall use its best efforts to cause the shares of Eagle Common Stock to be issued in connection with the Merger to be approved for quotation on the Nasdaq Capital Market, subject to official notice of issuance.

        6.16.    Fidelity Options.    As soon as reasonably practicable after the Effective Time, Eagle shall deliver to holders of Fidelity Options which have been converted into options to acquire Eagle Common Stock in accordance with the provisions of Section 2.2 hereof, a notice setting forth a statement of the modified terms thereof. Promptly after the Effective Time, Eagle shall file, to the extent available, one or more registration statements on Form S-8, , with respect to the shares of Eagle Common Stock subject to such options held by any employee of Fidelity or F&T Bank (as such term is defined in General Instruction A to form S-8), and shall use its best efforts to maintain the effectiveness of such registration statement or statements for so long as such options remain outstanding.

        (b)   The Eagle board of directors, or a committee of "non-employee directors" thereof (as such term is defined for purposes of Rule 16b-3(d) under the Exchange Act), will before the Effective Time, adopt a resolution providing that the receipt by the Fidelity insiders of Eagle Common Stock in exchange for shares of Fidelity Common Stock, and of options to purchase shares of Eagle Common Stock upon conversion of Fidelity Options, in each case pursuant to the transactions contemplated hereby, are approved by the Eagle board of directors by such committee thereof, and are intended to be exempt from liability pursuant to Section 16(b) under the Exchange Act, such that any such receipt will be so exempt.

        6.17.    Disclosure.    The Fidelity Disclosure Schedule and the Eagle Disclosure Schedule called for by this Agreement shall be updated as of the Closing Date for comparative and information purposes. Disclosure of an item for the first time on such updated schedules shall not be considered in determining the truth or accuracy of any representation or warranty.

ARTICLE VII

CONDITIONS

        7.1.    Conditions to Each Party's Obligation to Effect the Merger.    The respective obligations of each party to effect the Merger shall be subject to the fulfillment or waiver at or prior to the Effective Time of each of the following conditions:

        (a)    Shareholder Approval.    (i) The Merger and the Agreement shall have been approved by the requisite vote of the shareholders of Fidelity.

          (ii)   The issuance of shares of Eagle Common Stock pursuant to this Agreement shall have been approved by the requisite vote of the shareholders of Eagle.

        (b)    Tax Opinion.    There shall have been delivered to Eagle and Fidelity, an opinion of Kennedy & Baris, LLP, special counsel to Eagle, in form and substance satisfactory to Eagle and Fidelity to the effect that:

          (i)    the transactions contemplated by this Agreement will constitute a reorganization within the meaning of Section 368 of the Code;

          (ii)   no gain or loss will be recognized by Eagle, Holdings, EagleBank, Fidelity or F&T Bank as a result of the transactions contemplated hereby;

          (iii)  the basis of the assets of Fidelity and F&T Bank in the hands of Eagle, Holdings or EagleBank will be the same as the basis of such assets in the hands of Fidelity or F&T Bank immediately prior to the Effective Time;

          (iv)  the holding period of the assets of Fidelity and F&T Bank transferred to Eagle, Holdings and EagleBank will include the period during which such assets were held by Fidelity or F&T Bank prior to the Effective Time;

          (v)   no gain or loss will be recognized by the shareholders of Fidelity upon the receipt of Eagle Common Stock in exchange for their shares of Fidelity Common Stock (except in respect of cash received in lieu of the issuance of fractional shares of Eagle Common Stock);

          (vi)  the basis of the Eagle Common Stock received by a Fidelity shareholder who exchanges Fidelity Common Stock for Eagle Common Stock will be the same as the basis of the Fidelity Common Stock surrendered in exchange therefor (subject to adjustments required as the result of receipt of cash in lieu of a fractional share of Eagle Common Stock);

          (vii) cash received by a Fidelity shareholder in lieu of a fractional share interest of Eagle Common Stock will be treated as having been received as a distribution in redemption of the fractional share interest of Eagle Common Stock which he would otherwise be entitled to receive, subject to the provisions and limitations of Section 302 of the Code;

          (vii) the holding period of the Eagle Common Stock received by the shareholders of Fidelity will include the holding period of the shares of Fidelity Common Stock surrendered in exchange therefore, provided that such shares of Eagle Common Stock are held as a capital asset as of the Effective Time.

  Each of Eagle and Fidelity shall provide letters of representation as to factual matters as may reasonably be requested in connection with such opinion as is customary in such transactions.

        (c)    Regulatory Approvals.    Eagle and Holdings shall have received approval of the Merger, Bank Merger and Subsidiary Merger contemplated by this Agreement from the Federal Reserve, the DFR, or any other federal or state regulatory agencies whose approval is required for consummation of such transactions (including those relating to mortgage banking, brokerage or lending activities), and all notice and waiting periods after the granting of any such approval shall have expired.

        (d)    Registration Statement.    The Registration Statement shall have been declared effective and shall remain effective through the Effective Time, and no stop order suspending the effectiveness of the Registration Statement shall have been initiated or threatened. In addition, all state securities and blue sky permits and approvals required to carry out the transactions contemplated hereby shall have been obtained.

        (e)    Nasdaq Listing.    The shares of Eagle Common Stock to be issued in connection with the Merger shall have been approved for listing, upon notice of issuance, on Nasdaq.

        7.2.    Conditions to Obligation of Eagle to Effect the Merger.    The obligation of Eagle and Holdings to effect the Merger shall be subject to the fulfillment or waiver at or prior to the Effective Time of the following additional conditions:

        (a)    Representations and Warranties; Corporate Proceedings.    Each representation and warranty of Fidelity and F&T Bank set forth in Article IV hereof shall be true and correct in all material respects (except those representations and warranties which are qualified by a materiality standard, which shall be true and correct in all respects) as of the date of this Agreement and as of the Effective Time (other than those limited to a specified date, which shall speak only as to such date), and Eagle and Holdings shall have received a certificate of the President of Fidelity and F&T Bank to that effect. All action required to have been taken by, or on the part of, Fidelity or F&T Bank to authorize the execution, delivery and performance of this Agreement and the Merger, respectively, shall have been duly and validly taken, and Eagle and Holdings shall have received certified copies of the resolutions evidencing such authorizations.

        (b)    Performance of Obligations.    Fidelity and F&T Bank shall each have in all material respects performed all obligations required to be performed by it under this Agreement prior to the Effective Time, and Eagle and Holdings shall have received a certificate of the President of Fidelity and F&T Bank to that effect.

        (c)    Permits, Authorizations, Etc.    Fidelity and F&T Bank shall have obtained any and all material permits, authorizations, consents, waivers, clearances or approvals required for the lawful consummation of the Merger and Bank Merger in accordance with applicable law and without violation of any Material Contract.

        (d)    No Material Adverse Change.    There shall not have been any material adverse change in the business, operation, assets, financial condition, results of operations or prospects of Fidelity and F&T Bank, taken as a whole. Not in limitation of anything contained herein, material adverse developments in any litigation listed on Exhibit D may be considered in determining whether a material adverse change has occurred.

        (e)    Regulatory Approvals.    Eagle and Holdings shall have received approval of the Merger, Bank Merger and Subsidiary Merger contemplated by this Agreement from the Federal Reserve, the DFR, or any other federal or state regulatory agencies whose approval is required for consummation of such transaction, without the imposition of any condition or conditions that, in the reasonable judgment of Eagle, would have a material adverse effect on the value of the Merger to Eagle (excluding conditions that are ordinarily imposed in connection with transactions of the type contemplated by this Agreement), and all notice and waiting periods after the granting of any such approval shall have expired.

        (f)    No Injunction.    No injunction, restraining order, stop order or other order or action of any federal or state court or agency in the United States which prohibits, restricts or makes illegal the consummation of the transactions contemplated hereby, shall be in effect, and no action, suit or other proceeding seeking such shall have been instituted or threatened, and no statute, rule or regulation shall have been enacted, issued or promulgated, by any state or federal government or government agency, which prohibits, restricts or makes illegal the consummation of the transactions contemplated hereby.

        (g)    Litigation.    At the Effective Time, there shall not be pending or threatened against Fidelity or F&T Bank or the officers, directors or employees thereof in their capacity as such, any suit, action or proceeding (including antitrust actions) which, if successful, would, in the reasonable judgment of Eagle, have a material adverse effect on the financial condition, operations, business or prospects of Fidelity or F&T Bank.

        (h)    Support Agreement.    Each of the directors and executive officers of Fidelity and F&T Bank shall have, concurrently with the execution of this Agreement, entered into a Support Agreement in substantially the form attached hereto as Exhibit E.

        (i)    Affiliate Letters.    Fidelity shall deliver or cause to be delivered to Eagle concurrently with the execution of this Agreement, a letter from each officer, director or shareholder of Fidelity and F&T Bank who may be deemed to be an "affiliate" (as defined for purposes of Rules 145 and 405 promulgated under the Securities Act) of Fidelity, substantially in the form attached as Exhibit F hereto. Fidelity shall cause to be delivered to Eagle, such a letter from any person who after the date hereof becomes such an affiliate of Fidelity or F&T Bank, within 10 days of such person becoming an affiliate.

        (j)    280G Issues.    Eagle shall be satisfied in its sole discretion, either through mutually agreeable pre-Closing amendments or otherwise, that Fidelity shall have taken any and all reasonably necessary steps such that the Merger will not trigger any "excess parachute payment" (as defined in Section 280G of the Code) under any employment, severance or change in control agreement, benefit plans, or similar arrangements between Fidelity or any Fidelity Subsidiary and any officers, directors, or employees thereof.

        (k)    Employment/Retainer/Consulting Agreements.    (i) Eagle shall have received documentation reasonably satisfactory to it that the Employment/Retainer Agreements with Robert P. Pincus and Barry C. Watkins shall be terminated as of the Effective Time without any penalty, fee or cost to Eagle, Holdings, EagleBank, Fidelity or F&T Bank. (ii) F&T Bank shall have paid, prior to Closing, all bonuses to Robert P. Pincus and Financial Solutions, LLC under their Retainer/Consulting agreements for which the applicable production goals shall have been achieved, regardless of whether the date specified for payment shall have been reached. (iii) Robert P. Pincus and Barry C. Watkins shall have, concurrently with the execution of this Agreement entered into new employment agreements with Eagle or EagleBank, on terms and conditions satisfactory to the parties thereto.

        (l)    Tax Certificate.    Fidelity shall have delivered to Eagle a certification dated not more than 30 days prior to the Effective Time, and signed by Fidelity to the effect that Fidelity is not, nor has it been within five years of the date of the certification, a "United States real property holding corporation" as defined in Section 897 of the Code.

        (m)    Brokers and Finders Fees.    Fidelity and F&T Bank shall have paid in full, at or prior to Closing, all amounts owing in respect of the payments contemplated in Section 4.30 hereof.

        (n)    Third Party Consents.    Fidelity and the Fidelity Subsidiaries shall have obtained all material third party consents under any agreement, contract, lease, note, license, permit or other document by which Fidelity and F&T Bank is bound or to which any of their respective properties is subject required for the consummation of the transactions contemplated hereby, except such consents which, individually or in the aggregate do not result in a material adverse effect on the business, operations, assets, financial condition, assets, prospects or results of operations of Fidelity, taken as a whole.

        (o)    Dissenters.    Holders of not more than 9.9% of the outstanding Fidelity Common Stock shall have validly exercised and perfected their rights to dissent from the Merger and demand fair value of their shares of Fidelity Common Stock in accordance with the MGCL.

        (p)    Fairness Opinion.    Eagle shall have received from Sandler O'Neill & Partners, L.P., an updated fairness opinion dated as of a date not later than date of the effectiveness of the Registration Statement, to the effect that the Merger is fair to the shareholders of Eagle from a financial point of view.

        (q)    Non-compete Agreements.    Each of the directors of Fidelity and F&T Bank shall have, concurrently with the execution of this Agreement, entered into a Non-compete Agreement in substantially the form attached hereto as Exhibit G.

        (r)    Accountants' Letter.    Eagle shall have received from Deloitte & Touche, LLP, independent public accountants to Fidelity, a letter dated the Closing Date, with respect to certain financial information regarding Fidelity, which shall be substantially in the following form:

          (i)    they are independent public accountants with respect to Fidelity;

          (ii)   in their opinion the audited financial statements of Fidelity examined by them and included in the Proxy Statement furnished to shareholders of Fidelity and Eagle, or subsequently provided to Eagle and/or the shareholders of Fidelity and Eagle, comply as to form in all material respects with the requirements applicable thereto;

          (iii)  at the request of Fidelity they have carried out procedures to a specified date not more than five business days prior to the Effective Time as follows: (1) read the unaudited financial statements of Fidelity for the period from the date of the most recent audited financial statements of Fidelity through the last day of the most recent calendar month ended prior to such specified date not more than five days prior to the Effective Time; (2) read the minutes of the meetings of the shareholders and of the Board of Directors (and all committees thereof) of Fidelity from the date of the most recently audited financial statements to a date not more than five days prior to the Effective Time, and (3) consulted with certain officers and employees of Fidelity responsible for financial and accounting matters as to whether there has been any change in Fidelity stock or long-term debt, or any decrease in consolidated net assets or in the total or per-share amounts of net income of Fidelity, and, based on such procedures and except as disclosed in such letter, nothing has come to their attention which would cause them to believe that:

            (A)  the financial statements referred to in (1) above do not fairly present the financial position of Fidelity and the results of its operations and changes in its financial position at the dates and for the periods referred to therein and are not presented in conformity with generally accepted accounting principles applied on a basis consistent in all material respects with that of the most recent audited consolidated statements of Fidelity, except as expressly required by this Agreement or noted in such letter;

            (B)  as of said date not more than five business days prior to the Effective Time, there was any (x) change in the Fidelity stock or long-term debt of Fidelity or (y) decreases in consolidated net assets of Fidelity, in each case as compared with the amounts shown in the balance sheet of Fidelity at the date of the most recent audited financial statements, or for the period from the date of the most recent financial statements to said date not more than five business days prior to the Effective Time, there were any decreases, as compared with the corresponding portion of the preceding fiscal year, in the total or per share amounts of income before extraordinary items or net income, other than, in each case, as set forth in such letter.

        The parties hereto acknowledge and agree that the foregoing letter is not, and the contents shall not be governed as a, "comfort letter" as that term is used for purposes of Statement of Financial Accounting Standards No. 72, but is an agreed upon procedures letter.

        7.3    Conditions to Obligation of Fidelity and F&T Bank to Effect the Merger.    The obligation of Fidelity and F&T Bank to effect the Merger shall be subject to the fulfillment or waiver at or prior to the Effective Time of the following additional conditions:

        (a)    Representations and Warranties; Corporate Proceedings.    Each representation and warranty of Eagle and Holdings set forth in Article III hereof shall be true and correct in all material respects (except those representations and warranties which are qualified by a materiality standard, which shall be true and correct in all respects) as of the date of this Agreement and as of the Effective Time as though made at and as of the Effective Time (other than those limited to a specified date, which shall speak only as to such date), and Fidelity shall have received a certificate of the President of Eagle and Holdings to that effect. All corporate action required to have been taken by, or on the part of, Eagle and Holdings to authorize the execution, delivery and performance of this Agreement and the Merger, respectively, shall have been duly and validly taken, and Fidelity and F&T Bank shall have received certified copies of the resolutions evidencing such authorizations.

        (b)    Performance of Obligations.    Eagle and Holdings shall have in all material respects performed all obligations required to be performed by them under this Agreement prior to the Effective Time, and

Fidelity and F&T Bank shall have received a certificate of the President of Eagle and Holdings to that effect.

        (c)    No Injunction.    No injunction, restraining order, stop order or other order or action of any federal or state court or agency in the United States which prohibits, restricts or makes illegal the consummation of the transactions contemplated hereby, shall be in effect, and no action, suit or other proceeding seeking such shall have been instituted or threatened, and no statute, rule or regulation shall have been enacted, issued or promulgated, by any state or federal government or government agency, which prohibits, restricts or makes illegal the consummation of the transactions contemplated hereby.

        (d)    Fairness Opinion.    Fidelity shall have received from Milestone Advisors, LLC, an updated fairness opinion dated as of a date not later than the date of the effectiveness of the Registration Statement, to the effect that the Merger is fair to the shareholders of Fidelity from a financial point of view.

        (e)    Employment Agreements.    Eagle shall enter into new employment agreements with Robert P. Pincus and Barry C. Watkins on terms and conditions satisfactory to the parties.

        (f)    Eagle Options.    Pursuant to Section 2.2 of this Agreement, Acquire shall have assumed the Fidelity Option Plans.

        (g)    Merger Consideration.    Eagle shall have deposited with the Exchange Agent, or authorized and directed the Exchange Agent to issue, the Merger Consideration to be paid to holder of Fidelity Common Stock in accordance with the provisions of Article II hereof.

ARTICLE VIII

TERMINATION, AMENDMENT AND WAIVER

        8.1    Termination.    This Agreement may be terminated at any time prior to the Effective Time:

        (a)   by mutual consent of all parties hereto;

        (b)   by either Eagle and Holdings or Fidelity and F&T Bank, at any time after November 30, 2008, if the Merger shall not theretofore have been consummated, unless (i) the failure of the Closing to occur by such date shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants or agreements of such party set forth herein or; (ii) the date reflected in this Section 8.1(b) shall be extended in writing by all of the parties hereto, provided, however that if Fidelity or F&T Bank engages in communications in violation of Section 5.1(l), Fidelity and F&T Bank shall not be entitled to terminate this Agreement pursuant to provisions of Section 8.1(b);

        (c)   (i) by Fidelity and F&T Bank, at any time after the date hereof, on 45 days written notice, if the aggregate amount of charges, charge-offs, provisions for loan losses, valuation adjustments on loans held for sale, and litigation reserves (collectively for purposes of this subsection, "charges") impacting Eagle after the date hereof and through the date of notice, exceeds 15% of Eagle's adjusted book value as of September 30, 2007, as set forth in Section 2.1(b), provided that such termination notice shall be of no effect if the aggregate amount of charges is reduced (other than as a result of earnings) to below 15% Eagle's book value during such 45 day notice period, or (ii) by Eagle, at any time after the date hereof, on 45 days written notice, if the aggregate amount of charges, charge-offs, provisions for loan losses, valuation adjustments on loans held for sale and litigation reserves (collectively for purposes of this subsection, "charges") impacting Fidelity or F&T Bank after the date hereof and through the date of notice, exceeds 15% of Fidelity's book value as of September 30, 2007, provided that such termination notice shall be of no effect if the aggregate amount of charges is reduced (other than as a result of earnings) to below 15% Fidelity's book value during such 45 day notice period;

        (d)   (i) by Fidelity and F&T Bank, in the event of the material breach by Eagle of any material representation, warranty, covenant or agreement contained herein if such breach has not been, or cannot be, cured within thirty (30) days of delivery of written notice of breach, provided that no cure period shall be available for a breach involving the provisions of Section 5.4(e), or (ii) by Eagle and Holdings, in the event of the material breach by Fidelity or F&T Bank of any material representation, warranty, covenant or agreement contained herein if such breach has not been, or cannot be, cured within of thirty (30) days of delivery of written notice of breach, provided that no cure period shall be available for a breach involving the provisions of Section 5.1(l);

        (e)   by either Fidelity and F&T Bank or Eagle and Holdings if any governmental or regulatory approval required for consummation of the Merger and the transactions contemplated hereby shall have been denied by final, non-appealable order, or any such denial shall not have been appealed within the time available for such appeal;

        (f)    by either Fidelity and F&T Bank or Eagle and Holdings, in the event that any of the conditions precedent to the obligation of such party to consummate the Merger cannot be satisfied or fulfilled by the date specified in 8.1(b) of this Agreement, provided that terminating party(ies) shall not be in breach of a material representation, warranty or covenant of this Agreement at the time of termination pursuant to this Section 8.1(f);

        (g)   by either Fidelity and F&T Bank or Eagle and Holdings, in the event that: (i) the Merger and the Agreement are not approved by the requisite vote of the shareholders of Fidelity at the Fidelity Shareholder Meeting; or (ii) the issuance of shares of Eagle Common Stock pursuant to this Agreement is not approved by the requisite vote of the shareholders of Eagle at the Eagle Shareholder Meeting;

        (h)   by either Fidelity and F&T Bank or Eagle and Holdings, in accordance with the provisions of Section 6.12(b);

        (i)    by either Fidelity and F&T Bank or Eagle and Holdings, in accordance with the provisions of Section 6.5(b)(iv).

        8.2.    Effect of Termination.    (a) In the event of termination of this Agreement by either Fidelity and F&T Bank or Eagle and Holdings as provided in Section 8.1 above, this Agreement shall forthwith become void and there shall be no liability on the part of either Fidelity and F&T Bank or Eagle and Holdings or their respective officers or directors, except that: (i) the provisions of this Section 8.2, the provisions regarding the confidentiality and return or destruction of documents of Section 6.1, and the provisions of Section 6.6 shall survive any such termination and abandonment; and (ii) a termination pursuant to Section 8.1 shall not relieve the breaching party from liability or action being taken in law or in equity by the non breaching party for any fraud, for any willful misconduct or breach of a material provision of this Agreement giving rise to such termination, except where Eagle has received the payment provided by Section 8.2(b) or Section 8.2(c).

        (b)   Notwithstanding anything to the contrary contained herein, in the event of termination of this Agreement: (i) by either Fidelity and F&T Bank or Eagle and Holdings pursuant to Section 8.1(h)); or (ii) by Eagle and Holdings pursuant to Section 8.1(d) and such material breach occurred as a result of a breach of Section 5.1(l); Fidelity shall, within 3 days of termination as provided in this Section 8.2(b) pay to Eagle, by wire transfer of immediately available funds, the sum of $2,000,000.

        (c)   Notwithstanding anything to the contrary contained herein, if this Agreement shall have been terminated pursuant to Section 8.1(b) or Section 8.1(g)(i), and prior to such termination the provisions of Section 5.1(l) shall have been breached (whether or not such breach shall have resulted in the failure to obtain shareholder approval), Fidelity shall, within 3 days of termination as provided in this Section 8.2(c) pay to Eagle, by wire transfer of immediately available funds, the sum of $2,000,000.

        (d)   Notwithstanding anything to the contrary contained herein, if this Agreement shall have been terminated pursuant to Section 8.1(b) or Section 8.1(g)(i), and if (i) prior to such termination, an Acquisition Proposal shall have been publicly proposed (other than by Eagle or any Eagle Subsidiary) or any person or entity other than Eagle or any Eagle Subsidiary has publicly announced its intention to make an Acquisition Proposal, or such Acquisition Proposal or intention has otherwise become widely known to the Company's shareholders and (ii) within 12 months following the date of such termination: (A) Fidelity or F&T Bank merges with or into, or is acquired, directly or indirectly, by merger or otherwise by, any person or entity other than Eagle or any Eagle Subsidiary; (B) any person or entity other than Eagle or any Eagle Subsidiary, directly or indirectly, acquires more than 50% of the total assets of Fidelity and the Fidelity Subsidiaries, taken as a whole; (C) any person or entity other than Eagle any Eagle Subsidiary, directly or indirectly, acquires more than 50% of the outstanding shares of Fidelity Common Stock; or (D) Fidelity adopts or implements a plan of liquidation, recapitalization or share repurchase relating to more than 50% of the outstanding shares of Fidelity Common Stock or an extraordinary dividend relating to more than 50% of such outstanding shares or 50% of the assets of Fidelity and the Fidelity Subsidiaries, taken as a whole (or in any of clauses (A) through (D) Fidelity or any Fidelity Subsidiary shall have entered into a definitive agreement providing for such action), Fidelity shall, within 3 days of occurrence of any event described in Section 8.2(d)(ii) pay to Eagle, by wire transfer of immediately available funds, the sum of $2,000,000.

        (e)   Fidelity and F&T Bank agree that they shall cause the Eagle in respect of any Acquisition Proposal to expressly assume the obligation of Fidelity and F&T Bank to make such payment to the extent such payment obligation has not been previously satisfied. Notwithstanding anything to the contrary contained herein, the obligations of Fidelity and F&T Bank to make such payments and to cause such assumption shall survive the termination of this Agreement and shall be binding upon Fidelity and F&T Bank and any successor or assign of Fidelity or F&T Bank, whether by merger, consolidation, share purchase or exchange, asset purchase, or otherwise.

        (f)    Eagle, Holdings, Fidelity and F&T Bank acknowledge that the business and assets of Fidelity and F&T Bank, and the combination of Eagle and Fidelity, are unique and that, if the parties fail to consummate the transactions contemplated by this Agreement, the parties may have no adequate remedy at law. Eagle and Fidelity shall each be entitled, in addition to the rights provided by this Section 8.2 and its other remedies at law, to specific performance of this Agreement if another party shall, without cause, refuse to consummate the transactions contemplated by this Agreement. Except as expressly provided herein, if the sums are paid to Eagle and Holdings under Section 8.2(b) or Section 8.2(c), those amounts shall be the sole remedy available to Eagle and Eagle's Subsidiaries in the event of any such termination of this Agreement. For avoidance of doubt, Eagle and Holdings shall be entitled to receive only one termination fee of $2,000,000.

        (g)   Eagle, Holdings, Fidelity and F&T Bank acknowledge and agree that the agreements contained in Section 6.12(b), Section 8.2(b), Section 8.2(c) and Section 8.2(d) are integral parts of the transactions contemplated by this Agreement, that without such agreements the parties would not have entered into this Agreement and that such amounts do not constitute a penalty. If a party (the "Breaching Party") fails to pay the party entitled to a payment under such sections (the "Recipient Party") the amounts due under such sections within the time periods specified therein, the Breaching Party shall pay the costs and expenses (including reasonable legal fees and expenses) incurred by the Recipient Party in connection with any action in which the Recipient Party prevails, including the filing of any lawsuit, taken to collect payment of such amounts, together with interest on the amount of any such unpaid amounts at the maximum interest rate payable on judgments pursuant to applicable Maryland law, calculated on a daily basis from the date such amounts were required to be paid until the date of actual payment.

        8.3.    Amendment.    This Agreement may be amended by the parties hereto, by action taken by or on behalf of their respective Boards of Directors, at any time before or after approval of the Merger by the shareholders of Fidelity; provided, however, that after such approvals no such amendment shall reduce the value of or change the form of the consideration to be delivered to each of Fidelity's shareholders as contemplated by the Agreement, unless such amendment is subject to the obtaining of the approval of the amendment by the shareholders of Fidelity and such approval is obtained. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto which expressly states its intention to amend this Agreement.

        8.4    Waiver.    At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective boards of directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

ARTICLE IX

GENERAL PROVISIONS

        9.1    Investigation; Survival of Agreements.    No investigation by the parties hereto made heretofore or hereafter shall affect the representations and warranties of the parties which are contained herein and each such representation and warranty shall survive such investigation. Except for those covenants and agreements expressly to be carried out after the Effective Time, the agreements, representations, warranties and covenants in this Agreement or in any instrument delivered pursuant to this Agreement shall not survive the Effective Time.

        9.2    Notices.    All notices and other communications hereunder shall be in writing and shall be deemed to have been duly received (i) on the date given if delivered prior to 5:00 PM on a business day, personally or by confirmed telecopier or email; (ii) on the date received if sent by commercial overnight delivery service; (iii) on the fifth calendar day after depositing in the mail, if mailed by registered or certified mail (return receipt requested), to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

      (a)
      if to Eagle or Holdings:

        Ronald D. Paul, Chief Executive Officer
        7815 Woodmont Avenue
        Bethesda, Maryland 20814
        Fax: (301) 986-8529
        E-mail: rpaul@ronaldpaulcos.com

        Copy to:

        Noel M. Gruber, Esq.
        Kennedy & Baris, LLP
        Suite P-15
        4701 Sangamore Road
        Bethesda, Maryland 20816
        Fax: 301.229.2443
        E-Mail: nmgruber@kennedybaris.com.

      (b)
      if to Fidelity or F&T Bank:

        Barry C. Watkins, President
        4831 Cordell Avenue
        Bethesda, Maryland 20814
        Fax:
        E-mail: bwatkins@fidelitytrustbank.com

        Copy to:

        Philip G. Feigen, Esq.
        Patton Boggs LLP
        2550 M Street, NW
        Washington, DC 20037
        Fax: 202.457.6482
        E-mail: pfeigen@pattonboggs.com

        9.3    Material Adverse Change.    Notwithstanding anything to the contrary contained herein, (a) the assertion of any claim or claims against Fidelity or any Fidelity Subsidiary related to any issue arising out of the operations of F&T Mortgage, that individually or in the aggregate is material in nature or material in amount, but for which a reserve cannot be determined under Section 6.5(b), shall be deemed to have had a "material adverse effect" on, and caused a "material adverse change" to, Fidelity, resulting in Eagle's right to terminate this Agreement under Section; (b) the term "material adverse change" or "material adverse effect" or words of similar import, shall not include the impact of: (i) changes, after the date hereof, in laws of general applicability or interpretations thereof by courts or governmental authorities but only to the extent the effect on such person and its subsidiaries, taken as a whole, is not materially worse than the effect on similarly situated banks and their holding companies; or (ii) changes, after the date hereof, in generally accepted accounting principles or regulatory principles generally applicable to banks but only to the extent the effect on such person and its subsidiaries, taken as a whole, is not materially worse than the effect on similarly situated banks and their holding companies; (iii) changes, after the date hereof, resulting from expenses (such as customary legal, accounting and investment advisor fees) incurred in connection with this Agreement; (iv) changes, after the date hereof, resulting from, acts of terrorism or war, but only to the extent the effect on such person and its subsidiaries, taken as a whole, is not materially worse than the effect on similarly situated banks and their holding companies (v) changes, after the date hereof, resulting from payments of any amounts due, or the provision of any benefits to, any officer or employee under employment, change-in-control or severance agreements in effect as of the date hereof and disclosed in Section 6.10 of the Fidelity Disclosure Schedule; (vi) actions and omissions of Eagle or Fidelity and F&T Bank taken at the request of, or with the prior written consent, of the other party hereto in contemplation of the transactions contemplated hereby.

        9.4.    Severability.    Except to the extent that application of this Section 9.4 hereof would have a material adverse effect on Eagle or Fidelity and their respective Subsidiaries taken as a whole, any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable. In all such cases, the parties shall use their reasonable best efforts to substitute a valid, legal and enforceable provision which, insofar as practicable, implements the original purposes and intents of this Agreement.

        9.5.    Headings.    The headings of the Articles and Sections of this Agreement are for convenience of reference only and shall not be deemed to be a part of this Agreement. . When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section of or Exhibit or

Schedule to this Agreement unless otherwise indicated. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." The phrases "the date of this Agreement," "the date hereof" and terms of similar import, unless the context otherwise requires, shall be deemed to refer to December , 2007.

        9.6.    Attorneys' Fees.    In any action or proceeding brought to enforce any provision of this Agreement, or where any provision hereof is validly asserted as a defense, the successful party shall be entitled to recover reasonable attorneys' fees in addition to any other remedy.

        9.7.    Schedules and Exhibits.    All schedules and exhibits referred to herein are intended to be and hereby are specifically made a part of this Agreement. The parties acknowledge and agree that the inclusion of an item in a Disclosure Schedule as an exception to a representation shall not be deemed an admission by a party that such item was required to be disclosed therein.

        9.8.    Miscellaneous.    This Agreement (including schedules, exhibits, documents and instruments referred to herein)

        (a)   together with all disclosure letters, schedules, exhibits, documents and instruments attached hereto or required to be delivered herewith, or at or prior to Closing, constitutes the entire agreement and supersedes all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof;

        (b)   is not intended to confer upon any person not a party hereto any rights or remedies hereunder;

        (c)   shall not be assigned by operation of law or otherwise;

[Signatures appear on following page]

        (d)   shall be governed in all respects by the laws of the State of Maryland without regard to the choice of laws provisions thereof; and

        (e)   may be executed in two or more counterparts which together shall constitute a single agreement.

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their respective officers thereunto duly authorized and their respective corporate seals to be affixed hereto, all as of the date first written above.

ATTEST: [SEAL]	EAGLE BANCORP, INC.
By:
Name:	Name: Ronald D. Paul
Title: Secretary	Title: Chief Executive Officer
ATTEST: [SEAL]	WOODMONT HOLDINGS, INC.
By:
Name:	Name: Ronald D. Paul
Title: Secretary	Title: President
ATTEST: [SEAL]	FIDELITY & TRUST FINANCIAL CORPORATION
By:
Name:	Name:
Title: Secretary	Title:
ATTEST: [SEAL]	F&T BANK
By:
Name:	Name:
Title: Secretary	Title:

Appendix B

Opinion of Milestone Advisors, LLC

[Letterhead of Milestone Advisors, LLC]

December 2, 2007

Board of Directors
Fidelity & Trust Financial Corporation
4831 Cordell Ave
Bethesda, MD 20814

Directors of Fidelity & Trust Financial Corporation:

        You have requested that Milestone Advisors, LLC ("Milestone") provide you with its opinion as to the fairness, from a financial point of view, to the holders of common stock ("Stockholders") of Fidelity & Trust Financial Corporation and its subsidiary Fidelity & Trust Bank (collectively, herinafter, "Fidelity & Trust") of the consideration to be received by them pursuant to the Agreement and Plan of Merger by and between Fidelity & Trust and Eagle Bancorp, Inc. ("Eagle") dated December 2, 2007 (the "Merger Agreement"), pursuant to which Fidelity & Trust will be merged with and into Eagle (the "Merger"). In connection with the Merger, as more fully described in the Merger Agreement and as further described to us by management of Fidelity & Trust, we understand that, subject to the exercise of dissenters' rights, each outstanding share of common stock of Fidelity & Trust is to be converted into the right to receive .9202 Eagle common shares, equal to $11.50 based on Eagle's stock price on November 29, 2007 (assumes 4,207,016 primary shares outstanding and 507,570 options outstanding with a weighted average strike price of $10.75 per share). We further understand that the aggregate consideration payable by Eagle to the shareholders of Fidelity & Trust will convert into approximately 3,871,296 Eagle common shares and 467,066 options at a weighted average strike price of $11.68 per share, subject to adjustment as provided for and as more fully described in the Merger Agreement. The terms and conditions of the Merger are set forth in more detail in the Merger Agreement.

        Milestone Advisors, LLC is an investment banking firm and is regularly engaged as part of its business in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, private placements, secondary distributions of listed and unlisted securities, and valuations for corporate purposes.

        For purposes of this opinion and in connection with our review of the Merger, we have, among other things: (1) reviewed the Merger Agreement, (2) reviewed certain publicly available business and financial information relating to Fidelity & Trust and Eagle that we deem to be relevant, (3) reviewed certain internal information, primarily financial in nature, including financial projections and other financial and operating data relating to the strategic implications and operational benefits anticipated to result from the Merger, furnished to us by Fidelity & Trust and Eagle, (4) reviewed certain publicly available and other information concerning the reported prices and trading history of, and the trading market for, the common stock of Eagle, (5) reviewed certain publicly available information with respect to other companies that we believe to be comparable in certain respects to Fidelity & Trust and Eagle, (6) considered the financial terms, to the extent publicly available, of selected recent business combinations of companies in the banking industry which we deemed to be comparable, in whole or in part, to the Merger, and (7) made inquiries regarding and discussed the Merger and the Merger Agreement and other matters related thereto with Fidelity & Trust and Fidelity & Trust's counsel. In addition to the foregoing, we have conducted such other analyses and examinations and considered such other financial, economic and market criteria as we deem appropriate to arrive at our opinion.

        In arriving at our opinion, we have assumed and relied upon the accuracy and completeness of all financial and other information provided to or reviewed by us, whether or not publicly available, and we have not assumed any responsibility for independent verification of any such information. With respect to financial projections and other information provided to or reviewed by us, we have been advised by the management of Fidelity & Trust and Eagle that such projections and other information were reasonably prepared on bases reflecting the best currently available estimates and judgments of the respective managements of Fidelity & Trust and Eagle as to the expected future financial performance of Fidelity & Trust and Eagle and the strategic implications and operational benefits anticipated from the Merger, and we have assumed that, after the Merger, Eagle and its subsidiaries will perform substantially in accordance with such projections. We further relied on the assurances of the management of Fidelity & Trust and Eagle that they are unaware of any facts that would make the information or projections provided to us incomplete or misleading. We have not made or been provided with any independent evaluations or appraisals of any of the assets, properties, liabilities or securities, nor have we made any physical inspection of the properties or assets, of Fidelity & Trust and Eagle. We are not experts in the evaluation of loan portfolios for purposes of assessing the adequacy of the allowances for losses with respect thereto and have assumed that such allowances for Fidelity & Trust and Eagle are in the aggregate adequate to cover such losses. In addition, we have not assumed responsibility for reviewing any individual credit files relating to Fidelity & Trust and Eagle. In addition, we are not expressing an opinion of the amount or nature of compensation paid to any of Fidelity & Trust's officers, directors, or employees, or any class of such persons, relative to the compensation paid to the public shareholders in the Merger.

        Our opinion does not address the underlying business decision of Fidelity & Trust to enter into the Merger Agreement or complete the Merger.

        Our opinion is based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof could materially affect the assumptions used in preparing this opinion. We have not undertaken to reaffirm or revise this opinion or otherwise comment upon any events occurring after the date hereof. This opinion has been reviewed and issued by Milestone's fairness opinion committee.

        We have acted as financial advisor to Fidelity & Trust and will receive a fee from Fidelity & Trust for our services if the proposed Merger is consummated. In the ordinary course of our business, the principals of Milestone and its affiliates own common shares and options to acquire common shares of Fidelity & Trust and may actively trade the common stock of Eagle for their own account and for the accounts of our customers and, accordingly, we may at any time hold a long or short position in the common stock of Eagle. In addition: (1) Milestone and its affiliates have provided investment banking services to Fidelity & Trust over the last two years and have received fees for such services, (2) a board member of Fidelity & Trust provides advisory services to Milestone and its affiliates and receives compensation for such services, and (3) Milestone maintains banking relationships with Fidelity & Trust, all of which are on commercial terms.

        This opinion is for the benefit and use of the members of the Board of Directors of Fidelity & Trust in connection with their evaluation of the Merger and does not constitute a recommendation to any holder of Fidelity & Trust common stock as to how such holder should vote with respect to the Merger. This opinion may not be used for any other purpose without our prior written consent.

        Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Merger Consideration is fair and equitable to Fidelity & Trust and the Stockholders from a financial point of view.

Sincerely,
Milestone Advisors, LLC

Appendix C

Opinion of Sandler O'Neill and Partners, L.P.

[Letterhead of Sandler O'Neill + Partners L.P.]

December 12, 2007

Board of Directors
Eagle Bancorp, Inc.
7815 Woodmont Avenue
Bethesda, MD 20814

Ladies and Gentlemen:

        Eagle Bancorp, Inc. ("Eagle") and Fidelity & Trust Financial Corporation ("Fidelity") have entered into an Agreement and Plan of Merger, dated as of December 2, 2007 (the "Agreement"), pursuant to which Fidelity will merge with and into Fidelity, with Eagle as the surviving entity (the "Merger"). Under the terms of the Agreement, upon consummation of the Merger, each share of Fidelity common stock, issued and outstanding immediately prior to the Merger, (the "Fidelity Common Stock"), other than certain shares specified in the Agreement, will be converted into and exchanged for the right to receive 0.9202 shares of Eagle Common Stock (the "Exchange Ratio"), subject to a reduction upon the occurrence of certain events as specified in the Agreement. The terms of the Merger are more fully described in the Agreement. Capitalized terms used herein without definition shall have the meanings given to such terms in the Agreement. You have requested our opinion as to the fairness, from a financial point of view, of the Exchange Ratio to Eagle.

        Sandler O'Neill & Partners, L.P., as part of its investment banking business, is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions. In connection with this opinion, we have reviewed, among other things: (i) the Agreement; (ii) certain publicly available financial statements and other historical financial information of Eagle that we deemed relevant; (iii) certain publicly financial statements and other historical financial information of Fidelity that we deemed relevant; (iv) an internal budget for Eagle for the years ending December 31, 2007 and 2008 prepared by and reviewed with management of Eagle and management guidance on an assumed asset growth rate for the years ending December 31, 2009 and 2010; (v) an internal budget for Fidelity for the years ending December 31, 2007 and 2008 as provided by senior management of Fidelity and as adjusted by senior management of Eagle and management guidance, based on discussions with the senior management of Eagle and Fidelity on an assumed asset growth rate for the years ending December 31, 2009 and 2010; (vi) the pro forma financial impact of the Merger on Eagle based on assumptions relating to transaction expenses, purchase accounting adjustments and cost savings determined by the senior managements of Eagle and Fidelity; (vii) the publicly reported historical price and trading activity for Eagle's common stock, including a comparison of certain financial and stock market information for Eagle with similar publicly available information for certain other companies the securities of which are publicly traded; (viii) the financial terms of certain recent business combinations in the commercial banking industry, to the extent publicly available; (ix) the current market environment generally and the banking environment in particular; and (x) such other information, financial studies, analyses and investigations and financial, economic and market criteria as we considered relevant. We also discussed with certain members of senior management of Eagle the business, financial condition, results of operations and prospects of Eagle and held similar discussions with certain members of senior management of Fidelity regarding the business, financial condition, results of operations and prospects of Fidelity.

        In performing our review, we have relied upon the accuracy and completeness of all of the financial and other information that was available to us from public sources, that was provided to us by Eagle and Fidelity or its respective representatives or that was otherwise reviewed by us and have assumed such accuracy and completeness for purposes of rendering this opinion. We have further relied on the assurances of the management of Eagle and Fidelity that they are not aware of any facts or circumstances that would make any of such information inaccurate or misleading. We have not been asked to and have not undertaken an independent verification of any of such information and we do not assume any responsibility or liability for the accuracy or completeness thereof. We did not make an independent evaluation or appraisal of the specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of Eagle and Fidelity or any of their respective subsidiaries, or the collectibility of any such assets, nor have we been furnished with any such evaluations or appraisals. We did not make an independent evaluation of the adequacy of the allowance for loan losses of Eagle and Fidelity nor have we reviewed any individual credit files relating to Eagle and Fidelity. We have assumed, with your consent, that the allowance for loan losses for Eagle and Fidelity are adequate to cover such losses and will be adequate on an as adjusted pro forma basis for the combined entity.

        With respect to the internal budget and management guidance for Eagle as provided by the senior management of Eagle and the internal budget as provided by senior management of Fidelity and as adjusted by senior management of Eagle and management guidance for Fidelity as discussed with the managements of Fidelity and Eagle and the projections of transaction costs, purchase accounting adjustments and expected cost savings prepared by and/or reviewed with the managements of Eagle and Fidelity and used by Sandler O'Neill in its analyses, Eagle's and Fidelity's management confirmed to us that they reflected the best currently available estimates and judgments of management of the future financial performance of Eagle and Fidelity and we assumed that such performance would be achieved. We express no opinion as to the budget we received or the guidance provided by management and estimates or the assumptions on which they are based. We have also assumed that there has been no material change in Eagle's and Fidelity's assets, financial condition, results of operations, business or prospects since the date of the most recent financial statements made available to us. We have assumed in all respects material to our analysis that Eagle and Fidelity will remain as going concerns for all periods relevant to our analyses, that all of the representations and warranties contained in the Agreement and all related agreements are true and correct, that each party to the agreements will perform all of the covenants required to be performed by such party under the agreements, that the conditions precedent in the agreements are not waived and that the Merger will qualify as a tax-free reorganization for federal income tax purposes. Finally, with your consent, we have relied upon the advice Eagle has received from its legal, accounting and tax advisors as to all legal, accounting and tax matters relating to the Merger and the other transactions contemplated by the Agreement.

        Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof could materially affect this opinion. We have not undertaken to update, revise, reaffirm or withdraw this opinion or otherwise comment upon events occurring after the date hereof. We are expressing no opinion herein as to what the value of Eagle's common stock will be when issued to Fidelity's shareholders pursuant to the Agreement or the price at which Eagle's common stock may trade at any time.

        We have acted as Eagle's financial advisor in connection with the Merger and will receive a fee for our services, a substantial portion of which is contingent upon consummation of the Merger. We will also receive a fee for rendering this opinion. Eagle has also agreed to indemnify us against certain liabilities arising out of our engagement. In the past we have performed investment banking services for Eagle and have been compensated for such services.

        In the ordinary course of our business as a broker-dealer, we may purchase securities from and sell securities to Eagle and their affiliates. We may also actively trade the equity or debt securities of Eagle or its affiliates for our own account and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities.

        Our opinion is directed to the Board of Directors of Eagle in connection with its consideration of the Merger and does not constitute a recommendation to any shareholder of Fidelity as to how such shareholder should vote at any meeting of shareholders called to consider and vote upon the Merger. Our opinion is directed only to the fairness, from a financial point of view, of the Exchange Ratio to Eagle and does not address the underlying business decision of Eagle to engage in the Merger, the relative merits of the Merger as compared to any other alternative business strategies that might exist for Eagle or the effect of any other transaction in which Eagle might engage. Our opinion is not to be quoted or referred to, in whole or in part, in a registration statement, prospectus, proxy statement or in any other document, nor shall this opinion be used for any other purposes, without Sandler O'Neill's prior written consent. This opinion was approved by Sandler O'Neill's fairness opinion committee.

        Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Exchange Ratio is fair to Eagle from a financial point of view.

Very truly yours,

Appendix D

Sections 3-201-3-213 of the Maryland General Corporation Law

§ 3-201.

        (a)   In this subtitle the following words have the meanings indicated.

        (b)   "Affiliate" has the meaning stated in § 3-601 of this title.

        (c)   "Associate" has the meaning stated in § 3-601 of this title.

        (d)   "Beneficial owner", when used with respect to any voting stock, means a person that:

          (1)   Individually or with any of its affiliates or associates, beneficially owns voting stock, directly or indirectly;

          (2)   Individually or with any of its affiliates or associates, has:

            (i)    the right to acquire voting stock (whether the right is exercisable immediately or within 60 days after the date on which beneficial ownership is determined), in accordance with any agreement, arrangement, or understanding, on the exercise of conversion rights, exchange rights, warrants, or options, or otherwise; or

            (ii)   except solely by virtue of a revocable proxy, the right to vote voting stock in accordance with any agreement, arrangement, or understanding; or

          (3)   Except solely by virtue of a revocable proxy, has any Agreement, arrangement, or understanding for the purpose of acquiring, holding, voting, or disposing of voting stock with any other person that beneficially owns, or the affiliates or associates of which beneficially own, directly or indirectly, the voting stock.

        (e)   "Executive officer" means a corporation's president, any vice president in charge of a principal business unit, division, or function, such as sales, administration, or finance, any other person who performs a policy making function for the corporation, or any executive officer of a subsidiary of the corporation who performs a policy making function for the corporation.

        (f)    (1) "Successor", except when used with respect to a share exchange, includes a corporation which amends its charter in a way which alters the contract rights, as expressly set forth in the charter, of any outstanding stock, unless the right to do so is reserved by the charter of the corporation.

          (2) "Successor", when used with respect to a share exchange, means the corporation the stock of which was acquired in the share exchange.

        (g)   "Voting stock" has the meaning stated in § 3-601 of this Title.

§ 3-202. Right to fair value of stock

        (a)    General rule.    Except as provided in subsection (c) of this section, a stockholder of a Maryland corporation has the right to demand and receive payment of the fair value of the stockholder's stock from the successor if:

          (1)   The corporation consolidates or merges with another corporation;

          (2)   The stockholder's stock is to be acquired in a share exchange;

          (3)   The corporation transfers its assets in a manner requiring action under § 3-105(e) of this title;

          (4)   The corporation amends its charter in a way which alters the contract rights, as expressly set forth in the charter, of any outstanding stock and substantially adversely affects the stockholder's rights, unless the right to do so is reserved by the charter of the corporation; or

          (5)   The transaction is governed by § 3-602 of this title or exempted by § 3-603(b) of this title.

        (b)    Basis of fair value.

          (1)   Fair value is determined as of the close of business:

              (i)  With respect to a merger under § 3-106 of this title of a 90 percent or more owned subsidiary with or into its parent corporation, on the day notice is given or waived under § 3-106; or

             (ii)  With respect to any other transaction, on the day the stockholders voted on the transaction objected to.

          (2)   Except as provided in paragraph (3) of this subsection, fair value may not include any appreciation or depreciation which directly or indirectly results from the transaction objected to or from its proposal.

          (3)   In any transaction governed by § 3-602 of this title or exempted by § 3-603(b) of this title, fair value shall be value determined in accordance with the requirements of § 3-603(b) of this title.

        (c)    When right to fair value does not apply.    Unless the transaction is governed by § 3-602 of this title or is exempted by § 3-603(b) of this title, a stockholder may not demand the fair value of the stockholder's stock and is bound by the terms of the transaction if:

          (1)   Except as provided in subsection (d) of this section, any shares of the class or series of the stock are listed on a national securities exchange:

              (i)  With respect to a merger under § 3-106 of this title of a 90 percent or more owned subsidiary with or into its parent corporation, on the date notice is given or waived under § 3-106; or

             (ii)  With respect to any other transaction, on the record date for determining stockholders entitled to vote on the transaction objected to;

          (2)   The stock is that of the successor in a merger, unless:

              (i)  The merger alters the contract rights of the stock as expressly set forth in the charter, and the charter does not reserve the right to do so; or

             (ii)  The stock is to be changed or converted in whole or in part in the merger into something other than either stock in the successor or cash, scrip, or other rights or interests arising out of provisions for the treatment of fractional shares of stock in the successor;

          (3)   The stock is not entitled, other than solely because of § 3-106 of this title, to be voted on the transaction or the stockholder did not own the shares of stock on the record date for determining stockholders entitled to vote on the transaction;

          (4)   The charter provides that the holders of the stock are not entitled to exercise the rights of an objecting stockholder under this subtitle; or

          (5)   The stock is that of an open-end investment company registered with the Securities and Exchange Commission under the Investment Company Act of 1940 and the value placed on the stock in the transaction is its net asset value.

        (d)   With respect to a merger, consolidation, or share exchange, a stockholder of a Maryland corporation who otherwise would be bound by the terms of the transaction under subsection (c)(1) of this section may demand the fair value of the stockholder's stock if:

          (1)   In the transaction, stock of the corporation is required to be converted into or exchanged for anything of value except:

            (i)    stock of the corporation surviving or resulting from the merger, consolidation, or share exchange, stock of any other corporation, or depositary receipts for any stock described in this item;

            (ii)   cash in lieu of fractional shares of stock or fractional depositary receipts described in item (i) of this item; or

            (iii)  any combination of the stock, depositary receipts, and cash in lieu of fractional shares or fractional depositary receipts described in items (i) and (ii) of this item;

          (2)   The directors and executive officers of the corporation were the beneficial owners, in the aggregate, of 5 percent or more of the outstanding voting stock of the corporation at any time within the 1-year period ending on:

            (i)    the day the stockholders voted on the transaction objected to; or

            (ii)   with respect to a merger under § 3-106 of this title, the effective date of the merger; and

          (3)   Unless the stock is held in accordance with a compensatory plan or arrangement approved by the board of directors of the corporation and the treatment of the stock in the transaction is approved by the board of directors of the corporation, any stock held by persons described in item (2) of this subsection, as part of or in connection with the transaction and within the 1-year period described in item (2) of this subsection, will be or was converted into or exchanged for stock of a person, or an affiliate of a person, who is a party to the transaction on terms that are not available to all holders of stock of the same class or series.

        (e)   If directors or executive officers of the corporation are beneficial owners of stock in accordance with §3-201(d)(2)(i) of this subtitle, the stock is considered outstanding for purposes of determining beneficial ownership by a person under subsection (d)(2) of this section.

§ 3-203. Procedure by stockholder

        (a)    Specific duties.    A stockholder of a corporation who desires to receive payment of the fair value of the stockholder's stock under this subtitle:

          (1)   Shall file with the corporation a written objection to the proposed transaction:

              (i)  With respect to a merger under § 3-106 of this title of a 90 percent or more owned subsidiary with or into its parent corporation, within 30 days after notice is given or waived under § 3-106; or

             (ii)  With respect to any other transaction, at or before the stockholders' meeting at which the transaction will be considered or, in the case of action taken under § 2-505(b) of this article, within 10 days after the corporation gives the notice required by § 2-505(b) of this article;

          (2)   May not vote in favor of the transaction; and

          (3)   Within 20 days after the Department accepts the articles for record, shall make a written demand on the successor for payment for the stockholder's stock, stating the number and class of shares for which the stockholder demands payment.

        (b)    Failure to comply with section.    A stockholder who fails to comply with this section is bound by the terms of the consolidation, merger, share exchange, transfer of assets, or charter amendment.

§ 3-204. Effect of demand on dividend and other rights

        A stockholder who demands payment for his stock under this subtitle:

          (1)   Has no right to receive any dividends or distributions payable to holders of record of that stock on a record date after the close of business on the day as at which fair value is to be determined under § 3-202 of this subtitle; and

          (2)   Ceases to have any rights of a stockholder with respect to that stock, except the right to receive payment of its fair value.

§ 3-205. Withdrawal of demand

        A demand for payment may be withdrawn only with the consent of the successor.

§ 3-206. Restoration of dividend and other rights

        (a)    When rights restored.    The rights of a stockholder who demands payment are restored in full, if:

          (1)   The demand for payment is withdrawn;

          (2)   A petition for an appraisal is not filed within the time required by this subtitle;

          (3)   A court determines that the stockholder is not entitled to relief; or

          (4)   The transaction objected to is abandoned or rescinded.

        (b)    Effect of restoration.    The restoration of a stockholder's rights entitles him to receive the dividends, distributions, and other rights he would have received if he had not demanded payment for his stock. However, the restoration does not prejudice any corporate proceedings taken before the restoration.

§ 3-207. Notice and offer to stockholders

        (a)    Duty of successor.

          (1)   The successor promptly shall notify each objecting stockholder in writing of the date the articles are accepted for record by the Department.

          (2)   The successor also may send a written offer to pay the objecting stockholder what it considers to be the fair value of his stock. Each offer shall be accompanied by the following information relating to the corporation which issued the stock:

              (i)  A balance sheet as of a date not more than six months before the date of the offer;

             (ii)  A profit and loss statement for the 12 months ending on the date of the balance sheet; and

            (iii)  Any other information the successor considers pertinent.

        (b)    Manner of sending notice.    The successor shall deliver the notice and offer to each objecting stockholder personally or mail them to him by certified mail, return receipt requested, bearing a postmark from the United States Postal Service, at the address he gives the successor in writing, or, if none, at his address as it appears on the records of the corporation which issued the stock.

§ 3-208. Petition for appraisal; consolidation of proceedings; joinder of objectors

        (a)    Petition for appraisal.    Within 50 days after the Department accepts the articles for record, the successor or an objecting stockholder who has not received payment for his stock may petition a court of equity in the county where the principal office of the successor is located or, if it does not have a principal office in this State, where the resident agent of the successor is located, for an appraisal to determine the fair value of the stock.

        (b)    Consolidation of suits; joinder of objectors.

          (1)   If more than one appraisal proceeding is instituted, the court shall direct the consolidation of all the proceedings on terms and conditions it considers proper.

          (2)   Two or more objecting stockholders may join or be joined in an appraisal proceeding.

§ 3-209. Notation on stock certificate

        (a)    Submission of certificate.    At any time after a petition for appraisal is filed, the court may require the objecting stockholders parties to the proceeding to submit their stock certificates to the clerk of the court for notation on them that the appraisal proceeding is pending. If a stockholder fails to comply with the order, the court may dismiss the proceeding as to him or grant other appropriate relief.

        (b)    Transfer of stock bearing notation.    If any stock represented by a certificate which bears a notation is subsequently transferred, the new certificate issued for the stock shall bear a similar notation and the name of the original objecting stockholder. The transferee of this stock does not acquire rights of any character with respect to the stock other than the rights of the original objecting stockholder.

§ 3-210. Appraisal of fair value

        (a)    Court to appoint appraisers.    If the court finds that the objecting stockholder is entitled to an appraisal of his stock, it shall appoint three disinterested appraisers to determine the fair value of the stock on terms and conditions the court considers proper. Each appraiser shall take an oath to discharge his duties honestly and faithfully.

        (b)    Report of appraisers—Filing.    Within 60 days after their appointment, unless the court sets a longer time, the appraisers shall determine the fair value of the stock as of the appropriate date and file a report stating the conclusion of the majority as to the fair value of the stock.

        (c)    Same—Contents.    The report shall state the reasons for the conclusion and shall include a transcript of all testimony and exhibits offered.

        (d)    Same—Service; objection.

          (1)   On the same day that the report is filed, the appraisers shall mail a copy of it to each party to the proceedings.

          (2)   Within 15 days after the report is filed, any party may object to it and request a hearing.

§ 3-211. Action by court on appraisers' report

        (a)    Order of court.    The court shall consider the report and, on motion of any party to the proceeding, enter an order which:

          (1)   Confirms, modifies, or rejects it; and

          (2)   If appropriate, sets the time for payment to the stockholder.

        (b)    Procedure after order.

          (1)   If the appraisers' report is confirmed or modified by the order, judgment shall be entered against the successor and in favor of each objecting stockholder party to the proceeding for the appraised fair value of his stock.

          (2)   If the appraisers' report is rejected, the court may:

              (i)  Determine the fair value of the stock and enter judgment for the stockholder; or (ii) Remit the proceedings to the same or other appraisers on terms and conditions it considers proper.

        (c)    Judgment includes interest.

          (1)   Except as provided in paragraph (2) of this subsection, a judgment for the stockholder shall award the value of the stock and interest from the date as at which fair value is to be determined under § 3-202 of this subtitle.

          (2)   The court may not allow interest if it finds that the failure of the stockholder to accept an offer for the stock made under § 3-207 of this subtitle was arbitrary and vexatious or not in good faith. In making this finding, the court shall consider:

              (i)  The price which the successor offered for the stock;

             (ii)  The financial statements and other information furnished to the stockholder; and

            (iii)  Any other circumstances it considers relevant.

        (d)    Costs of proceedings.

          (1)   The costs of the proceedings, including reasonable compensation and expenses of the appraisers, shall be set by the court and assessed against the successor. However, the court may direct the costs to be apportioned and assessed against any objecting stockholder if the court finds that the failure of the stockholder to accept an offer for the stock made under § 3-207 of this subtitle was arbitrary and vexatious or not in good faith. In making this finding, the court shall consider:

              (i)  The price which the successor offered for the stock;

             (ii)  The financial statements and other information furnished to the stockholder; and

            (iii)  Any other circumstances it considers relevant.

          (2)   Costs may not include attorney's fees or expenses. The reasonable fees and expenses of experts may be included only if:

              (i)  The successor did not make an offer for the stock under § 3-207 of this subtitle; or

             (ii)  The value of the stock determined in the proceeding materially exceeds the amount offered by the successor.

        (e)    Effect of judgment.    The judgment is final and conclusive on all parties and has the same force and effect as other decrees in equity. The judgment constitutes a lien on the assets of the successor with priority over any mortgage or other lien attaching on or after the effective date of the consolidation, merger, transfer, or charter amendment.

§ 3-212. Surrender of stock

        The successor is not required to pay for the stock of an objecting stockholder or to pay a judgment rendered against it in a proceeding for an appraisal unless, simultaneously with payment:

          (1)   The certificates representing the stock are surrendered to it, indorsed in blank, and in proper form for transfer; or

          (2)   Satisfactory evidence of the loss or destruction of the certificates and sufficient indemnity bond are furnished.

§ 3-213. Rights of successor with respect to stock

        (a)    General rule.    A successor which acquires the stock of an objecting stockholder is entitled to any dividends or distributions payable to holders of record of that stock on a record date after the close of business on the day as at which fair value is to be determined under § 3-202 of this subtitle.

        (b)    Successor in transfer of assets.    After acquiring the stock of an objecting stockholder, a successor in a transfer of assets may exercise all the rights of an owner of the stock.

        (c)    Successor in consolidation, merger, or share exchange.    Unless the articles provide otherwise, stock in the successor of a consolidation, merger, or share exchange otherwise deliverable in exchange for the stock of an objecting stockholder has the status of authorized but unissued stock of the successor. However, a proceeding for reduction of the capital of the successor is not necessary to retire the stock or to reduce the capital of the successor represented by the stock.

PART II: INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.    Indemnification of Directors and Officers

        Article VI of the Company's Articles of Incorporation provides that the Company shall, to the full extent permitted and in the manner prescribed by the Maryland General Corporation Law and any other applicable law, indemnify a director or officer of the Company who is or was a party to any proceeding by reason of the fact that he is or was a director or officer, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise.

        The Maryland General Corporation Law provides, in pertinent part, as follows:

        2-418 INDEMNIFICATION OF DIRECTORS, OFFICERS, EMPLOYEES AND AGENTS.—(a) In this section the following words have the meanings indicated.

          (1)   "Director" means any person who is or was a director of a corporation and any person who, while a director of a corporation, is or was serving at the request of the corporation as a director, officer, partner, trustee, employee, or agent of another foreign or domestic corporation, partnership, joint venture, other enterprise, or employee benefit plan.

          (2)   "Corporation" includes any domestic or foreign predecessor entity of a corporation in a merger, consolidation, or other transaction in which the predecessor's existence ceased upon consummation of the transaction.

          (3)   "Expenses" include attorney's fees.

          (4)   "Official capacity" means the following:

              (i)  When used with respect to a director, the office of director in the corporation; and

             (ii)  When used with respect to a person other than a director as contemplated in sub-section (j), the elective or appointive office in the corporation held by the officer, or the employment or agency relationship undertaken by the employee or agent in behalf of the corporation.

            (iii)  "Official capacity" does not include service for any other foreign or domestic corporation or any partnership, joint venture, trust, other enterprise, or employee benefit plan.

          (5)   "Party" includes a person who was, is, or is threatened to be made a named defendant or respondent in a proceeding.

          (6)   "Proceeding" means any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, or investigative.

        (b)(1)  A corporation may indemnify any director made a party to any proceeding by reason of service in that capacity unless it is established that:

              (i)  The act or omission of the director was material to the matter giving rise to the proceeding; and

              1.     Was committed in bad faith; or

              2.     Was the result of active and deliberate dishonesty; or

             (ii)  The director actually received an improper personal benefit in money, property, or services; or

            (iii)  In the case of any criminal proceeding, the director had reasonable cause to believe that the act or omission was unlawful.

          (2)(i)  Indemnification may be against judgments, penalties, fines, settlements, and reasonable expenses actually incurred by the director in connection with the proceeding.

             (ii)  However, if the proceeding was one by or in the right of the corporation, indemnification may not be made in respect of any proceeding in which the director shall have been adjudged to be liable to the corporation.

          (3)(i)  The termination of any proceeding by judgment, order, or settlement does not create a presumption that the director did not meet the requisite standard of conduct set forth in this subsection.

             (ii)  The termination of any proceeding by conviction, or a plea of nolo contendere or its equivalent, or an entry of an order of probation prior to judgment, creates a rebuttal presumption that the director did not meet that standard of conduct.

        (c)   A director may not be indemnified under subsection (B) of this section in respect of any proceeding charging improper personal benefit to the director, whether or not involving action in the director's official capacity, in which the director was adjudged to be liable on the basis that personal benefit was improperly received.

        (d)   Unless limited by the charter:

          (1)   A director who has been successful, on the merits or otherwise, in the defense of any proceeding referred to in subsection (B) of this section shall be indemnified against reasonable expenses incurred by the director in connection with the proceeding.

          (2)   A court of appropriate jurisdiction upon application of a director and such notice as the court shall require, may order indemnification in the following circumstances:

              (i)  If it determines a director is entitled to reimbursement under paragraph (1) of this subsection, the court shall order indemnification, in which case the director shall be entitled to recover the expenses of securing such reimbursement; or

             (ii)  If it determines that the director is fairly and reasonably entitled to indemnification in view of all the relevant circumstances, whether or not the director has met the standards of conduct set forth in subsection (b) of this section or has been adjudged liable under the circumstances described in subsection (c) of this section, the court may order such indemnification as the court shall deem proper. However, indemnification with respect to any proceeding by or in the right of the corporation or in which liability shall have been adjudged in the circumstances described in subsection (c) shall be limited to expenses.

          (3)   A court of appropriate jurisdiction may be the same court in which the proceeding involving the director's liability took place.

        (e)(1)  Indemnification under subsection (b) of this section may not be made by the corporation unless authorized for a specific proceeding after a determination has been made that indemnification of the director is permissible in the circumstances because the director has met the standard of conduct set forth in subsection (b) of this section.

          (2)   Such determination shall be made:

              (i)  By the board of directors by a majority vote of a quorum consisting of directors not, at the time, parties to the proceeding, or, if such a quorum cannot be obtained, then by a majority vote of a committee of the board consisting solely of two or more directors not, at the time, parties to such proceeding and who were duly designated to act in the matter by a majority vote of the full board in which the designated directors who are parties may participate;

             (ii)  By special legal counsel selected by the board of directors or a committee of the board by vote as set forth in subparagraph (I) of this paragraph, or, if the requisite quorum of the full board cannot be obtained therefore and the committee cannot be established, by a majority vote of the full board in which directors who are parties may participate; or

            (iii)  By the stockholders.

          (3)   Authorization of indemnification and determination as to reasonableness of expenses shall be made in the same manner as the determination that indemnification is permissible. However, if the determination that indemnification is permissible is made by special legal counsel, authorization of indemnification and determination as to reasonableness of expenses shall be made in the manner specified in subparagraph (ii) of paragraph (2) of this subsection for selection of such counsel.

          (4)   Shares held by directors who are parties to the proceeding may not be voted on the subject matter under this subsection.

        (f)(1)  Reasonable expenses incurred by a director who is a party to a proceeding may be paid or reimbursed by the corporation in advance of the final disposition of the proceeding upon receipt by the corporation of:

              (i)  A written affirmation by the director of the director's good faith belief that the standard of conduct necessary for indemnification by the corporation as authorized in this section has been met; and

             (ii)  A written undertaking by or on behalf of the director to repay the amount if it shall ultimately be determined that the standard of conduct has not been met.

          (2)   The undertaking required by subparagraph (ii) of paragraph (1) of this subsection shall be an unlimited general obligation of the director but need not be secured and may be accepted without reference to financial ability to make the repayment.

          (3)   Payments under this subsection shall be made as provided by the charter, bylaws or contract or as specified in subsection (e) of this section.

        (g)   The indemnification and advancement of expenses provided or authorized by this section may not be deemed exclusive of any other rights, by indemnification or otherwise, to which a director may be entitled under the charter, the bylaws, a resolution of stockholders of directors, an agreement or otherwise, both as to action in an official capacity and as to action in another capacity while holding such office.

        (h)   This section does not limit the corporation's power to pay or reimburse expenses incurred by a director in connection with an appearance as a witness in a proceeding at a time when the director has not been made a named defendant or respondent in the proceeding.

        (i)    For purposes of this section:

          (1)   The corporation shall be deemed to have requested a director to serve an employee benefit plan where the performance of the director's duties to the corporation also imposes duties on, or otherwise involves services by, the director to the plan or participants or beneficiaries of the plan:

          (2)   Excise taxes assessed on a director with respect to an employee benefit plan pursuant to applicable law shall be deemed fined; and

          (3)   Action taken or omitted by the director with respect to an employee benefit plan in the performance of the director's duties for a purpose reasonably believed by the director to be in the interest of the participants and beneficiaries of the plan shall be deemed to be for a purpose which is not opposed to the best interests of the corporation.

        (j)    Unless limited by the charter:

          (1)   An officer of the corporation shall be indemnified as and to the extent provided in subsection (d) of this section for a director and shall be entitled, to the same extent as a director, to seek indemnification pursuant to the provisions of subsection (d);

          (2)   A corporation may indemnify and advance expenses to an officer, employee, or agent of the corporation to the same extent that it may indemnify directors under this section; and

          (3)   A corporation, in addition, may indemnify and advance expenses to an officer, employee, or agent who is not a director to such further extent, consistent with law, as may be provided by its charter, bylaws, general or specific action of its board of directors or contract.

        (k)(1)  A corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee, or agent of the corporation, or who, while a director, officer, employee, or agent of the corporation, is or was serving at the request of the corporation as a director, officer, partner, trustee, employee, or agent of another foreign or domestic corporation, partnership, joint venture, trust, other enterprise, or employee benefit plan against any liability asserted against and incurred by such person in any such capacity or arising out of such person's position, whether or not the corporation would have the power to indemnify against liability under the provisions of this section.

          (2)   A corporation may provide similar protection, including a trust fund, letter of credit, or surety bond, not inconsistent with this section.

          (3)   The insurance or similar protection may be provided by a subsidiary or an affiliate of the corporation.

        (l)    Any indemnification of, or advance of expenses to, a director in accordance with this section, if arising out of a proceeding by or in the right of the corporation, shall be reported in writing to the shareholders with the notice of the next shareholders' meeting or prior to the meeting.

Item 21.    Exhibits and Financial Statement Schedules.

        The exhibits filed as part of this registration statement are as follows:

  (a)
  Exhibit List

Number	Description	Location
2.1	Agreement and Plan of Merger, dated as of December 2, 2007 by and among Eagle Bancorp, Inc., Woodmont Holdings, Inc., Fidelity & Trust Financial Corporation and Fidelity & Trust Bank	Included as Appendix A to the Joint Proxy Statement/Prospectus.
3.1	Articles of Incorporation of Eagle Bancorp, Inc., as amended	Incorporated by reference to Exhibit 3.1 of the Form 10-Q of Eagle Bancorp, Inc., as filed with the Securities and Exchange Commission on September 20, 2002
3.2	Bylaws of Eagle Bancorp, Inc.	Incorporated by reference to Exhibit 3.2 of the Form 8-K of Eagle Bancorp, Inc., as filed with the Securities and Exchange Commission on October 30, 2007
5	Opinion of Kennedy & Baris, LLP	Previously filed
8	Opinion of Kennedy & Baris, LLP	Filed herewith
10.1	Form of Support Agreement	Previously filed
10.2	Form of NonCompete Agreement	Previously filed
10.3	Form of Affiliate Letter	Previously filed

10.4	Employment Agreement dated December 2, 2007 by and between EagleBank and Barry C. Watkins	Previously filed
10.3	Agreement dated December 2, 2007 by and between EagleBank and Robert P. Pincus	Previously filed
23.1	Consent of Kennedy & Baris, LLP	Included in Exhibit 5.1
23.2	Consent of Stegman & Company	Filed herewith
23.3	Consent of Deloitte & Touch LLP	Filed herewith
23.4	Consent of Sandler O'Neill & Partners, L.P.	Previously filed
23.5	Consent of Milestone Advisors, LLC	Previously filed
24	Power of Attorney	Included on Signature Page
99.1	Opinion of Milestone Advisors, LLC	Included as Appendix B to the Joint Proxy Statement/Prospectus
99.2	Opinion of Sandler O'Neill & Partners, L.P.	Included as Appendix C to the Joint Proxy Statement/Prospectus
99.3	Form of Proxy Card for Eagle Bancorp, Inc. Special Meeting of Shareholders	Previously filed
99.4	Form of Proxy Card for Fidelity & Trust Financial Corporation Special Meeting of Shareholders	Previously filed

Item 22.    Undertakings

        The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        The undersigned registrant hereby undertakes as follows:

          (1)   that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

          (2)   that every prospectus (i) that is filed pursuant to the immediately preceding paragraph (1) or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide public offering thereof.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 20 above or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will he governed by the final adjudication of such issue.

        The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the joint proxy statement/prospectus pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes the information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

        The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

        The undersigned registrant hereby undertakes

          (1)   to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

    (i)
    To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933.

    (ii)
    To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent not more than a 20 percent change in the maximum offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

    (iii)
    To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          (2)   That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered here, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

SIGNATURES

        Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Bethesda, Maryland, on June 25, 2008.

EAGLE BANCORP, INC.
By:	/s/ RONALD D. PAUL
Ronald D. Paul, President

POWER OF ATTORNEY

        We, the undersigned directors and officers of the Registrant hereby severally constitute and appoint Ronald D. Paul and Michael T. Flynn, or either of them, as our true and lawful attorney and agent, to do any and all things in our names in the capacities indicated below which either of them may deem necessary or advisable to enable the Registrant to comply with the Securities Act of 1933, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with the registration statement on Form S-4 relating to the offering of the Registrant's shares of common stock, including specifically, but not limited to, power and authority to sign for us in our names in the capacities indicated below the registration statement and any and all amendments (including post-effective amendments) thereto; and we hereby approve, ratify and confirm all that said Ronald D. Paul and Michael T. Flynn, or either of them, shall do or cause to be done by virtue thereof.

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Name	Position	Date

/s/ LEONARD L. ABEL* Leonard L. Abel	Director	June 25, 2008
/s/ LESLIE M. ALPERSTEIN* Leslie M. Alperstein	Director	June 25, 2008
/s/ DUDLEY C. DWORKEN* Dudley C. Dworken	Director	June 25, 2008
/s/ HARVEY M. GOODMAN* Harvey M. Goodman	Director	June 25, 2008
/s/ PHILIP N. MARGOLIUS* Philip N. Margolius	Director	June 25, 2008
/s/ RONALD D. PAUL Ronald D. Paul	President, Director and Principal Executive Officer of the Company, Chairman	June 25, 2008
/s/ DONALD R. ROGERS* Donald R. Rogers	Director	June 25, 2008

/s/ LELAND M. WEINSTEIN* Leland M. Weinstein	Director	June 25, 2008
/s/ JAMES H. LANGMEAD James H. Langmead	Chief Financial Officer of the Company Principal Financial and Accounting Officer	June 25, 2008
*By:	/s/ RONALD D. PAUL Ronald D. Paul by Power of attorney

QuickLinks

EAGLE BANCORP, INC. NOTICE OF SPECIAL MEETING OF SHAREHOLDERS TO BE HELD ON , 2008
FIDELITY & TRUST FINANCIAL CORPORATION NOTICE OF SPECIAL MEETING OF SHAREHOLDERS TO BE HELD ON Monday, July 28, 2008

ADDITIONAL INFORMATION
QUESTIONS AND ANSWERS ABOUT THE MEETINGS AND THE MERGER
SUMMARY
RISK FACTORS
SELECTED CONSOLIDATED FINANCIAL DATA
EAGLE BANCORP, INC.
FIDELITY & TRUST FINANCIAL CORPORATION(1)
COMPARATIVE PER SHARE DATA
COMPARATIVE STOCK PRICES AND DIVIDENDS
FORWARD-LOOKING STATEMENTS
THE MEETINGS
THE MERGER
Applied Median Comparables, De Novo Comparison Companies
Applied Median Comparables, Mid-Atlantic Comparison Companies
Applied Median Comparables, Nationwide Comparison Companies
M&A Metrics, De Novo Transactions
M&A Metrics, Mid-Atlantic Transactions
M&A Metrics, Nationwide Transactions
12.0x–20.0x Price / Earnings Multiple
150%–250% Price / Book Value Ratio
UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION
UNAUDITED PRO FORMA COMBINED BALANCE SHEET For the Three Months Ended March 31, 2008 (Assuming a conversion ratio of 0.6867) (dollars in thousands)
UNAUDITED PRO FORMA COMBINED INCOME STATEMENT For the Three Months Ended March 31,2008 (Assuming a conversion ratio of 0.6867) (dollars in thousands)
UNAUDITED PRO FORMA COMBINED INCOME STATEMENT For the Year Ended December 31, 2007 (Assuming a conversion ratio of 0.6867) (dollars in thousands)
UNAUDITED PRO FORMA COMBINED BALANCE SHEET For the Three Months Ended March 31, 2008 (Assuming a conversion ratio of 0.9202) (dollars in thousands)
UNAUDITED PRO FORMA COMBINED INCOME STATEMENT For the Three Months Ended March 31, 2008 (Assuming a conversion ratio of 0.9202) (dollars in thousands)
UNAUDITED PRO FORMA COMBINED INCOME STATEMENT For the Year Ended December 31, 2007 (Assuming a conversion ratio of 0.9202) (dollars in thousands)
NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION
INFORMATION ABOUT EAGLE
INFORMATION ABOUT FIDELITY
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
EXECUTIVE OVERVIEW
2007 KEY PERFORMANCE INDICATORS
CRITICAL ACCOUNTING POLICIES
CONSOLIDATED RESULTS OF OPERATIONS
FINANCIAL CONDITION
CONTRACTUAL OBLIGATIONS
OFF-BALANCE SHEET ARRANGEMENTS
LIQUIDITY MANAGEMENT
QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK
GAP Table
CAPITAL RESOURCES
IMPACT OF INFLATION AND CHANGING PRICES
COMPARATIVE RIGHTS OF SHAREHOLDERS
LEGAL MATTERS
EXPERTS
WHERE YOU CAN FIND MORE INFORMATION
COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES
CONDENSED BALANCE SHEETS
CONDENSED STATEMENTS OF OPERATIONS
CONDENSED STATEMENTS OF CASH FLOWS
  Appendix A
Agreement and Plan of Merger Dated as of December 2, 2007 By and Among Eagle Bancorp, Inc. Woodmont Holdings, Inc. Fidelity & Trust Financial Corporation And Fidelity & Trust Bank
AGREEMENT AND PLAN OF MERGER
ARTICLE I THE MERGER
ARTICLE II CONSIDERATION AND CONVERSION OF SHARES
ARTICLE III REPRESENTATIONS AND WARRANTIES OF EAGLE AND HOLDINGS
ARTICLE IV REPRESENTATIONS AND WARRANTIES OF FIDELITY AND F&T BANK
ARTICLE V CONDUCT OF BUSINESS PRIOR TO THE EFFECTIVE TIME
ARTICLE VI ADDITIONAL AGREEMENTS
ARTICLE VII CONDITIONS
ARTICLE VIII TERMINATION, AMENDMENT AND WAIVER
ARTICLE IX GENERAL PROVISIONS
  Appendix B
Opinion of Milestone Advisors, LLC
  Appendix C
Opinion of Sandler O'Neill and Partners, L.P.
  Appendix D
Sections 3-201-3-213 of the Maryland General Corporation Law
PART II: INFORMATION NOT REQUIRED IN PROSPECTUS
  Item 20. Indemnification of Directors and Officers
  Item 21. Exhibits and Financial Statement Schedules.
  Item 22. Undertakings
SIGNATURES
POWER OF ATTORNEY